Exhibit 10.2

SECOND AMENDED AND RESTATED FIRST MEZZANINE LOAN AGREEMENT

Dated as of August 31, 2010

Among

HARRAH’S LAS VEGAS MEZZ 1, LLC, HARRAH’S ATLANTIC CITY MEZZ 1, LLC,

RIO MEZZ 1, LLC, FLAMINGO LAS VEGAS MEZZ 1, LLC, HARRAH’S LAUGHLIN

MEZZ 1, LLC, AND PARIS LAS VEGAS MEZZ 1, LLC,

collectively, as Borrower

BANK OF AMERICA, N.A., as Collateral Agent

and

JPMORGAN CHASE BANK, N.A., BANK OF AMERICA, N.A., CITIBANK, N.A.,

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH (f/k/a CREDIT SUISSE,

CAYMAN ISLANDS BRANCH), MERRILL LYNCH MORTGAGE LENDING, INC., GOLDMAN

SACHS MORTGAGE COMPANY, BLACKSTONE SPECIAL FUNDING (IRELAND),

AND EACH OTHER LENDER THAT MAY BECOME A PARTY HERETO FROM

TIME TO TIME,

collectively, as Lender

-i-

-ii-

SCHEDULES

Schedule I	–	List, Addresses and Tax Identification Numbers of Borrowers
Schedule II	–	Properties – Allocated Loan Amounts
Schedule III	–	Intentionally Omitted
Schedule IV	–	Intentionally Omitted
Schedule V	–	Off-Shore Accounts
Schedule VI	–	Operating Leases
Schedule VIA	–	Operating Lease Guaranty
Schedule VII	–	Permitted Fund Managers
Schedule VIII	–	Organizational Chart
Schedule IX	–	Gaming Licenses
Schedule X	–	Rent Roll/Space Leases
Schedule XI	–	Intentionally Omitted
Schedule XII	–	Intentionally Omitted
Schedule XIII	–	Mortgage Borrower
Schedule XIV	–	Second Mezzanine Borrower
Schedule XV	–	Third Mezzanine Borrower
Schedule XVI	–	Fourth Mezzanine Borrower
Schedule XVII	–	Fifth Mezzanine Borrower

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Schedule XVIII	–	Sixth Mezzanine Borrower
Schedule XIX	–	Seventh Mezzanine Borrower
Schedule XX	–	Eighth Mezzanine Borrower
Schedule XXI	–	Ninth Mezzanine Borrower
Schedule XXII	–	Convention Center Parcel
Schedule XXIII	–	Exception Report
Schedule XXIV	–	Litigation
Schedule XXV	–	Description of O’Shea’s
Schedule XXVI	–	Mortgage Lenders
Schedule XXVII	–	Second Mezzanine Lenders
Schedule XXVIII	–	Third Mezzanine Lenders
Schedule XXIX	–	Fourth Mezzanine Lenders
Schedule XXX	–	Fifth Mezzanine Lenders
Schedule XXXI	–	Sixth Mezzanine Lenders
Schedule XXXII	–	Seventh Mezzanine Lenders
Schedule XXXIII	–	Documents Assigned to Collateral Agent

Exhibit A	–	Form of Completion Guaranty
Exhibit B	–	Intentionally Omitted
Exhibit C	–	Form of Assignment and Assumption

-iv-

SECOND AMENDED AND RESTATED FIRST MEZZANINE LOAN AGREEMENT

THIS SECOND AMENDED AND RESTATED FIRST MEZZANINE LOAN AGREEMENT, dated as of August 31, 2010 (as amended, restated, replaced, supplemented or otherwise modified from time to time, this “Agreement”), between HARRAH’S LAS VEGAS MEZZ 1, LLC, a Delaware limited liability company (together, with its successors and permitted assigns, “Harrah’s LV Individual Borrower”), HARRAH’S ATLANTIC CITY MEZZ 1, LLC, a Delaware limited liability company (together with its successors and permitted assigns, “Harrah’s AC Individual Borrower”), RIO MEZZ 1, LLC, a Delaware limited liability company (together with its successors and permitted assigns, “Rio Individual Borrower”), FLAMINGO LAS VEGAS MEZZ 1, LLC, a Delaware limited liability company (together with its successors and permitted assigns, “Flamingo Individual Borrower”), PARIS LAS VEGAS MEZZ 1, LLC, a Delaware limited liability company (together with its successors and permitted assigns, “Paris Individual Borrower”), and HARRAH’S LAUGHLIN MEZZ 1, LLC, a Delaware limited liability company (together with its successors and permitted assigns, “Laughlin Individual Borrower”; Harrah’s LV Individual Borrower, Harrah’s AC Individual Borrower, Rio Individual Borrower, Flamingo Individual Borrower, Paris Individual Borrower and Laughlin Individual Borrower, individually and collectively, as the context may require, “Borrower”), each having its principal place of business at One Caesars Palace Drive, Las Vegas, Nevada 89109, JPMORGAN CHASE BANK, N.A., a banking association chartered under the laws of the United States of America (together with its successors and assigns, “JPM”), BANK OF AMERICA, N.A., a banking association chartered under the laws of the United States of America (together with its successors and assigns, “BOA”), CITIBANK, N.A., a banking association chartered under the laws of the United States of America (together with its successors and assigns, “Citibank”), MERRILL LYNCH MORTGAGE LENDING, INC., a Delaware corporation (together with its successors and assigns, “Merrill”), CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH (together with its successors and assigns, “CS”), BLACKSTONE SPECIAL FUNDING (IRELAND), a is a private unlimited company incorporated under the laws of Ireland (together with its successors and assigns, “BSF”), GOLDMAN SACHS MORTGAGE COMPANY, a New York limited partnership (together with its successors and assigns, “Goldman”), each other Lender (as such term is hereinafter defined) that may become a party hereto from time to time, and BANK OF AMERICA, N.A., in its capacity as collateral agent (together with its successors and assigns, “Collateral Agent”).

W I T N E S S E T H:

WHEREAS, Mortgage Borrower (as defined below) and JPM are parties to that certain Amended and Restated Mortgage Loan Agreement, dated as of May 22, 2008 (the “Original Mortgage Loan Agreement”) in connection with a loan made by the lenders under such Original Mortgage Loan Agreement to Mortgage Borrower (the “Original Mortgage Loan”);

WHEREAS, Mortgage Lender and Mortgage Borrower have agreed to amend and restate the Original Mortgage Loan Agreement (the Original Mortgage Loan Agreement, as so amended and restated, the “Mortgage Loan Agreement”) in its entirety pursuant to, and in accordance with, that certain Second Amended and Restated Loan Agreement, dated as of the date hereof, among Mortgage Borrower, Mortgage Loan Collateral Agent and Mortgage Lender (as defined below) in order to evidence certain changes to the Original Mortgage Loan (the Original Mortgage Loan, as so amended, the “Mortgage Loan”);

WHEREAS, Borrower and JPM (in such capacity, “Original Lender”) are parties to that certain Amended and Restated First Mezzanine Loan Agreement, dated as of May 22, 2008 (“Original Loan Agreement”) in connection with a loan made by the Original Lender to Borrower (the “Original Loan”);

WHEREAS, Lender and Borrower have agreed to amend and restate the Original Loan Agreement in its entirety pursuant to, and in accordance with, this Agreement in order to evidence certain changes to the Original Loan (the Original Loan, as so amended, the “Loan”);

WHEREAS, Borrower is the legal and beneficial owner of all of the equity interests in Mortgage Borrower;

WHEREAS, (i) immediately prior to the execution and delivery of this Agreement, JPM assigned to the Initial Lenders and German American Capital Corporation, a Maryland corporation (“GACC”) (and the Initial Lenders and GACC assumed severally and not jointly) all right, title and interest of JPM in and to the Original Loan Agreement and certain of the other Loan Documents (as such term is hereinafter defined) pursuant to the provisions of that certain Omnibus Assignment and Assumption (Initial Lenders) of even date herewith, (ii) immediately following such Omnibus Assignment and Assumption (Initial Lenders), GACC assigned all of GACC’s right, title and interest to the Loan and to the Original Loan Agreement, original Note A-5 and certain of the other Loan Documents to BSF and (iii) contemporaneously herewith, the Initial Lenders and BSF are assigning to the Collateral Agent (and the Collateral Agent is assuming) record title to, and certain rights and duties of the Initial Lenders and BSF under, certain of the Loan Documents (as and to the extent set forth in Section 9.12 and in the other Loan Documents) and the Initial Lenders are appointing the Collateral Agent to act, in accordance with Section 9.12, as their collateral agent hereunder and under such other Loan Documents;

WHEREAS, as a condition precedent to the obligation of Original Lender to make the Original Loan to Borrower, Borrower entered into that certain Amended and Restated Pledge and Security Agreement (First Mezzanine Loan), dated as of May 22, 2008, in favor of Lender (as ratified by the Ratification of the Amended and Restated Pledge and Security Agreement (First Mezzanine Loan) dated as of the date hereof and as may be further amended, supplemented or otherwise modified from time to time, the “Pledge Agreement”), pursuant to which Borrower granted to Lender a first priority security interest in the Collateral;

WHEREAS, Borrower and Lender have agreed to amend and restate the Original Loan Agreement in its entirety pursuant to, and in accordance with, the provisions of this Agreement.

NOW THEREFORE, in consideration of the sum of Ten Dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, as well as the covenants, agreements, representations and warranties set forth in this Agreement, the parties hereto hereby covenant, agree, represent and warrant as follows:

I. DEFINITIONS; PRINCIPLES OF CONSTRUCTION

Section 1.1 Definitions. For all purposes of this Agreement, except as otherwise expressly required or unless the context clearly indicates a contrary intent:

“Acceptable Counterparty” shall mean any counterparty to the Interest Rate Cap Agreement that has and shall maintain, until the expiration of the applicable Interest Rate Cap Agreement, a long-term unsecured debt rating of at least “A+” by S&P and “Aa3” from Moody’s, which rating shall not include a “t” or otherwise reflect a termination risk and is otherwise reasonably acceptable to Collateral Agent (it being understood that each of the Initial Lenders is an Acceptable Counterparty).

“Additional Cap Amount” shall have the meaning set forth in Section 2.2.7(f) hereof.

“Additional Insolvency Opinion” shall have the meaning set forth in Section 4.1.30(c) hereof.

“Additional True Lease Opinion” shall have the meaning set forth in Section 4.1.30(d) hereof.

“Affiliate” shall mean, as to any Person, any other Person that, directly or indirectly, is in Control of, is Controlled by or is under common Control with such Person or is a director or officer of such Person or of an Affiliate of such Person.

“Aggregate Material Adverse Effect” shall mean any event or condition that, either singly or in the aggregate, could reasonably be expected to have or result in a material adverse effect upon (a) the business, operations, economic performance, prospects, assets or condition (financial or otherwise) of (i) Mortgage Borrower or Borrower (taken as a whole), (ii) Guarantor, (iii) Operating Company (taken as a whole), (iv) the Operating Lease or the Operating Lease Guaranty (taken as a whole), (v) Manager, (vi) the Management Agreement (taken as a whole), or (vii) the Properties (taken as a whole), the Collateral, the Hotel Components (taken as a whole) or the Casino Components (taken as a whole); (b) the ability of Mortgage Borrower (taken as a whole), Borrower (taken as a whole) or Guarantor to perform, in all material respects, its obligations under the Loan Documents or Mortgage Loan Documents (taken as a whole) to which such entity is a party; (c) the ability of Operating Company (taken as a whole) to perform, in all material respects, the obligations under the Operating Leases (taken as a whole) or the ability of Guarantor (Operating Lease) (taken as a whole) to perform, in all material respects, the obligations under the Operating Lease Guaranty (taken as a whole); (d) the ability of Manager to perform, in all material respects, its obligations under the Management Agreement (taken as a whole); (e) the enforceability or validity of (i) the Operating Lease or the Operating Lease Guaranty (taken as a whole), (ii) the Management Agreement (taken as a whole), or (iii) the Loan Documents (taken as a whole), Mortgage Loan Documents (taken as a whole) or the perfection or priority of the Liens created under the Loan Documents or Mortgage Loan Documents (taken as a whole); (f) the value of, or cash flow from, the Properties or the operations thereof (taken as a whole) or the Collateral; or (g) the material rights, interests and remedies of Lender under the Loan Documents (taken as a whole).

“Allocated Loan Amount” shall mean, for an Individual Property, the amount set forth on Schedule II attached hereto, as such amount may be reduced or increased from time to time pursuant to the provisions hereof.

“ALTA” shall mean American Land Title Association, or any successor thereto.

“Alteration” shall mean, with respect to any Individual Property, any alteration, improvement, demolition, construction or removal of all or any portion of the Improvements at such Individual Property.

“Annual Budget” shall mean, individually and collectively as the context requires, (a) the Borrower Annual Budget and (b) the Operating Company Annual Budget.

“Applicable Interest Rate” shall mean the rate or rates at which the outstanding principal amount of the Loan bears interest from time to time in accordance with the provisions of Section 2.2.3 hereof.

“Approved Guarantor” means (x) Holdings, for so long Holdings meets the Minimum Value Test, or (y) any other guarantor that meets the Minimum Value Test and is otherwise reasonably satisfactory to Lender.

“Assignee” shall have the meaning set forth in Section 9.3 hereof.

“Assignment” shall have the meaning set forth in Section 9.3 hereof.

“Assignment and Acceptance” shall have the meaning set forth in Section 9.6 hereof.

“Assisted Securitization” shall mean any Securitization undertaken by one or more Initial Lenders with the assistance of the Borrowers as described in Section 9.9; provided that (i) each Initial Lender (together with its Affiliates) may contribute all or any portion of its Note in up to one (1) Assisted Securitization (whether such Initial Lender leads or participates in such Securitization), which may be a separate Assisted Securitization for each Initial Lender, (ii) Bank of America, N.A., Merrill Lynch Mortgage Lending, Inc. and their Affiliates will be considered a single Initial Lender for purposes of this definition and the provisions relating to Assisted Securitizations hereunder and (iii) in connection with any Assisted Securitization, an Initial Lender may contribute all or any portion of its Note, its note under the Mortgage Loan and/or its notes under any Other Mezzanine Loan, but there shall be no more than one (1) Assisted Securitization in the aggregate for each Initial Lender under the Mortgage Loan Agreement, this Agreement and the Other Mezzanine Loan Agreements. For the avoidance of doubt, it is understood and agreed that the proviso in the foregoing sentence will not restrict any Initial Lender and/or its Affiliates from acting as an underwriter, initial purchaser, placement agent, arranger, servicer or in any similar capacity in respect of any Assisted Securitization hereunder and any Securitization as to which any Initial Lender shall act solely in such capacity shall not constitute such Initial Lender’s Assisted Securitization.

“Assisted Syndication” shall mean any Syndication undertaken by one or more Initial Lenders with the assistance of the Borrowers as described in Section 9.8; provided that (i) each Initial Lender (together with its Affiliates) may contribute all or any portion of its Note in up to one (1) Assisted Syndication (whether such Initial Lender leads or participates in such Syndication), which may be a separate Assisted Syndication for each Initial Lender, (ii) Bank of America, N.A., Merrill Lynch Mortgage Lending, Inc. and their Affiliates will be considered a single Initial Lender for purposes of this definition and the provisions relating to Assisted Syndications hereunder and (iii) in connection with any Assisted Syndication, an Initial Lender may contribute all or any portion of its Note, its note under the Mortgage Loan and/or its notes under any Other Mezzanine Loan, but there shall be no more than one (1) Assisted Syndication in the aggregate for each Initial Lender under the Mortgage Loan Agreement, this Agreement and the Other Mezzanine Loan Agreements. For the avoidance of doubt, it is understood and agreed that the proviso in the foregoing sentence will not restrict any Initial Lender and/or its Affiliates from acting as an initial purchaser, placement agent, arranger, servicer or in any similar capacity in respect of any Assisted Syndication hereunder and any Syndication as to which any Initial Lender shall act solely in such capacity shall not constitute such Initial Lender’s Assisted Syndication.

“Award” shall mean any compensation paid by any Governmental Authority in connection with a Condemnation with respect to all or any part of any Individual Property.

“Bankruptcy Action” shall mean with respect to any Person (a) such Person filing a voluntary petition under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law to have such Person be adjudicated bankrupt or insolvent; (b) the filing of an involuntary petition against such Person under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law, or soliciting or causing to be solicited petitioning creditors for any involuntary petition against such Person; (c) such Person filing an answer consenting to or otherwise acquiescing in or joining in any involuntary petition filed against it, by any other Person under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law, or soliciting or causing to be solicited petitioning creditors for any involuntary petition from any Person; (d) such Person consenting to or acquiescing in or joining in an application for the appointment of a custodian, receiver, trustee, liquidator, assignee, sequestrator, examiner or any similar official of or for such Person or any portion of its property; or (e) such Person making an assignment for the benefit of creditors, or admitting, in writing or in any legal proceeding, its insolvency or inability to pay its debts generally as they become due, or taking any action in furtherance of the foregoing.

“Bankruptcy Code” shall mean Title 11 of the United States Code, 11 U.S.C. § 101, et seq., as the same may be amended from time to time, and any successor statute or statutes and all rules and regulations from time to time promulgated thereunder, and any comparable foreign laws relating to bankruptcy, insolvency or creditors’ rights or any other Federal or state bankruptcy or insolvency law.

“Blocked Account” shall have the meaning set forth in Section 2.6.3 of the Mortgage Loan Agreement.

“Board of Directors” shall mean, as to any Person, the board of directors or other governing body of such Person, or if such Person is owned or managed by a single entity, the board of directors or other governing body of such entity.

“Borrower” shall have the meaning set forth in the introductory paragraph hereto, together with its successors and permitted assigns. As used herein, the term “Borrower” shall mean one of the Borrowers individually, or the Borrowers collectively, as the context shall require.

“Borrower Agent” shall have the meaning set forth in Section 10.6 hereof.

“Borrower Annual Budget” shall mean the operating budget of Mortgage Borrower, prepared by Mortgage Borrower for the applicable Fiscal Year or other period.

“Borrower Deposit Account” shall have the meaning set forth in the Mortgage Loan Agreement.

“Borrower Entity” shall have the meaning set forth in Section 11.1 hereof.

“Borrower Materials” shall have the meaning set forth in Section 11.7 hereof.

“Business Day” shall mean any day other than a Saturday, Sunday or any other day on which national banks in New York, New York are not open for business.

“Cap Ex Budget” shall have the meaning set forth in Section 5.1.11(d) hereof.

“Cap Reserve Account” shall have the meaning set forth in the Mortgage Loan Agreement.

“Cap Reserve Fund” shall have the meaning set forth in the Mortgage Loan Agreement.

“Capital Expenditures” shall mean, for any period, the amount expended for items capitalized under GAAP (including expenditures for building improvements or major repairs, leasing commissions, tenant improvements and Fixtures).

“Capitalized Software Expenditures” shall mean, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities) by a Person during such period in respect of licensed or purchased software or internally developed software and software enhancements that, in accordance with GAAP, are or are required to be reflected as capitalized costs on the consolidated balance sheet of such Person.

“Cash Management Account” shall have the meaning set forth in Section 2.6.3 of the Mortgage Loan Agreement.

“Casino Components” shall mean, collectively, those portions of each Individual Property devoted to the operation of casino gaming operations, including (without limitation) those areas devoted to the conduct of games of chance, facilities associated directly with gaming operations including, without limitation, casino support areas such as surveillance and security areas, cash cages, counting and accounting areas and gaming back-of-the-house areas in each case, to the extent the operation thereof requires a Gaming License under applicable Gaming Laws. The Casino Components are more particularly described and set forth in each Operating Lease, as applicable.

“Casualty” shall have the meaning set forth in Section 6.2 hereof.

“Central Bank Pledge” shall have the meaning set forth in Section 9.3 hereof.

“Change in Control” shall be deemed to occur if:

(a) at any time, a “change of control” (or similar event) shall occur under the Senior Unsecured Notes Indenture or any Permitted Refinancing Indebtedness in respect thereof that constitutes Material Indebtedness; or

(b) any combination of Permitted Holders in the aggregate shall fail to have the power, directly or indirectly, to vote or direct the voting of Equity Interests representing at least a majority of the ordinary voting power for the election of directors of Holdings; provided that the occurrence of the foregoing event shall not be deemed a Change of Control if,

(i) at any time prior to a Qualified IPO, (A) any combination of Permitted Holders in the aggregate otherwise have the right, directly or indirectly, to designate a majority of the Board of Directors of Holdings at such time or (B) any combination of Permitted Holders in the aggregate own, directly or indirectly, a majority of the ordinary voting Equity Interests of Holdings at such time; provided that the Sponsors have beneficial ownership of more than 50% of the total voting power of Holdings, or

(ii) at any time upon or after a Qualified IPO, (A) no person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act as in effect on the Original Closing Date), other than any combination of the Permitted Holders, shall have acquired beneficial ownership of more than the greater of (x) 35% on a fully diluted basis of the voting Equity Interests of Holdings and (y) the percentage owned, directly or indirectly, in the aggregate by the Permitted Holders on a fully diluted basis of the voting Equity Interests of Holdings and (B) during each period of twelve (12) consecutive months, a majority of the seats (other than vacant seats) on the Board of Directors of Holdings shall be occupied by persons who were either (1) nominated by the Board of Directors of Holdings or a Permitted Holder, (2) appointed by directors so nominated or (3) appointed by a Permitted Holder.

“Closing Date” shall mean the date of this Agreement.

“Code” shall mean the Internal Revenue Code of 1986, as amended, as it may be further amended from time to time, and any successor statutes thereto, and applicable U.S. Department of Treasury regulations issued pursuant thereto in temporary or final form.

“Co-Lender Agreement” shall mean any Co-Lender Agreement entered into by the holders of interests in the Loan, which as of the date hereof shall mean that certain Agreement Among First Mezzanine Noteholders dated as of the date hereof between Lender and Bank of America, N.A., as Servicer, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time (subject to the provisions of Section 9.11 regarding any such amendments or any other Co-Lender Agreements other than the one dated the date hereof).

“Co-Lender Agreement Form” shall have the meaning set forth in Section 9.6.

“Collateral” shall have the meaning set forth in the Pledge Agreement.

“Collateral Agent” shall have the meaning set forth in the introductory paragraph hereto.

“Collateral Assignment of Interest Rate Cap Agreement” shall mean that certain Amended and Restated Collateral Assignment of Interest Rate Cap Agreement, dated as of May 22, 2008 between Borrower and JPM, as assigned by JPM to the Initial Lenders and by the Initial Lenders to the Collateral Agent, and as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time. Borrower and Collateral Agent, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Collateral Loan Documents” shall have the meaning set forth in Section 9.12.

“Collection Account” shall have the meaning set forth in the Mortgage Loan Agreement.

“Collection Banks” shall mean (a) any Eligible Institution(s) designated by any Operating Company or Mortgage Borrower as a Collection Bank and reasonably approved by Lender from time to time in accordance with the terms hereof, or (b) any other financial institution otherwise reasonably approved by Lender and, if a Securitization has occurred, with respect to which a Rating Agency Confirmation has been obtained.

“Condemnation” shall mean a temporary or permanent taking by any Governmental Authority as the result or in lieu or in anticipation of the exercise of the right of condemnation or eminent domain, of all or any part of any Individual Property, or any interest therein or right accruing thereto, including any right of access thereto or any change of grade affecting such Individual Property or any part thereof.

“Consolidated Entities” shall mean the Mortgage Borrowers, Mezzanine Borrowers, the Operating Companies and their subsidiaries on a consolidated basis. For the avoidance of doubt, (i) the parties hereto confirm that the Managers are not included within the definition of “Consolidated Entities” and (ii) upon the sale of any Individual Property hereunder other than to a Mortgage Borrower, Mezzanine Borrower or Operating Company, the individual Mortgage Borrower, individual Mezzanine Borrower and individual Operating Company with respect to such Individual Property shall no longer be included as “Consolidated Entities” hereunder with respect to the period of time following such sale.

“Consolidated Net Income” shall mean, with respect to any Person for any period, the aggregate of the Net Income of such Person for such period, on a consolidated basis; provided, however, that, without duplication,

(i) any net after-tax extraordinary, nonrecurring or unusual gains or losses or income or expense or charge (less all fees and expenses relating thereto), including, without limitation, any severance, relocation or other restructuring expenses, any expenses related to any reconstruction, decommissioning, recommissioning or reconfiguration of fixed assets for alternative uses, fees, expenses or charges relating to new product lines, curtailments or modifications to pension and post-retirement employee benefit plans, excess pension charges, acquisition integration costs, facilities opening costs, project start-up costs, business optimization costs, signing, retention or completion bonuses, shall be excluded,

(ii) any net after-tax income or loss from disposed, abandoned, transferred, closed or discontinued operations and any net after-tax gain or loss on disposal of disposed, abandoned, transferred, closed or discontinued operations shall be excluded,

(iii) any net after-tax gain or loss (less all fees and expenses or charges relating thereto) attributable to business dispositions or asset dispositions other than in the ordinary course of business (as determined in good faith by the management of the Borrower) shall be excluded,

(iv) Consolidated Net Income for such period shall not include the cumulative effect of a change in accounting principles during such period,

(v) effects of purchase accounting adjustments (including the effects of such adjustments pushed down to such Person) in component amounts required or permitted by GAAP, resulting from the application of purchase accounting in relation to any consummated acquisition or the amortization or write-off of any amounts thereof, net of taxes, shall be excluded,

(vi) any impairment charges or asset write-offs, in each case pursuant to GAAP, and the amortization of intangibles arising pursuant to GAAP, shall be excluded,

(vii) any non-cash compensation charge or expenses realized or resulting from stock option plans, employee benefit plans or post-employment benefit plans, or grants or sales of stock, stock appreciation or similar rights, stock options, restricted stock, preferred stock or other rights shall be excluded,

(viii) accruals and reserves that are established or adjusted within twelve (12) months after the Original Closing Date and that are so required to be established or adjusted in accordance with GAAP or as a result of adoption or modification of accounting policies shall be excluded,

(ix) non-cash gains, losses, income and expenses resulting from fair value accounting required by the applicable standard under GAAP and related interpretations shall be excluded,

(x) (i) the non-cash portion of “straight-line” rent expense shall be excluded and (ii) the cash portion of “straight-line” rent expense which exceeds the amount expensed in respect of such rent expense shall be included,

(xi) to the extent covered by insurance and actually reimbursed, or, so long as such Person has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer and only to the extent that such amount is (i) not denied by the applicable carrier in writing within 180 days and (ii) in fact reimbursed within 365 days of the date of such evidence (with a deduction for any amount so added back to the extent not so reimbursed within 365 days), expenses with respect to liability or casualty events or business interruption shall be excluded,

(xii) any net after-tax income or loss (less all fees and expenses or charges relating thereto) attributable to the early extinguishment of Indebtedness shall be excluded; and

(xiii) non-cash charges for deferred tax asset valuation allowances shall be excluded.

Consolidated Net Income for any period will be calculated substantially in the form of Exhibit D to the Mortgage Loan Agreement.

“Contribution Agreement” shall mean that certain Amended and Restated Contribution Agreement (First Mezzanine Loan), dated as of the Swap Closing Date, between Borrower and JPM (as Lender), as amended by the Omnibus Assignment and Assumption (Initial Lender) and as the same may be further amended, restated, replaced, supplemented or otherwise modified from time to time.

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management, policies or activities of a Person, whether through ownership of voting securities, by contract or otherwise. “Controlled” and “Controlling” shall have correlative meanings.

“Convention Center Parcel” shall mean the parcel shown on Schedule XXII and comprising a part of the Harrah’s Atlantic City Property.

“Convention Center Project” shall mean that certain conference center currently contemplated to be constructed on the Convention Center Parcel by the Mortgage Borrower and/or the Operating Company owning the Harrah’s Atlantic City Property, and more fully described in the schematic designs for the Convention Center Project provided by Mortgage Borrower to Mortgage Lender. The Convention Center Project will not be funded with the proceeds of the Loan (but will be funded by Mortgage Borrower, including with capital contributions).

“Co-Origination Agreement” shall have the meaning set forth in Section 9.12.

“Counterparty” shall mean, with respect to the Interest Rate Cap Agreement and any Replacement Interest Rate Cap Agreement, any Acceptable Counterparty.

“Covered Disclosure Information” shall have the meaning set forth in Section 9.10 hereof.

“Debt” shall mean the outstanding principal amount set forth in, and evidenced by, this Agreement and the Notes together with all interest accrued and unpaid thereon (including any interest that would accrue on the outstanding principal amount of the Loan through and including the end of any applicable Interest Period, even if such Interest Period extends beyond any applicable Payment Date, prepayment date or the Maturity Date) and all other sums due to Lender in respect of the Loan under the Notes, this Agreement, the Pledge Agreement and the other Loan Documents.

“Debt Service” shall mean, with respect to any particular period of time, scheduled principal and/or interest payments due under this Agreement and the Notes.

“Debt Service Coverage Ratio” shall mean a ratio for the applicable period in which:

(a) the numerator is EBITDAM of the Consolidated Entities for the four (4) quarter period preceding the date of determination, as set forth in the financial statements required hereunder; and

(b) the denominator is the sum of (i) the aggregate amount of Mortgage Debt Service which was due and payable for such preceding four (4) quarter period calculated, for these purposes, assuming that (A) the spread on the Mortgage Loan is the Spread (as defined in the Mortgage Loan Agreement) and (B) LIBOR is equal to the Strike Price (as defined in the Mortgage Loan Agreement), and (ii) the aggregate amount of Mezzanine Debt Service (including the Debt Service) which was due and payable for such preceding four (4) quarter period calculated, for these purposes, assuming that (A) the spread on the Mezzanine Loans is the “Spread” as defined in each Mezzanine Loan Agreement and (B) LIBOR is equal to the applicable Strike Price as defined in each Mezzanine Loan Agreement;

provided, however, that, solely for the purpose of Section 2.5, the Debt Service Coverage Ratio shall be determined as described in Section 2.5.1(c).

“Default” shall mean the occurrence of any event hereunder or under any other Loan Document which, but for the giving of notice or passage of time, or both, would be an Event of Default.

“Default Rate” shall mean a rate per annum equal to the lesser of (a) the Maximum Legal Rate and (b) two percent (2%) above the Applicable Interest Rate.

“Delinquency” shall mean, with respect to each Individual Property, the latest date on which Taxes or Other Charges may be paid (with respect to such Individual Property) without the payment of a premium, penalty or interest.

“Deposit Account Bank” shall have the meaning set forth in the Mortgage Loan Agreement.

“Determination Date” shall mean, with respect to any Interest Period, the date that is two (2) London Business Days prior to the fifteenth (15th) day of the calendar month in which such Interest Period commences.

“Disclosure Document” shall mean a prospectus, prospectus supplement, private placement memorandum, offering memorandum, offering circular, term sheet, road show presentation materials or other offering documents or any other marketing materials or information provided to prospective investors, in each case in preliminary or final form and including all exhibits, annexes and other attachments thereto, used in connection with a Securitization or a Syndication and designated as a “Disclosure Document” by Lender in its sole and absolute discretion (it being understood and agreed, however, that, (i) Borrower and its Affiliates shall have no liability with respect to a Disclosure Document other than in respect of a (a) Disclosure Document that has been reviewed and approved by Borrower pursuant to the terms of this Agreement, (b) a Disclosure Document with respect to which Borrower has an indemnity obligation pursuant to Section 9.10 that has been provided to Borrower for review and approval but Borrower has failed to timely provide such review and approval, or (c) such materials or other written information provided by Borrower hereunder that will be included with Borrower’s knowledge at the time of such provision in a Disclosure Document and (ii) if Borrower has any liability in respect of the foregoing clause (i), such liability shall exist, as contemplated pursuant to the last sentence of Section 9.10(b), whether or not the Borrower has executed an indemnification agreement pursuant to Section 9.10(b)).

“EBITDAM” shall mean, with respect to the Consolidated Entities for any period, the Consolidated Net Income of the Consolidated Entities plus the sum of (in each case without duplication and to the extent the respective amounts described in subclauses (i) through (vi) below reduced such Consolidated Net Income (and were not excluded therefrom) for the respective period for which EBITDAM is being determined):

(i) provision for taxes based on income, profits or capital for such period, including, without limitation, state, franchise and similar taxes and foreign withholding taxes (including penalties and interest related to taxes or arising from tax examinations),

(ii) Interest Expense for such period (net of interest income for such period),

(iii) depreciation and amortization expenses for such period including, but not exclusively, the amortization of intangible assets, deferred financing fees and Capitalized Software Expenditures and amortization of unrecognized prior service costs and actuarial gains and losses related to pensions and other post-employment benefits,

(iv) any expenses or charges (other than depreciation or amortization expense as described in the preceding clause (iii)) related to any acquisition, disposition, recapitalization or the incurrence, modification or repayment of Indebtedness permitted to be incurred by this Agreement (including a refinancing thereof) (whether or not successful), including (y) any amendment or other modification of such Indebtedness, and (z) commissions, discounts, yield and other fees and charges (including any interest expense) related to any such Indebtedness,

(v) restructuring charges or reserves (which, for the avoidance of doubt, shall include, without limitation, the effect of inventory optimization programs, retention, severance, systems establishment costs, contract termination costs, future lease commitments and excess pension charges), to the extent that such expenses, charges or reserves are considered to be extraordinary expenses under GAAP,

(vi) any costs or expense incurred pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent that such cost or expenses are funded with cash proceeds contributed to the capital of the Consolidated Entities,

(vii) any other non-cash charges; provided, that, for purposes of this subclause (vii), any non-cash charges or losses shall be treated as cash charges or losses in any subsequent period during which cash disbursements attributable thereto are made (but excluding, for the avoidance of doubt, amortization of a prepaid cash item that was paid in a prior period),

(viii) management fees and expenses (including reimbursable expenses) equal to the actual management fees and expenses (including reimbursable expenses) paid under the Management Agreement, without double counting actual amounts incurred and otherwise reflected in the calculation of EBITDAM, and

(ix) if the Captive Insurance Company shall be utilized to provide terrorism coverage hereunder, the amount of the premiums expended by Mortgage Borrower to obtain such terrorism coverage to the extent such amount exceeds the Terrorism Premium Limit and such excess is retained by the Captive Insurance Company;

provided that EBITDAM shall be reduced by the sum of (without duplication and to the extent the amounts described in this proviso increased such Consolidated Net Income (and were not excluded therefrom) for the respective period for which EBITDAM is being determined) non-cash items increasing Consolidated Net Income of the Consolidated Entities for such period (but excluding any such items (A) in respect of which cash was received in a prior period or will be received in a future period or (B) which represent the reversal of any accrual of, or cash reserve for, anticipated cash charges that reduced EBITDAM in any prior period).

EBITDAM for any period will be calculated substantially in the form of Exhibit D to the Mortgage Loan Agreement.

“ECF Purchases” has the meaning set forth in the Note Sales Agreement.

“Eighth Mezzanine Borrower” shall mean, collectively, the entities set forth on Schedule XX hereto, each a Delaware limited liability company, together with their respective successors and permitted assigns. As used herein, the term “Eighth Mezzanine Borrower” shall mean one of the Eighth Mezzanine Borrowers individually, or the Eighth Mezzanine Borrowers collectively, as the context shall require.

“Eighth Mezzanine Debt Service” shall mean, with respect to any particular period of time, scheduled principal and/or interest payments due under the Eighth Mezzanine Notes.

“Eighth Mezzanine Lenders” shall mean, collectively, the Persons referred to as “Lender” under the Eighth Mezzanine Loan Agreement from time to time. The Eighth Mezzanine Lender as of the date hereof is Goldman Sachs Mortgage Company.

“Eighth Mezzanine Loan” shall mean that certain loan made by the Eighth Mezzanine Lenders to Eighth Mezzanine Borrower as of the Original Closing Date. When made, the Eighth Mezzanine Loan was in the original principal amount of Two Hundred Seventy Five Million and no/100 Dollars ($275,000,000.00). As of the date hereof, the Eighth Mezzanine Loan is in the outstanding principal amount of Nine Million One Hundred Fifty Seven Thousand Five Hundred and No/100 Dollars ($9,157,500.00). The Eighth Mezzanine Loan is evidenced and/or secured by the Eighth Mezzanine Loan Agreement and the Eighth Mezzanine Loan Documents.

“Eighth Mezzanine Loan Agreement” shall mean that certain Second Amended and Restated Eighth Mezzanine Loan Agreement, dated as of the date hereof, between Eighth Mezzanine Lenders and Eighth Mezzanine Borrower, as the same may hereafter be amended, supplemented, or otherwise modified from time to time.

“Eighth Mezzanine Loan Documents” shall mean the Eighth Mezzanine Loan Agreement, the Eighth Mezzanine Notes and all other documents and instruments executed and delivered in connection with the Eighth Mezzanine Loan, as such documents may be amended, modified and restated in accordance with their respective terms.

“Eighth Mezzanine Notes” shall mean the “Notes” as defined in the Eighth Mezzanine Loan Agreement.

“Eligibility Requirements” means, with respect to any Person, that such Person (a) has total assets (in name or under management) in excess of $4,000,000,000 and (except with respect to a pension advisory firm or similar fiduciary) capital/statutory surplus or shareholder’s equity of $1,000,000,000, (b) is regularly engaged in the business of owning and operating commercial real estate properties, (c) is not currently, and its principals are not currently, subject to a Bankruptcy Action and for the immediately preceding ten (10) years, neither it nor any material subsidiary has been subject to a Bankruptcy Action, and (d) has not been, and its principals have not been, convicted and is not under current indictment for a felony or crime involving moral turpitude, has not been found by a court of competent jurisdiction to have violated federal or state securities laws, and is not an organized crime figure.

“Eligible Account” shall mean a separate and identifiable account from all other funds held by the holding institution that is either (a) an account or accounts maintained with a federal or state-chartered depository institution or trust company which complies with the definition of Eligible Institution or (b) a segregated trust account or accounts maintained with a federal or state chartered depository institution or trust company acting in its fiduciary capacity which, in the case of a state chartered depository institution or trust company, is subject to regulations substantially similar to 12 C.F.R. § 9.10(b), having in either case a combined capital and surplus of at least $50,000,000 and subject to supervision or examination by federal and state authority. An Eligible Account will not be evidenced by a certificate of deposit, passbook or other instrument.

“Eligible Institution” shall mean a depository institution or trust company, the short term unsecured debt obligations or commercial paper of which are rated at least “A-1” by S&P, “P-1” by Moody’s and “F-1” by Fitch in the case of accounts in which funds are held for thirty (30) days or less (or, in the case of accounts in which funds are held for more than thirty (30) days, the long term unsecured debt obligations of which are rated at least “A” by Fitch and S&P and “A2” by Moody’s).

“Embargoed Person” shall have the meaning set forth in Section 4.1.35 hereof.

“Environmental Indemnity” shall mean that certain Amended and Restated Environmental Indemnity Agreement (First Mezzanine Loan), dated as of the date hereof, executed by Borrower and Guarantor in connection with the Loan and as the same may be further amended, restated, replaced, supplemented or otherwise modified from time to time.

“Equipment” shall mean, with respect to each Individual Property, any equipment now owned or hereafter acquired by Mortgage Borrower, Manager or Operating Company, which is used at or in connection with the Improvements or such Individual Property or is located thereon or therein, including (without limitation) all Gaming Equipment, all machinery, equipment, furnishings, and electronic data-processing and other office equipment now owned or hereafter acquired by or on behalf of Mortgage Borrower, Manager or Operating Company and any and all additions, substitutions and replacements of any of the foregoing), together with all attachments, components, parts, equipment and accessories installed thereon or affixed thereto.

“Equity Interests” of any Person shall mean any and all shares, interests, rights to purchase or otherwise acquire, warrants, options, participations or other equivalents of or interests in (however designated) equity or ownership of such Person, including any preferred stock, any limited or general partnership interest and any limited liability company membership interest, and any securities or other rights or interests convertible into or exchangeable for any of the foregoing.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“Event of Default” shall have the meaning set forth in Section 8.1(a) hereof.

“Excess Cash Flow” shall have the meaning set forth in the Mortgage Loan Agreement.

“Excess Cash Flow Period” shall have the meaning set forth in the Note Sales Agreement.

“Exchange Act” shall have the meaning set forth in Section 9.10 hereof.

“Exchange Act Filing” shall have the meaning set forth in Section 5.1.11(e) hereof.

“FF&E” shall have the meaning set forth in the Mortgage Loan Agreement.

“FF&E Reserve Account” shall have the meaning set forth in Section 7.3 hereof.

“FF&E Reserve Fund” shall have the meaning set forth in Section 7.3 hereof.

“Fifth Mezzanine Borrower” shall mean, collectively, the entities set forth on Schedule XVII hereto, each a Delaware limited liability company, together with their respective successors and permitted assigns. As used herein, the term “Fifth Mezzanine Borrower” shall mean one of the Fifth Mezzanine Borrowers individually, or the Fifth Mezzanine Borrowers collectively, as the context shall require.

“Fifth Mezzanine Debt Service” shall mean, with respect to any particular period of time, scheduled principal and/or interest payments due under the Fifth Mezzanine Notes.

“Fifth Mezzanine Lenders” shall mean, collectively, the Persons referred to as “Lender” under the Fifth Mezzanine Loan Agreement from time to time. The Fifth Mezzanine Lenders as of the date hereof are listed on Schedule XXX.

“Fifth Mezzanine Loan” shall mean that certain loan made by the Fifth Mezzanine Lenders to Fifth Mezzanine Borrower as of the Original Closing Date. When made, the Fifth Mezzanine Loan was in the original principal amount of Two Hundred Seventy Five Million and no/100 Dollars ($275,000,000.00). As of the date hereof, the Fifth Mezzanine Loan is in the outstanding principal amount of One Hundred Thirty Two Million Nine Hundred

Twenty One Thousand Two Hundred Fifty and 01/100 Dollars ($132,921,250.01). The Fifth Mezzanine Loan is evidenced and/or secured by the Fifth Mezzanine Loan Agreement and the Fifth Mezzanine Loan Documents.

“Fifth Mezzanine Loan Agreement” shall mean that certain Second Amended and Restated Fifth Mezzanine Loan Agreement, dated as of the date hereof, between Fifth Mezzanine Lenders and Fifth Mezzanine Borrower, as the same may hereafter be amended, supplemented, or otherwise modified from time to time.

“Fifth Mezzanine Loan Documents” shall mean the Fifth Mezzanine Loan Agreement, the Fifth Mezzanine Notes and all other documents and instruments executed and delivered in connection with the Fifth Mezzanine Loan, as such documents may be amended, modified and restated in accordance with their respective terms.

“Fifth Mezzanine Notes” shall mean the “Notes” as defined in the Fifth Mezzanine Loan Agreement.

“Filed Documents” shall have the meaning set forth in Section 11.8 hereof.

“First Extended Maturity Date” shall mean February 13, 2014, or such earlier date on which the final payment of principal of the Loan or the Notes becomes due and payable as therein or herein provided whether at such stated maturity date, by declaration of acceleration or otherwise.

“First Period” shall mean the period from the Closing Date to and including September 9, 2011 (being the first Payment Date occurring after the twelfth full month following the Closing Date).

“Fiscal Year” shall mean each twelve (12) month period commencing on January 1 and ending on December 31 during each year of the term of the Loan.

“Fitch” shall mean Fitch, Inc.

“Fixtures” shall mean, with respect to each Individual Property, all Equipment now owned, or the ownership of which is hereafter acquired, by Mortgage Borrower which is so related to the Land and the Improvements forming part of the Individual Property in question that it is deemed fixtures or real property under applicable Legal Requirements, including, without limitation, all building or construction materials intended for construction, reconstruction, alteration, decoration or repair of or installation on the applicable Individual Property, construction equipment, appliances, machinery, plant equipment, fittings, apparatuses, fixtures and other items now or hereafter attached to, installed in or used in connection with (temporarily or permanently) any of the Improvements or the Land, including, but not limited to, engines, devices for the operation of pumps, pipes, plumbing, call and sprinkler systems, fire extinguishing apparatuses and equipment, heating, ventilating, incinerating, electrical, air conditioning and air cooling equipment and systems, gas and electric machinery, appurtenances and equipment, pollution control equipment, security systems, disposals, dishwashers, refrigerators and ranges, recreational equipment and facilities of all kinds, and water, electrical, storm and sanitary sewer facilities, utility lines and equipment (whether owned individually or jointly with others, and, if owned jointly, to the extent of Mortgage Borrower’s interest therein) and all other utilities whether or not situated in easements, all water tanks, water supply, water power sites, fuel stations, fuel tanks, fuel supply, and all other structures, together with all accessions, appurtenances, additions, replacements, betterments and substitutions or any of the foregoing and the proceeds thereof.

“Flamingo Individual Borrower” shall have the meaning set forth in the introductory paragraph hereto.

“Flamingo Las Vegas” shall mean that certain Individual Property identified on Schedule II as the “Flamingo Las Vegas” and having a street address of 3555 Las Vegas Boulevard South, Las Vegas, Nevada.

“Flamingo Mortgage Borrower” shall mean “Flamingo Individual Borrower” as defined in the Mortgage Loan Agreement.

“Force Majeure” shall mean any delay caused by reason of strike, lock-out or other labor trouble, casualty, governmental preemption of priorities or other controls in connection with a national or other public emergency or shortages of fuel, supplies or labor resulting therefrom or other causes beyond Borrower’s reasonable control.

“Foreign Taxes” shall have the meaning set forth in Section 2.2.3(e) hereof.

“Fourth Mezzanine Borrower” shall mean, collectively, the entities set forth on Schedule XVI hereto, each a Delaware limited liability company, together with their respective successors and permitted assigns. As used herein, the term “Fourth Mezzanine Borrower” shall mean one of the Fourth Mezzanine Borrowers individually, or the Fourth Mezzanine Borrowers collectively, as the context shall require.

“Fourth Mezzanine Debt Service” shall mean, with respect to any particular period of time, scheduled principal and/or interest payments due under the Fourth Mezzanine Notes.

“Fourth Mezzanine Lenders” shall mean, collectively, the Persons referred to as “Lender” under the Fourth Mezzanine Loan Agreement from time to time. The Fourth Mezzanine Lenders as of the date hereof are listed on Schedule XXIX.

“Fourth Mezzanine Loan” shall mean that certain loan made by the Fourth Mezzanine Lenders to Fourth Mezzanine Borrower as of the Original Closing Date. When made, the Fourth Mezzanine Loan was in the original principal amount of Two Hundred Seventy Five Million and No/100 Dollars ($275,000,000). As of the date hereof, the Fourth Mezzanine Loan is in the outstanding principal amount of Two Hundred Sixty Five Million Eight Hundred Forty Two Thousand Five Hundred and no/100 Dollars ($265,842,500). The Fourth Mezzanine Loan is evidenced and/or secured by the Fourth Mezzanine Loan Agreement and the Fourth Mezzanine Loan Documents.

“Fourth Mezzanine Loan Agreement” shall mean that certain Second Amended and Restated Fourth Mezzanine Loan Agreement, dated as of the date hereof, between Fourth Mezzanine Lenders and Fourth Mezzanine Borrower, as the same may hereafter be amended, supplemented, or otherwise modified from time to time.

“Fourth Mezzanine Loan Documents” shall mean the Fourth Mezzanine Loan Agreement, the Fourth Mezzanine Notes and all other documents and instruments executed and delivered in connection with the Fourth Mezzanine Loan, as such documents may be amended, modified and restated in accordance with their respective terms.

“Fourth Mezzanine Notes” shall mean the “Notes” as defined in the Fourth Mezzanine Loan Agreement.

“GAAP” shall mean generally accepted accounting principles in the United States of America as of the date of the applicable financial report.

“Gaming Authorities” shall mean, in any jurisdiction in which Borrower, Mortgage Borrower, Operating Company, Manager or any of their respective subsidiaries manages or conducts any casino, gaming business or activities, the applicable gaming board, commission, or other governmental gaming regulatory authority, body or agency which (a) has, or may at any time after the Original Closing Date have, jurisdiction over the gaming activities at any of the Properties or any successor to such authority or (b) is, or may at any time after the Original Closing Date be, responsible for interpreting, administering and enforcing the Gaming Laws.

“Gaming Equipment” shall mean any and all gaming devices, gaming device parts inventory and other related gaming equipment and supplies used in connection with the operation of a casino, including (without limitation), slot machines, gaming tables, cards, dice, chips, tokens, player tracking systems, cashless wagering systems, electronic betting systems, mobile gaming systems and associated equipment which are located at the Casino Components, owned or leased by Operating Company or Mortgage Borrower and used or useable exclusively in the present or future operation of slot machines and live games at the Casino Component, together with all improvements and/or additions thereto.

“Gaming Equipment Facility Agreements” shall have the meaning set forth in the Mortgage Loan Agreement.

“Gaming Laws” or “Gaming Regulations” shall mean all applicable constitutions, treaties, laws, statutes and municipal ordinances pursuant to which any Gaming Authority possesses regulatory, licensing or permitting authority over gaming, gambling or casino or casino-related activities and all rules, rulings, orders, ordinances and regulations of any Gaming Authority applicable to the gambling, casino, gaming businesses or casino or casino-related activities of Borrower, Mortgage Borrower, Manager or the Operating Company or any of their respective subsidiaries in any jurisdiction, as in effect from time to time, including the policies, interpretations and administration thereof by the Gaming Authorities.

“Gaming License” shall mean, in any jurisdiction in which Borrower, Mortgage Borrower, Manager, Operating Company or any of their respective subsidiaries conducts any casino and gaming business or activities, any license, qualification, franchise, accreditation, approval, registration, permit, finding of suitability or other authorization relating to gaming, the gaming business or the operation of a casino under the Gaming Laws or required by the Gaming Authorities or otherwise necessary for the operation of gaming, the gaming business or a resort casino.

“Gaming Liquidity Requirement” shall mean the minimum bankroll requirements for cash and cash equivalents required to be maintained by each Operating Company pursuant to Gaming Laws in an amount no greater than is mandated by applicable law, which requirements may be subject to (a) adjustment in an amount equal to any incremental increase or decrease in the amount of the Gaming Liquidity Requirement that is required to be maintained by Operating Company under applicable Gaming Laws as a result of any increase or decrease in gaming business at the applicable Casino Component, or (b) subject to increase or decrease due to any change in the applicable requirements under Gaming Laws generally.

“Gaming Operating Reserve” shall mean, with respect to the Casino Component, such cash funds and reserves that are held and maintained on-site at each Individual Property by Operating Company, in its capacity as the duly licensed operator of the Casino Component, including (without limitation) casino chips, tokens, checks and markers; provided, however, that all such Gaming Operating Reserves (a) are established and maintained in compliance with all applicable Gaming Liquidity Requirements, (b) are solely for use in the day-to-day operation and management of each Casino Component in the ordinary course of business, and (c) in the case of each Individual Property, are in amounts customary and generally comparable for casinos comparable to the Individual Property in question.

“Governmental Authority” shall mean any court, board, agency, commission, office or other authority of any nature whatsoever for any governmental unit (federal, state, county, district, municipal, city or otherwise) whether now or hereafter in existence, including, without limitation, all Gaming Authorities having jurisdiction over the Properties (and any operations conducted thereat), Mortgage Borrower, Borrower, Manager and Operating Company. For the avoidance of doubt, the term “Governmental Authority” shall include, and be deemed to include, all Gaming Authorities.

“Guarantor” shall mean, collectively, Guarantor (FF&E), Guarantor (Recourse Carveouts), Guarantor (Operating Lease) and any guarantor under any completion guaranty provided under Section 5.1.21.

“Guarantor (FF&E)” shall mean any Approved Guarantor. Initially, Guarantor (FF&E) shall mean Holdings, and its successors. If Holdings (or any replacement Guarantor (FF&E)) fails to meet the Minimum Value Test, then Borrower shall replace Holdings (or such replacement Guarantor (FF&E)), as the guarantor under the Guaranty (FF&E), with an Approved Guarantor.

“Guarantor (Operating Lease)” shall mean Holdings, and its successors.

“Guarantor (Recourse Carveouts)” shall mean Holdings, and its successors.

“Guaranty” shall mean, collectively, the Guaranty (FF&E), the Guaranty (Recourse Carveouts), the Operating Lease Guaranty and any completion guaranty provided under Section 5.1.21.

“Guaranty (FF&E)” shall mean that certain Amended and Restated Guaranty (FF&E) (First Mezzanine Loan), dated as of the date hereof, from Guarantor (FF&E) to Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Guaranty (Recourse Carveouts)” shall mean that certain Amended and Restated Guaranty (First Mezzanine Loan), dated as of the date hereof, from Guarantor (Recourse Carveouts) to Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Harrah’s AC Individual Borrower” shall have the meaning set forth in the introductory paragraph hereto.

“Harrah’s Atlantic City Property” shall mean that certain Individual Property identified on Schedule II as “Harrah’s Atlantic City” and having a street address of 777 Harrah’s Boulevard, Atlantic City, New Jersey.

“Harrah’s Las Vegas” shall mean that certain Individual Property identified on Schedule II as “Harrah’s Las Vegas” and having a street address of 3475 Las Vegas Boulevard South, Las Vegas, Nevada.

“Harrah’s Laughlin” shall mean that certain Individual Property identified on Schedule II as “Harrah’s Laughlin” and having a street address of 2900 South Casino Drive, Laughlin, Nevada.

“Harrah’s LV Individual Borrower” shall have the meaning set forth in the introductory paragraph hereto.

“Harrah’s LV Mortgage Borrower” shall mean “Harrah’s LV Individual Borrower” as defined in the Mortgage Loan Agreement.

“HOC” shall mean Harrah’s Operating Company, Inc., a Delaware corporation, and its successors.

“HOC Credit Agreement” means that certain Credit Agreement dated as of the Original Closing Date among HOC, Bank of America, N.A., as administrative agent and collateral agent, and the other parties thereto, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Holdings” shall mean Harrah’s Entertainment, Inc., and its successors.

“Hotel Components” shall mean, collectively, those portions of each Individual Property devoted to the operation of a hotel and related facilities, excluding the Casino Component, but including (without limitation) (a) all guest rooms and suites, hotel amenities, restaurants, conference centers, meeting, banquet and other public rooms, spa, parking spaces and other facilities of the hotel portion of such Individual Property, and (b) any theaters or performing arts spaces in the Individual Property in question. The Hotel Components are more particularly described and set forth in each Operating Lease, as applicable.

“Improvements” shall have the meaning set forth in the granting clause of the related Mortgage with respect to each Individual Property.

“Indebtedness” of a Person, at a particular date, means the sum (without duplication) at such date of (a) all indebtedness of such Person (including, without limitation, amounts for borrowed money and indebtedness in the form of mezzanine debt and preferred equity); (b) obligations evidenced by bonds, debentures, notes, or other similar instruments; (c) obligations for the deferred purchase price of property or services (including trade obligations); (d) obligations under letters of credit; (e) obligations under acceptance facilities; (f) all guaranties, endorsements (other than for collection or deposit in the ordinary course of business) and other contingent obligations to purchase, to provide funds for payment, to supply funds, to invest in any Person or entity, or otherwise to assure a creditor against loss; and (g) obligations secured by any Liens, whether or not the obligations have been assumed.

“Indemnified Liabilities” shall have the meaning set forth in Section 10.13 hereof.

“Indemnified Persons” shall have the meaning set forth in Section 9.10(b) hereof.

“Independent Director” or “Independent Manager” of any corporation or limited liability company shall mean an individual who has prior experience as an independent director, independent manager or independent member with at least three (3) years of employment experience and who is provided by CT Corporation, Corporation Service Company, National Registered Agents, Inc., Wilmington Trust Company, Stewart Management Company, Lord Securities Corporation or, if none of those companies is then providing professional Independent Directors or Independent Managers, another nationally-recognized company reasonably approved by Lender, in each case that is not an Affiliate of Borrower and that provides professional Independent Directors or Independent Managers and other corporate services in the ordinary course of its business, and which individual is duly appointed as a member of the board of directors or board of managers of such corporation or limited liability company and is not, and has never been, and will not while serving as Independent Director or Independent Manager be, any of the following:

(i) a member, partner, equityholder, manager, director, officer or employee of any Borrower or any of their respective Affiliates (other than as an Independent Director or Independent Manager of Borrower or an Affiliate of Borrower that (x) is a Special Purpose Entity, (y) is not in the direct chain of ownership of Borrower and (z) is required by a creditor to be a single purpose bankruptcy remote entity, provided that such Independent Director or Independent Manager is employed by a company that routinely provides professional Independent Directors, Independent Managers or managers in the ordinary course of business);

(ii) a creditor, supplier or service provider (including provider of professional services) to any Borrower or any of their respective equityholders or Affiliates (other than a nationally-recognized company that routinely provides professional Independent Directors or Independent Managers and other corporate services in the ordinary course of its business);

(iii) a family member of any such member, partner, equityholder, manager, director, officer, employee, creditor, supplier or service provider;

(iv) an independent manager, independent director or similar officer of any entity that is in the direct chain of ownership of the Borrower; provided, however, and notwithstanding anything to the contrary in clause (i) of this definition, that one Independent Director of each Borrower (but not both Independent Directors simultaneously) may serve as an independent director of (x) any entity that owns a direct or indirect interest in any Borrower and is required by a creditor to be a single purpose bankruptcy remote entity and (y) any entity that is a wholly owned direct or indirect subsidiary of the Borrower and is required by a creditor to be a single purpose bankruptcy remote entity; or

(v) a Person that controls (whether directly, indirectly or otherwise) any of (i), (ii) or (iii) above.

A natural person who otherwise satisfies the foregoing definition other than subparagraph (i) by reason of being the Independent Director or Independent Manager of a Special Purpose Entity affiliated with Borrower shall not be disqualified from serving as an Independent Director or Independent Manager of the Borrower, provided that the fees that such individual earns from serving as Independent Director or Independent Manager of affiliates of the Borrower in any given year constitute in the aggregate less than five percent (5%) of such individual’s annual income for that year.

“Individual Material Adverse Effect” shall mean any event or condition that, either singly or in the aggregate, could reasonably be expected to have or result in a material adverse effect upon (a) the business, operations, economic performance, prospects, assets or condition (financial or otherwise) of (i) any Borrower or Mortgage Borrower, (ii) Guarantor, (iii) any Operating Company, (iv) any Operating Lease or Operating Lease Guaranty, (v) any Manager or any Management Agreement or (vi) the Collateral or any Individual Property or any Hotel Component or Casino Component thereon; (b) the ability of any Borrower, any Mortgage Borrower or Guarantor to perform, in all material respects, its obligations under each of the Loan Documents or Mortgage Loan Documents to which it is a party; (c) the ability of any Operating Company to perform, in all material respects, its obligations under its Lease; (d) the ability of any Manager to perform, in all material respects, its obligations under the Management Agreement or any one of the Management Agreements; (e) the enforceability or validity of (i) any Operating Lease or Operating Lease Guaranty, or (ii) any Loan Document, Mortgage Loan Document or the perfection or priority of any Lien created under any Loan Document or Mortgage Loan Document; (f) the value of, or cash flow from, any Individual Property, the Collateral or the operations thereof; or (g) the material rights, interests and remedies of any Lender under any of the Loan Documents.

“Individual Property” shall mean, individually, any one of the properties identified on Schedule II and encumbered by the Mortgage in respect of such property and, with respect to each such property, the Improvements, all Fixtures, all Equipment, all FF&E and all personal property owned by Mortgage Borrower and encumbered by a Mortgage, together with all rights pertaining to such property and Improvements, as more particularly described in the Granting Clauses of each Mortgage and referred to therein as the “Property”.

“Information Recipient” shall have the meaning set forth in Section 11.7 hereof.

“Initial Lender” shall mean JPMorgan Chase Bank, N.A., Bank of America, N.A., Citibank, N.A., Merrill Lynch Mortgage Lending, Inc., Credit Suisse AG, Cayman Islands Branch, Goldman Sachs Mortgage Company and each Affiliate of each such Lender that has become or becomes an Assignee hereunder pursuant to the provisions of Sections 9.3 and 9.6.

“Initial Maturity Date” shall mean February 13, 2013, or such earlier date on which the final payment of principal of the Loan or the Notes becomes due and payable as therein or herein provided whether at such stated maturity date, by declaration of acceleration or otherwise.

“Insolvency Opinion” shall mean that certain non-consolidation opinion letter dated the Swap Closing Date delivered by Cleary Gottlieb Steen & Hamilton LLP in connection with the Loan, as confirmed and updated by Richards, Layton and Finger LLP on the date hereof.

“Insurance Premiums” shall have the meaning set forth in the Mortgage Loan Agreement.

“Insurance Proceeds” shall have the meaning set forth in Mortgage Loan Agreement.

“Intercreditor Agreement” shall mean that certain Intercreditor Agreement, dated as of the date hereof, among Mortgage Lender and the Mezzanine Lenders, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time (subject to the provisions of Section 9.11 regarding any such amendments).

“Interest Expense” shall mean, with respect to any Person for any period, the sum of (a) gross interest expense of such Person for such period on a consolidated basis, including (i) the amortization of debt discounts, (ii) the amortization of all fees payable in connection with the incurrence of Indebtedness to the extent included in interest expense and (iii) the portion of any payments or accruals with respect to equipment financing and equipment leases allocable to interest expense, (b) capitalized interest of such Person, and (c) commissions, discounts, yield and other fees and charges incurred in connection with any indebtedness which are payable to any Person other than Borrower. For purposes of the foregoing, interest on equipment financing or equipment leases shall be deemed to accrue at an interest rate reasonably determined by the Borrower to be the rate of interest implicit in such equipment financing or equipment lease in accordance with GAAP.

“Interest Period” shall mean (a) for the first interest period hereunder, the period commencing on the date hereof and ending on (and including) September 14, 2010, and (b) for each interest period thereafter (commencing with the interest period beginning on September 15,

2010), the period commencing on the fifteenth (15th) day of each calendar month and ending on (and including) the fourteenth (14th) day of the following calendar month. Each Interest Period above shall be a full month and shall not be shortened by reason of any payment of the Loan prior to the expiration of such Interest Period.

“Interest Rate Cap Agreement” shall mean, as applicable, the Interest Rate Cap Agreement (together with the confirmation and schedules relating thereto) dated as of January 28, 2008, between Borrower and an Acceptable Counterparty (as may be modified pursuant to the terms thereof and hereof after the date hereof) or a Replacement Interest Rate Cap Agreement.

“IP License” shall have the meaning set forth in Mortgage Loan Agreement.

“JPM” shall mean JPMorgan Chase Bank, N.A. and its successors in interest.

“Laughlin Individual Borrower” shall have the meaning set forth in the introductory paragraph hereto.

“Laughlin Mortgage Borrower” shall mean “Laughlin Individual Borrower” as defined in the Mortgage Loan Agreement.

“Lease” shall mean any lease (including the Operating Lease), sublease or subsublease, letting, license, concession or other agreement (whether written or oral and whether now or hereafter in effect) pursuant to which any Person is granted a possessory interest in, or right to use or occupy all or any portion of any space in any Individual Property (other than short term arrangements with transient hotel guests entered into in the usual course of business), and (a) every modification, amendment or other agreement relating to such lease, sublease, subsublease, or other agreement entered into in connection with such lease, sublease, subsublease, or other agreement and (b) every guarantee of the performance and observance of the covenants, conditions and agreements to be performed and observed by the other party thereto (including the Operating Lease Guaranty).

“Legal Requirements” shall mean, with respect to each Individual Property and the Collateral, all federal, state, county, municipal and other governmental statutes, laws, rules, orders, regulations, ordinances, judgments, decrees and injunctions of Governmental Authorities affecting such Individual Property, the Collateral or any part thereof (including, without limitation, all Gaming Laws), or affecting the construction, use, alteration or operation thereof, or any part thereof, whether now or hereafter enacted and in force, and all permits, licenses and authorizations and regulations relating thereto (including, without limitation, all Gaming Licenses and Operating Permits), and all covenants, agreements, restrictions and encumbrances contained in any instruments, either of record or known to Borrower, Mortgage Borrower, Manager or Operating Company, at any time in force affecting such Individual Property or any part thereof, including, without limitation, any which may (a) require repairs, modifications or alterations in or to such Individual Property or any part thereof, or (b) in any way limit the use and enjoyment thereof. Legal Requirements shall include any (x) judicial, administrative or other governmental or quasi governmental order, injunction, writ, judgment, decree, ruling, interpretation, finding or other directive, whether domestic or foreign; (y) arbitrator’s, mediator’s or referee’s decision, finding, award or recommendation; or (z) charter, rule, regulation or other organizational or governance document of any self-regulatory or governing body or organization. For the avoidance of doubt, the term “Legal Requirements” shall include, and be deemed to include, all applicable Gaming Laws and Gaming Regulations.

“Lender” shall mean, as the context may require, each Initial Lender and BSF as well as any Person that becomes an Assignee hereunder pursuant to the provisions of Sections 9.3 and 9.6, individually, or all Initial Lenders and BSF, as well as any Persons that become Assignees hereunder pursuant to the provisions of Sections 9.3 and 9.6, collectively. The Lender (collectively) is also referred to herein, from time to time, as the “Noteholders”; and a Lender (individually) is also referred to herein, from time to time, as a “Noteholder”.

“Lender’s Share” shall mean a fraction, the numerator of which is the outstanding principal amount of the Loan and the denominator of which is the sum of the outstanding principal amounts of the Mortgage Loan, the Loan and the Other Mezzanine Loans (in each case, as of the date of determination).

“Liabilities” shall have the meaning set forth in Section 9.10 hereof.

“LIBOR” shall mean, with respect to each Interest Period, the rate (expressed as a percentage per annum and rounded to the next nearest 1/100 of 1%) for deposits in U.S. dollars, for a one-month period, that appears on Reuters Screen LIBOR01 Page (or the successor thereto) as of 11:00 a.m., London time, on the related Determination Date. If such rate does not appear on Reuters Screen LIBOR01 Page as of 11:00 a.m., London time, on such Determination Date, LIBOR shall be the arithmetic mean of the offered rates (expressed as a percentage per annum) for deposits in U.S. dollars for a one-month period that appear on the Reuters Screen Libor Page as of 11:00 a.m., London time, on such Determination Date, if at least two such offered rates so appear. If fewer than two such offered rates appear on the Reuters Screen Libor Page as of 11:00 a.m., London time, on such Determination Date, Lender (or Servicer, on Lender’s behalf) shall request the principal London office of any four major reference banks in the London interbank market selected by Lender to provide such bank’s offered quotation (expressed as a percentage per annum) to prime banks in the London interbank market for deposits in U.S. dollars for a one-month period as of 11:00 a.m., London time, on such Determination Date for the amounts of not less than U.S. $1,000,000. If at least two such offered quotations are so provided, LIBOR shall be the arithmetic mean of such quotations. If fewer than two such quotations are so provided, Lender (or Servicer, on Lender’s behalf) shall request any three major banks in New York City selected by Lender to provide such bank’s rate (expressed as a percentage per annum) for loans in U.S. dollars to leading European banks for a one-month period as of approximately 11:00 a.m., New York City time on the applicable Determination Date for amounts of not less than U.S. $1,000,000. If at least two such rates are so provided, LIBOR shall be the arithmetic mean of such rates. LIBOR shall be determined conclusively by Lender or its agent.

“LIBOR Loan” shall mean the Loan at such time as interest thereon accrues at a rate of interest based upon LIBOR.

“Lien” shall mean, with respect to each Individual Property and the Collateral, any mortgage, deed of trust, lien, pledge, hypothecation, assignment, security interest, or any other encumbrance, charge or restriction on transfer of, on or affecting Borrower, Mortgage Borrower, any Individual Property or the Collateral, any portion of either or any interest therein, including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, the filing of any financing statement, and mechanic’s, materialmen’s and other similar liens and encumbrances, in each case whether arising by contract, operation of law, or otherwise.

“Liquidation Event” shall have the meaning set forth in Section 2.4.3(b) hereof.

“Loan” shall have the meaning set forth in the Recitals hereto.

“Loan Amount” shall mean, as determined from time to time, the outstanding principal balance of the Loan (as of the date of determination).

“Loan Documents” shall mean, collectively, this Agreement, the Notes, the Pledge Agreement, the Environmental Indemnity, the O&M Agreement, the Guaranty (Recourse Carveouts), the Guaranty (FF&E), the Collateral Assignment of Interest Rate Cap Agreement, the Contribution Agreement, the Omnibus Assignment and Assumption (Initial Lenders), the Omnibus Amendment (Windstorm Intercreditor), the Note Sales Agreement and all other documents executed and/or delivered in connection with the Original Loan and the Loan, as any of the same may have been (or may be) amended, restated, replaced, supplemented or otherwise modified from time to time.

“Loan Party” shall mean, collectively, Mortgage Borrower, Borrower, Principal and Guarantor.

“London Business Day” shall mean any day other than a Saturday, Sunday or any other day on which commercial banks in London, England are not open for business.

“Major Lease” shall mean any of the following: (a) with respect to any Individual Property, any Lease (i) covering in excess of forty thousand (40,000) net rentable square feet at such Individual Property or (ii) made with a tenant that is a tenant under another Lease at such Individual Property (or with a tenant that is an Affiliate of a tenant under another Lease at such Individual Property) if any such Leases, together, cover in excess of forty thousand (40,000) net rentable square feet or more at such Individual Property, (b) any Lease of space at any Individual Property with an Affiliate of Mortgage Borrower, or (c) any Lease that is not the result of arm’s length negotiations; provided, however, that the Operating Lease shall not constitute a Major Lease for purposes of this Agreement.

“Management Agreement” shall have the meaning set forth in the Mortgage Loan Agreement.

“Management Group” means the group consisting of the directors, executive officers and other management personnel of Holdings, HOC and their subsidiaries, as the case may be, on the Original Closing Date together with (x) any new directors whose election by such boards of directors or whose nomination for election by the shareholders of HOC or Holdings, as the case may be, was approved by a vote of a majority of the directors of HOC or Holdings, as the case may be, then still in office who were either directors on the Original Closing Date or whose election or nomination was previously so approved and (y) executive officers and other management personnel of HOC, Holdings and their subsidiaries, as the case may be, hired at a time when the directors on the Original Closing Date together with the directors so approved constituted a majority of the directors of HOC or Holdings, as the case may be.

“Manager” shall have the meaning set forth in the Mortgage Loan Agreement.

“Material Alteration” shall mean any Alteration with respect to all or a portion of any Individual Property that (i) when aggregated with all other Alterations at such Individual Property then being conducted involve an estimated total cost in excess of an amount equal to ten percent (10%) of the sum of the Allocated Loan Amount for such Individual Property as of the date hereof and the “Allocated Loan Amounts” under (and as defined in each of) the Mortgage Loan Agreement and the Other Mezzanine Loan Agreements for such Individual Property as of the date hereof or (ii) when aggregated with all other Alterations at the Properties, including such Individual Property, then being conducted, involve an estimated total cost in excess of an amount equal to five percent (5%) of the sum of the Mortgage Loan Amount and the Mezzanine Loan Amount as of the close of business on (and taking into account any Mezzanine Note repurchases closing on) the date hereof (and, as used herein, “Threshold Amount” shall mean whichever of said five percent (5%) or ten percent (10%) amount shall have been exceeded, provided that if both shall have been exceeded, then the lower of such two amounts shall be the “Threshold Amount”); provided, that, in determining whether one or more Alterations comprise a Material Alteration, there shall not be included (a) merely decorative work such as painting, wall papering, carpeting and replacement of FF&E to the extent the same are of a routine and recurring nature and performed in the ordinary course of business; (b) tenant improvement work performed by a tenant pursuant to the terms of any Lease (other than the Operating Lease) entered into in accordance with the terms hereof, so long as such work does not adversely affect any structural component of any Improvements, any utility or HVAC system contained in any Improvements or the exterior of any building constituting a part of any Improvements, (c) any Alterations which are performed in connection with the Restoration of any portion of any Individual Property after the occurrence of a Casualty or Condemnation in accordance with the terms and provisions of this Agreement, or (d) the Convention Center Project.

“Material Indebtedness” shall mean Indebtedness in an aggregate principal amount exceeding $150 million.

“Maturity Date” shall mean (i) the Initial Maturity Date, (ii) the First Extended Maturity Date if the conditions to extending the term of the Loan beyond the Initial Maturity Date (as set forth in Section 2.7) are satisfied and the term of the Loan is so extended, (iii) the Second Extended Maturity Date if the conditions to extending the term of the Loan beyond the First Extended Maturity Date (as set forth in Section 2.7) are satisfied and the term of the Loan is so extended, or (iv) such other date on which the final payment of principal of the Notes becomes due and payable as therein or herein provided, whether at maturity, by declaration of acceleration, or otherwise.

“Maximum Legal Rate” shall mean the maximum nonusurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the indebtedness evidenced by the Note and as provided for herein or the other Loan Documents, under the laws of such state or states whose laws are held by any court of competent jurisdiction to govern the interest rate provisions of the Loan.

“Mezzanine Borrower” shall mean, individually, any one of the Mezzanine Borrowers.

“Mezzanine Borrowers” shall mean, collectively, Borrower, Second Mezzanine Borrower, Third Mezzanine Borrower, Fourth Mezzanine Borrower, Fifth Mezzanine Borrower, Sixth Mezzanine Borrower, Seventh Mezzanine Borrower, Eighth Mezzanine Borrower and Ninth Mezzanine Borrower.

“Mezzanine Collection Account” shall have the meaning set forth in Section 2.6.4 hereof.

“Mezzanine Debt Service” shall mean, with respect to any particular period of time, the sum of (a) the Debt Service, (b) the Second Mezzanine Debt Service, (c) the Third Mezzanine Debt Service, (d) the Fourth Mezzanine Debt Service, (e) the Fifth Mezzanine Debt Service, (f) the Sixth Mezzanine Debt Service, (g) the Seventh Mezzanine Debt Service, (h) the Eighth Mezzanine Debt Service and (i) the Ninth Mezzanine Debt Service.

“Mezzanine Lenders” shall mean, collectively, the Lenders, the Second Mezzanine Lenders, the Third Mezzanine Lenders, the Fourth Mezzanine Lenders, the Fifth Mezzanine Lenders, the Sixth Mezzanine Lenders, the Seventh Mezzanine Lenders, the Eighth Mezzanine Lenders and the Ninth Mezzanine Lenders; and “Mezzanine Lender” shall mean any or all of the Mezzanine Lenders, as the context shall require.

“Mezzanine Loan Agreements” shall mean collectively, this Agreement, the Second Mezzanine Loan Agreement, the Third Mezzanine Loan Agreement, the Fourth Mezzanine Loan Agreement, the Fifth Mezzanine Loan Agreement, the Sixth Mezzanine Loan Agreement, the Seventh Mezzanine Loan Agreement, the Eighth Mezzanine Loan Agreement and the Ninth Mezzanine Loan Agreement.

“Mezzanine Loan Amount” shall mean, as determined from time to time, the outstanding principal balance of the Mezzanine Loans in the aggregate (as of the date of determination).

“Mezzanine Loan Documents” shall mean, collectively, the Loan Documents, the Second Mezzanine Loan Documents, the Third Mezzanine Loan Documents, the Fourth Mezzanine Loan Documents, the Fifth Mezzanine Loan Documents, the Sixth Mezzanine Loan Documents, the Seventh Mezzanine Loan Documents, the Eighth Mezzanine Loan Documents and the Ninth Mezzanine Loan Documents.

“Mezzanine Loans” shall mean, collectively, the Loan, the Second Mezzanine Loan, the Third Mezzanine Loan, the Fourth Mezzanine Loan, the Fifth Mezzanine Loan, the Sixth Mezzanine Loan, the Seventh Mezzanine Loan, the Eighth Mezzanine Loan and the Ninth Mezzanine Loan.

“Mezzanine Notes” shall mean, collectively, the Notes, the Second Mezzanine Notes, the Third Mezzanine Notes, the Fourth Mezzanine Notes, the Fifth Mezzanine Notes, the Sixth Mezzanine Notes, the Seventh Mezzanine Notes, the Eighth Mezzanine Notes and the Ninth Mezzanine Notes.

“Minimum Value Test” shall mean, with respect to any Person, that the greater of the book value or the fair market value of the assets of such Person (excluding, for purposes of making such determination, the value of the Properties) exceeds Five Billion and no/100 Dollars ($5,000,000,000.00) in the aggregate, as certified to Lender in an Officer’s Certificate prepared in good faith based on the most recent financial statements of such Person.

“Monthly Disbursements” shall have the meaning set forth in Section 2.6.2.

“Monthly FF&E Reserve Amount” means the monthly deposit for FF&E required pursuant to Section 7.3 of this Agreement.

“Monthly Tax and Insurance Amount” means the monthly deposit for Taxes and Insurance required pursuant to Section 7.2 of this Agreement.

“Moody’s” shall mean Moody’s Investors Service, Inc.

“Mortgage” shall mean (a) with respect to each Individual Property (other than a Swap Property), that certain first priority Mortgage (or Deed of Trust or Deed to Secure Debt) and Security Agreement, dated as of the Original Closing Date, executed and delivered by Mortgage Borrower as security for the Mortgage Loan and encumbering such Individual Property in favor of Mortgage Loan Collateral Agent (for the benefit of Mortgage Lender), as amended on the date hereof and as each of the same may be further amended, restated, replaced, supplemented or otherwise modified from time to time, and (b) with respect to each Swap Property, that certain first priority Mortgage (or Deed of Trust or Deed to Secure Debt) and Security Agreement, dated as of the Swap Closing Date, executed and delivered by Mortgage Borrower as security for the Mortgage Loan and encumbering such Swap Property in favor of Mortgage Loan Collateral Agent (for the benefit of Mortgage Lender), as amended on the date hereof and as each of the same may be further amended, restated, replaced, supplemented or otherwise modified from time to time.

“Mortgage Borrower” shall mean, collectively, the entities set forth on Schedule XIII hereto, each a Delaware limited liability company, together with their respective successors and permitted assigns. As used herein the term “Mortgage Borrower” shall mean one of the Mortgage Borrowers individually or the Mortgage Borrowers collectively, as the context shall require.

“Mortgage Borrower Company Agreements” shall mean, collectively, (a) the Limited Liability Company Agreements of Mortgage Borrower (other than Paris Mortgage Borrower and Harrah’s Laughlin Mortgage Borrower), by each Borrower, as sole member, dated as of the Original Closing Date, and (b) the Limited Liability Company Agreements of Paris Mortgage Borrower and Harrah’s Laughlin Mortgage Borrower, respectively, by the related Borrower, as sole member, dated as of the Swap Closing Date.

“Mortgage Debt Service” shall mean, with respect to any particular period of time, scheduled principal and/or interest payments due under the Mortgage Note and the Mortgage Loan Agreement.

“Mortgage Lender” shall mean, collectively, the Persons referred to as “Lender” under the Mortgage Loan Agreement from time to time. The Mortgage Lenders as of the date hereof are listed on Schedule XXVI.

“Mortgage Loan” shall have the meaning set forth in the Recitals hereto.

“Mortgage Loan Agreement” shall have the meaning set forth in the Recitals hereto.

“Mortgage Loan Amount” shall mean, as determined from time to time, the outstanding principal amount of the Mortgage Loan.

“Mortgage Loan Collateral Agent” shall have the meaning set forth in Section 2.6.1(a).

“Mortgage Loan Default” shall mean a “Default” as defined in the Mortgage Loan Agreement.

“Mortgage Loan Documents” shall mean the Mortgage Loan Agreement, the Mortgage Note, the Mortgage and all other documents and instruments executed and delivered in connection with the Mortgage Loan, as such documents may be amended, modified and restated in accordance with their respective terms.

“Mortgage Loan Event of Default” shall mean an “Event of Default” as defined in the Mortgage Loan Agreement.

“Mortgage Loan Reserve Funds” shall mean the “Reserve Funds” as defined in the Mortgage Loan Agreement.

“Mortgage Note” shall mean the “Note” as defined in the Mortgage Loan Agreement.

“Net Income” shall mean, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends.

“Net Liquidation Proceeds After Debt Service” shall mean, with respect to any Liquidation Event, all amounts paid to or received by or on behalf of Borrower or Mortgage Borrower in connection with such Liquidation Event, including, without limitation, proceeds of any sale, refinancing or other disposition or liquidation, less (a) Lender’s and/or Mortgage Lender’s reasonable costs incurred in connection with the recovery thereof, (b) amounts required or permitted to be deducted therefrom and amounts paid pursuant to the Mortgage Loan Documents to Mortgage Lender, (c) in the case of a foreclosure sale, disposition or Transfer of any Individual Property in connection with realization thereon following a Mortgage Loan Event of Default, such reasonable and customary costs and expenses of sale or other disposition (including attorneys’ fees and brokerage commissions), (d) in the case of a foreclosure sale, such costs and expenses incurred by Mortgage Lender under the Mortgage Loan Documents as Mortgage Lender shall be entitled to receive reimbursement for under the terms of the Mortgage Loan Documents, (e) in the case of a refinancing of the Mortgage Loan, such costs and expenses (including attorneys’ fees) of such refinancing as shall be reasonably approved by Lender and Mortgage Lender, and (f) the amount of any prepayments required pursuant to the Mortgage Loan Documents, and/or the Loan Documents, in connection with any such Liquidation Event.

“Net Proceeds” shall have the meaning set forth in the Mortgage Loan Agreement.

“Net Sales Proceeds” shall have the meaning set forth in the Mortgage Loan Agreement.

“New Syndication Arrangement” shall have the meaning set forth in Section 9.11(a) hereof.

“Ninth Mezzanine Borrower” shall mean, collectively, the entities set forth on Schedule XXI hereto, each a Delaware limited liability company, together with their respective successors and permitted assigns. As used herein, the term “Ninth Mezzanine Borrower” shall mean one of the Ninth Mezzanine Borrowers individually, or the Ninth Mezzanine Borrowers collectively, as the context shall require.

“Ninth Mezzanine Debt Service” shall mean, with respect to any particular period of time, scheduled principal and/or interest payments due under the Ninth Mezzanine Notes.

“Ninth Mezzanine Lenders” shall mean, collectively, the Persons referred to as “Lender” under the Ninth Mezzanine Loan Agreement from time to time. The Ninth Mezzanine Lender as of the date hereof is Goldman Sachs Mortgage Company.

“Ninth Mezzanine Loan” shall mean that certain loan made by the Ninth Mezzanine Lenders to Ninth Mezzanine Borrower as of the Original Closing Date. When made, the Ninth Mezzanine Loan was in the original principal amount of Two Hundred Seventy Five Million and no/100 Dollars ($275,000,000.00). As of the date hereof, the Ninth Mezzanine Loan is in the outstanding principal amount of Nine Million One Hundred Fifty Seven Thousand Five Hundred and No/100 Dollars ($9,157,500.00). The Ninth Mezzanine Loan is evidenced and/or secured by the Ninth Mezzanine Loan Agreement and the Ninth Mezzanine Loan Documents.

“Ninth Mezzanine Loan Agreement” shall mean that certain Second Amended and Restated Ninth Mezzanine Loan Agreement, dated as of the date hereof, between Ninth Mezzanine Lenders and Ninth Mezzanine Borrower, as the same may hereafter be amended, supplemented, or otherwise modified from time to time.

“Ninth Mezzanine Loan Documents” shall mean the Ninth Mezzanine Loan Agreement, the Ninth Mezzanine Notes and all other documents and instruments executed and delivered in connection with the Ninth Mezzanine Loan, as such documents may be amended, modified and restated in accordance with their respective terms.

“Ninth Mezzanine Notes” shall mean the “Notes” as defined in the Ninth Mezzanine Loan Agreement.

“Note” or “Notes” shall mean, individually or collectively as the context may require, Note A-1, Note A-2, Note A-3, Note A-4, Note A-5, Note A-6, Note A-7, and Note A-8.

“Note A-1” shall mean that certain Second Amended and Restated Promissory Note A-1 (First Mezzanine Loan), dated as of the date hereof, executed by Borrower and JPMorgan Chase Bank, N.A. and payable to the order of JPMorgan Chase Bank, N.A. in the amount of Forty Five Million Five Thousand and No/100 Dollars ($45,005,000), as the same may hereafter be amended, supplemented, severed, consolidated or otherwise modified from time to time.

“Note A-2” shall mean that certain Second Amended and Restated Promissory Note A-2 (First Mezzanine Loan), dated as of the date hereof, executed by Borrower and Bank of America, N.A. and payable to the order of Bank of America, N.A. in the amount of Forty Five Million Five Thousand and No/100 Dollars ($45,005,000), as the same may hereafter be amended, supplemented, severed, consolidated or otherwise modified from time to time.

“Note A-3” shall mean that certain Second Amended and Restated Promissory Note A-3 (First Mezzanine Loan), dated as of the date hereof, executed by Borrower and Citibank, N.A. and payable to the order of Citibank, N.A. in the amount of Forty Five Million Five Thousand and No/100 Dollars ($45,005,000), as the same may hereafter be amended, supplemented, severed, consolidated or otherwise modified from time to time.

“Note A-4” shall mean that certain Second Amended and Restated Promissory Note A-4 (First Mezzanine Loan), dated as of the date hereof, executed by Borrower and Credit Suisse AG, Cayman Islands Branch and payable to the order of Credit Suisse AG, Cayman Islands Branch in the amount of Forty Five Million Five Thousand and No/100 Dollars ($45,005,000), as the same may hereafter be amended, supplemented, severed, consolidated or otherwise modified from time to time.

“Note A-5” shall mean that certain Second Amended and Restated Promissory Note A-5 (First Mezzanine Loan), dated as of the date hereof, executed by Borrower and Blackstone Special Funding (Ireland) and payable to the order of Blackstone Special Funding (Ireland) in the amount of Forty Five Million Five Thousand and No/100 Dollars ($45,005,000), as the same may hereafter be amended, supplemented, severed, consolidated or otherwise modified from time to time.

“Note A-6” shall mean that certain Second Amended and Restated Promissory Note A-6 (First Mezzanine Loan), dated as of the date hereof, executed by Borrower and Merrill Lynch Mortgage Lending, Inc. and payable to the order of Merrill Lynch Mortgage Lending, Inc. in the amount of Forty Five Million Five Thousand and No/100 Dollars ($45,005,000), as the same may hereafter be amended, supplemented, severed, consolidated or otherwise modified from time to time.

“Note A-7” shall mean that certain Second Amended and Restated Promissory Note A-7 (First Mezzanine Loan), dated as of the date hereof, executed by Borrower and JPMorgan Chase Bank, N.A. and payable to the order of JPMorgan Chase Bank, N.A. in the amount of Nine Million Nine Hundred Ninety Thousand and No/100 Dollars ($9,990,000), as the same may hereafter be amended, supplemented, severed, consolidated or otherwise modified from time to time.

“Note A-8” shall mean that certain Second Amended and Restated Promissory Note A-8 (First Mezzanine Loan), dated as of the date hereof, executed by Borrower and Goldman Sachs Mortgage Company and payable to the order of Goldman Sachs Mortgage Company in the amount of Nine Million Nine Hundred Ninety Thousand and No/100 Dollars ($9,990,000), as the same may hereafter be amended, supplemented, severed, consolidated or otherwise modified from time to time.

“Note Sales Agreement” shall have the meaning set forth in Mortgage Loan Agreement.

“Noteholder”, as used herein from time to time, shall refer to a Lender (individually); and “Noteholders”, as used herein from time to time, shall refer to the Lender (collectively).

“O&M Agreement” shall mean, with respect to each Individual Property (to the extent required by the environmental reports delivered to Lender or Mortgage Lender for each such Individual Property), that certain Amended and Restated Operations and Maintenance Agreement (First Mezzanine Loan), dated as of the Swap Closing Date, between Borrower and JPM (as Lender), as amended pursuant to the Omnibus Assignment and Assumption (Initial Lender) (First Mezzanine Loan) and as the same may be further amended, restated, replaced, supplemented or otherwise modified from time to time.

“O’Shea’s” shall have the meaning set forth in the Mortgage Loan Agreement.

“OC Accounts” shall have the meaning set forth in Section 2.6.1(b).

“Officer’s Certificate” shall mean a certificate delivered to Lender by Borrower which is signed by an authorized senior officer of Borrower or the general partner or managing member of Borrower, as applicable.

“Off-Shore Accounts” shall mean the accounts more particularly described on Schedule V.

“Omnibus Amendment (Gaming Facility)” shall have the meaning set forth in Mortgage Loan Agreement.

“Omnibus Amendment (Windstorm Intercreditor)” shall have the meaning set forth in Mortgage Loan Agreement.

“Omnibus Assignment and Assumption (Initial Lenders)” shall mean that certain Omnibus Amendment and Assignment (Initial Lenders) dated as of the date hereof among JPMorgan Chase Bank, N.A., as assignor, and the Initial Lenders and GACC, as assignee.

“Operating Company” shall mean, collectively, the tenants under the Operating Leases, and their successors and permitted assigns.

“Operating Company Annual Budget” shall mean, individually and collectively as the context requires, with respect to each Operating Company, the operating budget of such Operating Company, including all planned Capital Expenditures, prepared by such Operating Company (and submitted to the Board of Directors for such Operating Company) for the applicable Fiscal Year or other period.

“Operating Lease” shall mean, individually and collectively, as the context may require, those certain Amended and Restated Lease Agreements listed on Schedule VI, having a term of fifteen (15) years commencing on the Original Closing Date (or, with respect to those Operating Leases relating to a Swap Property, as of the Swap Closing Date), as the same may be amended, supplemented, replaced or otherwise modified from time to time in accordance with the provisions hereof. Each Operating Lease originally dated as of the Original Closing Date only shall be referred to herein as an “Original Operating Lease”.

“Operating Lease Guaranty” shall mean, individually and collectively, as the context may require, those certain Amended and Restated Lease Guaranty Agreements listed on Schedule VIA, executed and delivered by Guarantor (Operating Lease), dated as of the date hereof, unconditionally guaranteeing the payment and performance by the Operating Company of all of its obligations under the Operating Lease and as such Lease Guaranty Agreements may be amended, supplemented, replaced or otherwise modified from time to time in accordance with the provisions hereof.

“Operating Permits” shall have the meaning set forth in Section 4.1.22 hereof.

“Optional Note Purchases” shall have the meaning set forth in the Note Sales Agreement.

“Ordinary Course Dispositions” shall have the meaning set forth in Section 5.2.10.

“Original Borrower” shall mean each Borrower (other than Paris Individual Borrower and Laughlin Individual Borrower), Original Tahoe Borrower and Original Showboat Borrower.

“Original Closing Date” shall mean January 28, 2008.

“Original Loan Agreement” shall have the meaning set forth in the Recitals hereto.

“Original Loan” shall have the meaning set forth in the Recitals hereto.

“Original Mortgage Loan Agreement” shall have the meaning set forth in the Recitals hereto.

“Original Mortgage Loan” shall have the meaning set forth in the Recitals hereto.

“Original Showboat Borrower” shall mean Showboat Atlantic City Mezz 1, LLC (together with its successors in interest).

“Original Showboat Mortgage Borrower” shall mean Showboat Atlantic City Propco, LLC (together with its successors in interest).

“Original Tahoe Borrower” shall mean Tahoe Mezz 1 LLC (together with its successors in interest).

“Other Borrower Collateral” shall have the meaning set forth in Section 11.2.1 hereof.

“Other Borrowers” shall have the meaning set forth in Section 11.1 hereof.

“Other Charges” shall mean all ground rents, maintenance charges, impositions other than Taxes, and any other charges, including, without limitation, vault charges and license fees for the use of vaults, chutes and similar areas adjoining any Individual Property, now or hereafter levied or assessed or imposed against such Individual Property or any part thereof.

“Other Mezzanine Borrowers” shall mean, individually or collectively as the context may require, all of the Mezzanine Borrowers other than Borrower.

“Other Mezzanine Debt Service” shall mean, individually or collectively as the context may require, all of the Mezzanine Debt Service other than the Debt Service.

“Other Mezzanine Lenders” shall mean, individually or collectively as the context may require, all of the Mezzanine Lenders other than Lender.

“Other Mezzanine Loans” shall mean, individually or collectively as the context may require, all of the Mezzanine Loans other than the Loan.

“Other Mezzanine Loan Agreements” shall mean, individually or collectively as the context may require, all of the Mezzanine Loan Agreements other than this Agreement.

“Other Mezzanine Loan Amounts” shall mean, as determined from time to time, the outstanding principal amounts of all of the Mezzanine Loans other than the Loan.

“Owner’s Title Policy” shall mean those certain ALTA extended coverage owner’s policies of title insurance issued in connection with the closing of the Mortgage Loan insuring the Mortgage Borrower as the owner of the Property.

“Paris Individual Borrower” shall have the meaning set forth in the introductory paragraph hereto.

“Paris Las Vegas” shall mean that certain property identified in Schedule II as Paris-Las Vegas, having a street address of 3655 South Las Vegas Boulevard, Las Vegas, Nevada.

“Participant” shall have the meaning set forth in Section 9.4 hereof.

“Participant Register” shall have the meaning set forth in Section 9.4 hereof.

“Payment Date” shall mean the ninth (9th) calendar day of each calendar month during the term of the Loan, and if such day is not a Business Day, then the Business Day immediately preceding such day, commencing on September 9, 2010 and continuing to and including the Maturity Date. Notwithstanding the foregoing, the Payment Date in the final Interest Period shall be the Maturity Date (i.e., the second to last Business Day in such Interest Period rather than the ninth calendar day of such month).

“Permitted Encumbrances” shall mean, with respect to an Individual Property, collectively (a) the Liens and security interests created by the Mortgage Loan Documents; (b) all Liens, encumbrances and other matters disclosed in the Title Insurance Policies relating to such Individual Property or any part thereof; (c) Liens, if any, for Taxes and Other Charges imposed by any Governmental Authority not yet due or delinquent; (d) the Operating Lease; (e) such other title and survey exceptions as Lender has approved or may approve in writing in Lender’s reasonable discretion; (f) any Lien being contested by Borrower in good faith by appropriate proceedings, provided that (i) no Default or Event of Default has occurred and remains uncured, (ii) such proceeding shall be permitted under and be conducted in accordance with the provisions of any applicable material instrument to which Mortgage Borrower is subject and shall not constitute a default thereunder and such proceeding shall be conducted in accordance with all applicable statutes, laws and ordinances, (iii) no Individual Property nor any part thereof or interest therein will be in imminent danger of being sold, forfeited, terminated, cancelled or lost, (iv) such proceeding shall suspend the enforcement of the contested Lien against Mortgage Borrower and any Individual Property, and (v) Borrower shall furnish such security as may be required by GAAP or as may be reasonably requested by Lender; (g) statutory Liens for amounts not yet due and payable, provided that no Individual Property nor any part thereof or interest therein will be in imminent danger of being sold, forfeited, terminated, cancelled or lost; (h) Liens incurred in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security; (i) any Lien securing the financing of FF&E (including equipment leases) entered into by Mortgage Borrower or Operating Company in the ordinary course of business, subject to the limitations specified in the definitions of “Permitted Indebtedness” and “Permitted Indebtedness (Operating Company)”, as applicable; (j) rights of tenants under Leases, as tenants only; (k) rights of hotel guests at the Hotel Components of the Properties; (l) zoning restrictions, easements, rights-of-way, restrictions on use of real property and other similar encumbrances incurred or entered into in the ordinary course of business which do not, in each case, have an Individual Material Adverse Effect, and (m) liens securing equipment financing leases and/or equipment acquisition financings permitted hereunder as “Permitted Indebtedness (Operating Company),” subject to the final sentence of said definition, or as “Permitted Indebtedness”.

“Permitted Fund Manager” means any Person that on the date of determination (a) is one of the entities listed on Schedule VII or any other nationally-recognized manager of investment funds investing in debt or equity interests relating to commercial real estate, (b) is investing through a fund with committed capital of at least $1,000,000,000, (c) is not subject to a Bankruptcy Action, (d) has not been, and none of its material subsidiaries has been, subject to a Bankruptcy Action for the preceding 5 years, (e) has not been convicted and is not under current indictment for a felony or crime involving moral turpitude, (f) has not been found by a court of competent jurisdiction to have violated federal or state securities laws, and (g) is not an organized crime figure (as determined by Lender in its reasonable discretion).

“Permitted Holder” shall mean each of (i) the Sponsors, (ii) the Management Group, (iii) any Person that has no material assets other than the capital stock of Holdings and that, directly or indirectly, holds or acquires beneficial ownership of 100% on a fully diluted basis of the voting Equity Interests of Holdings, and of which no other Person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act as in effect on the Original Closing Date), other than any of the other Permitted Holders specified in clauses (i) and (ii), beneficially owns more than 50% (or, following a Qualified IPO, the greater of 35% and the percentage beneficially owned by the Permitted Holders specified in clauses (i) and (ii)) on a fully diluted basis of the voting Equity Interests thereof, and (iv) any “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act as in effect on the Original Closing Date) the members of which include any of the other Permitted Holders specified in clauses (i) and (ii) and that, directly or indirectly, hold or acquire beneficial ownership of the voting Equity Interests of Holdings (a “Permitted Holder Group”), so long as (1) each member of the Permitted Holder Group has voting rights proportional to the percentage of ownership interests held or acquired by such member and (2) no Person or other “group” (other than the other Permitted Holders specified in clauses (i) and (ii)) beneficially owns more than 50% (or, following a Qualified IPO, the greater of 35% and the percentage beneficially owned by the Permitted Holders specified in clauses (i) and (ii)) on a fully diluted basis of the voting Equity Interests held by the Permitted Holder Group.

“Permitted Indebtedness” shall have the meaning set forth in the Mortgage Loan Agreement.

“Permitted Indebtedness (Operating Company)” shall mean, collectively, (a) trade and operational debt (including equipment financing leases, such as leases with providers of Gaming Equipment) relating to the operation of the Properties and the routine administration of Operating Company incurred in the ordinary course of business with trade creditors and in amounts as are normal and reasonable under the circumstances, are not evidenced by a note, are required to be paid within ninety (90) days after same are incurred (except in the case of equipment leases) and are paid when due, (b) accrued and unpaid payroll, benefits and payroll taxes with respect to employees of Operating Company or its Affiliates engaged with respect to the Properties incurred in the ordinary course of business and paid when due, (c) debt owed to affiliates, provided such debt is made subject to an intercreditor and standstill agreement in favor of Lender in form and substance reasonably satisfactory to Lender, and (d) such other Indebtedness specifically permitted pursuant to the Operating Lease (including the Gaming Equipment Facility Agreements (as defined in the Mortgage Loan Agreement)). In no event shall the Permitted Indebtedness (Operating Company) of each Operating Company, determined on an aggregate basis, excluding for purposes of this sentence the Indebtedness described in subclause (b) of the preceding sentence, exceed five percent (5%) of the sum of the Mortgage Loan Amount and the Mezzanine Loan Amount in the aggregate as of the close of business on (and taking into account any Mezzanine Note repurchases closing on) the date hereof.

“Permitted Investments” shall have the meaning set forth in the Mortgage Loan Agreement.

“Permitted Refinancing Indebtedness” shall mean any Indebtedness issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund the Senior Unsecured Notes (or previous refinancings thereof constituting Permitted Refinancing Indebtedness) that constitutes “Permitted Refinancing Indebtedness” under the HOC Credit Agreement in effect as of the Original Closing Date.

“Permitted Tax Distributions” shall mean distributions by the Consolidated Entities to pay U.S. federal, state, local and foreign income taxes actually payable by the Consolidated Entities’ direct and indirect equity owners (or, in the case of any such owner that owns any assets other than direct or indirect equity of the Consolidated Entities, at any applicable time after the date hereof, the U.S. federal, state and local income taxes that would have been actually payable had such holder owned no other assets after the date hereof) by virtue of the fact that the Consolidated Entities are pass-through entities for U.S. federal, state or local income tax purposes (as applicable), for any such taxable year (or portion thereof) ending after the date hereof, including any amounts of such income taxes resulting from audit adjustments after the date hereof for any such taxable year (or portion thereof).

“Person” shall mean any individual, corporation, partnership, joint venture, limited liability company, estate, trust, unincorporated association, any federal, state, county or municipal government or any bureau, department or agency thereof and any fiduciary acting in such capacity on behalf of any of the foregoing.

“Physical Conditions Report” shall mean, with respect to each Individual Property, a report prepared by a company satisfactory to Lender regarding the physical condition of such Individual Property, satisfactory in form and substance to Lender in its sole discretion.

“Platform” shall have the meaning set forth in Section 11.7 hereof.

“Pledge Agreement” shall have the meaning set forth in the Recitals hereto.

“Pledged Company Interests” shall have the meaning set forth in the Pledge Agreement.

“Policies” shall have the meaning set forth in the Mortgage Loan Agreement.

“Post-Closing Reserve Amount” shall have the meaning set forth in the Mortgage Loan Agreement.

“Prepayment Date” shall have the meaning set forth in Section 2.4.1 hereof.

“Prescribed Laws” shall mean, collectively, (a) the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107-56) (The USA PATRIOT Act), as amended, (b) Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, and relating to Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism, (c) the International Emergency Economic Power Act, 50 U.S.C. § 1701 et. seq. and (d) all other Legal Requirements relating to money laundering or terrorism.

“Prime Rate” shall mean the annual rate of interest publicly announced by Citibank, N.A. in New York, New York, as its base rate, as such rate shall change from time to time. If Citibank, N.A. ceases to announce a base rate, Prime Rate shall mean the rate of interest published in The Wall Street Journal Eastern Edition from time to time as the “Prime Rate.” If more than one “Prime Rate” is published in The Wall Street Journal Eastern Edition for a day, the average of such “Prime Rates” shall be used, and such average shall be rounded up to the nearest one-eighth of one percent (0.125%). If The Wall Street Journal Eastern Edition ceases to publish the “Prime Rate,” Lender shall select an equivalent publication that publishes such “Prime Rate,” and if such “Prime Rates” are no longer generally published or are limited, regulated or administered by a governmental or quasi-governmental body, then Lender shall select a comparable interest rate index.

“Prime Rate Loan” shall mean the Loan at such time as interest thereon accrues at a rate of interest based upon the Prime Rate.

“Prime Rate Spread” shall mean the difference (expressed as the number of basis points) between (a) LIBOR plus the Spread on the date LIBOR was last applicable to the Loan and (b) the Prime Rate on the date that LIBOR was last applicable to the Loan; provided, however, in no event shall such difference be a negative number.

“Principal” shall mean Second Mezzanine Borrower.

“Projections” shall have the meaning set forth in Section 9.8 hereof.

“Properties” shall mean, collectively, each and every Individual Property which is subject to the terms of this Agreement, the Mortgage Loan Agreement and the Mortgage.

“Provided Information” shall mean any and all financial and other information provided at any time by, or on behalf of, Borrower with respect to the Loan, Properties, Borrower, any Affiliates of Borrower, including Holdings, Guarantor and/or Operating Company.

“Public Lender” shall have the meaning set forth in Section 11.7 hereof.

“Qualified IPO” shall mean an underwritten public offering of the Equity Interests of Holdings or any direct or indirect parent of Holdings which generates cash proceeds of at least $1,000.0 million.

“Qualified Transferee” means (a) any Mortgage Lender and any holder of any of the Mezzanine Notes, (b) Apollo Management, L.P., TPG Capital, L.P. f/k/a Texas Pacific Group, their respective Affiliates and senior or executive principals of Apollo Management, L.P. or TPG Capital, L.P. who are the holders from time to time of voting interests in Holdings, and investment funds Controlled by either of them (but excluding for purposes of this clause (b) “portfolio companies” of the foregoing), or (c) one or more of the following:

(i) a real estate investment trust, bank, saving and loan association, investment bank, insurance company, trust company, commercial credit corporation, pension plan, pension fund or pension advisory firm, mutual fund, government entity or plan, provided that any such Person referred to in this clause (i) satisfies the Eligibility Requirements;

(ii) an investment company, money management firm or “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act of 1933, as amended, or an institutional “accredited investor” within the meaning of Regulation D under the Securities Act of 1933, as amended, provided that any such Person referred to in this clause (ii) satisfies the Eligibility Requirements;

(iii) an institution substantially similar to any of the foregoing entities described in clauses (c)(i) or (c)(ii) that satisfies the Eligibility Requirements;

(iv) any entity Controlled by any of the entities described in clause (a), (b) or clauses (c)(i) or (c)(iii) above, or Holdings or any entity Controlled by Holdings (provided in each case there shall have occurred no Change in Control);

(v) a Qualified Trustee in connection with a securitization of, the creation of collateralized debt obligations (“CDO”) secured by or financing through an “owner trust” of, any Mezzanine Loan (collectively, “Securitization Vehicles”), so long as (A) the special servicer or manager of such Securitization Vehicle has the Required Special Servicer Rating and (B) the entire “controlling class” of such Securitization Vehicle, other than with respect to a CDO Securitization Vehicle, is held by one or more entities that are otherwise Qualified Transferees under clauses (c)(i), (ii), (iii) or (iv) of this definition; provided that the operative documents of the related Securitization Vehicle require that (1) in the case of a CDO Securitization Vehicle, the “equity interest” in such Securitization Vehicle is owned by one or more entities that are Qualified Transferees under clauses (c)(i), (ii), (iii) or (iv) of this definition and (2) if any of the relevant trustee, special servicer, manager fails to meet the requirements of this clause (v), such Person must be replaced by a Person meeting the requirements of this clause (v) within thirty (30) days; or

(vi) an investment fund, limited liability company, limited partnership or general partnership where a Permitted Fund Manager or an entity that is otherwise a Qualified Transferee under clauses (c)(i), (ii), (iii) or (iv) of this definition acts as the general partner, managing member or fund manager and at least 50% of the equity interests in such investment vehicle are owned, directly or indirectly, by one or more entities that are otherwise Qualified Transferees under clauses (c)(i), (ii), (iii) or (iv) of this definition;

provided, however, that no Transferee shall be a Qualified Transferee if (and for so long as) such Transferee is, or is Controlled by, an Embargoed Person or a Person that has been found “unsuitable,” for any reason, by a Gaming Authority.

“Qualified Trustee” means (a) a corporation, national bank, national banking association or a trust company, organized and doing business under the laws of any state or the United States of America, authorized under such laws to exercise corporate trust powers and to accept the trust conferred, having a combined capital and surplus of at least $100,000,000 and subject to supervision or examination by federal or state authority, (b) an institution insured by the Federal Deposit Insurance Corporation or (c) an institution whose long-term senior unsecured debt is rated either of the then in effect top two rating categories of each of the Rating Agencies.

“Rating Agencies” shall mean, prior to a Securitization of the Loan (or any component thereof), each of S&P, Moody’s and Fitch and, following a Securitization of the Loan (or any component thereof), any nationally recognized statistical rating organization that has been engaged by or on behalf of Lender or its designee to rate the Loan or such component thereof or any Securities issued in such Securitization.

“Rating Agency Confirmation” means, collectively, a written affirmation from each of the Rating Agencies that the credit rating of the Securities given by such Rating Agency of such Securities immediately prior to the occurrence of the event with respect to which such Rating Agency Confirmation is sought will not be qualified, downgraded or withdrawn as a result of the occurrence of such event, which affirmation may be granted or withheld in such Rating Agency’s sole and absolute discretion. In the event that, at any given time, no such Securities shall have been issued and are then outstanding or if any Rating Agency elects not to consider whether to grant or withhold such an affirmation, then the term Rating Agency Confirmation shall be deemed instead to require the written approval of Lender based on its good faith determination of whether the Rating Agencies would issue a Rating Agency Confirmation if any such Securities were outstanding.

“RDE Parcels” shall have the meaning set forth in the Mortgage Loan Agreement.

“RDE Project” shall have the meaning set forth in the Mortgage Loan Agreement.

“RDE Project Financing” shall have the meaning set forth in the Mortgage Loan Agreement.

“RDE Project Rights Holder” shall have the meaning set forth in the Mortgage Loan Agreement.

“Register” shall have the meaning set forth in Section 9.7 hereof.

“Regulation AB” shall have the meaning set forth in Section 5.1.11(e) hereof.

“Regulation S-K” shall mean Regulation S-K under the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended.

“Regulation S-X” shall mean Regulation S-X under the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended.

“Related Loan” shall have the meaning set forth in Section 5.1.11(e) hereof.

“Related Property” shall have the meaning set forth in Section 5.1.11(e) hereof.

“Release” shall have the meaning set forth in Section 2.5.1 hereof.

“Release Borrower” shall have the meaning set forth in Section 2.5.1 hereof.

“Release Price” shall mean, at any time, in connection with a release of an Individual Property from the Lien of a Mortgage as provided in Section 2.5, an amount equal to (i) in the case of any Individual Property other than the Paris Las Vegas or the Rio Las Vegas, one hundred ten percent (110%) of the applicable Allocated Loan Amount at such time with respect to such Individual Property, (ii) in the case of the Paris Las Vegas, one hundred twenty percent (120%) of the applicable Allocated Loan Amount at such time for the Paris Las Vegas and (iii) in the case of the Rio Las Vegas, the Net Sales Proceeds at the closing of the sale of the Rio Las Vegas (subject in all respects to the provisions of Section 2.5.1 of the Mortgage Loan Agreement (including, for the avoidance of doubt, the requirements set forth in Section 2.5.1 of the Mortgage Loan Agreement that (1) the sales price from the sale of the Rio Las Vegas must equal or exceed Three Hundred Million and no/100 Dollars ($300,000,000.00) in order for a sale of such Property to be permitted thereunder) and (2) the Post-Closing Reserve Amount, when available, be applied to the repayment of the Mortgage Loan or the Mezzanine Loans, as applicable)).

“Release Property” shall have the meaning set forth in Section 2.5.1 hereof.

“REMIC Trust” shall mean a “real estate mortgage investment conduit” (within the meaning of Section 860D of the Code) that holds the Note.

“Rents” shall mean, with respect to each Individual Property, and without duplication, all rents, rent equivalents, moneys payable as damages or in lieu of rent or rent equivalents, royalties (including, without limitation, all oil and gas-or other mineral royalties and bonuses), income, receivables, receipts, revenues, deposits (including, without limitation, security, utility and other deposits), accounts, cash, issues, profits, charges for services rendered, and other consideration of whatever form or nature received by or paid to or for the account of or benefit of Mortgage Borrower or the Operating Company (or employees of Mortgage Borrower or the Operating Company) from any and all sources arising from or attributable to such Individual Property, and proceeds, if any, from business interruption or other loss of income or insurance, including, without limitation, all hotel receipts, revenues and credit card receipts collected from guest rooms, restaurants, bars, meeting rooms, banquet rooms and recreational facilities, all receivables, customer obligations, installment payment obligations and other obligations now existing or hereafter arising or created out of the sale, lease, sublease, license, concession or other grant of the right of the use and occupancy of property or rendering of services by Mortgage Borrower or any operator or manager of the Hotel Components or the commercial spaces located in the Improvements or acquired from others (including, without limitation, from the rental of any office space, retail space, guest rooms or other space, halls, stores and offices, and deposits securing reservations of such space), license, lease, sublease and concession fees and rentals, health club membership fees, food and beverage wholesale and retail sales, service charges, vending machine sales and proceeds, if any, from business interruption or other loss of income insurance.

“Replacement Interest Rate Cap Agreement” means an interest rate cap agreement from an Acceptable Counterparty with terms substantially the same as the Interest Rate Cap Agreement (as such terms may be modified after the date hereof) and except that the same shall be effective in connection with replacement of the Interest Rate Cap Agreement following the termination of the Interest Rate Cap Agreement, including as a result of a downgrade, withdrawal or qualification of the long-term unsecured debt rating of the Counterparty; provided that to the extent any such interest rate cap agreement does not meet the foregoing requirements, a “Replacement Interest Rate Cap Agreement” shall be such interest rate cap agreement reasonably approved in writing by Lender.

“Required Special Servicer Rating” shall mean (i) at least “CSS2-” by Fitch, (ii) on the S&P Select Servicer List as a U.S. Commercial Mortgage Special Servicer, and (iii) if such special servicer is acting as special servicer in a commercial mortgage loan securitization that was rated by Moody’s within the twelve (12) month period prior to the date of determination, a special servicer with respect to which Moody’s has not downgraded or withdrawn the then-current rating on any class of commercial mortgage securities or placed any class of commercial mortgage securities on watch citing the continuation of such special servicer as special servicer of such commercial mortgage securities.

“Requisite Lenders” shall have the meaning set forth in Section 10.4 hereof.

“Reserve Account” shall mean any one of the Tax and Insurance Escrow Account, the FF&E Reserve Account and any other escrow fund or reserve account established pursuant to the Loan Documents.

“Reserve Funds” shall mean, collectively, the Tax and Insurance Escrow Fund, the FF&E Reserve Fund, any funds in any of the Reserve Accounts and in any other escrow fund or account established pursuant to the Loan Documents.

“Restoration” shall mean the repair and restoration of an Individual Property after a Casualty or Condemnation as nearly as possible to the condition the Individual Property was in immediately prior to such Casualty or Condemnation, with such alterations as may be reasonably approved by Lender.

“Revenue” shall mean all Rents and items of income or revenue (of any kind) collected by Mortgage Borrower or Operating Company.

“Rio Individual Borrower” shall have the meaning set forth in the introductory paragraph hereto.

“Rio Las Vegas” shall mean that certain Individual Property identified on Schedule II as “Rio Las Vegas” and having a street address of 3700 W. Flamingo Road, Las Vegas, Nevada.

“Rio Mortgage Borrower” shall mean “Rio Individual Borrower” as defined in the Mortgage Loan Agreement.

“Routine Capital Improvements” shall have the meaning set forth in the Mortgage Loan Agreement.

“S&P” shall mean Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies.

“Sale or Pledge” shall mean a voluntary or involuntary sale, conveyance, assignment, transfer, encumbrance or pledge of a legal or beneficial interest.

“SEC” shall mean the U.S. Securities and Exchange Commission.

“Second Extended Maturity Date” shall mean February 13, 2015, or such earlier date on which the final payment of principal of the Loan or the Notes becomes due and payable as therein or herein provided whether at such stated maturity date, by declaration of acceleration or otherwise.

“Second Mezzanine Borrower” shall mean, collectively, the entities set forth on Schedule XIV hereto, each a Delaware limited liability company, together with their respective successors and permitted assigns. As used herein, the term “Second Mezzanine Borrower” shall mean one of the Second Mezzanine Borrowers individually, or the Second Mezzanine Borrowers collectively, as the context shall require.

“Second Mezzanine Debt Service” shall mean, with respect to any particular period of time, scheduled principal and/or interest payments due under the Second Mezzanine Notes.

“Second Mezzanine Lenders” shall mean, collectively, the Persons referred to as “Lender” under the Second Mezzanine Loan Agreement from time to time. The Second Mezzanine Lenders as of the date hereof are listed on Schedule XXVII.

“Second Mezzanine Loan” shall mean that certain loan made by the Second Mezzanine Lenders to Second Mezzanine Borrower as of the Original Closing Date. When made, the Second Mezzanine Loan was in the original principal amount of Two Hundred Seventy Five Million and No/100 Dollars ($275,000,000). As of the date hereof, the Second Mezzanine Loan is in the outstanding principal amount of Two Hundred Sixty Five Million Eight Hundred Forty Two Thousand Five Hundred and no/100 Dollars ($265,842,500). The Second Mezzanine Loan is evidenced and/or secured by the Second Mezzanine Loan Agreement and the Second Mezzanine Loan Documents.

“Second Mezzanine Loan Agreement” shall mean that certain Second Amended and Restated Second Mezzanine Loan Agreement, dated as of the date hereof, between Second Mezzanine Lenders and Second Mezzanine Borrower, as the same may hereafter be amended, supplemented, or otherwise modified from time to time.

“Second Mezzanine Loan Documents” shall mean the Second Mezzanine Loan Agreement, the Second Mezzanine Notes and all other documents and instruments executed and delivered in connection with the Second Mezzanine Loan, as such documents may be amended, modified and restated in accordance with their respective terms.

“Second Mezzanine Notes” shall mean the “Notes” as defined in the Second Mezzanine Loan Agreement.

“Securities” shall have the meaning set forth in Section 9.9 hereof.

“Securities Act” shall have the meaning set forth in Section 9.10 hereof.

“Securitization” shall have the meaning set forth in Section 9.9 hereof.

“Second Period” shall mean the period from the end of the First Period to and including September 9, 2012 (being the first Payment Date occurring after the twenty-fourth month following the Closing Date).

“Senior Unsecured Notes” shall mean HOC’s Senior Unsecured Notes issued pursuant to the Senior Unsecured Notes Indenture and any notes issued by HOC in exchange for, and as contemplated by, the Senior Unsecured Notes and the related registration rights agreement with substantially identical terms as the Senior Unsecured Notes.

“Senior Unsecured Notes Indenture” shall mean the Indenture dated as of February 1, 2008 pursuant to which the Senior Unsecured Notes were issued, among HOC and certain of its subsidiaries party thereto and the trustee named therein from time to time, as amended, restated, supplemented or otherwise modified from time to time in accordance with the requirements thereof.

“Servicer” shall have the meaning set forth in Section 9.1 hereof.

“Seventh Mezzanine Borrower” shall mean, collectively, the entities set forth on Schedule XIX hereto, each a Delaware limited liability company, together with their respective successors and permitted assigns. As used herein, the term “Seventh Mezzanine Borrower” shall mean one of the Seventh Mezzanine Borrowers individually, or the Seventh Mezzanine Borrowers collectively, as the context shall require.

“Seventh Mezzanine Debt Service” shall mean, with respect to any particular period of time, scheduled principal and/or interest payments due under the Seventh Mezzanine Notes.

“Seventh Mezzanine Lenders” shall mean, collectively, the Persons referred to as “Lender” under the Seventh Mezzanine Loan Agreement from time to time. The Seventh Mezzanine Lenders as of the date hereof are listed on Schedule XXXII.

“Seventh Mezzanine Loan” shall mean that certain loan made by the Seventh Mezzanine Lenders to Seventh Mezzanine Borrower as of the Original Closing Date. When made, the Seventh Mezzanine Loan was in the original principal amount of Two Hundred Seventy Five Million and no/100 Dollars ($275,000,000.00). As of the date hereof, the Seventh Mezzanine Loan is in the outstanding principal amount of Fifty Million Four Hundred Twelve Thousand Eighty Three and 34/100 Dollars ($50,412,083.34). The Seventh Mezzanine Loan is evidenced and/or secured by the Seventh Mezzanine Loan Agreement and the Seventh Mezzanine Loan Documents.

“Seventh Mezzanine Loan Agreement” shall mean that certain Second Amended and Restated Seventh Mezzanine Loan Agreement, dated as of the date hereof, between Seventh Mezzanine Lenders and Seventh Mezzanine Borrower, as the same may hereafter be amended, supplemented, or otherwise modified from time to time.

“Seventh Mezzanine Loan Documents” shall mean the Seventh Mezzanine Loan Agreement, the Seventh Mezzanine Notes and all other documents and instruments executed and delivered in connection with the Seventh Mezzanine Loan, as such documents may be amended, modified and restated in accordance with their respective terms.

“Seventh Mezzanine Notes” shall mean the “Notes” as defined in the Seventh Mezzanine Loan Agreement.

“Severed Loan Documents” shall have the meaning set forth in Section 8.2(b) hereof.

“Shared Services Agreement” shall mean that certain Second Amended and Restated Shared Services Agreement dated as of the date hereof among HOC, Holdings, Mortgage Borrower, Mezzanine Borrower, Operating Company and each Manager, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Significant Obligor” shall have the meaning set forth in Section 5.1.11(e) hereof.

“Sixth Mezzanine Borrower” shall mean, collectively, the entities set forth on Schedule XVIII hereto, each a Delaware limited liability company, together with their respective successors and permitted assigns. As used herein, the term “Sixth Mezzanine Borrower” shall mean one of the Sixth Mezzanine Borrowers individually, or the Sixth Mezzanine Borrowers collectively, as the context shall require.

“Sixth Mezzanine Debt Service” shall mean, with respect to any particular period of time, scheduled principal and/or interest payments due under the Sixth Mezzanine Notes.

“Sixth Mezzanine Lenders” shall mean, collectively, the Persons referred to as “Lender” under the Sixth Mezzanine Loan Agreement from time to time. The Sixth Mezzanine Lenders as of the date hereof are listed on Schedule XXXI.

“Sixth Mezzanine Loan” shall mean that certain loan made by the Sixth Mezzanine Lenders to Sixth Mezzanine Borrower as of the Original Closing Date. When made, the Sixth Mezzanine Loan was in the original principal amount of Two Hundred Seventy Five Million and no/100 Dollars ($275,000,000.00). As of the date hereof, the Sixth Mezzanine Loan is in the outstanding principal amount of Ninety One Million Six Hundred Sixty Six Thousand Six Hundred Sixty Six and 67/100 Dollars ($91,666,666.67). The Sixth Mezzanine Loan is evidenced and/or secured by the Sixth Mezzanine Loan Agreement and the Sixth Mezzanine Loan Documents.

“Sixth Mezzanine Loan Agreement” shall mean that certain Second Amended and Restated Sixth Mezzanine Loan Agreement, dated as of the date hereof, between Sixth Mezzanine Lenders and Sixth Mezzanine Borrower, as the same may hereafter be amended, supplemented, or otherwise modified from time to time.

“Sixth Mezzanine Loan Documents” shall mean the Sixth Mezzanine Loan Agreement, the Sixth Mezzanine Notes and all other documents and instruments executed and delivered in connection with the Sixth Mezzanine Loan, as such documents may be amended, modified and restated in accordance with their respective terms.

“Sixth Mezzanine Notes” shall mean the “Notes” as defined in the Sixth Mezzanine Loan Agreement.

“Special Member” shall mean a Springing Member in a given Delaware limited liability company who has become a member in such limited liability company to the extent so provided in such limited liability company’s operating agreement.

“Special Purpose Entity” shall mean a corporation, limited partnership or limited liability company which at all times on and after the Original Closing Date (or, with respect to each of the Paris Individual Borrower and the Laughlin Individual Borrower, the Swap Closing Date):

(a) was and is organized solely for the purpose of (i) acquiring, developing, owning, holding, selling, leasing, transferring, exchanging, managing and operating the Collateral, entering into this Agreement, refinancing the Collateral in connection with a permitted repayment of the Loan, and transacting lawful business that is incident, necessary and appropriate to accomplish the foregoing; or (ii) acting as a general partner of the limited partnership that owns the Collateral or member of the limited liability company that owns the Collateral;

(b) has not engaged, is not engaged and will not engage in any business unrelated to (i) the ownership of the Collateral, (ii) acting as general partner of the limited partnership that owns the Collateral or (iii) acting as a member of the limited liability company that owns the Collateral, as applicable;

(c) has not had, does not have and will not have any assets other than the related Collateral and/or those related to the Collateral, the Properties or its partnership interest in the limited partnership or the member interest in the limited liability company that owns the Collateral or acts as the general partner or managing member thereof, as applicable;

(d) has not engaged, sought or consented to and will not engage in, seek or consent to any dissolution, winding up, liquidation, consolidation, merger, sale of all or substantially all of its assets, transfer of partnership or membership interests (if such entity is a general partner in a limited partnership or a member in a limited liability company) or any amendment of its limited partnership agreement, articles of incorporation, articles of organization, certificate of formation or operating agreement (as applicable) with respect to the matters set forth in this definition;

(e) if such entity is a limited partnership, has, as its only general partners, Special Purpose Entities that are corporations, limited partnerships or limited liability companies satisfying the requirements of this definition “Special Purpose Entity”;

(f) if such entity is a corporation, has at least two (2) Independent Directors, and has not caused or allowed and will not cause or allow the board of directors of such entity to take any Bankruptcy Action unless two Independent Directors shall have participated in such vote;

(g) if such entity is a limited liability company without a Springing Member, has as its manager a Special Purpose Entity that is a Delaware corporation or limited liability company that has at least two Independent Directors;

(h) if such entity is a limited liability company with a Springing Member, is a limited liability company organized in the State of Delaware that has (i) at least two Independent Managers and has not caused or allowed and will not cause or allow the board of managers of such entity to take any Bankruptcy Action unless two Independent Managers shall have participated in such vote and (ii) at least one Springing Member that will become a member of such entity upon the dissolution, resignation or withdrawal of the existing member;

(i) if such entity is (i) a limited liability company, has articles of organization, a certificate of formation and/or an operating agreement, as applicable, (ii) a limited partnership, has a limited partnership agreement, or (iii) a corporation, has a certificate of incorporation or articles that, in each case, provide that such entity will not, while any obligations remain outstanding under the Loan Documents: (A) dissolve, merge, liquidate, consolidate; (B) sell all or substantially all of its assets or the assets of the Borrower (as applicable), except as permitted in connection with the release of an

Individual Property as provided in Section 2.5.1; (C) engage in any other business activity, or amend its organizational documents with respect to the matters set forth in this definition of Special Purpose Entity without the consent of Lender; or (D) without the affirmative vote of two (2) Independent Directors and of all other directors of such entity or the general partner or managing member of such entity, take any Bankruptcy Action with respect to itself or to any other entity in which it has a direct or indirect legal or beneficial ownership interest;

(j) has been, is and will remain solvent and has paid and will pay its debts and liabilities (including, as applicable, shared personnel and overhead expenses) from and to the extent of its assets as the same shall become due, and is maintaining and will maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations; provided, however, that the foregoing shall not require the Member to make additional capital contributions to the company;

(k) has not failed and will not fail to correct any known misunderstanding regarding the separate identity of such entity;

(l) has maintained, maintains and will maintain its bank accounts, books and records separate from any other Person and will file its own tax returns separate from those of any other Person, except to the extent the company is treated as a “disregarded entity” for tax purposes and is not required to file tax returns under applicable law; Borrower shall not have any obligation to reimburse its equityholders for any taxes that such equityholder may incur as a result of any profits or losses of the Borrower;

(m) has maintained, maintains and will maintain its own records, books, resolutions and agreements;

(n) except as contemplated by the Loan Documents with respect to co-borrowers under the Loan, has not commingled, does not commingle and will not commingle its funds or assets with assets of any other Person;

(o) has held, holds and will hold its assets in its own name;

(p) has conducted, conducts and will conduct its business in its own name;

(q) has maintained, maintains and will maintain its financial statements, accounting records and other entity documents separate and apart from any other Person and has not permitted and will not permit its assets to be listed on the financial statement of any other Person; provided, however, that, the company’s assets may be included in consolidated financial statement of its Affiliates, provided that (i) appropriate notation shall be made on such consolidated financial statements to indicate the separateness of the company from such Affiliate and to indicate the company’s assets and credit are not available to satisfy the debts and other obligations of such Affiliate or any other Person and (ii) such assets shall also be listed on the company’s own separate balance sheet;

(r) has paid, pays and will pay its own liabilities and expenses, including the salaries of its own employees (if any), out of its own funds and assets, and has maintained and will maintain a sufficient number of employees (if any) in light of its contemplated business operations;

(s) has observed, observes and will observe all partnership, corporate or limited liability company formalities necessary to maintain its separate existence;

(t) has not, does not and will not incur, create, or assume any Indebtedness other than (i) the Loan, and other Permitted Indebtedness and (ii) certain Indebtedness to Affiliates that was incurred in connection with the formation of Borrower and Operating Company and the transfer of the Properties to Mortgage Borrower and was satisfied and/or released in full prior to the funding of the Loan hereunder;

(u) has not, does not and will not assume or guarantee or become obligated for the debts of any other Person or hold out its credit as being available to satisfy the obligations of any other Person except as co-borrowers of the Loan or as general partner of a Borrower that is a limited partnership, in such capacity;

(v) has not, does not and will not acquire obligations or securities of its partners, members or shareholders or any Affiliate (other than Mortgage Borrower );

(w) has allocated, allocates and will allocate fairly and reasonably any overhead expenses that are shared with any Affiliate, including, but not limited to, paying for shared office space and services performed by any employee of an Affiliate;

(x) has maintained and used, does maintain and use and will maintain and use separate stationery, invoices and checks, if any, bearing its name. The stationery, invoices, and checks, if any, utilized by the Special Purpose Entity or utilized to collect its funds or pay its expenses shall bear its own name and shall not bear the name of any other entity unless such entity is clearly designated as being the Special Purpose Entity’s agent;

(y) has not pledged, does not pledge and will not pledge its assets for the benefit of any Person except as co-borrowers of the Loan;

(z) has held itself out and identified itself, holds itself out, and will hold itself out to the public and all other Persons and identify itself as a separate and distinct entity under its own name or in a name franchised or licensed to it by an entity other than an Affiliate of Borrower and not as a division or part of any other Person;

(aa) has maintained, maintains and will maintain its assets in such a manner that it will not be costly or difficult to segregate, ascertain or identify its individual assets from those of any other Person;

(bb) has not made, does not make and will not make loans to any Person or hold evidence of indebtedness issued by any other Person or entity (other than cash and investment-grade securities issued by an entity that is not an Affiliate of or subject to common ownership with such entity and other than the Gaming Equipment Facility Agreements);

(cc) has corrected and will correct any known misunderstanding regarding its separate identity and has not identified and will not identify its partners, members or shareholders, or any Affiliate of any of them, as a division or part of it, and has not identified itself and shall not identify itself as a division of any other Person;

(dd) except for capital contributions or capital distributions permitted under the terms and conditions of this Agreement and properly reflected on the books and records of this company, has not entered into or been a party to, is not a party to, and will not enter into or be a party to, any transaction with its partners, members, shareholders or Affiliates except in the ordinary course of its business and on terms which are commercially reasonable and are comparable to those that would be obtained in an arm’s-length transaction with an unrelated third party (including an appropriate shared services agreement with Affiliates);

(ee) has no, and will not, have any obligation to, and will not, indemnify its partners, officers, directors or members, as the case may be, unless such an obligation is fully subordinated to the Debt and will not constitute a claim against it in the event that cash flow in excess of the amount required to pay the Debt is insufficient to pay such obligation;

(ff) if such entity is a corporation, it shall consider the interests of its creditors in connection with all corporate actions;

(gg) has not, does not, and will not have, any of its obligations guaranteed by any Affiliate (except each Borrower as a co-borrower under the Loan, and except for any Guaranty);

(hh) has complied, complies, and will comply, with all of the terms and provisions contained in its organizational documents. The statement of facts contained in its organizational documents are true and correct and will remain true and correct; and

(ii) has not formed, acquired or held, does not hold, and will not form, acquire, or hold, any subsidiary (whether corporate, partnership, limited liability company, or other) or own any equity interest in any other entity (other than, with respect to Borrower, its interest in the Mortgage Borrower, and with respect to Principal, its interest in Borrower), except (1) in the case of a general partner of Borrower that is a limited partnership with respect to the partnership interests in the Borrower or a member of Borrower that is a limited liability company with more than one member with respect to such membership interest and (2) in connection with the conveyances of O’Shea’s and the RDE Parcels contemplated by Sections 2.5.3 and 2.5.4 of this Agreement, the formation of any subsidiary of Borrower for the purpose of contributing O’Shea’s or the RDE Parcels to such subsidiary, the equity of which will be substantially concurrently with such contribution distributed to the equity owners of the Mortgage Borrower and any Mezzanine Borrower in order to facilitate the conveyance of O’Shea’s and the RDE Parcels pursuant to Sections 2.5.3 and 2.5.4.

For the purposes of this definition as well as Section 4.1.30, all references to co-borrower shall include the Harrah’s LV Individual Borrower, the Harrah’s AC Individual Borrower, the Rio Individual Borrower and the Flamingo Individual Borrower as well as (i) the Original Tahoe Borrower and the Original Showboat Borrower from the Original Closing Date to the Swap Closing Date, (ii) the Paris Individual Borrower and the Laughlin Individual Borrower from and after the Swap Closing Date and (iii) Holdings, Paris Holding, Inc. and Harrah’s Laughlin, Inc. for the limited time that such entities assumed the obligations of the Original Loan in connection with the substitution of the Swap Property pursuant to Section 2.5.2 of the Original Loan Agreement.

“Specified Mezzanine Lender” shall have the meaning set forth in the Note Sales Agreement.

“Specified Mezzanine Notes” shall have the meaning set forth in the Note Sales Agreement.

“Specified Payment Date” shall have the meaning set forth in the Note Sales Agreement.

“SPE Party” shall mean Borrower and any other Person that is required to be a “Special Purpose Entity” under applicable Rating Agency criteria so as to make Borrower a Special Purpose Entity.

“Sponsor” shall mean (i) Apollo Management VI, L.P. and other affiliated co-investment partnerships (collectively, “Apollo”) and each Affiliate of Apollo (but not including, however, any of its portfolio companies), (ii) TPG Partners V, L.P. and other affiliated co-investment partnerships (collectively, “TPG”) and each Affiliate of TPG (but not including, however, any of its portfolio companies), and (iii) any individual who is a partner or employee of Apollo Management, L.P., Apollo, the Texas Pacific Group or TPG, to the extent such individual is licensed by a relevant Gaming Authority on the Original Closing Date or thereafter replaces any such licensee.

“Spread” shall mean (i) until the Initial Maturity Date, three percent (3.00%) per annum, (ii) from the Initial Maturity Date until the First Extended Maturity Date, three and one-half percent (3.5%) per annum, and (iii) from the First Extended Maturity Date until the Second Extended Maturity Date, four percent (4%) per annum.

“Springing Member” shall mean a Person who has signed the limited liability company agreement of a given Delaware limited liability company, which agreement provides that, upon the withdrawal, dissolution or disassociation of the last remaining member of such limited liability company (subject to applicable Gaming Laws), such Person shall become a member of such limited liability company having no economic interest therein.

“State” shall mean, with respect to an Individual Property, the State or Commonwealth in which such Individual Property or any part thereof is located.

“Strike Price” shall mean four and one-half percent (4.5%).

“Subsequent Upfront Purchase” shall have the meaning set forth in the Note Sales Agreement.

“Survey” shall mean a survey of the Individual Property in question prepared pursuant to the requirements contained in Section 4.1.27 hereof.

“Swap Agreement” shall mean any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions (other than the Interest Rate Cap Agreement).

“Swap Closing Date” shall mean May 22, 2008.

“Swap Property” means, individually and collectively, as the context may require, each of the Paris Las Vegas and Harrah’s Laughlin.

“Syndication” shall have the meaning set forth in Section 9.8 hereof.

“Tax and Insurance Escrow Fund” shall have the meaning set forth in Section 7.2 hereof.

“Taxes” shall mean all real estate and personal property taxes, assessments, water rates or sewer rents, now or hereafter levied or assessed or imposed against any Individual Property or part thereof.

“Third Mezzanine Borrower” shall mean, collectively, the entities set forth on Schedule XV hereto, each a Delaware limited liability company, together with their respective successors and permitted assigns. As used herein, the term “Third Mezzanine Borrower” shall mean one of the Third Mezzanine Borrowers individually, or the Third Mezzanine Borrowers collectively, as the context shall require.

“Third Mezzanine Debt Service” shall mean, with respect to any particular period of time, scheduled principal and/or interest payments due under the Third Mezzanine Notes.

“Third Mezzanine Lenders” shall mean, collectively, the Persons referred to as “Lender” under the Third Mezzanine Loan Agreement from time to time. The Third Mezzanine Lenders as of the date hereof are listed on Schedule XXVIII.

“Third Mezzanine Loan” shall mean that certain loan made by the Third Mezzanine Lenders to Third Mezzanine Borrower as of the Original Closing Date. When made, the Third Mezzanine Loan was in the original principal amount of Two Hundred Seventy Five Million and No/100 Dollars ($275,000,000). As of the date hereof, the Third Mezzanine Loan is in the outstanding principal amount of Two Hundred Sixty Five Million Eight Hundred Forty Two Thousand Five Hundred and no/100 Dollars ($265,842,500). The Third Mezzanine Loan is evidenced and/or secured by the Third Mezzanine Loan Agreement and the Third Mezzanine Loan Documents.

“Third Mezzanine Loan Agreement” shall mean that certain Second Amended and Restated Third Mezzanine Loan Agreement, dated as of the date hereof, between Third Mezzanine Lenders and Third Mezzanine Borrower, as the same may hereafter be amended, supplemented, or otherwise modified from time to time.

“Third Mezzanine Loan Documents” shall mean the Third Mezzanine Loan Agreement, the Third Mezzanine Notes and all other documents and instruments executed and delivered in connection with the Third Mezzanine Loan, as such documents may be amended, modified and restated in accordance with their respective terms.

“Third Mezzanine Notes” shall mean the “Notes” as defined in the Third Mezzanine Loan Agreement.

“Third Period” shall mean the period from the end of the Second Period to and including the Initial Maturity Date.

“Threshold Amount” shall have the meaning set forth in the definition of Material Alteration.

“Title Insurance Policies” shall mean, with respect to each Individual Property, an ALTA mortgagee title insurance policy in a form acceptable to Mortgage Lender (or, if an Individual Property is in a State which does not permit the issuance of such ALTA policy, such form as shall be permitted in such State and acceptable to Mortgage Lender) issued with respect to such Individual Property and insuring the lien of the Mortgage encumbering such Individual Property.

“Transfer” shall mean to, directly or indirectly, sell, assign, convey, mortgage, transfer, pledge, hypothecate, encumber, grant a security interest in, exchange or otherwise dispose of any beneficial interest or grant any option or warrant with respect to, or where used as a noun, a direct or indirect sale, assignment, conveyance, transfer, pledge or other disposition of any beneficial interest by any means whatsoever whether voluntary, involuntary, by operation of law or otherwise. A Transfer shall include, but not be limited to, (a) an installment sales agreement wherein Mortgage Borrower agrees to sell an Individual Property or any part thereof or Borrower agrees to sell the Collateral, in each case, for a price to be paid in installments; and (b) an agreement by Mortgage Borrower leasing all or a substantial part of an Individual Property for other than actual occupancy by a space tenant thereunder or a sale, assignment or other transfer of, or the grant of a security interest in, Mortgage Borrower’s right, title and interest in and to any Leases or any Rents; (c) if a Person restricted or affected by the provisions of this Agreement is a corporation, any merger, consolidation or sale or pledge of such corporation’s stock or the creation or issuance of new stock; (d) if a Person restricted or affected by the provisions of this Agreement is a limited or general partnership or joint venture, any merger or consolidation or the change, removal, resignation or addition of a general partner or the sale or pledge of the partnership interest of any general partner or any profits or proceeds relating to such partnership interest, or the sale or pledge of limited partnership interests or any profits or proceeds relating to such limited partnership interest or the creation or issuance of new limited partnership interests; (e) if a Person restricted or affected by the provisions of this Agreement is a limited liability company, any merger or consolidation or the change, removal, resignation or addition of a managing member or non-member manager (or if no managing member, any member) or the sale or pledge of the membership interest of a managing member (or if no managing member, any member) or any profits or proceeds relating to such membership interest, or the sale or pledge of non-managing membership interests or the creation or issuance of new non-managing membership interests; (f) if a Person restricted or affected by the provisions of this Agreement is a trust or nominee trust, any merger, consolidation or the sale or pledge of the legal or beneficial interest in such Person or the creation or issuance of new legal or beneficial interests; or (g) any direct or indirect sale, assignment, conveyance, transfer, pledge or other disposition (by any means whatsoever whether voluntary, involuntary, by operation of law or otherwise) of the Collateral or any part thereof or any legal or beneficial interest therein.

“Transferee” shall mean the Person to whom a Transfer is being effected.

“True Lease Opinion” shall mean (a) with respect to each Operating Lease (other than those Operating Leases relating to a Swap Property) those certain true lease opinion letters dated as of the Original Closing Date and delivered by Cleary Gottlieb Steen & Hamilton LLP in connection with the Loan, and updated by Cleary Gottlieb Steen & Hamilton LLP as of the Swap Closing Date and (b) with respect to each Operating Lease relating to a Swap Property, those certain true lease opinion letters dated as of the Swap Closing Date and delivered by Cleary Gottlieb Steen & Hamilton LLP in connection with the Loan.

“UCC” or “Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect in the applicable State in which an Individual Property is located.

“Upfront Purchase” shall have the meaning set forth in the Note Sales Agreement.

“U.S. Obligations” shall mean non-redeemable securities evidencing an obligation to timely pay principal and/or interest in a full and timely manner that are direct obligations of the United States of America for the payment of which its full faith and credit is pledged or other “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act of 1940, as amended.

“Voting Matters” shall have the meaning set forth in Section 9.11(a) hereof.

“Windstorm Insurance Intercreditor Agreement” means that certain Windstorm Insurance Intercreditor Agreement, dated as of the Original Closing Date, by and among JPM (as Mortgage Lender), the mezzanine lenders a party thereto, each of the “Other Owners” named therein and made a party thereto, Holdings, Bank of America, N.A., and the “Other Secured Parties” named therein and made a party thereto, as supplemented by that certain Supplemental Agreement Regarding Windstorm Insurance Intercreditor Agreement dated as of the Swap Closing Date, by and among Original Showboat Mortgage Borrower, Holdings and Mortgage Lender, as amended by the Omnibus Amendment (Windstorm Intercreditor) and as the same may hereafter be further amended, supplemented, or otherwise modified from time to time.

“Working Capital Account” shall have the meaning set forth in the Mortgage Loan Agreement.

Section 1.2 Principles of Construction. All references to sections and schedules are to sections and schedules in or to this Agreement unless otherwise specified. All uses of the word “including” shall mean “including, without limitation” unless the context shall indicate otherwise. Unless otherwise specified, the words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless otherwise specified, all meanings attributed to defined terms herein shall be equally applicable to both the singular and plural forms of the terms so defined and, for the avoidance of doubt, any use of a singular term to define more than one (“Borrower” or “Lender”, for example) shall mean any or all of such term unless the context shall indicate otherwise. Terms used herein and not otherwise defined herein (but defined in the Mortgage Loan Agreement) or defined by reference to the Mortgage Loan Agreement shall have the meaning set forth in the Mortgage Loan Agreement as of the Closing Date, notwithstanding any subsequent amendment of the Mortgage Loan Agreement to such defined terms unless the Requisite Lenders shall have consented to such amendment. Provisions of the Mortgage Loan Agreement or Other Mezzanine Loan Agreements referred to or incorporated herein by reference shall be such provisions of the Mortgage Loan Agreement or Other Mezzanine Loan Agreements, as applicable, as of the Closing Date, notwithstanding any subsequent amendment of the Mortgage Loan Agreement or Other Mezzanine Loan Agreements to such provision unless the Requisite Lenders shall have consented to such amendment. The words “Borrower shall cause Mortgage Borrower to”, “Borrower shall not permit Mortgage Borrower to”, “Borrower shall cause Operating Company to” or “Borrower shall not permit Operating Company to” (or words of similar meaning) shall mean Borrower shall cause Mortgage Borrower or Operating Company (subject to the provisions of Section 1.3 or Section 5.3), as applicable, to so act or not to so act, as applicable. All uses of the words “term of the Loan” or words of similar import when used in this Agreement shall refer to the “term of the Loan” commencing as of the Original Closing Date.

Section 1.3 Direction of Mortgage Borrower or with Respect to the Properties. Borrower and Lender hereby acknowledge and agree that, as to any clauses or provisions contained in this Agreement or any of the other Loan Documents to the effect that (i) Borrower shall cause Mortgage Borrower to act or to refrain from acting in any manner or (ii) Borrower shall cause to occur or not to occur, or otherwise be obligated in any manner with respect to, any matters pertaining to Mortgage Borrower or any of the Properties, such clause or provision, in each case, is intended to mean, and shall be construed as meaning, that Borrower has undertaken to act and is obligated to act only in Borrower’s capacity as the sole member of Mortgage Borrower but not directly with respect to Mortgage Borrower or any of the Properties or in any other manner which would violate any of the covenants contained in Section 4.1.30 (Special Purpose Entity) hereof or other similar covenants contained in Borrower’s organizational documents.

II. GENERAL TERMS

Section 2.1 Loan Commitment; Disbursement to Borrower.

2.1.1 Agreement to Lend and Borrow. Borrower acknowledges that the Loan was made on the Original Closing Date, in a single borrowing.

2.1.2 Single Borrowing. Any amount repaid hereunder in respect of the Loan may not be reborrowed.

2.1.3 The Note, the Pledge Agreement and Loan Documents. The Loan shall be evidenced by the Note (in the aggregate principal amount of Two Hundred Ninety Million Ten Thousand and No/100 Dollars ($290,010,000)) and secured by the Pledge Agreement and the other Loan Documents.

2.1.4 Use of Proceeds. Pursuant to the terms of the Original Loan Agreement, Borrower was to use the proceeds of the Loan solely to (a) make an equity contribution to Mortgage Borrower in order to cause Mortgage Borrower to use such amounts for any use permitted pursuant to Section 2.1.4 of the Mortgage Loan Agreement, (b) pay costs and expenses incurred in connection with the closing of the Original Loan, as approved by Lender and (c) distribute the balance, if any, to Borrower.

2.1.5 Component Notes. Lender shall have the right at any time to modify the Loan or a Note in order to create an additional note or additional notes, reduce the number of notes, reallocate the principal balances of the Notes or notes or eliminate the component note structure of the Loan provided that (a) the aggregate stated principal amount of the Loan on the date of each such adjustment shall equal the aggregate stated principal amount of the Loan immediately prior to such adjustment, (b) the interest rate spread of the Loan or any Note shall not be modified and (c) subject to the provisions of, and the prepayments as described in, the Note Sales Agreement, all payments of principal in respect of the Loan (other than payments of principal on account of the Specified Mezzanine Notes) shall be applied ratably to all Notes and new notes or modified notes (including in respect of any applications of Net Proceeds or Net Sales Proceeds or otherwise). In connection with any such modification of the Note and notes, or the creation of additional note(s), (i) Borrower shall cooperate with all reasonable requests of Lender and shall execute and deliver such documents as shall reasonably be requested by Lender in connection therewith, all in form and substance reasonably satisfactory to the Borrower and Lender and, following a Securitization, the Rating Agencies, including, without limitation, (y) revised title insurance policies and Interest Rate Protection Agreements, and (z) such amendments to the Loan Documents as are reasonably requested; (ii) Lender shall have received opinions of legal counsel with respect to due execution, authority and enforceability of the amended Loan Documents, and additional or updated nonconsolidation opinions for the Loan, each in form reasonably acceptable to Lender (and, following a Securitization, the Rating Agencies); and (iii) other than following the occurrence and during the continuance of an Event of Default, Lender (on a pro rata basis as between the Noteholders) in the case of a request made by all of the Noteholders (or, in the case of the severance (or combination) of an individual Note (or individual Notes) at the request of an individual Noteholder or individual Noteholders, such Noteholder(s)), shall pay the actual, reasonable out-of-pocket costs and expenses incurred by

Borrower in connection with the foregoing, including, without limitation, the actual, reasonable out-of-pocket legal fees incurred by Borrower in connection with any of the foregoing matters. For the avoidance of doubt, and notwithstanding anything to the contrary contained herein, such modifications shall not adversely affect the overall economics to Borrower of the Loan, taken as a whole, or expose Borrower to any additional costs (other than as set forth above) or increased risk of any liability (beyond that or greater than that existing in the Loan Documents in effect on the date hereof), and Borrower shall not be required to execute any document or agreement which would materially decrease its rights or materially increase its obligations relative to those set forth herein and in the other Loan Documents.

Section 2.2 Interest Rate.

2.2.1 Interest Generally. Except as herein provided with respect to interest accruing at the Default Rate, interest on the principal balance of the Loan outstanding from time to time shall accrue from the Original Closing Date up to and including the Maturity Date (including, without limitation, all interest that would accrue on the outstanding principal balance of the Loan through the end of the Interest Period during which the Maturity Date occurs (even if such period extends beyond the Maturity Date)) at the Applicable Interest Rate. Interest on the outstanding principal balance of the Loan existing on the commencement of an Interest Period shall accrue for the entire Interest Period and shall be owed by Borrower for the entire Interest Period regardless of whether any principal portion of the Loan is repaid prior to the expiration of such Interest Period.

2.2.2 Interest Calculation. Interest on the outstanding principal balance of the Loan shall be calculated by multiplying (a) the actual number of days elapsed in the period for which the calculation is being made by (b) a daily rate based on a three hundred sixty (360) day year (that is, the Applicable Interest Rate or the Default Rate, as then applicable, expressed as an annual rate divided by 360) by (c) the outstanding principal balance.

2.2.3 Determination of Interest Rate. (a) The Applicable Interest Rate with respect to the Loan shall be: (i) LIBOR plus the Spread with respect to the applicable Interest Period for a LIBOR Loan or (ii) the Prime Rate plus the Prime Rate Spread for a Prime Rate Loan if the Loan is converted to a Prime Rate Loan pursuant to the provisions of Section 2.2.3(c) or Section 2.2.3(f).

(b) Subject to the terms and conditions of this Section 2.2.3, the Loan shall be a LIBOR Loan and Borrower shall pay interest on the outstanding principal amount of the Loan at LIBOR plus the Spread for the applicable Interest Period. Any change in the rate of interest hereunder due to a change in the Applicable Interest Rate shall become effective as of the opening of business on the first day on which such change in the Applicable Interest Rate shall become effective. Each determination by Lender of the Applicable Interest Rate shall be conclusive and binding for all purposes, absent manifest error.

(c) In the event that any Lender shall have determined (which determination shall be conclusive and binding upon Borrower absent manifest error) that by reason of circumstances affecting the interbank eurodollar market, adequate and reasonable means do not exist for ascertaining LIBOR, then such Lender (or Servicer on behalf of such Lender) shall forthwith give notice by telephone of such determination, confirmed in writing, to Borrower at least one (1) Business Day prior to the last day of the related Interest Period. If such notice is given, the related outstanding LIBOR Loan shall be converted, on the last day of the then current Interest Period, to a Prime Rate Loan.

(d) If, pursuant to the terms of this Agreement, any portion of the Loan has been converted to a Prime Rate Loan and the applicable Lender shall determine (which determination shall be conclusive and binding upon Borrower absent manifest error) that the event(s) or circumstance(s) which resulted in such conversion shall no longer be applicable, such Lender (or Servicer on behalf of such Lender) shall give notice by telephone of such determination, confirmed in writing, to Borrower at least one (1) Business Day prior to the last day of the related Interest Period. If such notice is given, the related outstanding Prime Rate Loan shall be converted to a LIBOR Loan on the last day of the then current Interest Period.

(e) With respect to a LIBOR Loan, all payments made by Borrower hereunder shall be made free and clear of, and without reduction for or on account of, income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions, reserves or withholdings imposed, levied, collected, withheld or assessed by any Governmental Authority and imposed on any non-U.S. Noteholder due to a change in U.S. law after the date such non-U.S. Noteholder acquired its interest in the Loan (such non-excluded taxes, levies, imports, duties, charges, fees, deductions, reserves or withholdings being referred to collectively as “Foreign Taxes”), excluding (i) income and franchise taxes, (ii) any Taxes imposed by reason of any connection between the non-U.S. Noteholder and the taxing jurisdiction other than entering into this Agreement and receiving payments hereunder, and (iii) any Taxes imposed by reason of the non-U.S. Noteholder’s failure to complete and deliver to the Borrower, prior to the date on which the first payment to such Noteholder is due hereunder and (so long as it remains eligible to do so) from time to time thereafter, (x)(i) an Internal Revenue Service Form W-9 (or successor form) establishing that the Noteholder is not subject to U.S. backup withholding tax, (ii) an Internal Revenue Service Form W-8BEN (or successor form) certifying that such Noteholder is entitled to benefits under an income tax treaty to which the United States is a party that reduces the rate of withholding tax on payments of interest to zero, or (iii) an Internal Revenue Service Form W-8ECI certifying that the income receivable pursuant to this Agreement is effectively connected with the conduct of a trade or business in the United States, as appropriate; and (y) any successor or additional form required by the Internal Revenue Service or any taxing authority reasonably requested by the Borrower in order to secure an exemption from, or reduction in the rate of, Foreign Taxes. If any Foreign Taxes are required to be withheld from any amounts payable to a Noteholder hereunder, the amounts so payable to such Noteholder shall be increased to the extent necessary to yield to such Noteholder (after payment of all Foreign Taxes) interest or any such other amounts payable hereunder at the rate or in the amounts specified hereunder. Whenever any Foreign Tax is payable pursuant to applicable law by Borrower, as promptly as possible thereafter, Borrower shall send to such Noteholder an original official receipt, if available, or certified copy thereof showing payment of such Foreign Tax. Borrower hereby indemnifies each Noteholder for any incremental Foreign Taxes, interest or penalties that may become payable by each such Noteholder which may result from any failure by Borrower to pay any such Foreign Tax when due to the appropriate taxing authority or any failure by Borrower to remit to each such Noteholder (as appropriate) the required receipts or other required documentary evidence thereof (provided such documents are reasonably available to the Borrower).

(f) If any requirement of law or any change therein or in the interpretation or application thereof, shall hereafter make it unlawful for any Lender to make or maintain a LIBOR Loan as contemplated hereunder and the events giving rise thereto affect similarly situated banks or financial institutions generally, (i) the obligation of such Lender hereunder to make a LIBOR Loan or to convert a Prime Rate Loan to a LIBOR Loan shall be canceled forthwith and (ii) any outstanding LIBOR Loan shall be converted automatically to a Prime Rate Loan on the next succeeding Payment Date or within such earlier period as required by law.

(g) In the event that any change in any requirement of law or in the interpretation or application thereof, or compliance by any Lender with any request or directive (whether or not having the force of law) hereafter issued from any central bank or other Governmental Authority and the events giving rise thereto affect similarly situated banks or financial institutions generally:

(i) shall hereafter impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, or deposits or other liabilities in or for the account of, advances or loans by, or other credit extended by, or any other acquisition of funds by, the office of the Lender that holds the interest in the Loan which is not otherwise included in the determination of LIBOR hereunder;

(ii) shall hereafter require such Lender to hold additional capital against the Loan in excess of that currently required by Governmental Authorities to be held against loans similar in nature to the Loan; or

(iii) shall hereafter impose on such Lender any other condition affecting loans to borrowers subject to LIBOR-based interest rates and such Lender determines that, by reason thereof, the cost to such Lender of making or maintaining the Loan to Borrower is increased, or any amount received by such Lender hereunder in respect of any portion of the Loan is reduced, in each case by an amount deemed by such Lender in good faith to be material;

then, in any such case, Borrower shall promptly pay such Lender, upon demand, any additional amounts necessary to compensate such Lender for such additional cost or reduced amount receivable which such Lender deems to be material as determined in good faith by such Lender. If such Lender becomes entitled to claim any additional amounts pursuant to this Section 2.2.3(g), such Lender shall provide Borrower with not less than ninety (90) days’ notice specifying in reasonable detail the event by reason of which it has become so entitled and the additional amount required to fully compensate such Lender for such additional cost or reduced amount. A certificate as to any additional costs or amounts payable pursuant to the foregoing sentence submitted by a Lender to Borrower shall be conclusive in the absence of manifest error. This provision shall survive payment of the Note and the satisfaction of all other obligations of Borrower under this Agreement and the Loan Documents.

(h) No Lender shall be entitled to claim compensation pursuant to this Section 2.2.3 for any Foreign Taxes or other amounts incurred or which accrued more than ninety (90) days before the date such Lender notified Borrower of the change in law or other circumstance on which such claim of compensation is based and delivered to Borrower a written statement setting forth in reasonable detail the basis for calculating the additional amounts owed to such Lender under this Section 2.2.3, which statement shall be conclusive and binding upon all parties hereto absent manifest error.

(i) For purposes of this Section 2.2.3, the term “Lender” shall include the present and future participants of each Lender to the extent of Foreign Taxes imposed by reason of such Lender or participant’s interest in the Loan and each such Lender’s or participant’s increased costs or reduction in amount received or receivable hereunder or any reduced rate of return, in each case payable by Borrower under this Section 2.2.3.

2.2.4 Additional Costs. Each Lender will use reasonable efforts (consistent with legal and regulatory restrictions) to maintain the availability of the LIBOR Loan and to avoid or reduce any increased or additional costs payable by Borrower under Section 2.2.3, including, if requested by Borrower, a transfer or assignment of the Loan to a branch, office or Affiliate of such Lender in another jurisdiction, or a redesignation of its lending office with respect to the Loan, in order to maintain the availability of the LIBOR Loan or to avoid or reduce such increased or additional costs, provided that the transfer or assignment or redesignation (a) would not result in any material additional costs, expenses or risk to such Lender that are not reimbursed by Borrower and (b) would not be disadvantageous in any other material respect to such Lender as determined by such Lender in its sole but reasonable discretion.

2.2.5 Default Rate. In the event that, and for so long as, any Event of Default shall have occurred and be continuing, the outstanding principal balance of the Loan and, to the extent permitted by law, all accrued and unpaid interest in respect of the Loan and any other amounts due pursuant to the Loan Documents, shall accrue interest at the Default Rate, calculated from the date such payment was due without regard to any grace or cure periods contained herein.

2.2.6 Usury Savings. This Agreement, the Note and the other Loan Documents are subject to the express condition that at no time shall Borrower be obligated or required to pay interest on the principal balance of the Loan at a rate which could subject any Lender to either civil or criminal liability as a result of being in excess of the Maximum Legal Rate. If, by the terms of this Agreement or the other Loan Documents, Borrower is at any time required or obligated to pay interest on the principal balance due hereunder at a rate in excess of the Maximum Legal Rate, the Applicable Interest Rate or the Default Rate, as the case may be, shall be deemed to be immediately reduced to the Maximum Legal Rate and all previous payments in excess of the Maximum Legal Rate shall be deemed to have been payments in reduction of principal and not on account of the interest due hereunder. All sums paid or agreed to be paid to any Lender for the use, forbearance, or detention of the sums due under the Loan, shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full stated term of the Loan until payment in full so that the rate or amount of interest on account of the Loan does not exceed the Maximum Legal Rate of interest from time to time in effect and applicable to the Loan for so long as the Loan is outstanding.

2.2.7 Interest Rate Cap Agreement. (a) The Interest Rate Cap Agreement in effect on the Closing Date has a LIBOR strike price equal to the Strike Price and a scheduled termination date of the Initial Maturity Date. The Interest Rate Cap Agreement (i) is in a form and substance reasonably acceptable to Lender, (ii) is with an Acceptable Counterparty, (iii) directs such Acceptable Counterparty to pay directly to an account pledged to Lender any amounts due Borrower under such Interest Rate Cap Agreement unless and until otherwise instructed by Lender (it being agreed as between Lender and Borrower that Lender will so instruct the Counterparty at such time as the Debt shall no longer exist, provided that the Debt shall be deemed to exist if the Properties are transferred by judicial or non-judicial foreclosure or deed-in-lieu thereof), and (iv) has a notional amount at least equal to the principal balance of the Loan outstanding on the Closing Date (it being understood that the notional amount of the Interest Rate Cap Agreement may be reduced, from time to time, as the principal balance of the Loan is reduced (in the amounts of such reduction in principal) pursuant to clause (g) below). Borrower shall collaterally assign to Collateral Agent (for the benefit of Lender), pursuant to the Collateral Assignment of Interest Rate Cap Agreement, all of its right, title and interest to receive any and all payments under the Interest Rate Cap Agreement, and shall deliver to Collateral Agent an executed counterpart of such Interest Rate Cap Agreement (which shall, by its terms, authorize the assignment to Collateral Agent (for the benefit of Lender) and require that payments be paid directly into an account pledged to Collateral Agent (for the benefit of Lender) as provided above in this Section 2.2.7). Provided no Event of Default has occurred and is continuing, amounts contained in the foregoing pledged account shall be released to Borrower on a monthly basis to the extent not applied toward debt service on the Loan.

(b) Borrower shall comply with all of its obligations under the terms and provisions of the Interest Rate Cap Agreement. All amounts paid by the Counterparty under the Interest Rate Cap Agreement to Borrower or Lender shall be deposited immediately into a Collection Account. Borrower shall take all actions reasonably requested by Collateral Agent to enforce Collateral Agent’s rights under the Interest Rate Cap Agreement in the event of a default by the Counterparty and, except as set forth in the Collateral Assignment of Interest Rate Cap Agreement, shall not waive, amend or otherwise modify any of its rights thereunder.

(c) In the event of any downgrade, withdrawal or qualification of the rating of the Counterparty by S&P or Moody’s to below the ratings set forth in the definition of “Acceptable Counterparty”, Borrower (i) shall replace the Interest Rate Cap Agreement with a Replacement Interest Rate Cap Agreement (or cause the Counterparty or an Affiliate thereof to post collateral acceptable to Lender) not more than fifteen (15) Business Days following receipt of notice of such downgrade, withdrawal or qualification (and meeting the requirements set forth in this Section 2.2.7) from an Acceptable Counterparty, (ii) if a Replacement Interest Rate Cap Agreement is provided to Lender, then if requested by Lender, shall provide to Lender an opinion of counsel to such Acceptable Counterparty in the form and containing the substance of the form of opinion set forth in Exhibit A to the Mortgage Loan Agreement (with such changes as shall be reasonably approved by Lender), and (iii) shall collaterally assign to Collateral Agent (for the benefit of Lender), pursuant to an assignment in the form of the Collateral Assignment of Interest Rate Cap Agreement, all of its right, title and interest to receive any and all payments under the Replacement Interest Rate Cap Agreement.

(d) In the event that Borrower fails to purchase and deliver to Lender the Interest Rate Cap Agreement or fails to maintain the Interest Rate Cap Agreement in accordance with the terms and provisions of this Agreement, Lender may purchase the Interest Rate Cap Agreement and the cost incurred by Lender in purchasing such Interest Rate Cap Agreement shall be paid by Borrower to Lender with interest thereon at the Default Rate from the date such cost was incurred by Lender until such cost is reimbursed by Borrower to Lender.

(e) In connection with any Interest Rate Cap Agreement provided to Lender as herein required, if requested by Lender, Borrower shall obtain and deliver to Lender an opinion of counsel (which counsel may be in-house counsel for the Counterparty) for the Counterparty (upon which Lender and its successors and assigns may rely) in the form and containing the substance of the form of opinion set forth in Exhibit A to the Mortgage Loan Agreement (with such changes as shall be reasonably approved by Lender).

(f) Borrower hereby represents, warrants and covenants that all of the terms, covenants, and conditions contained in the Interest Rate Cap Agreement (as amended as of the Closing Date and assigned to the Collateral Agent) shall be and remain in full force and effect, and the Interest Rate Cap Agreement is hereby ratified, reaffirmed and republished in its entirety. Further, it is expressly understood that any assignments and amendments to the Interest Rate Cap Agreement effected simultaneously herewith do not and shall not (i) give rise to any defense, set-off, right of recoupment, claim or counterclaim with respect to any of Borrower’s obligations under the Interest Rate Cap Agreements or the Collateral Assignment of Interest Rate Cap Agreement, (ii) operate as a waiver of any of Lender’s rights, powers or privileges under the Interest Rate Cap Agreement or the Collateral Assignment of Interest Rate Cap Agreement, or (iii) prejudice, limit or affect in any way any present or future rights, remedies, powers or benefits available to Lender (or Collateral Agent) under the Interest Rate Cap Agreement or the Collateral Assignment of Interest Rate Cap Agreement. Lastly, Borrower hereby agrees and acknowledges that (a) all references in the Interest Rate Cap Agreement and Collateral Assignment of Interest Rate Caps to the “Loan Agreement” shall mean this Agreement and (b) all references in the Interest Rate Cap Agreement and Collateral Assignment of Interest Rate Cap to the “Loan” shall mean the Loan, as defined in this Agreement. The foregoing representations, warranties and agreements are made for the benefit of Borrower, Collateral Agent, the Lenders and the existing Counterparty under the Interest Rate Cap Agreement (that is intended to be a third party beneficiary of the provisions of this paragraph).

(g) The Interest Rate Cap Agreement in effect on the date hereof shall terminate on the Initial Maturity Date (unless such Interest Rate Cap Agreement terminates sooner upon the occurrence of certain events of default or termination events, as more fully provided therein). Borrower has advised Lenders that if and when Borrower reduces the notional amounts of the Interest Rate Cap Agreement hereunder and under the Mortgage Loan and the Other Mezzanine Loans (as more fully provided in this Section), Borrower intends to apply the cash proceeds resulting from any such reductions in notional amount to extending the term of the Interest Rate Cap Agreements (beyond the Initial Maturity Date, initially, and thereafter beyond such further dates to which the Interest Rate Cap Agreement may be extended, as described in this Section). In connection therewith, the parties agree that in connection with any prepayment or reduction in the principal amount of the Loan, the Mortgage Loan and the Other Mezzanine Loans (including reductions in the principal amount thereof prior to the Closing Date), provided no Event of Default shall have occurred and be continuing, Borrower may at any time and from time to time, upon no less than ten (10) days prior written notice to the Counterparty, Collateral Agent and Servicer (or such lesser time as the Counterparty, Collateral Agent and Servicer may agree) and (to the extent the consent of the Counterparty is required with respect to such matter under the terms of the Interest Rate Cap Agreement then in effect) with the consent of the Counterparty, either:

(x) (1) amend the existing (or the then existing) Interest Rate Cap Agreement to reduce the notional amount of such existing Interest Rate Cap Agreement (so that, after giving effect to such reduction, the notional amount under the Interest Rate Cap Agreement is equal to the outstanding principal balance of the Loan at such time); and (2) any amounts constituting termination payments or any other amounts due and payable by the Counterparty to the Borrower in connection with any such reduction of the notional amount shall be deposited by the Borrower into the Cap Reserve Account and the Cap Reserve Fund may be applied by the Borrower in connection with such notional reduction to extend the scheduled termination date of the Interest Rate Cap Agreement (but in no event later than the Second Extended Maturity Date), provided that such notional amount reduction and extension of term shall not affect any of the other terms of the Interest Rate Cap Agreement (including, without limitation, the Strike Price) or the Collateral Assignment of Interest Rate Cap Agreement (or Lender’s rights in respect thereof); or

(y) terminate the existing Interest Rate Cap Agreement and utilizing the cash proceeds available to the Borrower arising from such termination (including any other amounts constituting the Cap Reserve Fund) to purchase a Replacement Interest Rate Cap Agreement (i) having a notional amount equal to the principal balance of the Loan on the date of such purchase, (ii) in form and substance substantially the same as the Interest Rate Cap Agreement being terminated at such time (as such terms may be modified after the date hereof as contemplated hereunder), with such other modifications to the terms as are reasonably acceptable to Collateral Agent (so long as in each case the requirements of this Section 2.2.7(g) are otherwise satisfied), (iii) from an Acceptable Counterparty, (iv) having a scheduled termination date which extends beyond the scheduled termination date of the existing (or then existing) Interest Rate Cap Agreement (but in no event later than the Second Extended Maturity Date), (v) having a LIBOR strike price equal to the Strike Price, and (vi) directing such Acceptable Counterparty to pay directly to an account pledged to Collateral Agent any amounts due Borrower under such Interest Rate Cap Agreement unless and until otherwise instructed by Lender (it being agreed as between Servicer (on behalf of the Lenders) and Borrower that Servicer will so instruct the Counterparty at such time as the Debt shall no longer exist, provided that the Debt shall be deemed to exist if the Properties are transferred by judicial or non-judicial foreclosure or deed-in-lieu thereof). In connection with (and as a condition to executing) any such purchase, Borrower, Collateral Agent and the Counterparty shall enter into a Collateral Assignment of Interest Rate Cap Agreement in substantially the same form as the Collateral Assignment of Interest Rate Cap in effect as of the Closing Date, and, in addition, Borrower shall obtain and deliver to Servicer an opinion from counsel (which counsel may be in-house counsel for the Counterparty) for the Counterparty (upon which Collateral Agent, Lender and their respective successors and assigns may rely) in the form and containing the substance of the form of opinion set forth in Exhibit A (in each case with such changes as shall be reasonably approved by Collateral Agent).

Notwithstanding anything to the contrary in this Agreement, (i) in connection with any extension or replacement described in the foregoing Section 2.2.7(g), in no event shall Borrower agree to amend any existing Interest Rate Cap Agreement to shorten (or have the right to shorten) the scheduled termination date of any existing Interest Rate Cap Agreement or Replacement Interest Rate Cap Agreement, and (ii) the Borrower and its Affiliates shall not be required to spend in the aggregate during the term of this Agreement (as may extended pursuant to Section 2.7 hereof) more than the Cap Reserve Fund (meaning, for the avoidance of doubt, the sum of $5,000,000 and the additional amount deposited in the Cap Reserve Account pursuant to Section 2.2.7(g)) on any extension of any Interest Rate Cap Agreement or purchase of any Replacement Interest Rate Cap Agreement by the Borrower pursuant to this Section 2.2.7(g) or in connection with any extension of the Loan as described in Section 2.7 and on any extension of any interest rate cap agreement or purchase of a replacement interest rate cap agreement pursuant to the corresponding provisions of the Mortgage Loan Agreement by any Mortgage Borrower or Mezzanine Loan Agreement by any Mezzanine Borrower, including in connection with any extension of the Mezzanine Loan as described in the corresponding provision of any Mezzanine Loan Agreement (it being acknowledged that such limitation will result in the strike price in effect with respect to any period after the Initial Maturity Date being greater than the Strike Price on the Closing Date and/or the related notional amount being less than the principal balance of the Loan outstanding at such time if the Interest Rate Cap Agreement may not be extended otherwise to the Second Extended Maturity Date with a lower strike price and/or greater notional amount with (and given) the amount of Cap Reserve Funds available to effect the purchase of such an extension (and in such event the Borrower will determine, subject to the consent of the Lender (not to be unreasonably withheld) and (to the extent the consent of the Counterparty is required with respect to such matter under the terms of the Interest Rate Cap Agreement then in effect) with the consent of the Counterparty, which of the following will apply: (i) the strike price will be greater than the Strike Price in effect on the Closing Date, (ii) the notional amount will be less than the principal balance of the Loan outstanding or (iii) some combination of (i) or (ii)). It is understood and agreed that this Agreement shall not amend or modify (expressly or impliedly) any rights of the Counterparty with respect to any Interest Rate Cap Agreement, including without limitation any rights to consent to an amendment or termination of such Interest Rate Cap Agreement.

Section 2.3 Loan Payment.

2.3.1 Payments Generally. (a) On the Original Closing Date and each Payment Date thereafter through and including August 9, 2010, Borrower was required to make a payment to (or as directed by) JPM of interest accruing under the Original Loan Agreement. On the Payment Date occurring on September 9, 2010 Borrower shall make a payment to Lender of interest (x) accruing under the Original Loan Agreement from the last “Payment Date” under the Original Loan Agreement to the date hereof and (y) accruing hereunder during the entire Interest Period in which such Payment Date occurs, calculated in the manner set forth herein. On each Payment Date thereafter to and including the Maturity Date, Borrower shall make a payment to Lender of interest accruing hereunder during the entire Interest Period in which such Payment Date occurs, calculated in the manner set forth herein. All amounts due pursuant to this

Agreement and the other Loan Documents shall be payable without setoff, counterclaim, defense or any other deduction whatsoever. Each payment shall be applied pro rata and pari passu (A) first to accrued and unpaid interest on all of the Notes and (B) the balance shall be applied to principal of all the Notes.

(b) If any Lender shall obtain payment in respect of any principal of or interest on its ratable share of the Loan resulting in such Lender receiving payment in excess of its pro rata share of the aggregate amount of such principal and accrued interest thereon, then the Lender receiving such excess payment shall purchase participations in the interests of each other Lender in the Loan to the extent necessary so that the benefit of all such payments shall be shared by each Lender ratably in accordance with their pro rata shares of the Loan; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made pursuant to and in accordance with this Agreement or the other Loan Documents or any direct or indirect sale, assignment, participation or other transfer of any interest in the Loans to any Person (including without limitation to the Borrower, Holdings or any Affiliate thereof, whether in connection with any Upfront Purchase, Subsequent Upfront Purchase, ECF Purchase, Optional Note Purchase or otherwise). Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of Borrower in the amount of such participation.

2.3.2 Payment on Maturity Date. Borrower shall pay to Lender on the Maturity Date the outstanding principal balance of the Loan, all accrued and unpaid interest and all other amounts due hereunder and under the Notes, the Pledge Agreement and the other Loan Documents, including, without limitation, all interest that would accrue on the outstanding principal balance of the Loan through and including the end of the Interest Period in which the Maturity Date occurs (even if such Interest Period extends beyond the Maturity Date).

2.3.3 Late Payment Charge. If any principal, interest or any other sums due under the Loan Documents, other than the payment of principal due on the Maturity Date, is not paid by Borrower by the date on which it is due, Borrower shall pay to Lender upon demand an amount equal to the lesser of one percent (1%) of such unpaid sum or the maximum amount permitted by applicable law in order to defray the expense incurred by Lender in handling and processing such delinquent payment and to compensate Lender for the loss of the use of such delinquent payment; provided, however that, except with respect to the payment of any monthly Debt Service payments with respect to which no notice or demand shall be required, no such late payment charge shall be due unless such payment of principal, interest or other sum shall be delinquent for more than five (5) Business Days following the date of demand therefor. Any such amount shall be secured by the Pledge Agreement and the other Loan Documents to the extent permitted by applicable law.

2.3.4 Method and Place of Payment. Except as otherwise specifically provided herein, all payments and prepayments under this Agreement and the Note shall be made to Lender not later than 3:00 p.m., New York City time, on the date when due and shall be made in lawful money of the United States of America in immediately available funds as directed by Servicer (in accordance with the provisions of Section 9.1), and any funds received by Servicer (on behalf of Lender) after such time shall, for all purposes hereof, be deemed to have been paid on the next succeeding Business Day.

Section 2.4 Prepayments.

2.4.1 Voluntary Prepayments. Borrower may, at its option, prepay the Debt in whole or in part, provided the following conditions are satisfied:

(a) No Event of Default shall have occurred and be continuing (unless, in the case of a prepayment upon the release of an Individual Property, the Event of Default relates solely to such Individual Property and therefore would be fully cured by the release of such Individual Property);

(b) Borrower shall provide prior written notice to Lender specifying the date upon which the prepayment is to be made (the “Prepayment Date”), which notice shall be delivered to Lender not less than ten (10) days prior to such Prepayment Date (or such shorter period of time as may be permitted by Lender in its sole discretion), and which notice shall be irrevocable; provided, that, notwithstanding the foregoing, Lender hereby agrees that Borrower may revoke any notice of prepayment up until the date that is one (1) Business Day prior to the proposed Prepayment Date (provided that Borrower shall be required to pay Lender, promptly upon demand, any actual, out-of-pocket expenses incurred by Lender resulting from any such revocation));

(c) each such prepayment, in the case of partial prepayments, shall be in an amount not less than Five Million and no/100 Dollars ($5,000,000.00), unless the outstanding principal balance of the Loan (prior to such prepayment) shall be less than Five Million and no/100 Dollars ($5,000,000.00), in which event the amount of the prepayment shall be in such amount as shall prepay the Debt and all other amounts due in connection therewith in full, as more fully provided herein;

(d) if such prepayment is made on or prior to the Payment Date occurring in the Interest Period in which such prepayment was made, then, in connection with such prepayment, Borrower shall pay to Lender, simultaneously with such prepayment, all interest on the principal balance of the Note then being prepaid which would have accrued through the end of the Interest Period then in effect notwithstanding that such Interest Period extends beyond the Prepayment Date;

(e) if such prepayment is made after a Payment Date occurring in the Interest Period in which such prepayment was made, but prior to the last two (2) Business Days in such Interest Period, Borrower shall make such prepayment without paying any interest thereon (Borrower having already paid interest on such amount on the Payment Date occurring in such Interest Period);

(f) if such prepayment is made on either of the last two (2) Business Days in an Interest Period, Borrower will pay to Lender, simultaneously with such prepayment, interest on the principal amount of the Loan prepaid through the last day of the Interest Period immediately following the Interest Period in which such prepayment occurs, calculated at the Applicable Interest Rate; and

(g) if such prepayment is a prepayment of the Loan in full, Lender shall have received a written consent to the repayment from each Other Mezzanine Lender under each Other Mezzanine Loan or receipt by Lender of other evidence satisfactory to Lender that all conditions imposed under the terms of each Other Mezzanine Loan shall have been complied with by the borrower thereunder or otherwise waived by the applicable Other Mezzanine Lender.

Any prepayment received by Lender on a day other than a Payment Date (but not any amount received between a Payment Date and the second to last Business Day in an Interest Period) shall be held by Lender in an interest-bearing account as collateral security for the Loan and shall be applied to the Debt on the next occurring Payment Date (with all interest and other income earned on such amount being for the account of Borrower and being remitted by Lender to Borrower promptly following such next Payment Date). Any prepayment made pursuant to this Section 2.4.1 shall be applied pro rata and pari passu (a) first to accrued and unpaid interest on all of the Notes and (b) the balance shall be applied to principal of all the Notes. Lender agrees that it shall provide a written consent to the repayment of the Loan upon satisfaction of the conditions set forth in clauses (a) through (f) of this Section 2.4.1. Following any prepayment of the Loan as described in this Section 2.4.1, the Allocated Loan Amounts shall be reduced (on a pro rata basis) in an amount equal to such prepayment.

2.4.2 Intentionally Omitted.

2.4.3 Mandatory Prepayments from Net Proceeds. (a) On the next occurring Payment Date following the date on which Lender actually receives any Net Proceeds from Mortgage Lender in accordance with the terms of Section 2.4.3 of the Mortgage Loan Agreement, if Lender is not obligated to make such Net Proceeds available to Borrower for the Restoration of any Individual Property, Borrower shall prepay, or authorize Lender to apply Net Proceeds as a prepayment of, the outstanding principal balance of the Notes in an amount equal to 100% of such Net Proceeds, together with interest accruing on such amount calculated through and including the end of the Interest Period in which such Payment Date occurs (with the balance of the Net Proceeds, if any, to be paid over to the Second Mezzanine Lender for application in accordance with the Second Mezzanine Loan Agreement (or to the Mezzanine Lender for the next most senior Mezzanine Loan then outstanding for application in accordance with the Mezzanine Loan Agreement in effect with respect to such next most senior Mezzanine Loan)). Any prepayment received by Lender pursuant to this Section 2.4.3 on a date other than a Payment Date shall be held by Lender as collateral security for the Loan in an interest bearing account, with such interest accruing to the benefit of Borrower, and shall be applied by Lender on the next Payment Date. Following any prepayment made as described in this Section 2.4.3, the Allocated Loan Amount for the affected Individual Property, as set forth in this Agreement, shall be reduced in an amount equal to such prepayment. Any prepayment of the Notes made pursuant to this Section 2.4.3 shall be applied pro rata and pari passu (a) first to accrued and unpaid interest on all of the Notes and (b) the balance shall be applied to principal of all the Notes.

(b) In the event of (i) a Transfer of any Individual Property in connection with the realization thereon following a Mortgage Loan Default, (ii) any refinancing of any Individual Property or the Mortgage Loan, or (iii) the receipt by Mortgage Borrower of any excess proceeds realized under its owner’s title insurance policy after application of such proceeds by Mortgage Borrower to cure any title defect (each, a “Liquidation Event”), Borrower shall cause the related Net Liquidation Proceeds After Debt Service to be remitted directly to Lender (or as directed by Lender). On each date on which Lender actually receives a distribution of Net Liquidation Proceeds After Debt Service, Borrower shall prepay the outstanding principal balance of the Note in an amount equal to one hundred percent (100%) of such Net Liquidation Proceeds After Debt Service, together with interest accruing on such amount calculated through and including the end of the Interest Period in which such payment occurs. Any amounts of Net Liquidation Proceeds After Debt Service in excess of the Debt shall be remitted to Second Mezzanine Lender (or to an account designated by Second Mezzanine Lender (or to the Mezzanine Lender for the next most senior Mezzanine Loan after the Loan then outstanding for application in accordance with the Mezzanine Loan Agreement in effect with respect to such next most senior Mezzanine Loan) (or to an account designated by such lender)). Any prepayment received by Lender pursuant to this Section 2.4.3(b) on a date other than a Payment Date shall be held by Lender as collateral security for the Loan in an interest bearing account, with such interest accruing to the benefit of Borrower, and shall be applied by Lender on the next Payment Date. Following the prepayment made as described in this Section 2.4.3(b), the Allocated Loan Amount for the affected Individual Property, as set forth in this Agreement, shall be reduced in an amount equal to such prepayment. Any prepayment of the Notes made pursuant to this Section 2.4.3(b) shall be applied pro rata and pari passu (i) first to accrued and unpaid interest on all of the Notes and (ii) the balance shall be applied to principal of all the Notes.

(c) Borrower shall immediately notify Lender of any Liquidation Event once Borrower has knowledge of such event. Borrower shall be deemed to have knowledge of (i) a sale (other than a foreclosure sale) of any Individual Property on the date on which a contract of sale for such sale is entered into, and a foreclosure sale, on the date notice of such foreclosure sale is given, and (ii) a refinancing of any Individual Property, on the date on which a commitment for such refinancing has been entered into. The provisions of this Section 2.4.3(c) shall not be construed to contravene in any manner the restrictions and other provisions regarding refinancing of the Mortgage Loan or Transfer of any Individual Property set forth in this Agreement, the other Loan Documents and the Mortgage Loan Documents.

2.4.4 Prepayments After Default. If, following the occurrence and during the continuance of an Event of Default, payment of all or any part of the Debt is tendered by Borrower or any other Person and accepted by Lender or otherwise recovered by Lender (including through application of any Reserve Funds), Borrower shall pay to Lender, in addition to the outstanding principal balance, (a) all accrued and unpaid interest at the Default Rate (including, without limitation, (i) in the event that such prepayment is received on a Payment Date or on any date in any Interest Period prior to a Payment Date, interest accruing (at the Default Rate) on such amount calculated through and including the end of the Interest Period in which such payment occurs, or (ii) in the event that such prepayment is received on a date after a Payment Date up to (and including) the last day of the Interest Period in which such Payment Date occurs, interest accruing (at the Default Rate) on such amount calculated through and including the end of the Interest Period in which the next Payment Date occurs), and (b) any and all other amounts payable under the Loan Documents. Any payment under this Section 2.4.4 shall be applied in such order, priority and proportions as Lender may direct in its sole and absolute discretion.

Section 2.5 Release of Collateral. Except as set forth in this Section 2.5, no repayment or prepayment of all or any portion of any Note shall cause, give rise to a right to require, or otherwise result in, the release or assignment of any Lien of the Pledge Agreement on the Collateral.

2.5.1 Release of Individual Property. Concurrently with the release of an Individual Property from the Lien of the Mortgage thereon (and related Mortgage Loan Documents) pursuant to Section 2.5.1 of the Mortgage Loan Agreement (a “Release” and such Individual Property, a “Release Property”), Borrower may obtain the release of the related Individual Borrower with an indirect ownership interest in such Individual Property (a “Release Borrower”) and such Release Borrower’s obligations under the Loan Documents with respect to the Release Property (other than those expressly stated to survive), upon the satisfaction of each of the following conditions:

(a) No Event of Default shall have occurred and be continuing (unless, in the case of a prepayment upon the release of an Individual Property, the Event of Default relates solely to such Individual Property and therefore would be fully cured by the release of such Individual Property);

(b) Borrower shall submit to Collateral Agent, not less than ten (10) Business Days prior to the date of such release, a release of Lien of the Pledge Agreement (and related Loan Documents), only with respect to such Release Borrower, for execution by Collateral Agent. Such release shall contain standard provisions, if any, protecting the rights of Lender and Collateral Agent (as releasing secured parties);

(c) After giving effect to such release, the Debt Service Coverage Ratio for the Properties then remaining subject to the Liens of the Mortgages (including giving pro forma effect to the payment of the Release Price and any additional prepayment(s) or reductions in the principal amount of the Mortgage Loan or Mezzanine Loans in connection with such release) shall be equal to or greater than the greatest of (i) the Debt Service Coverage Ratio for the twelve (12) full calendar months immediately preceding the release of the Individual Property (assuming the contemplated release had not occurred, i.e., for all Properties subject to the Liens of the Mortgage prior to the proposed release), (ii) 1.09 (which is 90% of the Debt Service Coverage Ratio as of the date hereof (which the parties agree is 1.21)), and (iii) 1.0;

(d) (i) The Individual Property to be released shall be conveyed to a Person other than a Mortgage Borrower or Mezzanine Borrower, and other than to an Affiliate of Mortgage Borrower unless, in the latter case, such Affiliate is refinancing the Loan with a construction or development loan (or repaying the Loan with equity contributions to such Affiliate) and (ii) it is such Affiliate’s immediate intention to materially redevelop such Individual Property, which loan (or equity contribution) and intention shall be described in reasonable detail and represented to in an Officer’s Certificate submitted to Lender concurrently with (or prior to) the materials described in clause (b) of this Section 2.5.1;

(e) In the case of a sale of an Individual Property other than the Rio Las Vegas, simultaneously with and as a condition to the closing of the sale of such Individual Property, Lender (or Servicer on its behalf) shall have received a wire transfer of immediately available federal funds in an amount equal to the Release Price for the applicable Individual Property (to be applied to the principal of the Loan on a pro rata and pari passu basis) together with (i) all accrued and unpaid interest calculated at the Applicable Interest Rate on the amount of principal being prepaid as provided in Section 2.4.1(d) or (e), as applicable, and (ii) all other sums due under this Agreement, the Note or the other Loan Documents in connection with a partial prepayment;

(f) Lender shall have received evidence that, contemporaneously with the conveyance of an Individual Property in compliance with the provisions hereof, the Operating Lease for such Individual Property shall be terminated and cancelled (and such termination and cancellation shall be permitted hereunder and under the other Loan Documents);

(g) Lender shall have received a written consent to the transfer from the lender under the Mortgage Loan and each of the Other Mezzanine Loans or receipt by Lender of other evidence satisfactory to Lender that all conditions imposed under the terms of the Mortgage Loan and each of the Other Mezzanine Loans shall have been complied with by the borrower thereunder or otherwise waived by the applicable lender; and

(h) Collateral Agent shall have received payment of all Collateral Agent’s reasonable out-of-pocket costs and expenses, including reasonable counsel fees and disbursements incurred in connection with the release of the Individual Property and/or Release Borrower from the lien of the Pledge Agreement and the review and approval of the documents and information required to be delivered in connection therewith. Each of Lender and Collateral Agent acknowledges that it shall not charge any fee (other than costs and expenses, as provided in the preceding sentence) in connection with the release of an Individual Property or Release Borrower.

Lender agrees that it shall provide a written consent to the transfer upon satisfaction of the conditions set forth in clauses (a) through (g) of this Section 2.5.1.

Notwithstanding the foregoing requirements, in the case of a sale of the Rio Las Vegas, the release of the Rio Individual Borrower shall be permitted hereunder if a Release of the Rio Las Vegas occurs pursuant to the terms of Section 2.5.1 of the Mortgage Loan Agreement and upon the application of the Net Sales Proceeds from the sale of the Rio Las Vegas in accordance with the terms of Section 2.5.1 of the Mortgage Loan Agreement and Article VII of the Note Sales Agreement, as applicable. Simultaneously with the closing of the sale of the Rio Las Vegas, the Allocated Loan Amounts for each Individual Property set forth on Schedule II attached shall be automatically adjusted as set forth in Section 2.5.1 of the Mortgage Loan Agreement.

2.5.2 Release of Convention Center Parcel. At any time after the date hereof, Mortgage Borrower may obtain the release of the Convention Center Parcel pursuant to the Mortgage Loan Agreement, without the payment of a Release Price and upon the satisfaction of each of the following conditions:

(a) No Event of Default shall have occurred and be continuing (unless, in the case of a release of the Convention Center Parcel, the Event of Default relates solely to such parcel and therefore would be fully cured by the release of the Convention Center Parcel);

(b) Intentionally omitted;

(c) The Convention Center Parcel shall be conveyed to a Person other than a Mortgage Borrower or any Mezzanine Borrower;

(d) Mortgage Borrower will enter into a restrictive covenant agreement, restricting the use of the Convention Center Parcel to the development of a Convention Center and ancillary uses which agreement shall be in form and substance reasonably satisfactory to Lender;

(e) Prior to the transfer and release of the Convention Center Parcel, each applicable municipal authority exercising jurisdiction over the Convention Center Parcel shall have approved a lot-split ordinance or other applicable action under local law dividing the Convention Center Parcel from the remainder of the Harrah’s Atlantic City Property, and a separate tax identification number has been issued for the Convention Center Parcel (with the result that, upon the transfer and release of the Convention Center Parcel, no part of the remaining Harrah’s Atlantic City Property shall be part of a tax lot which includes any portion of the Convention Center Parcel);

(f) All requirements under all laws, statutes, rules and regulations (including, without limitation, all zoning and subdivision laws, setback requirements, sideline requirements, parking ratio requirements, use requirements, building and fire code requirements, environmental requirements and wetlands requirements) applicable to the Harrah’s Atlantic City Property necessary to accomplish the lot split shall have been fulfilled, and all necessary variances, if any, shall have been obtained, and Borrower shall have delivered to Lender either (1) letters or other evidence from the appropriate municipal authorities confirming such compliance with laws, or (2) a zoning report or legal opinion confirming such compliance with laws, in each case in substance reasonably satisfactory to Lender;

(g) As a result of the lot split, the remaining Harrah’s Atlantic City Property with all easements appurtenant and other Permitted Encumbrances thereto will not be in violation of any then applicable law, statute, rule or regulation (including, without limitation, all zoning and subdivision laws, setback requirements, sideline requirements, parking ratio requirements, use requirements, building and fire code requirements, environmental requirements and wetland requirements) and all necessary variances, if any, shall have been obtained and evidence thereof has been delivered to Lender which in form and substance is appropriate for the jurisdiction in which the Harrah’s Atlantic City Property is located;

(h) If reasonably necessary, appropriate reciprocal easement agreements for the benefit and burden of the remaining Harrah’s Atlantic City Property and the Convention Center Parcel requiring no cost or expense to Mortgage Borrower regarding the use of common facilities of such parcels, including, but not limited to, roadways, parking areas, utilities and community facilities, in a form and substance that would be reasonably acceptable to an ordinary prudent lender and which easements will not materially adversely affect the remaining Harrah’s Atlantic City Property, shall be declared and recorded, and the remaining Harrah’s Atlantic City Property and the Convention Center Parcel shall be in compliance with all applicable covenants under all easements and property agreements contained in the Permitted Encumbrances for the Harrah’s Atlantic City Property;

(i) Borrower has delivered an Officer’s Certificate to the effect that, to such officer’s knowledge after diligent inquiry, the conditions in subsection (a)-(h) hereof have occurred or shall occur concurrently with the transfer and release of the Convention Center Parcel;

(j) Borrower shall execute such documents and instruments and obtain such opinions of counsel as are typical for similar transactions;

(k) Collateral Agent shall have received payment of all Collateral Agent’s reasonable out-of-pocket costs and expenses, including reasonable counsel fees and disbursements incurred in connection with the review and approval of the documents and information required to be delivered in connection with the release of the Convention Center Parcel from the Lien of the related Mortgage. Each of Lender and Collateral Agent acknowledges that it shall not charge any fee (other than costs and expenses, as provided in the preceding sentence) in connection with the release of the Convention Center Parcel;

(l) Lender shall have received evidence reasonably satisfactory to it that Mortgage Borrower and each Other Mezzanine Borrower shall have satisfied all of the conditions to the proposed release set forth in the Mortgage Loan Agreement and each Other Mezzanine Loan Agreement, as applicable; and

(m) There shall be no release of any portion of the Lien of the Pledge Agreement in connection with this Section 2.5.2.

2.5.3 Release of O’Shea’s. At any time after the date hereof, Mortgage Borrower may obtain the release of the portion of the Flamingo Las Vegas known as O’Shea’s, without the payment of a Release Price, upon the satisfaction of each of the following conditions:

(a) No Event of Default shall have occurred and be continuing (unless the Event of Default relates solely to O’Shea’s and therefore would be fully cured by the release of O’Shea’s);

(b) Intentionally omitted;

(c) O’Shea’s shall be conveyed to a Person other than a Mortgage Borrower or any Mezzanine Borrower (other than, for the avoidance of doubt, distributions of O’Shea’s to the equity owners of the Mortgage Borrower and any Mezzanine Borrower in order to facilitate such conveyance to such Person other than a Mortgage Borrower or any Mezzanine Borrower);

(d) Prior to the transfer and release of O’Shea’s, (i) each applicable municipal authority exercising jurisdiction over the Flamingo Las Vegas shall have approved a lot-split ordinance or other applicable action under local law dividing O’Shea’s from the remainder of Flamingo Las Vegas, and a separate assessor parcel number will thereafter be issued for O’Shea’s (with the result that, following the issuance of a separate assessor parcel number for O’Shea’s, no part of the remaining Flamingo Las Vegas shall be part of a tax lot which includes any portion of O’Shea’s), (ii) the separate assessor parcel number referred to in the foregoing clause (i) shall have been applied for and (iii) Mortgage Borrower shall have received an amount (from a Person other than Mortgage Borrower, Mezzanine Borrower or Operating Company) that shall approximate the proportionate unpaid real property taxes for O’Shea’s, such amount to be based upon the amount of the current year’s real property tax for Flamingo Las Vegas, the proportionate size of O’Shea’s in relation to the entire parcel subject to such real property tax and the anticipated waiting time for issuance of the assessor parcel number referred to in the foregoing clause (i), which Mortgage Borrower shall use to pay in accordance with the terms of this Agreement any real property tax exposure in respect of O’Shea’s for any period after the release of O’Shea’s for which Mortgage Borrower is liable (and any remaining amounts of which shall be returned promptly after the payment of any such taxes);

(e) All requirements under all laws, statutes, rules and regulations (including, without limitation, all zoning and subdivision laws, setback requirements, sideline requirements, parking ratio requirements, use requirements, building and fire code requirements, environmental requirements and wetlands requirements) applicable to the Flamingo Las Vegas necessary to accomplish the lot split shall have been fulfilled, and after such lot split, the remaining Flamingo Las Vegas with all easements appurtenant and other Permitted Encumbrances thereto will not be in violation of any then applicable law, statute, rule or regulation (including, without limitation, all zoning and subdivision laws, setback requirements, sideline requirements, parking ratio requirements, use requirements, building and fire code requirements, environmental requirements and wetland requirements), and all necessary variances (in form and substance is appropriate for the jurisdiction in which the Flamingo Las Vegas is located), if any, shall have been obtained, as evidenced by (1) an Officer’s Certificate or (2) Mortgage Borrower having delivered to Servicer, at Mortgage Borrower’s option, either (A) letters or other evidence from the appropriate municipal authorities confirming such compliance with laws in substance reasonably satisfactory to Servicer and Collateral Agent, or (B) a zoning report confirming such compliance with laws in substance reasonably satisfactory to Servicer and Collateral Agent, or (3) a legal opinion confirming such compliance with laws in substance reasonably satisfactory to Servicer and Collateral Agent;

(f) If reasonably necessary, appropriate reciprocal easement (or condominium) agreements for the benefit and burden of the remaining Flamingo Las Vegas and O’Shea’s requiring no cost or expense to Mortgage Borrower regarding the use of common facilities of such parcels, including, but not limited to, roadways, parking areas, utilities and community facilities, in a form and substance that would be reasonably acceptable to an ordinary prudent lender and which easements will not materially adversely affect the remaining Flamingo Las Vegas, shall be declared and recorded, and the remaining Flamingo Las Vegas and O’Shea’s shall be in compliance with all applicable covenants under all easements and property agreements contained in the Permitted Encumbrances for the Flamingo Las Vegas;

(g) Borrower has delivered an Officer’s Certificate to the effect that, to such officer’s knowledge after diligent inquiry, the conditions in subsection (a) - (f) hereof have occurred or shall occur concurrently with the release of O’Shea’s;

(h) In connection with the release of O’Shea’s, the Flamingo Mortgage Borrower shall have obtained, to the extent reasonably available at such time, an appropriate title policy endorsement to its owners policy on title, to the effect that the release of O’Shea’s will not have an adverse affect on such Mortgage Borrower’s ownership of the balance of the Flamingo Las Vegas (following the release of O’Shea’s);

(i) Delivery of evidence reasonably satisfactory to Servicer and Collateral Agent, which may be in the form of an Officer’s Certificate, that the release will not have either an Individual Material Adverse Effect on the remainder of the Flamingo Las Vegas or an Aggregate Material Adverse Effect (it being understood that, for purposes of such determinations, O’Shea’s shall be deemed to have been released as of the Original Closing Date and to have no value) and the representations and warranties set forth in Sections 4.1.14, 4.1.16 (from and after the issuance of the separate assessor parcel number for O’Shea’s), 4.1.21, 4.1.22, 4.1.25, 4.1.30, 4.1.39 and 4.1.40 shall continue to be true and complete with respect to the remainder of the Flamingo Las Vegas;

(j) Borrower shall have delivered evidence reasonably satisfactory to Servicer and Collateral Agent, which may be in the form of an Officer’s Certificate, that Mortgage Borrower and each Other Mezzanine Borrower has complied with all of the terms and conditions set forth in Section 2.5.3 of the Mortgage Loan Agreement and the applicable Other Mezzanine Loan Agreement with respect to such release;

(k) Flamingo Mortgage Borrower and the related Operating Company shall have executed and delivered to Servicer a certified copy of an amendment to the applicable Operating Lease reflecting the release of O’Shea’s and the reduction in the “Initial Annual Rent” (as such term is defined in such Operating Lease relating to the Flamingo Las Vegas) by Fifteen Million and No/100 Dollars ($15,000,000.00) (it being understood that so long as the conditions to release described in this Section 2.5.3 are satisfied, the amendment to the Operating Lease relating to the Flamingo Las Vegas shall be permitted under the Loan Documents and such Operating Lease without the consent of Lender notwithstanding any provision thereof to the contrary);

(l) The payment by Borrower of Collateral Agent’s and Servicer’s reasonable out-of-pocket costs and expenses in connection with the release contemplated by this paragraph, including reasonable counsel fees and disbursements;

(m) There shall be no release of any portion of the Lien of the Pledge Agreement in connection with this Section 2.5.3.

Notwithstanding anything to the contrary contained herein (subject to Section 9.1(d) of the Mortgage Loan Agreement), each of Servicer, Lender and Collateral Agent acknowledges that it shall not charge any fee (other than costs and expenses, as provided in the preceding sentence) in connection with the release of O’Shea’s in accordance with this paragraph. The parties acknowledge and agree that the Operating Company in respect of the Flamingo Las Vegas, both before and after the release contemplated by this paragraph, shall be permitted to provide management and other similar services for O’Shea’s and shall be reimbursed for the allocable share of expenses attributable to O’Shea’s. For the avoidance of doubt, the parties agree that (for so long as O’Shea’s has not been released) O’Shea’s shall be included in computations of EBITDAM and Excess Cash Flow.

2.5.4 RDE Project.

In connection with the RDE Project, (i) Mortgage Borrower may, subject to the satisfaction of the conditions set forth in Section 2.5.4(A), enter into the RDE Project Easements and/or RDE Project Leases with the RDE Project Rights Holder and (ii) Mortgage Borrower may, in connection with obtaining the RDE Project Financing, if such releases are necessary in the good faith determination of Mortgage Borrower after using reasonable efforts to obtain the RDE Project Financing without such releases, obtain, subject to the satisfaction of the conditions set forth in Section 2.5.4(B), the release of any or all of the RDE Parcels.

(A) Pursuant to clause (i) of the foregoing paragraph, Mortgage Borrower may, notwithstanding anything to the contrary set forth in the Mortgage Loan Documents or the Loan Documents, enter into (in Mortgage Borrower’s discretion) (i) any easement or access agreements (or condominium or other agreements) proposed to be entered into between RDE Project Rights Holder and Flamingo Mortgage Borrower and/or Harrah’s LV Mortgage Borrower, as applicable, for all or any portion of the RDE Parcels in connection with the RDE Project (“RDE Project Easements”) or (ii) any leases proposed to be entered into between RDE Project Rights Holder and Flamingo Mortgage Borrower and/or Harrah’s LV Mortgage Borrower, as applicable, for all or any portion of the RDE Parcels in connection with the RDE Project (“RDE Project Leases”), in each case subject to the satisfaction of each of the following conditions:

(a) The RDE Project Easement and/or RDE Project Lease is executed in connection with the pursuit of the RDE Project by the RDE Project Rights Holder;

(b) No Event of Default shall have occurred and be continuing;

(c) Borrower (or Mortgage Borrower on its behalf) shall submit to Collateral Agent and Servicer, not less than thirty (30) days prior to the date of any proposed RDE Project Easement (or such lesser time as Collateral Agent and Servicer shall agree), drafts of such RDE Project Easement for review and reasonable approval by the Collateral Agent and Servicer. RDE Project Rights Holder shall have no obligation to pay any fee, cost or expense to Borrower under any RDE Project Easement; provided that the RDE Project Rights Holder shall be responsible for all operating costs and expenses, including real property taxes and insurance premiums, attributable to the RDE Parcel applicable to such RDE Project Easement, and any such RDE Project Easement shall not impose any fee, cost or expense on Mortgage Borrower (whether for the use or maintenance of such areas or facilities, or otherwise), other than Mortgage Borrower’s pro rata portion of any such cost or expense attributable to Mortgage Borrower’s use of the RDE Parcel in question, and any such RDE Project Easement shall be in a form appropriate in Clark County, Nevada (“Clark County”);

(d) Borrower (or Mortgage Borrower on its behalf) shall submit to Collateral Agent and Servicer, not less than thirty (30) days prior to the date of any proposed RDE Project Lease (or such lesser time as Collateral Agent and Servicer shall agree), drafts of such RDE Project Lease for review and reasonable approval by the Collateral Agent and Servicer. RDE Project Rights Holder shall have no obligation to pay any fee, cost or expense to Mortgage Borrower under any RDE Project Lease; provided that the RDE Project Rights Holder shall be responsible for all operating costs and expenses, including real property taxes and insurance premiums, attributable to the RDE Parcel applicable to such RDE Project Lease, and any such RDE Project Lease shall not impose any fee, cost or expense on Mortgage Borrower (whether for the use or maintenance of such areas or facilities, or otherwise), other than Mortgage Borrower’s pro rata portion of any such cost or expense attributable to Mortgage Borrower’s use of the RDE Parcel in question, and such RDE Project Lease shall be in a form appropriate in Clark County;

(e) Borrower (or Mortgage Borrower on its behalf) shall submit to Collateral Agent and Servicer, not less than thirty (30) days prior to the date of the proposed RDE Project Easement and/or RDE Project Lease, as applicable (or such lesser time as Collateral Agent and Servicer shall agree) (it being understood that the executed Officer’s Certificate referred to below may be provided on or prior to the date of the proposed RDE Project Easement and/or RDE Project Lease, as applicable), evidence reasonably satisfactory to Collateral Agent and Servicer, which in the case of the immediately following subclause (i) may be in the form of an Officer’s Certificate, that (i) the proposed RDE Project Easement and/or RDE Project Lease, as applicable, will not have either an Individual Material Adverse Effect on the remainder of the Flamingo Las Vegas or the remainder of the Harrah’s Las Vegas (as applicable), whether in connection with ingress or egress to or use of such Properties or otherwise, or an Aggregate Material Adverse Effect (it being understood that, for purposes of such determinations, the RDE Parcel in question shall be deemed to have been a part of such RDE Project Easement and/or RDE Project Lease, as applicable, as of the Original Closing Date and to have no value), or materially adversely affect gaming operations at the remainder of the Flamingo Las Vegas or the remainder of the Harrah’s Las Vegas (as applicable) and (ii) ingress and egress to the remainder of the Flamingo Las Vegas or the remainder of the Harrah’s Las Vegas (as applicable) will not be materially adversely affected by the proposed RDE Project Easement and/or RDE Project Lease, as applicable;

(f) Borrower (or Mortgage Borrower on its behalf) shall have delivered to Collateral Agent and Servicer, not less than ten (10) Business Days prior to the date of the proposed RDE Project Easement and/or RDE Project Lease, as applicable (or such lesser time as Collateral Agent and Servicer shall agree) (it being understood that the executed Officer’s Certificates referred to below may be provided on or prior to the date of the proposed RDE Project Easement and/or RDE Project Lease, as applicable), (i) evidence reasonably satisfactory to Collateral Agent and Servicer, which may be in the form of an Officer’s Certificate, that each Mortgage Borrower and Other Mezzanine Borrower has complied with all of the terms and conditions set forth in Section 2.5.4(A)

of the Mortgage Loan Agreement or the applicable Other Mezzanine Loan Agreement with respect to such RDE Project Easement and/or RDE Project Lease, as applicable; (ii) to the extent any such consent is required in order to execute the RDE Project Easement and/or RDE Project Lease or to record any RDE Project Lease and/or RDE Project Easement, evidence reasonably satisfactory to Collateral Agent and Servicer that any holders of easement rights whose rights would be materially adversely affected by the execution of such RDE Project Easement and/or RDE Project Lease or by the recordation of any RDE Project Lease and/or RDE Project Easement have given their written consent to same in recordable form; and (iii) an Officer’s Certificate confirming which Leases have been terminated, or are proposed to be terminated, in connection with the execution of the RDE Project Easement and/or RDE Project Lease, as applicable (and the construction that will occur in such areas), and describing the status of such terminations or surrenders;

(g) Borrower (or Mortgage Borrower on its behalf) shall submit to Collateral Agent and Servicer, on or prior to the date of the proposed RDE Project Easement and/or RDE Project Lease, as applicable, evidence reasonably satisfactory to Collateral Agent and Servicer that the Harrah’s Las Vegas or the Flamingo Las Vegas (as applicable) complies with all applicable zoning and code requirements (including, without limitation, building codes, fire codes and parking requirements) in connection with the execution of the RDE Project Easement and/or RDE Project Lease, as applicable;

(h) Intentionally omitted;

(i) RDE Project Rights Holder shall maintain liability insurance on the RDE Parcels subject to any such RDE Project Leases and/or RDE Project Easements that is substantially consistent with the insurance required hereunder, and such insurance shall include the applicable Mortgage Borrower and the Mortgage Loan Collateral Agent for the benefit of the Mortgage Lenders as additional insureds; and

(j) The payment by Borrower of Collateral Agent’s and Servicer’s reasonable out-of-pocket costs and expenses in connection with the execution of the RDE Project Leases or RDE Project Easements contemplated by this Section 2.5.4(A), including reasonable counsel fees and disbursements.

Notwithstanding anything to the contrary contained herein (but subject to Section 9.1(d) of the Mortgage Loan Agreement), each of Servicer, Lender and Collateral Agent acknowledges that it shall not charge any fee (other than costs and expenses, as provided in the preceding sentence) in connection with the RDE Project Leases or RDE Project Easements in accordance with this Section 2.5.4(A).

(B) Pursuant to and subject to the satisfaction of the condition in clause (ii) of the initial paragraph to this Section 2.5.4, Mortgage Borrower may, notwithstanding anything to the contrary set forth in the Loan Documents but subject to the satisfaction of each of the following conditions, obtain the release of any or all of the RDE Parcels without the payment of a Release Price (in each case):

(a) No Event of Default shall have occurred and be continuing (unless the Event of Default relates solely to the RDE Parcel or RDE Parcels proposed to be released and therefore would be fully cured by the release of such RDE Parcel or RDE Parcels);

(b) The RDE Parcel or RDE Parcels being released is conveyed to a Person other than a Mortgage Borrower, Operating Company or any Mezzanine Borrower (other than, for the avoidance of doubt, distributions of such RDE Parcels to the equity owners of the Mortgage Borrower and any Mezzanine Borrower in order to facilitate such conveyance to such Person other than a Mortgage Borrower, Operating Company or any Mezzanine Borrower); and the Flamingo Mortgage Borrower, the Harrah’s LV Mortgage Borrower, the Flamingo Individual Borrower and the Harrah’s LV Individual Borrower (as applicable, in light of which RDE Parcel is being conveyed) shall continue to remain in compliance with the provisions of Section 4.1.30 or Section 4.1.30 of the Mortgage Loan Agreement in the case of the Flamingo Mortgage Borrower and the Harrah’s LV Mortgage Borrower and the requirements and obligations set forth in the definition of “Special Purpose Entity” or the definition of “Special Purpose Entity” in the Mortgage Loan Agreement, as applicable, following the release of the RDE Parcel in question;

(c) Borrower (or Mortgage Borrower on its behalf) shall submit to Collateral Agent and Servicer, not less than thirty (30) days prior to the date of the proposed release (or such lesser time as Collateral Agent and Servicer shall agree) (it being understood that the executed Officer’s Certificate referred to below may be provided on or prior to the date of the proposed release), evidence reasonably satisfactory to Collateral Agent and Servicer, which in the case of the immediately following subclauses (i) and (iii) may be in the form of an Officer’s Certificate, that (i) the proposed release will not have either an Individual Material Adverse Effect on the remainder of the Flamingo Las Vegas or the remainder of the Harrah’s Las Vegas (as applicable), whether in connection with ingress or egress to or use of such Properties or otherwise, or an Aggregate Material Adverse Effect (it being understood that, for purposes of such determinations, the RDE Parcel in question shall be deemed to have been released as of the Original Closing Date and to have no value), or materially adversely affect gaming operations at the remainder of the Flamingo Las Vegas or the remainder of the Harrah’s Las Vegas (as applicable), (ii) ingress and egress to the remainder of the Flamingo Las Vegas or the remainder of the Harrah’s Las Vegas (as applicable) will not be materially adversely affected by the proposed release, and (iii) the representations and warranties set forth in Sections 4.1.14, 4.1.16 (from and after the issuance of the separate assessor parcel number for the RDE Parcel in question), 4.1.21, 4.1.22, 4.1.24, 4.1.25, 4.1.30, 4.1.39 and 4.1.40 shall continue to be true and complete with respect to the remainder of the Flamingo Las Vegas or the remainder of the Harrah’s Las Vegas, as applicable, following the release of the RDE Parcel in question;

(d) Borrower (or Mortgage Borrower on its behalf) shall submit to Collateral Agent and Servicer, not less than thirty (30) days prior to the date of the proposed release (or such lesser time as Collateral Agent and Servicer shall agree), drafts of any easement or access agreements (or condominium or other agreements) proposed to be entered into in connection with the release of the RDE Parcel in question and the remaining Flamingo Las Vegas or the remaining Harrah’s Las Vegas, as applicable, and the common use of and access to any of such areas or facilities related thereto, for review and reasonable approval by the Collateral Agent and Servicer. Any such easement, access or other agreements (collectively, “RDE Easements”) shall not impose any fee, cost or expense on Mortgage Borrower (whether for the use or maintenance of such areas or facilities, or otherwise), other than Mortgage Borrower’s pro rata portion of any such cost or expense attributable to Mortgage Borrower’s use of the RDE Parcel in question, and shall be in a form appropriate in the jurisdiction in which the RDE Parcel to be released is located;

(e) Borrower (or Mortgage Borrower on its behalf) shall have delivered to Collateral Agent and Servicer, not less than ten (10) Business Days prior to the date of the proposed release (or such lesser time as Collateral Agent and Servicer shall agree) (it being understood that the executed Officer’s Certificates referred to below may be provided on or prior to the date of the proposed release), (i) evidence reasonably satisfactory to Collateral Agent and Servicer, which may be in the form of an Officer’s Certificate, that each Mortgage Borrower and Other Mezzanine Borrower has complied with all of the terms and conditions set forth in Section 2.5.4(B) of the Mortgage Loan Agreement or applicable Other Mezzanine Loan Agreement with respect to such release; (ii) to the extent any such consent is required in order to release the RDE Parcel in question or to record any RDE Easements, evidence reasonably satisfactory to Collateral Agent and Servicer that any holders of easement rights whose rights would be materially adversely affected by the release of the RDE Parcel in question or by the recordation of any RDE Easements have given their written consent to same in recordable form; and (iii) an Officer’s Certificate confirming which Leases have been terminated, or are proposed to be terminated, in connection with the release of the RDE Parcel in question, as applicable (and the construction that will occur in such areas), and describing the status of such terminations or surrenders;

(f) Flamingo Mortgage Borrower and/or Harrah’s LV Mortgage Borrower, as applicable, shall have received on or prior to the date of the proposed release, (1) an unconditional commitment from the Title Company to issue (i.e., all stated conditions and requirements shall be marked off as completed, excepting only the recording of the release) promptly upon release of the RDE Parcel in question an updated owners policy of title (or date down endorsements in lieu thereof) in form and substance reasonably satisfactory to Collateral Agent and Servicer, to include, in each case to the extent reasonably available at such time and requested by Collateral Agent and Servicer: (A) an updated “Schedule B” legal description to reflect released parcels and added insurable easements; (B) an updated zoning endorsement that will confirm that the remaining Harrah’s Las Vegas or the Flamingo Las Vegas (as applicable) complies with all applicable laws, regulations and code requirements (including, without limitation, building codes, fire codes and parking requirements) following the release of the RDE Parcel in question (unless, in the case of this subclause (B), the zoning report referred to in the following clause (2)(ii) will be provided); (C) an updated tax map endorsement (following issuance of a separate assessor parcel number for the RDE Parcel in question); (D) intentionally omitted; (E) an updated easement use endorsement; (F) an updated access endorsement; (G) an updated contiguity endorsement; and (H) an updated subdivision endorsement; and (2) evidence reasonably satisfactory to Collateral Agent and Servicer that the remaining Harrah’s Las Vegas or the Flamingo Las Vegas (as applicable) complies with all applicable zoning and code requirements (including, without limitation, building codes, fire codes and parking requirements) following the release of the RDE Parcel in question (which may be satisfied, at the Borrower’s option, by providing (i) an updated zoning endorsement to Flamingo Mortgage Borrower and/or the Harrah’s LV Mortgage Borrower owners policy of title referred to in the foregoing clause (1)(B), (ii) a zoning report confirming that the Flamingo Las Vegas and the Harrah’s Las Vegas, as applicable, comply with the Development Laws and Requirements following the release of the RDE Parcel in question (which zoning report shall be in form and substance reasonably satisfactory to Collateral Agent and Servicer), (iii) a legal opinion confirming that the Flamingo Las Vegas and the Harrah’s Las Vegas, as applicable, comply with the Development Laws and Requirements following the release of the RDE Parcel in question (which opinion shall be in form and substance reasonably satisfactory to Collateral Agent and Servicer) or (iv) other evidence reasonably satisfactory to Collateral Agent and Servicer;

(g) Intentionally omitted;

(h) Intentionally omitted;

(i) Prior to the transfer and release of the RDE Parcel in question, (i) each applicable municipal authority exercising jurisdiction over the Flamingo Las Vegas or the Harrah’s Las Vegas (as applicable) shall have approved a commercial subdivision or other applicable action under local law dividing the RDE Parcel proposed to be released from the remainder of the Flamingo Las Vegas or the Harrah’s Las Vegas (as applicable), and a separate assessor parcel number shall thereafter be issued for the RDE Parcel in question (with the result that, following the issuance of a separate assessor parcel number for the RDE Parcel in question, no part of the remaining Flamingo Las Vegas or the Harrah’s Las Vegas, as applicable, shall be part of a tax lot which includes any portion of the RDE Parcel being released), (ii) the separate assessor parcel number referred to in the foregoing clause (i) shall have been applied for, (iii) Mortgage Borrower shall have received an amount (from a Person other than Mortgage Borrower, Mezzanine Borrower or Operating Company) that shall approximate the proportionate unpaid real property taxes for each RDE Parcel to be released, such amount to be based upon the amount of the current year’s real property tax for Flamingo Las Vegas or Harrah’s Las Vegas, as applicable, the proportionate size of the RDE Parcel to be released in relation to the entire parcel subject to such real property tax and the anticipated waiting time for issuance of the assessor parcel number referred to in the foregoing clause (i), which Mortgage Borrower shall use to pay in accordance with the terms of this Agreement any real property tax exposure in respect of the RDE Parcel to be released for any period after the release of such RDE Parcel for which Mortgage Borrower is liable (and any remaining amounts of which shall be returned promptly after the payment of any such taxes) and (iv) all requirements under all laws, statutes, rules and regulations (including, without limitation, all zoning and subdivision laws, setback requirements, sideline requirements, parking ratio requirements, use requirements, building and fire code requirements, environmental requirements and wetlands requirements, collectively referred to as “Development Laws and Requirements”) applicable to the Flamingo Las Vegas or the Harrah’s Las Vegas (as applicable) necessary to accomplish the lot split/subdivision shall have been fulfilled;

(j) Immediately prior to the transfer and release of the RDE Parcel in question, the applicable RDE Easements shall be recorded;

(k) Borrower has delivered an Officer’s Certificate to the effect that, to such officer’s knowledge after diligent inquiry, the conditions in subsection (a)-(i) hereof have occurred or shall occur concurrently with the release of the RDE Parcel in question;

(l) Flamingo Mortgage Borrower and the related Operating Company shall have executed and delivered to Servicer a certified copy of an amendment to the applicable Operating Lease reflecting the release of the RDE Parcel in question; and/or (as applicable) Harrah’s Las Vegas Mortgage Borrower and the related Operating Company shall have executed and delivered to Servicer a certified copy of an amendment to the applicable Operating Lease reflecting the release of the RDE Parcel in question (it being understood that so long as the conditions to release described in this Section 2.5.4(B) are satisfied, the amendment(s) to the applicable Operating Leases shall be permitted under the Loan Documents and such Operating Leases without the consent of Lender notwithstanding any provision thereof to the contrary);

(m) The payment by Borrower of Collateral Agent’s and Servicer’s reasonable out-of-pocket costs and expenses in connection with the release contemplated by this paragraph, including reasonable counsel fees and disbursements; and

(n) There shall be no release of any portion of the Lien of the Pledge Agreement in connection with this Section 2.5.4(B).

Notwithstanding anything to the contrary contained herein (but subject to Section 9.1(d) of the Mortgage Loan Agreement), each of Servicer, Lender and Collateral Agent acknowledges that it shall not charge any fee (other than costs and expenses, as provided in the preceding sentence) in connection with the release of the RDE Parcels in accordance with this paragraph. For the avoidance of doubt, the parties agree that (until such time as they shall be released from the Lien of a Mortgage), the RDE Parcels shall be included in computations of EBITDAM and Excess Cash Flow.

In the event that construction on the RDE Project is commenced and then subsequently terminated without having been completed, Mortgage Borrower or Borrower shall or shall cause RDE Project Rights Holder to promptly restore any portion of the Flamingo Las Vegas and Harrah’s Las Vegas affected by such construction to a condition as good as or better than that of such property at the commencement of such construction on the RDE Project, reasonable wear and tear excepted (which shall include the removal of all equipment and personal property related to the RDE Project from the subject RDE Parcel).

2.5.5 Release on Payment in Full. Collateral Agent shall, upon the written request and at the expense of Borrower, upon payment in full of all principal and interest due on the Loan and all other amounts due and payable under the Loan Documents in accordance with the terms and provisions of the Note and this Agreement, release the Lien of the Pledge Agreement on the Collateral not theretofore released.

Section 2.6 Cash Management; Working Capital Account; Blocked Account.

2.6.1 Establishment of Collection Accounts. (a) (i) In accordance with the provisions of the Operating Lease, Operating Company established and is currently maintaining (and will maintain throughout the term of the Mortgage Loan) for the benefit of Mortgage Borrower, as lessor under each Operating Lease, the Collection Accounts with Collection Banks and (ii) the rights of Mortgage Borrower (as landlord) under the Operating Lease have been collaterally assigned to Collateral Agent (as such term is defined in the Mortgage Loan Agreement (“Mortgage Loan Collateral Agent”)) (for the benefit of Mortgage Lender). All Revenues, other than amounts retained on-site by each Operating Company as a Gaming Operating Reserve and amounts collected and maintained in Off-Shore Accounts, shall be deposited in the Collection Accounts (whether by Operating Company or by Manager).

(b) Borrower hereby represents and warrants as follows: the Collection Accounts and the Borrower Deposit Account are the only accounts maintained by Operating Company or Mortgage Borrower in any jurisdiction that include funds arising out of, or are otherwise attributable to, the Properties or relate to the operation and management of any of the Properties other than accounts (collectively, the “OC Accounts”) that contain amounts theretofore released from Collection Accounts in accordance herewith, and other than Off-Shore Accounts, which shall not be subject to this Agreement); and, other than the Borrower Deposit Account, neither Borrower nor Mortgage Borrower maintains any accounts that include funds arising out of, or are otherwise attributable to, any of the Properties or relate to the operation and management of any of the Properties or otherwise (except for accounts containing funds released from the Collection Accounts as herein provided and the Off-Shore Accounts). Borrower shall not (and Borrower shall not permit Operating Company or Mortgage Borrower to), without the prior consent of Lender (not to be unreasonably withheld, conditioned or delayed), open any accounts or new accounts or in any way alter the flow of funds and payment into the Borrower Deposit Account and/or the Collection Accounts, including, without limitation, changing the source, type or currency of any payments currently deposited and maintained in any such account (it being understood that the foregoing restriction shall not preclude Operating Company, Borrower or Mortgage Borrower from accepting and depositing in any Collection Accounts or Borrower Deposit Account any capital contributions, or any disbursements from any Collection Accounts or Borrower Deposit Account in accordance with the provisions of the Mortgage Loan Agreement and this Agreement). Borrower shall not (and Borrower shall not permit Operating Company or Mortgage Borrower to), without the prior consent of Lender (not to be unreasonably withheld, conditioned or delayed), establish and maintain any accounts with financial institutions outside of the United States of America, other than the Off-Shore Accounts.

(c) Borrower shall cause Mortgage Borrower and Operating Company to comply with Section 2.6.1 of the Mortgage Loan Agreement in all respects.

(d) Borrower hereby agrees that in the event that the Mortgage Loan Documents require Mortgage Borrower and/or Operating Company to maintain the Collection Accounts, but (due to repayment of the Mortgage Loan, waiver of the requirement by Mortgage Lender, or otherwise) the Collection Accounts are not being maintained, Borrower shall establish or cause the Operating Company to establish collection accounts substantially the same as that required under the Mortgage Loan Documents (and shall otherwise comply with the provisions of Section 2.6.1 of the Mortgage Loan Documents, and grant to Collateral Agent (for the benefit of Lender) security interests in such accounts for the benefit of Lender, as if such provisions were incorporated herein for the benefit of Lender). In addition, if Borrower is required to deposit amounts with Lender pursuant to Article VII hereof but (due to repayment of the Mortgage Loan, waiver of the requirement by Mortgage Lender, or otherwise) the Collection Accounts and Cash Management Account are not being maintained, Borrower shall establish collection accounts and a cash management account and system with Lender substantially the same as that required under the Mortgage Loan Documents (and shall otherwise comply with the provisions of Sections 2.6.1 and 2.6.2 of the Mortgage Loan Documents, and grant to Collateral Agent (for the benefit of Lender) security interests in such accounts for the benefit of Lender, as if such provisions were incorporated herein for the benefit of Lender). In addition, if Mortgage Borrower is required to provide security or other collateral to the Mortgage Lender pursuant to the terms of the Mortgage Loan Agreement (excluding any mortgage lien on the Properties or assignment of leases and rents with respect to the Properties) but (due to repayment of the Mortgage Loan, waiver of the requirement by Mortgage Lender, or otherwise) such security or other collateral was not provided to Mortgage Lender, Borrower shall provide such security or other collateral to Lender in substantially the same form and amount as that required under the Mortgage Loan Documents.

(e) Intentionally omitted.

(f) Rents under each Operating Lease are paid monthly in advance, on the dates set forth in each Operating Lease. Borrower shall reserve (or shall cause Mortgage Borrower to reserve) each month (and, each month, to retain in the Borrower Deposit Account from the first Rents paid and collected during each such month) an amount equal to the sum of the Mortgage Debt Service and the Mezzanine Debt Service due and payable under the Mezzanine Loan Agreements on the Payment Date occurring during each such month. Any such amounts on deposit in the Borrower Deposit Account shall be applied on each Payment Date (i) to the Mortgage Debt Service due on each such Payment Date and (ii) the Mezzanine Debt Service due on each such Payment Date (with the balance of any such amounts, if any, being disbursed to or as directed by Mortgage Borrower).

2.6.2 Disbursements from, Security Interest in, Collection Accounts. The Operating Lease provides, among other things, that all Revenues shall be collaterally assigned by Operating Company to Mortgage Borrower as additional security for Operating Company’s obligations under the Operating Lease and that Mortgage Borrower shall collaterally assign and pledge all of its interest in such Revenues to Mortgage Loan Collateral Agent (for the benefit of Mortgage Lender) as additional security for the Mortgage Loan. In furtherance thereof, Lender, Collateral Agent and Borrower agree as follows:

(a) Except as otherwise provided in subparagraphs (b) and (c) hereof, all amounts collected in the Collection Accounts shall be transferred on each Business Day to (or as directed by) Operating Company for use or distribution by the Operating Company in its discretion free of any rights or encumbrances of Collateral Agent or any Lender.

(b) Upon the occurrence and during the continuance of an Event of Default hereunder or under any of the Mortgage Loan Documents or under any of the Other Mezzanine Loan Documents, and provided no Event of Default (as such term is defined in the Operating Lease) shall have occurred and be continuing under any Operating Lease (in which event the provisions of Section 2.6.2(c) shall apply), Borrower shall cause Mortgage Borrower and/or Operating Company to direct and cause Collection Bank to deposit directly into the Cash Management Account an amount not less than all Rent payable under the applicable Operating Lease for the next thirty (30) days (it being the intent and agreement that, during the continuance of an Event of Default, the Cash Management Account shall at all times contain such amounts sufficient to cover the ensuing 30-day period), including the Monthly Tax and Insurance Amount and the Monthly FF&E Reserve Amount (the amounts described in the preceding sentence, collectively, the “Monthly Disbursements”); provided that, notwithstanding the foregoing, Lender may not apply such Monthly Disbursements to the payment of amounts due hereunder in an amount in excess of the amounts owed by the Operating Company under the Operating Lease. In the event that Borrower or Operating Company shall have failed to cause Mortgage Borrower to so instruct Collection Bank, any of Lender, Collateral Agent and Servicer shall have the right to so direct the Collection Bank on behalf of Mortgage Borrower and Operating Company. Any amounts not required to be so deposited into the Cash Management Account shall be transferred on each Business Day thereafter to (or as directed by) Operating Company for use or distribution by the Operating Company in its discretion free of any rights or encumbrances of any Lender or Collateral Agent. If no Event of Default has occurred and is continuing hereunder but an Event of Default has occurred and is continuing under any of the Other Mezzanine Loan Documents, to the extent Monthly Disbursements are not applied to the payment of amounts due hereunder, such excess shall be remitted to the Second Mezzanine Lender or to an account designated by the Second Mezzanine Lender (or to the Other Mezzanine Lender for the next most senior Mezzanine Loan then outstanding or an account designated by such Other Mezzanine Lender); provided that, notwithstanding the foregoing, Lender shall not remit any such amounts in excess of the amounts owed by the Operating Company under the Operating Lease. If an Event of Default hereunder or under any of the Other Mezzanine Loan Documents has occurred and is continuing, to the extent Monthly Disbursements are not applied to the payment of amounts due hereunder, Collateral Agent and Servicer shall have the right to retain such excess as collateral for the Loan and/or apply (or cause to be applied) such excess to the payment of the Debt. Notwithstanding anything to the contrary contained in this Agreement, Borrower acknowledges and agrees that any and all reasonable and customary costs and expenses (including, without limitation, any reasonable attorneys’ fees) incurred by any of Lender, Collateral Agent or Servicer in remitting to Operating Company pursuant to this Section 2.6.2(b) any amounts in excess of Monthly Disbursements shall be borne by, and be the responsibility of, Borrower and shall constitute part of the Debt. Each of Collateral Agent and Servicer shall be entitled to rely on, and shall be held harmless in relying on, any instructions from Borrower or Operating Company in connection with the remittance of any funds from the Cash Management Account to Operating Company pursuant to this Section 2.6.2(b).

(c) Upon the occurrence and during the continuance of an Event of Default (as such term is defined in the Operating Lease) under any Operating Lease, Borrower shall cause Mortgage Borrower and/or Operating Company to notify Collection Bank to transfer to the Cash Management Account on each Business Day (in immediately available funds by federal wire transfer) all amounts on deposit in each Collection Account and, in the event Mortgage Borrower or Operating Company shall have failed to do so, any of Mortgage Loan Collateral Agent or Servicer (on behalf of Mortgage Lender) shall have the right to direct the Collection Bank on behalf of Mortgage Borrower. Collateral Agent and Servicer shall have the right to retain all amounts to be paid into the Cash Management Account in accordance with the first sentence of this Section 2.6.2(c) as collateral for the Loan and/or apply such amounts to the payment of the Debt.

(d) Borrower and its Affiliates shall (and Borrower shall cause Operating Company to) execute and deliver such documents, instruments, certificates, assignments and other writings, and do such other acts necessary or desirable, to evidence, preserve and/or protect, maintain and perfect the security interest of Collateral Agent (for the benefit of Lender) in the Collection Accounts.

2.6.3 Blocked Account; Working Capital Account; Borrower Deposit Account; Cash Management Account. (a) During the term of the Loan, Borrower shall cause Mortgage Borrower to comply with Section 2.6.3 of the Mortgage Loan Agreement which may require the establishment of the Blocked Account, the Borrower Deposit Account and the Cash Management Account and Section 2.6.4 of the Mortgage Loan Agreement which may require the establishment of the Working Capital Account to be held by and in trust for the benefit of Mortgage Lender. All costs and expenses for establishing and maintaining the Blocked Account, Cash Management Account or Working Capital Account shall be paid by Mortgage Borrower or Borrower.

(b) Borrower shall not cause or permit Mortgage Borrower or Operating Company to further pledge, assign or grant any security interest in the Blocked Account, Borrower Deposit Account, Cash Management Account or Working Capital Account, or the monies deposited therein or permit any lien or encumbrance to attach thereto, or any levy to be made thereon, or any UCC 1 Financing Statements, except those naming Mortgage Lender or Mortgage Loan Collateral Agent as the secured party, to be filed with respect thereto.

(c) Borrower hereby agrees that in the event that the Mortgage Loan Documents require Mortgage Borrower and/or Operating Company to maintain the Blocked Account, Borrower Deposit Account, Cash Management Account or Working Capital Account, but (due to repayment of the Mortgage Loan, waiver of the requirement by Mortgage Lender, or otherwise) the Blocked Account, Borrower Deposit Account, Cash Management Account or Working Capital Account is not being maintained, Borrower shall establish a cash management account and system with Lender substantially the same as that required under the Mortgage Loan Documents. If Borrower is required to deposit amounts with Lender pursuant to Article VII hereof, Borrower shall establish a cash management account and system (including a Blocked Account) with Lender substantially the same as that required under the Mortgage Loan Documents (and shall otherwise comply with the provisions of Section 2.6.2 of the Mortgage Loan Documents, and grant to Collateral Agent (for the benefit of Lender) security interests in such accounts for the benefit of Lender, as if such provisions were incorporated herein for the benefit of Lender).

2.6.4 Mezzanine Collection Account. (a) Servicer may establish and maintain, in order to collect all amounts distributed to Lender under Section 2.6.3 of the Mortgage Loan Agreement, a segregated Eligible Account (the “Mezzanine Collection Account”) to be held in the name of Collateral Agent by Servicer in trust for the benefit of Lender, which Mezzanine Collection Account shall be under the sole dominion and control of Collateral Agent (which may be exercised through Servicer). Collateral Agent and Servicer shall have the sole right to make withdrawals from the Mezzanine Collection Account in accordance with the terms and conditions of this Agreement and the other Loan Documents, except as otherwise expressly provided in this Agreement or the other Loan Documents.

(b) Intentionally omitted.

(c) Borrower hereby grants to Collateral Agent (for the benefit of Lender) a first priority security interest in the Mezzanine Collection Account and all deposits at any time contained therein and the proceeds thereof and will take all actions necessary to maintain in favor of Lender a perfected first priority security interest in the Mezzanine Collection Account, including, without limitation, executing, delivering and maintaining one or more account control agreements that comply with Article 9 of the Uniform Commercial Code as in effect from time to time in any applicable jurisdictions and filing UCC 1 Financing Statements and continuations thereof upon Lender’s request therefor. All costs and expenses of establishing and maintaining the Mezzanine Collection Account (and any sub account thereof) shall be at Borrower’s sole cost and expense.

(d) Borrower shall be responsible for payment of any federal, state or local income or other tax applicable to the interest or income earned on the Mezzanine Collection Account and any sub-account thereof. The Mezzanine Collection Account and any sub-account thereof shall be assigned the federal tax identification numbers of each Borrower set forth on Schedule I attached hereto. Borrower shall provide Lender, at any time upon request of Lender, with a Form W-8 or W-9 to evidence that Borrower is not subject to any back-up withholding under the Code.

(e) Upon the occurrence and during the continuance of an Event of Default, all funds on deposit in the Mezzanine Collection Account shall be applied by Lender or Servicer in such order and priority as Lender or Servicer shall determine.

(f) The insufficiency of funds on deposit in the Mezzanine Collection Account shall not relieve Borrower from the obligation to make any payments, as and when due pursuant to this Agreement and the other Loan Documents, and such obligations shall be separate and independent, and not conditioned on any event or circumstance whatsoever.

Section 2.7 Extension of the Maturity Date. (a) Borrower shall have the option to extend the term of the Loan beyond the Initial Maturity Date for one year, until the First Extended Maturity Date, upon satisfaction of the following terms and conditions:

(i) no Default or Event of Default shall have occurred and be continuing on the Initial Maturity Date;

(ii) Borrower shall notify Lender of its irrevocable election to extend the Initial Maturity Date as aforesaid not earlier than six (6) months, and no later than one (1) month, prior to the Initial Maturity Date;

(iii) Borrower shall have delivered to Lender an Officer’s Certificate reaffirming and restating for the benefit of each Lender each of Borrower’s representations and warranties as of the Initial Maturity Date (or, if any such representation or warranty speaks of a particular date, as of such date);

(iv) if the Interest Rate Cap Agreement then in effect is scheduled to mature prior to the First Extended Maturity Date, Borrower shall obtain and deliver to Lender not later than two (2) Business Days prior to the Initial Maturity Date either (i) one or more Replacement Interest Rate Cap Agreements from an Acceptable Counterparty with an effective date as of the Initial Maturity Date or (ii) an amendment to the Interest Rate Cap Agreement, which in the case of either (i) or (ii) shall have a scheduled termination date no earlier than the First Extended Maturity Date;

(v) Borrower shall have paid or reimbursed Lender for all out-of-pocket costs and expenses actually incurred by Lender (including, without limitation, reasonable fees and disbursements of outside counsel, if any, engaged to review the Interest Rate Cap Agreement) in connection with the foregoing. Lender acknowledges and agrees that it shall not charge any fee (other than costs and expenses, as provided in the preceding sentence and the extension fee described in clause (vi) below) in connection with any extension of the Loan as described in this Section 2.7;

(vi) Borrower shall have paid to Lender an extension fee in the amount of one half of one percent (0.5%) of the then outstanding principal balance of the Loan;

(vii) each of the Specified Mezzanine Notes (as defined in the Note Sales Agreement) have been purchased in accordance with the Note Sales Agreement on or prior to the Specified Payment Date (as defined in the Note Sales Agreement); and

(viii) Mortgage Loan and each Other Mezzanine Loan shall be contemporaneously extended.

Notwithstanding the foregoing, if the Loan shall be a DPO Mezzanine Loan (under and as defined in the Note Sales Agreement) on the Initial Maturity Date, then to the extent that the Mortgage Loan and the Other Mezzanine Loans that are not DPO Mezzanine Loans are being extended, the Maturity Date of the Loan shall be automatically extended until the First Extended Maturity Date on such Initial Maturity Date without the taking of any action by any Person.

(b) Borrower shall have the option to extend the term of the Loan beyond the First Extended Maturity Date for one year, until the Second Extended Maturity Date, upon satisfaction of the following terms and conditions:

(i) no Default or Event of Default shall have occurred and be continuing on the First Extended Maturity Date;

(ii) Borrower shall notify Lender of its irrevocable election to extend the First Extended Maturity Date as aforesaid not earlier than six (6) months, and no later than one (1) month, prior to the First Extended Maturity Date;

(iii) Borrower shall have delivered to Lender an Officer’s Certificate reaffirming and restating to each Lender each of Borrower’s representations and warranties as of the First Extended Maturity Date (or, if any such representation or warranty speaks of a particular date, as of such date);

(iv) if the Interest Rate Cap Agreement then in effect is scheduled to mature prior to the Second Extended Maturity Date, Borrower shall obtain and deliver to Lender not later than two (2) Business Days prior to the First Extended Maturity Date either (i) one or more Replacement Interest Rate Cap Agreements from an Acceptable Counterparty with an effective date as of the First Extended Maturity Date or (ii) an amendment to the Interest Rate Cap Agreement, which in the case of either (i) or (ii) shall have a scheduled termination date no earlier than the Second Extended Maturity Date;

(v) Borrower shall have paid or reimbursed Lender for all out-of-pocket costs and expenses actually incurred by Lender (including, without limitation, reasonable fees and disbursements of outside counsel, if any, engaged to review the Interest Rate Cap Agreement) in connection with the foregoing. Lender acknowledges and agrees that it shall not charge any fee (other than costs and expenses, as provided in the preceding sentence and the extension fee described in clause (vi) below) in connection with any extension of the Loan as described in this Section 2.7;

(vi) Borrower shall have paid to Lender an extension fee in the amount of one half of one percent (0.5%) of the then outstanding principal balance of the Loan; and

(vii) Mortgage Loan and each Other Mezzanine Loan shall be contemporaneously extended.

Notwithstanding the foregoing, if the Loan shall be a DPO Mezzanine Loan (under and as defined in the Note Sales Agreement) on the First Extended Maturity Date, then to the extent that the Mortgage Loan and the Other Mezzanine Loans that are not DPO Mezzanine Loans are being extended, the Maturity Date of the Loan shall be automatically extended until the Second Extended Maturity Date on such First Extended Maturity Date without the taking of any action by any Person.

III. RESERVED

IV. REPRESENTATIONS AND WARRANTIES

Section 4.1 Borrower Representations. Borrower represents and warrants as of the date hereof and as of the Original Closing Date (or, (i) with respect to Paris Las Vegas, Paris Individual Borrower, Paris Mortgage Borrower, Harrah’s Laughlin, Laughlin Individual Borrower and Laughlin Mortgage Borrower, as of the date hereof and as of the Swap Closing Date, and provided that, with respect to each Swap Property, the references in this Article IV to “Original Closing Date” shall be to the Swap Closing Date and (ii) with respect to Manager, as of the date hereof only), except as disclosed in Schedule XXIII, that:

4.1.1 Organization. (a) Borrower has been duly organized and is validly existing and in good standing with requisite power and authority to transact the businesses in which it is (or each of them is) now engaged. Borrower is duly qualified to do business and is in good standing in each jurisdiction where it is required to be so qualified in connection with its properties, businesses and operations. Borrower possesses all rights, licenses, permits and authorizations (governmental or otherwise) necessary to entitle it to own its properties and to transact the businesses in which it is now engaged and the failure to possess which would reasonably be expected to have an Individual Material Adverse Effect. The sole business of Borrower is the ownership of the Mortgage Borrower. The ownership interests of Borrower are as set forth on the organizational chart attached hereto as Schedule VIII.

(b) Each Operating Company has been duly organized and is validly existing and in good standing with requisite power and authority to own its properties or assets, including the Gaming Equipment, and to transact the businesses in which it is now engaged. Each Operating Company is duly qualified to do business and is in good standing in each jurisdiction where it is required to be so qualified in connection with its properties, businesses and operations, including the operation of the Casino Components at each Individual Property. Each Operating Company possesses all rights, licenses, permits and authorizations (governmental or otherwise) necessary to entitle it to operate the Properties currently operated by each such Operating Company and to transact the businesses in which it is now engaged and the failure to possess which would reasonably be expected to have an Individual Material Adverse Effect. The sole business of each Operating Company is the management and operation of the Individual Property or Properties currently operated by each such Operating Company. The ownership interests of each Operating Company are as set forth on the organizational chart attached hereto as Schedule VIII.

(c) Manager has been duly organized and is validly existing and in good standing with requisite power and authority to own its properties or assets and to transact the businesses in which it is now engaged. Manager is duly qualified to do business and is in good standing in each jurisdiction where it is required to be so qualified in connection with its properties, businesses and operations, including the operation of the Casino Components at each Individual Property. From and after the effectiveness of the Management Agreement with respect to an Individual Property, the applicable Manager will possess all rights, licenses, permits and authorizations (governmental or otherwise) necessary to entitle it to operate such Individual Property and to transact the businesses in which it is now engaged and the failure to possess which would reasonably be expected to have an Individual Material Adverse Effect. The sole business of each Manager is the management and operation of one or more Individual Properties. The ownership interests of Manager are as set forth on the organizational chart attached hereto as Schedule VIII.

(d) Borrower has the power and authority and the requisite ownership interests in Mortgage Borrower to control the actions of Mortgage Borrower, and upon the realization of the Collateral under the Pledge Agreement, Lender or any other party succeeding to the Borrower’s interest in the Collateral described in the Pledge Agreement would have such control. Without limiting the foregoing, Borrower has sufficient control over Mortgage Borrower to cause Mortgage Borrower to (i) take any action on Mortgage Borrower’s part required by the Loan Documents and (ii) refrain from taking any action prohibited by the Loan Documents.

4.1.2 Proceedings. Borrower, Manager and Operating Company have taken all necessary action to authorize the execution, delivery and performance of this Agreement and the other Loan Documents. This Agreement and such other Loan Documents have been duly executed and delivered by or on behalf of Borrower, Manager and Operating Company, and constitute legal, valid and binding obligations of Borrower, Manager and Operating Company enforceable against Borrower, Manager and Operating Company (as applicable) in accordance with their respective terms, subject only to applicable bankruptcy, insolvency and similar laws affecting rights of creditors generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

4.1.3 No Conflicts; Approvals. (a) The execution, delivery and performance of this Agreement and the other Loan Documents by Borrower, Manager and Operating Company will not conflict with or result in a breach of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance (other than pursuant to the Loan Documents) upon any of the property or assets of Borrower, Manager or Operating Company pursuant to the terms of any indenture, mortgage, deed of trust, loan agreement, partnership agreement, management agreement, material lease or other material agreement or instrument to which Borrower, Manager or Operating Company (as applicable) is a party or by which any of Borrower’s or Operating Company’s property or assets is or are subject, nor will such action result in any violation of the provisions of any statute or any order, rule or regulation of any Governmental Authority having jurisdiction over Borrower, Manager or Operating Company any of Borrower’s, Manager’s or Operating Company’s properties or assets, and any consent, approval, authorization, order, registration or qualification of or with any such Governmental Authority required for the execution, delivery and performance by Borrower, Manager and Operating Company of this Agreement or any other Loan Documents (and the execution by Lender of the remedies provided in the Loan Documents, subject to the limitations thereon pursuant to applicable Gaming Laws) has been obtained and is in full force and effect.

(b) Borrower, Manager (from and after the effectiveness of the Management Agreement), Mortgage Borrower and Operating Company have obtained all consents and approvals, including all approvals of Governmental Authorities including Gaming Authorities, if required, in connection with the execution, delivery and performance of the Loan Documents (including by Mortgage Lender and each Mezzanine Lender), the Operating Lease, the Operating Lease Guaranty, the Management Agreement, the Shared Services Agreement, each IP License, and the operation of the business currently conducted at any of the Properties, and shall promptly execute any and all such instruments and documents, deliver any certificates and do all such other acts or things required by the Gaming Authorities to maintain or keep current such approvals.

4.1.4 Litigation. There are no actions, suits or proceedings at law or in equity by or before any Governmental Authority or other agency now pending or, to Borrower’s knowledge, threatened against or affecting any Loan Party, any Affiliates of Borrower, including Holdings, Operating Company, Manager or any Individual Property, or any prior owner or other holder of any interest in any Individual Property, which actions, suits or proceedings, if determined against any Loan Party, Holdings, Operating Company, Manager, any other Affiliate or any Individual Property, (taking into account the reasonably estimated damages payable in connection therewith), is reasonably likely to materially adversely affect the condition (financial or otherwise) or business of any Loan Party, any Affiliate of Borrower that is a direct or indirect owner of Borrower or Mortgage Borrower, including Holdings, Manager and Operating Company, or the condition or ownership of any Individual Property, or any of the material rights, interests and remedies of Lender under the Loan Documents (taken as a whole). None of the actions described on Schedule XXIV, if determined adversely to Borrower, Mortgage Borrower, Operating Company, Manager and/or any of their respective Affiliates, as applicable, would result in the payment by Borrower, Operating Company, Manager or such Affiliate of an amount in excess of Ten Million and no/100 Dollars ($10,000,000.00), except to the extent covered by insurance.

4.1.5 Agreements. None of Borrower, Mortgage Borrower, Manager or Operating Company is in default, in any material respect, in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any material agreement or instrument to which it is a party or by which Borrower, Mortgage Borrower, Manager, Operating Company, the Collateral or any of the Properties are bound. None of Borrower, Mortgage Borrower, Manager or Operating Company has any material financial obligation under any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which Borrower, Mortgage Borrower, Manager or Operating Company is a party or by which Borrower, Mortgage Borrower, Manager, Operating Company, the Collateral or the Properties is otherwise bound, other than (a) with respect to Mortgage Borrower, Permitted Indebtedness, obligations incurred in the ordinary course of the operation of the Properties as permitted pursuant to clause (t) of the definition of “Special Purpose Entity” set forth in Section 1.1 of the Mortgage Loan Agreement and obligations under the Mortgage Loan Documents, (b) with respect to Borrower, Permitted Indebtedness, obligations under the Loan Documents and obligations set forth in clause (t) of the definition of Special Purpose Entity set forth in Section 1.1 hereof, and (c) with respect to Operating Company, the Operating Lease, and Permitted Indebtedness (Operating Company).

4.1.6 Title. (a) The Borrower (as pledgor under the Pledge Agreement) is the record and beneficial owner of, and Borrower has good and marketable title to the Collateral, free and clear of all Liens whatsoever except such Liens as are permitted pursuant to or created by the Loan Documents. To Borrower’s best knowledge, the Permitted Encumbrances in the aggregate do not materially and adversely affect the value, operation or use of any of the Properties (as currently used) or Borrower’s ability to repay the Loan. The Pledge Agreement, together with the delivery of the certificates evidencing ownership of the Pledged Company Interests and the endorsement in blank, that were delivered concurrently therewith, created a valid, perfected first priority lien on and security interest in and to the Collateral in favor of JPM (on behalf of the Lenders), subject only to the Liens created by the Loan Documents. The Pledge Agreement is being assigned by JPMorgan Chase Bank N.A. to the Initial Lenders and GACC (and by GACC to BSF to the extent of GACC’s interest) (immediately prior to the execution and delivery of this Agreement) and by the Initial Lenders and BSF to the Collateral

Agent (immediately following the execution and delivery of this Agreement) and the Pledge Agreement as assigned and ratified on the date hereof, together with the delivery to the Collateral Agent of the certificates evidencing ownership of the Pledge Company Interests and the endorsement in blank thereto does and will continue to create a valid, perfected first priority lien on the Collateral in favor of Collateral Agent (on behalf of the Lender), subject only to the Liens created by the Loan Documents. Except as insured over by the Title Insurance Policy to the reasonable satisfaction of Lender, there are no claims for payment for work, labor or materials affecting any of the Properties which are or may become a Lien prior to, or of equal priority with, the Liens created by the Mortgage Loan Documents.

(b) Each Operating Company has good, marketable title to the Gaming Equipment, free and clear of all Liens whatsoever (except equipment financing and leasing arrangements entered into by Operating Company in the ordinary course of its business (subject to the limitations set forth in the definition of “Permitted Indebtedness (Operating Company)”).

4.1.7 Solvency. Borrower has (a) not entered into the transaction or executed the Note, this Agreement or any other Loan Documents with the actual intent to hinder, delay or defraud any creditor and (b) received reasonably equivalent value in exchange for its obligations under such Loan Documents. The fair saleable value of Borrower’s assets exceeds and will, immediately following the making of the Loan, exceed Borrower’s total liabilities, including, without limitation, subordinated, unliquidated, disputed and contingent liabilities. The fair saleable value of Borrower’s assets is and will, immediately following the making of the Loan, be greater than Borrower’s probable liabilities, including the maximum amount of its contingent liabilities on its debts as such debts become absolute and matured. Borrower’s assets do not and, immediately following the making of the Loan will not, constitute unreasonably small capital to carry out its business as conducted or as proposed to be conducted. Borrower does not intend to, and does not believe that it will, incur debt and liabilities (including contingent liabilities and other commitments) beyond its ability to pay such debt and liabilities as they mature (taking into account the timing and amounts of cash to be received by Borrower and the amounts to be payable on or in respect of obligations of Borrower). No petition in bankruptcy has been filed against Borrower, Manager, Operating Company, any Loan Party or any constituent Person, and none of Borrower, Manager, Operating Company, any Loan Party or any constituent Person has ever made an assignment for the benefit of creditors or taken advantage of any insolvency act for the benefit of debtors. None of Borrower, Manager, Operating Company, any Loan Party or any of their respective constituent Persons are contemplating either the filing of a petition by it under any state or federal bankruptcy or insolvency laws or the liquidation of all or a major portion of Borrower’s, Manager’s, Operating Company’s or any Loan Party’s assets or properties, and Borrower has no knowledge of any Person contemplating the filing of any such petition against it, Manager, Operating Company, any Loan Party or such constituent Persons.

4.1.8 Full and Accurate Disclosure. No statement of fact made by Borrower in this Agreement or in any of the other Loan Documents contains any untrue statement of a material fact or omits to state any material fact necessary to make statements contained herein or therein not misleading. There is no material fact presently known to Borrower which has not been disclosed to Lender which has, nor as far as Borrower can foresee, might reasonably be expected to have an Individual Material Adverse Effect or an Aggregate Material Adverse Effect.

4.1.9 No Plan Assets. Borrower is not an “employee benefit plan,” as defined in Section 3(3) of ERISA, subject to Title I of ERISA, and none of the assets of Borrower constitutes or will constitute “plan assets” of one or more such plans within the meaning of 29 C.F.R. Section 2510.3-101. In addition, (a) Borrower is not a “governmental plan” within the meaning of Section 3(32) of ERISA and (b) transactions by or with Borrower are not subject to any state statute regulating investments of, or fiduciary obligations with respect to, governmental plans similar to the provisions of Section 406 of ERISA or Section 4975 of the Code currently in effect, which prohibit or otherwise restrict the transactions contemplated by this Loan Agreement.

4.1.10 Compliance. Except as disclosed in the zoning reports obtained by Lender in connection with the origination of the Loan, Borrower, Mortgage Borrower, Manager, Operating Company and each Individual Property (including the use thereof) comply in all material respects with all applicable Legal Requirements, including, without limitation, building and zoning ordinances and codes and Prescribed Laws. Borrower, Mortgage Borrower, Manager and Operating Company are not in default or violation of (i) any material order, writ, injunction, decree or demand of any Gaming Authority or (ii) any material order, writ, injunction, decree or demand of any other Governmental Authority. There has not been committed by Borrower, Mortgage Borrower, Manager, Operating Company or any other Person in occupancy of or involved with the operation or use of the Properties any act or omission affording the federal government or any other Governmental Authority the right of forfeiture as against any Individual Property or any part thereof or any monies paid in performance of Borrower’s obligations under any of the Loan Documents.

4.1.11 Financial Information. All financial data, including, without limitation, the statements of cash flow and income and operating expense, that have been delivered to Lender in connection with the Loan, the Collateral, the Properties and each Loan Party (i) are true, complete and correct in all material respects, (ii) accurately represent in all material respects the financial condition of the Properties as of the date of such reports, and (iii) to the extent prepared or audited by an independent certified public accounting firm, have been prepared in accordance with GAAP throughout the periods covered, except as disclosed therein. Except for Permitted Encumbrances, Borrower does not have any contingent liabilities, liabilities for taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments that are known to Borrower and reasonably likely to have a materially adverse effect on the Collateral, Borrower, any Loan Party, any Individual Property or the operation thereof as mixed-use hotel and casino properties, except as referred to or reflected in said financial statements. Borrower has no Indebtedness other than the Loan and other Permitted Indebtedness. Except for Permitted Indebtedness (Operating Company), Operating Company does not have any Indebtedness or contingent liabilities, or due and unpaid liabilities for taxes, that are known to Borrower, Mortgage Borrower or Operating Company and reasonably likely to have a materially adverse effect on the Collateral, Borrower, any Loan Party, any Individual Property or the operation thereof as mixed-use hotel and casino properties, except as referred to or reflected in said financial statements. Since the date of such financial statements, there has been no material adverse change in the financial condition, operation or business of Borrower or Operating Company from that set forth in said financial statements.

4.1.12 Condemnation. No Condemnation or other similar proceeding has been commenced or, to Borrower’s best knowledge, is threatened or contemplated with respect to all or any portion of any Individual Property or for the relocation of roadways providing access to any Individual Property.

4.1.13 Federal Reserve Regulations. No part of the proceeds of the Loan has been used for the purpose of purchasing or acquiring any “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System or for any other purpose which would be inconsistent with such Regulation U or any other Regulations of such Board of Governors, or for any purposes prohibited by Legal Requirements or by the terms and conditions of this Agreement or the other Loan Documents.

4.1.14 Utilities and Public Access. Each Individual Property has rights of access to public ways and is served by water, sewer, sanitary sewer and storm drain facilities adequate to service such Individual Property for its respective intended uses. All public utilities necessary or convenient to the full use and enjoyment of each Individual Property are located either in the public right-of-way abutting such Individual Property (which are connected so as to serve such Individual Property without passing over other property) or in recorded easements serving such Individual Property and such easements are set forth in and insured by the Title Insurance Policies. All roads necessary for the use of each Individual Property for their current respective purposes have been completed and dedicated to public use and accepted by all Governmental Authorities.

4.1.15 Not a Foreign Person. Borrower is not a “foreign person” within the meaning of § 1445(f)(3) of the Code.

4.1.16 Separate Lots. Each Individual Property is comprised of one (1) or more parcels which constitute a separate tax lot or lots and does not constitute a portion of any other tax lot not a part of such Individual Property.

4.1.17 Assessments. There are no pending or, to Borrower’s knowledge, proposed special or other assessments for public improvements or otherwise affecting any Individual Property, nor are there any contemplated improvements to any Individual Property that may result in such special or other assessments.

4.1.18 Enforceability. The Loan Documents are not subject to any right of rescission, set-off, counterclaim or defense by Borrower, any Affiliates of Borrower including Holdings, Manager, Operating Company or Guarantor, including the defense of usury, nor would the operation of any of the terms of the Loan Documents, or the exercise of any right thereunder, render the Loan Documents unenforceable (subject to principles of equity and bankruptcy, insolvency and other laws generally affecting creditors’ rights and the enforcement of debtors’ obligations), and Borrower, any Affiliates of Borrower including Holdings, Manager, Operating Company and Guarantor have not asserted any right of rescission, set-off, counterclaim or defense with respect thereto.

4.1.19 No Prior Assignment. There are no prior assignments of the Leases (including the Operating Leases) or of the Rents (or any Revenue) due and payable or to become due and payable which are presently outstanding except in accordance with the Mortgage Loan Documents. There are no prior assignments of the Collateral which are presently outstanding except in accordance with the Loan Documents.

4.1.20 Insurance. Borrower (or Mortgage Borrower or Operating Company) has obtained and has delivered to Lender certified copies of all Policies reflecting the insurance coverages, amounts and other requirements set forth in this Agreement. No material claims have been made under any such Policies except such as have been disclosed to Lender, and no Person, including Borrower, Mortgage Borrower, Manager and Operating Company, has done, by act or omission, anything which would impair the coverage of any such Policies.

4.1.21 Use of Properties. Each Individual Property is used exclusively as a mixed-use hotel and casino operation, and other appurtenant and related uses.

4.1.22 Gaming Licenses and Operating Permits.

(a) Schedule IX contains a correct and complete list of all Gaming Licenses and other material licenses, certification and permits for each of the Properties (and the holder thereof).

(b) Borrower possesses all licenses, permits, franchises, authorizations, certificates, approvals and consents which are material to the ownership of the Collateral, Mortgage Borrower possesses all licenses, permits, franchises, authorizations, certificates, approvals and consents, including, without limitation, all certificates of occupancy, which are material to the ownership and use of each of the Properties, and each Manager (from and after the effectiveness of the applicable Management Agreement) and Operating Company possess all licenses, permits, franchises, authorizations, certificates, approvals and consents, including, without limitation, all environmental, liquor, Gaming Licenses, health and safety licenses of all Governmental Authorities which are material to the conduct of their business and the use, occupation and operation of each of the Properties and the failure to possess which would have an Individual Material Adverse Effect (collectively, “Operating Permits”); each such Operating Permit is and will be in full force and effect (unless, in the case of any Operating Permit, such Operating Permit is no longer necessary or advisable for the conduct of Borrower’s, Mortgage Borrower’s or Operating Company’s business); Borrower, Mortgage Borrower, each Manager (from and after the effectiveness of the applicable Management Agreement), Operating Company and each of its Affiliates are in compliance in all material respects with all such Operating Permits, and no event (including, without limitation, any material violation of any law, rule or regulation) has occurred which would be reasonably likely to lead to the revocation or termination of any such Operating Permit or the imposition of any material restriction thereon.

(c) Operating Company, each Manager (from and after the effectiveness of the applicable Management Agreement) and each of its or their Affiliates possesses all Gaming Licenses which are material to the conduct of their business and the ownership, use, occupation and operation of each of the Properties. Further, Borrower hereby represents and warrants as follows:

(i) Each Gaming License (with respect to each Manager, from and after the effectiveness of the applicable Management Agreement) is in full force and effect (except for such Gaming Licenses as are not necessary or advisable for the conduct of Borrower’s, Mortgage Borrower’s, Manager’s or Operating Company’s business); Operating Company and each of its Affiliates, respective directors, members, managers, officers, key personnel and Persons holding a five percent (5%) or greater equity or economic interest directly or indirectly in Operating Company is in compliance in all material respects with all such Gaming Licenses (to the extent required by Legal Requirements), each Manager (from and after the effectiveness of the applicable Management Agreement) and each of its Affiliates, respective directors, members, managers, officers, key personnel and Persons holding a five percent (5%) or greater equity or economic interest directly or indirectly in any Manager is in compliance in all material respects with all such Gaming Licenses (to the extent required by Legal Requirements), and no event (including, without limitation, any material violation of any Legal Requirements) has occurred which would be reasonably likely to lead to the revocation or termination of any such Gaming Licenses or the imposition of any restriction thereon;

(ii) Borrower has no reason to believe that Manager, Mortgage Borrower or Operating Company will not be able to maintain in effect all Gaming Licenses necessary for the lawful conduct of their business or operations wherever now conducted and as planned to be conducted, including the ownership and operation of the Casino Components, pursuant to all applicable Legal Requirements;

(iii) All Gaming Licenses are in full force and effect and have not been amended or otherwise modified, rescinded, revoked or assigned in any manner that would reasonably be expected to have an Individual Material Adverse Effect;

(iv) Neither Borrower, Mortgage Borrower, Manager or Operating Company is in default in any material respect under, or in violation in any material respect of, any Gaming License (and no event has occurred, and no condition exists, which, with the giving of notice or passage of time or both, would constitute a default thereunder or violation thereof that has caused or would reasonably be expected to cause the loss of any Gaming License) (unless, in the case of any Gaming License, such Gaming License is no longer necessary or advisable for the conduct of Borrower’s, Manager’s or Operating Company’s business);

(v) Neither Mortgage Borrower, Manager nor Operating Company has received any notice of any violation of Legal Requirements which has caused or would reasonably be expected to cause any Gaming License to be suspended, forfeited, modified in any manner that would have an Individual Material Adverse Effect, not renewed, rescinded or revoked (unless, in the case of any Gaming License, such Gaming License is no longer necessary or advisable for the conduct of Mortgage Borrower’s, Manager’s or Operating Company’s business);

(vi) No condition exists or event has occurred which would reasonably be expected to result in the suspension, revocation, impairment, forfeiture, rescission or non- renewal of any Gaming License (unless, in the case of any Gaming License, such Gaming License is no longer necessary or advisable for the conduct of Mortgage Borrower’s, Manager’s or Operating Company’s business); and

(vii) The continuation, validity and effectiveness of all Gaming Licenses will not be adversely affected by the transactions contemplated by this Agreement.

(d) There is no proceeding, investigation, or disciplinary action (including, without limitation, before any Gaming Authority, under any Gaming Law or under any Gaming License or other Operating Permit) pending or, to Borrower’s knowledge, threatened against any of Borrower, Mortgage Borrower, Manager, Operating Company or, to Borrower’s knowledge, any of their respective directors, members, managers, officers, key personnel or Persons holding a five percent (5%) or greater direct or indirect equity or economic interest in Borrower, Mortgage Borrower, Manager or Operating Company and that could reasonably be expected to have an Individual Material Adverse Effect.

(e) There is no proceeding (including, without limitation, before any Gaming Authority, under any Gaming Law or under any Gaming License or other Operating Permit) pending or, to Borrower’s knowledge, threatened either (a) in connection with, or that seeks to restrain, enjoin, prevent the consummation of or otherwise challenge, any of the Loan Documents or any of the transactions contemplated therein, or (b) that could reasonably be expected to have an Individual Material Adverse Effect.

(f) Neither the execution, delivery or performance of any of the Loan Documents (nor the sale or any participations in the Loan, or the creation or sale of any of the Mortgage Loan or Mezzanine Loans) will (i) require the consent of any Gaming Authority not heretofore obtained or (ii) allow or result in the imposition of any material penalty under, or the revocation or termination of, any Gaming License or any material impairment of the rights of the holder of any Gaming License.

4.1.23 Intentionally Omitted.

4.1.24 Intentionally Omitted.

4.1.25 Intentionally Omitted.

4.1.26 Leases. (a) The Operating Leases (as amended and restated on the date hereof, and together with any certificates and notifications entered into in connection therewith) and the Operating Lease Guaranty provided to Lender on the Original Closing Date (or, with respect to those Operating Leases relating to Swap Properties, on the Swap Closing Date) are true, correct, accurate and complete copies of such documents as in effect on the date hereof and constitute the entire agreement between the parties thereto with respect to the subject matter therein and there are no written agreements modifying, amending, supplementing or restating such documents. Except as set forth on Schedule X, the Properties are not subject to any space Leases other than the Operating Lease and space Leases providing for occupancy of less than one hundred (100) square feet. Each Operating Lease is a “true lease” for all purposes of the Bankruptcy Code (including Section 365(d) and 502(b)(6) thereof) and applicable Legal Requirements, and no Operating Lease constitutes a financing or conveys any interest in the

Properties other than the leasehold interest therein demised thereby. Mortgage Borrower is the owner and lessor of landlord’s interest in the Operating Lease and the Operating Lease Guaranty. Currently, no Person has any possessory interest in any Individual Property or right to occupy the same except under and pursuant to the provisions of the Operating Lease, any other space Leases listed on Schedule X or permitted hereunder and, with respect to a right to occupancy only (and not a possessory interest), hotel guests. Each Operating Lease and Operating Lease Guaranty is in full force and effect and there are no material events of default thereunder by any party thereto and there are no conditions that, with the passage of time or the giving of notice, or both, would constitute such a default thereunder. No Rent under any Operating Lease has been paid more than one (1) month in advance of its due date and no Rents or charges under the Operating Lease have been waived, released or otherwise discharged or compromised. There has been no prior sale, transfer or assignment, hypothecation or pledge of any Operating Lease, Operating Lease Guaranty or of the Rents except pursuant to the Mortgage and Assignment of Leases (as such term is defined in the Mortgage Loan Agreement). No Operating Company has assigned the Operating Lease or sublet all or any portion of any Individual Property except pursuant to the Operating Lease and the terms hereof.

(b) The Properties are not subject to any space Leases other than the Leases described in Schedule X attached hereto and space Leases permitted hereunder. Operating Company is the owner and lessor of landlord’s interest in all such space Leases. No Person has any possessory interest in any Individual Property except under and pursuant to the provisions of the space Leases, and no Person has any right to occupy any portion of any Individual Property except under and pursuant to the provisions of the space Leases and hotel guests. The current space Leases are in full force and effect and, except as shown in Schedule X attached hereto, to Borrower’s knowledge, there are no material defaults thereunder by either party and there are no conditions that, with the passage of time or the giving of notice, or both, would constitute defaults thereunder. No Rent has been paid more than one (1) month in advance of its due date. Except as shown in Schedule X attached hereto, all work to be performed by Mortgage Borrower (or Operating Company) under each space Lease has been performed as and to the extent required and has been accepted by the applicable tenant, and any payments, free rent, partial rent, rebate of rent or other payments, credits, allowances or abatements required to be given by Mortgage Borrower (or Operating Company) to any tenant has already been received by such tenant. There has been no prior sale, transfer or assignment, hypothecation or pledge of any space Lease or of the Rents received therein which is still in effect. To Borrower’s knowledge, except as shown on Schedule X, no tenant listed on Schedule X has assigned its space Lease or sublet all or any portion of the premises demised thereby, no such tenant holds its leased premises under assignment or sublease, nor does anyone except such tenant and its employees occupy such leased premises. No tenant under any space Lease has a right or option pursuant to such Lease or otherwise to purchase all or any part of the leased premises or the building of which the leased premises are a part. No tenant under any space Lease has any right or option for additional space in the Improvements except pursuant to such tenant’s space Lease.

4.1.27 Intentionally Omitted.

4.1.28 Principal Place of Business; State of Organization. (a) Borrower’s principal place of business as of the date hereof is the address set forth in Schedule I. Each Borrower is organized under the laws of the State of Delaware.

(b) Operating Company’s principal place of business as of the date hereof is the address set forth in Schedule I. Each Operating Company is organized under the laws of the state of Nevada (or, in the case of Harrah’s Atlantic City Operating Company, LLC, New Jersey).

(c) Manager’s principal place of business as of the date hereof is the address set forth in Schedule I. Manager is organized under the laws of the state of Nevada (or, in the case of HAC CMBS Manager, LLC, New Jersey).

4.1.29 Filing and Recording Taxes. All transfer taxes, deed stamps, intangible taxes or other amounts in the nature of transfer taxes required to be paid by any Person under applicable Legal Requirements currently in effect in connection with the transfer of the Collateral to Borrower have been paid. All recording, stamp, intangible or other similar tax required to be paid by any Person under applicable Legal Requirements currently in effect in connection with the execution, delivery, recordation, filing, registration, perfection or enforcement of any of the Loan Documents, including, without limitation, the Pledge Agreement, have been paid, and, under current Legal Requirements, the Pledge Agreement is enforceable in accordance with their respective terms by Collateral Agent (or any subsequent holder thereof), subject to principles of equity and bankruptcy, insolvency and other laws generally applicable to creditors’ rights and the enforcement of debtors’ obligations.

4.1.30 Special Purpose Entity/Separateness. (a) Borrower hereby (i) represents and warrants that, from the Original Closing Date until the date hereof, each Borrower and each SPE Party (other than Paris Individual Borrower and Laughlin Individual Borrower) has been a Special Purpose Entity (as such term was defined in the Original Loan Agreement), and (ii) represents, warrants and covenants that from the date hereof until the Debt is paid in full each Borrower and each SPE Party (other than Paris Individual Borrower and Laughlin Individual Borrower) is, shall be and shall continue to be a Special Purpose Entity. Borrower hereby (1) represents and warrants that, from the Swap Closing Date until the date hereof, each of Paris Individual Borrower and Laughlin Individual Borrower has been a Special Purpose Entity (as such term was defined in the Original Loan Agreement), and (2) represents, warrants and covenants that from the date hereof until the Debt is paid in full each of Paris Individual Borrower and Laughlin Individual Borrower is, shall be and shall continue to be a Special Purpose Entity. Each of Original Tahoe Borrower and Original Showboat Borrower was a Special Purpose Entity (as such term was defined in the Original Loan Agreement) for the period from the Original Closing Date to and including the Swap Closing Date.

(b) The representations, warranties and covenants set forth in Section 4.1.30 shall survive for so long as any amount remains payable to any Lender under this Agreement or any other Loan Document.

(c) All of the assumptions made in the Insolvency Opinion, including, but not limited to, any exhibits attached thereto, are true and correct and any assumptions made in any subsequent non-consolidation opinion or update required to be delivered in connection with the Loan Documents (an “Additional Insolvency Opinion”), including, but not limited to, any exhibits attached thereto, will have been and shall be true and correct. Borrower has complied and will comply with, and Borrower shall cause each SPE Party, Manager and Operating

Company to comply with, all of the assumptions made with respect to the SPE Parties, Manager and Operating Company in the Insolvency Opinion. The SPE Parties will have complied and will comply with all of the assumptions made with respect to the SPE Parties in any Additional Insolvency Opinion. Each entity with respect to which an assumption shall be made in any Additional Insolvency Opinion will have complied and will comply with all of the assumptions made with respect to it in any Additional Insolvency Opinion.

(d) All of the assumptions made in the True Lease Opinion, including, but not limited to, any exhibits attached thereto, are true and correct and any assumptions made in any subsequent true lease opinion or update required to be delivered in connection with the Loan Documents (an “Additional True Lease Opinion”), including, but not limited to, any exhibits attached thereto, will have been and shall be true and correct. Each SPE Party has complied and will comply with, and Borrower shall cause Manager and Operating Company to comply with, all of the assumptions made with respect to such SPE Parties and Operating Company in the True Lease Opinion. Each SPE Party will have complied and will comply with all of the assumptions made with respect to such SPE Parties in any Additional True Lease Opinion. Each entity with respect to which an assumption shall be made in any Additional True Lease Opinion will have complied and will comply with all of the assumptions made with respect to it in any Additional True Lease Opinion.

4.1.31 Operating Leases; Operating Lease Guaranty. The Operating Leases and the Operating Lease Guaranty are in full force and effect and there is no default thereunder by any party thereto and no event has occurred that, with the passage of time and/or the giving of notice would constitute a default thereunder.

4.1.32 Illegal Activity. No portion of any Individual Property or the Collateral has been or will be purchased with proceeds of any illegal activity.

4.1.33 Reserved.

4.1.34 Investment Company Act. Borrower is not an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.

4.1.35 Embargoed Person. At all times throughout the term of the Loan, including after giving effect to any Transfers permitted pursuant to the Loan Documents, (a) none of the funds or other assets of Borrower, Mortgage Borrower, Manager, Holdings, Operating Company and Guarantor constitute property of, or are beneficially owned, directly or indirectly, by any person, entity or government subject to trade restrictions under U.S. law, including, but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Orders or regulations promulgated thereunder with the result that the investment in any Loan Party or Operating Company, as applicable (whether directly or indirectly), is prohibited by law or the Loan is in violation of law (“Embargoed Person”); (b) no Embargoed Person has any interest of any nature whatsoever in any Loan Party, Manager, Holdings or Operating Company, as applicable, with the result that the investment in any Loan Party, Holdings or Operating Company, as applicable (whether directly or indirectly), is prohibited by law or the Loan is in violation of law; and (c) none of the funds of any Loan Party, Manager, Holdings or Operating Company, as applicable, have been derived from any unlawful activity with the result that the investment in Loan Party, Manager, Holdings or Operating Company, as applicable (whether directly or indirectly), is prohibited by law or the Loan is in violation of law.

4.1.36 Intentionally Omitted.

4.1.37 Taxes including Gaming Taxes and Fees. Mortgage Borrower, Borrower and each of their respective Affiliates (including Manager), and Operating Company and each of its Affiliates, have filed or caused to be filed all Federal, state, local and foreign tax returns (including, without limitation, all reports relating to gaming taxes and fees to the Gaming Authorities) which are required to be filed by them, on or prior to the Original Closing Date or the date hereof, as applicable, other than tax returns in respect of taxes that (i) are not franchise, capital or income taxes, (ii) in the aggregate are not material and (iii) would not, if unpaid, result in the imposition of any material Lien on any property or assets of Mortgage Borrower (or any of its Affiliates, including Manager), Borrower or Operating Company (or any of their respective Affiliates). All such filed tax returns were, to Borrower’s knowledge, true, correct and complete when filed. Mortgage Borrower and its Affiliates (including Manager), Borrower and Operating Company and each of their respective Affiliates, have paid or caused to be paid all taxes shown to be due and payable on such filed returns or on any assessments received by them, other than any taxes or assessments the validity of which Mortgage Borrower, or such Affiliate (or Borrower, Operating Company and its Affiliates, as applicable) is contesting in good faith by appropriate proceedings, and with respect to which Mortgage Borrower or such Affiliates (Borrower, or Operating Company and its Affiliates, as applicable) shall have set aside adequate reserves. None of Borrower, Mortgage Borrower nor any of their respective Affiliates, including Manager (nor Operating Company or any of their respective Affiliates, as applicable) has as of the date hereof requested or been granted any extension of time to file any Federal, state, local or foreign tax return. None of Mortgage Borrower, Borrower or Operating Company is party to (or has any obligation under) any tax sharing agreement.

4.1.38 Loan Proceeds; Payment of Interest. Borrower used the Loan proceeds in accordance with and for the purposes specified in the Original Loan Agreement (and for no other purpose). Borrower has made all payments of interest that accrued and were payable under the Original Loan Agreement as and when due.

4.1.39 Intentionally Omitted.

4.1.40 Operation of Properties. (a) The operation, management and use of each Individual Property by Mortgage Borrower, Manager and Operating Company is in compliance in all material respects with applicable Legal Requirements, including all applicable Gaming Laws, and all other federal, state, or local governmental authorities including, without limitation, those requirements relating to such Individual Property’s physical structure and environment, except to the extent that non-compliance would not reasonably be expected to have an Individual Material Adverse Effect.

(b) The licenses, permits, and regulatory agreements, approvals and registrations relating to each Individual Property, including the Gaming Licenses, (i) may not be, and have not been, transferred to any location other than any Individual Property; have not been pledged as collateral security for any other loan or indebtedness; and are held free from restrictions or known conflicts that would materially impair the use or operation of any Individual Property as intended, (ii) are in full force and effect and in good standing and (iii) are not provisional, conditional or probationary in any manner.

(c) None of Mortgage Borrower, Manager, Borrower, Holdings, Guarantor or Operating Company is currently the subject of any proceeding by any Governmental Authority, and no notice of any violation has been received from a Governmental Authority that, in either case, would reasonably be expected to have an Individual Material Adverse Effect or an Aggregate Material Adverse Effect.

(d) None of Mortgage Borrower, Manager, Borrower or Operating Company has received a statement of charges or deficiencies and no penalty enforcement actions have been undertaken against any of them relating to any Individual Property by any Governmental Authority during the last three (3) calendar years which caused or could cause an Individual Material Adverse Effect or an Aggregate Material Adverse Effect.

(e) Each Operating Lease and Operating Lease Guaranty is in full force and effect and no party to either agreement has defaulted thereunder in any material respect.

(f) None of Mortgage Borrower or Operating Company has pledged its receivables relating to any of the Properties as collateral security for any other loan or indebtedness.

4.1.41 Management Agreement. Each Management Agreement that has become effective is in full force and effect and there is no material event of default thereunder by any party thereto and there are no conditions that, with the passage of time or the giving of notice, or both, would constitute such a default thereunder. No management or other fees have been paid in advance of their due date under the Management Agreement. There has been no prior sale, transfer or assignment, hypothecation or pledge of any Management Agreement.

4.1.42 Mortgage Loan Representations and Warranties. All of the representations and warranties contained in the Mortgage Loan Documents are hereby incorporated into this Agreement and deemed made hereunder as and when made thereunder and shall remain incorporated without regard to any waiver, amendment or other modification thereof by the Mortgage Lender or to whether the related Mortgage Loan Document has been repaid or otherwise terminated, unless otherwise consented to in writing by Requisite Lenders.

4.1.43 Affiliates. Effective as of the consummation of the transactions contemplated by this Agreement (and still effective as of the date hereof), the sole member of Borrower is Principal, which owns one hundred percent (100%) of the membership interests in Borrower. Borrower does not have any subsidiaries except as set forth in Schedule VIII.

Section 4.2 Survival of Representations. Borrower agrees that all of the representations and warranties of Borrower set forth in Section 4.1 and elsewhere in this Agreement and in the other Loan Documents shall survive for so long as any amount remains owing to any Lender under this Agreement or any of the other Loan Documents by Borrower.

All representations, warranties, covenants and agreements made in this Agreement or in the other Loan Documents by Borrower shall be deemed to have been relied upon by Lender notwithstanding any investigation heretofore or hereafter made by Lender or on its behalf.

V. BORROWER COVENANTS

Section 5.1 Affirmative Covenants. From the Original Closing Date (or, with respect to each Swap Property and the related Borrowers and Mortgage Borrowers, from the Swap Closing Date) and until payment and performance in full of all obligations of Borrower under the Loan Documents or the earlier release of the Liens of the Pledge Agreement (and all related obligations) in accordance with the terms of this Agreement and the other Loan Documents, Borrower hereby covenants and agrees with Lender that:

5.1.1 Existence; Compliance with Legal Requirements. Borrower shall, and shall cause Mortgage Borrower and Operating Company to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect their existence, rights, licenses, permits and franchises and comply with all Legal Requirements applicable to Borrower, Mortgage Borrower, the Collateral, Operating Company and the Properties, including, without limitation, Prescribed Laws. There shall never be committed by Borrower and Borrower shall not permit Mortgage Borrower to permit any other Person in occupancy of or involved with the operation or use of the Properties, including Operating Company, to commit any act or omission affording the federal government or any state or local government the right of forfeiture against, the Collateral, any Individual Property or any part thereof or any monies paid in performance of Borrower’s obligations under any of the Loan Documents. Borrower hereby covenants and agrees not to commit, permit or suffer to exist any act or omission affording such right of forfeiture. Borrower shall, and shall cause Mortgage Borrower to, at all times maintain, preserve and protect all franchises and trade names and preserve all the remainder of its property used or useful in the conduct of its business and shall keep the Properties in good working order and repair. Borrower shall cause Mortgage Borrower to keep the Properties insured at all times as (and in the amounts) provided elsewhere in this Agreement. Borrower shall cause Mortgage Borrower to operate any Individual Property that is the subject of the O&M Agreement in accordance with the terms and provisions thereof in all material respects. After prior notice to Lender, Borrower, at its own expense, may contest (or cause Mortgage Borrower to contest) by appropriate legal proceeding promptly initiated and conducted in good faith and with due diligence, the validity of any Legal Requirement, the applicability of any Legal Requirement to Borrower, Mortgage Borrower, the Collateral or any Individual Property or any alleged violation of any Legal Requirement, provided that (i) no Event of Default has occurred and remains uncured; (ii) such proceeding shall be permitted under and be conducted in accordance with the provisions of any applicable material instrument to which Borrower or Mortgage Borrower is subject and shall not constitute a default thereunder and such proceeding shall be conducted in accordance with all Legal Requirements; (iii) neither the Collateral nor any Individual Property nor any material part thereof or interest therein will be in imminent danger of being sold, forfeited, terminated, cancelled or lost; (iv) Borrower shall promptly upon receipt of a final, non-appealable determination thereof comply with any such Legal Requirement determined to be valid or applicable or cure any violation of any such Legal Requirement; (v) such proceeding shall suspend the enforcement of the contested Legal Requirement against Borrower, Mortgage

Borrower, the Collateral and any Individual Property; and (vi) Borrower shall furnish such security as may be required in the proceeding, or as may be reasonably requested by Lender, to insure compliance with such Legal Requirement, together with all interest and penalties payable in connection therewith. Lender may apply any such security, as necessary to cause compliance with such Legal Requirement at any time when, in the reasonable judgment of Lender, the validity, applicability or violation of such Legal Requirement is finally established or the Collateral or any Individual Property (or any part thereof or interest therein) shall be in imminent danger of being sold, forfeited, terminated, cancelled or lost.

5.1.2 Taxes and Other Charges. Borrower shall pay or shall cause Mortgage Borrower to pay or cause to be paid all Taxes and Other Charges now or hereafter levied or assessed or imposed against the Properties or any part thereof as the same become due and payable; provided, however, Borrower’s obligation to cause Mortgage Borrower to directly pay or cause to be paid Taxes shall be suspended for so long as Borrower complies with the terms and provisions of Section 7.2 hereof. Borrower will deliver or cause to be delivered to Lender receipts for payment or other evidence satisfactory to Lender that the Taxes and Other Charges have been so paid or are not then delinquent no later than the date on which the Taxes and/or Other Charges would otherwise be delinquent if not paid; provided, however, Borrower is not required to furnish such receipts for payment of Taxes in the event that such Taxes have been paid by Lender pursuant to Section 7.2 hereof. Borrower shall not suffer (and shall not permit Mortgage Borrower to suffer) and shall promptly pay or cause to be paid and discharged (or cause Mortgage Borrower to pay or cause to be paid and discharged) any Lien or charge whatsoever which may be or become a Lien or charge against the Properties other than Permitted Encumbrances, and shall promptly pay or cause to be paid for all utility services provided to the Properties. After prior notice to Lender, Borrower, at its own expense, may contest (or cause Mortgage Borrower to contest) by appropriate legal proceeding, promptly initiated and conducted in good faith and with due diligence, the amount or validity or application in whole or in part of any Taxes or Other Charges, provided that (a) no Default or Event of Default has occurred and remains uncured; (b) such proceeding shall be permitted under and be conducted in accordance with the provisions of any applicable material other instrument to which Borrower or Mortgage Borrower is subject and shall not constitute a default thereunder and such proceeding shall be conducted in accordance with all Legal Requirements; (c) none of the Collateral, any Individual Property or any part of either or interest in either will be in imminent danger of being sold, forfeited, terminated, cancelled or lost; (d) Borrower shall promptly upon receipt of a final, non-appealable determination thereof pay (or cause Mortgage Borrower to pay) the amount of any such Taxes or Other Charges, together with all costs, interest and penalties which may be payable in connection therewith; (e) such proceeding shall suspend the collection of such contested Taxes or Other Charges from the applicable Individual Property; and (f) Borrower shall furnish or cause Mortgage Borrower to furnish such security as may be required in the proceeding, or as may be reasonably requested by Lender, to insure the payment of any such Taxes or Other Charges, together with all interest and penalties thereon. Lender (or Servicer on its behalf) may pay over any such cash deposit or part thereof held by Lender (or Servicer on its behalf) to the claimant entitled thereto at any time when, in the judgment of Lender, the entitlement of such claimant is established or any Individual Property (or part thereof or interest therein) shall be in danger of being sold, forfeited, terminated, cancelled or lost or there shall be any danger of the Lien of any Mortgage being primed by any related Lien.

5.1.3 Litigation. Borrower shall give prompt notice to Lender of any litigation or governmental proceedings pending or, to Borrower’s knowledge, threatened against Borrower, Manager, Mortgage Borrower, the Collateral, Operating Company, Holdings or Guarantor which, in any such case, might materially adversely affect Borrower’s, Manager’s, Mortgage Borrower’s, the Collateral’s, Operating Company’s, Holding’s or Guarantor’s condition (financial or otherwise) or business or any Individual Property. Borrower shall not, without the prior written consent of Lender (which may be furnished or withheld at its sole and absolute discretion), give its consent or approval to the settlement of any claim against Borrower, other than a fully insured third party claim, in any amount greater than One Hundred Thousand and no/100 Dollars ($100,000.00).

5.1.4 Access to Properties. Borrower shall cause Mortgage Borrower to permit agents, representatives and employees of Lender and any Lender, and prospective purchasers of any Note or any interest therein, to inspect the Properties or any part thereof at reasonable hours upon reasonable advance notice, and Borrower shall cause Manager and Operating Company to permit such access by Lender, in each case subject to the rights of tenants under Leases and Hotel guests.

5.1.5 Notice of Default. Borrower shall promptly advise Lender of any material Default or Event of Default of which Borrower has knowledge, including any Mortgage Loan Default or Mortgage Loan Event of Default.

5.1.6 Cooperate in Legal Proceedings. Borrower shall cooperate fully with Lender with respect to any proceedings before any court, board or other Governmental Authority which may in any way affect the rights of Lender hereunder or any rights obtained by Lender under any of the other Loan Documents and, in connection therewith, permit Lender, at its election, to participate in any such proceedings.

5.1.7 Perform Loan Documents. Borrower shall observe, perform and satisfy all the terms, provisions, covenants and conditions of, and shall pay when due all costs, fees and expenses to the extent required under the Loan Documents executed and delivered by, or applicable to, Borrower.

5.1.8 Award and Insurance Benefits. Borrower shall cooperate with Lender in obtaining for Lender the benefits of any Awards or Insurance Proceeds lawfully or equitably payable in connection with any Individual Property, and Lender shall be reimbursed for any actual, reasonable out-of-pocket expenses incurred in connection therewith (including actual, reasonable out-of-pocket attorneys’ fees and disbursements, and, if reasonably required, the payment by Borrower of the expense of an appraisal on behalf of Lender in case of Casualty or Condemnation affecting any Individual Property or any part thereof) out of such Insurance Proceeds.

5.1.9 Further Assurances. Borrower shall and shall cause Mortgage Borrower, Guarantor, Manager and Operating Company to, at Borrower’s sole cost and expense:

(a) furnish to Lender and Collateral Agent all instruments, documents, boundary surveys, footing or foundation surveys, certificates, plans and specifications, appraisals, title and other insurance reports and agreements, and each and every other document, certificate, agreement and instrument, in each case in such party’s possession, not subject to confidentiality restrictions barring the delivery of such materials, and which are either required to be furnished by Borrower, Manager or Operating Company pursuant to the terms of the Loan Documents or which are reasonably requested by Lender in connection therewith;

(b) execute and deliver to Lender and Collateral Agent such documents, instruments, certificates, assignments and other writings, and do such other acts necessary or desirable, to evidence, preserve and/or protect the collateral at any time securing or intended to secure the obligations of Borrower under the Loan Documents, as Lender may reasonably require; and

(c) do and execute all and such further lawful and reasonable acts, conveyances and assurances for the better and more effective carrying out of the intents and purposes of this Agreement and the other Loan Documents, as Lender or Collateral Agent shall reasonably require from time to time.

5.1.10 Supplemental Mortgage Affidavits. Borrower represents that it has caused Mortgage Borrower to pay all state, county and municipal recording and all other taxes imposed upon the execution and recordation of the Mortgages.

5.1.11 Financial Reporting. (a) Borrower will keep or will cause to be kept and maintained on a Fiscal Year basis, in accordance with GAAP (or such other accounting basis acceptable to Lender), books, records and accounts reflecting all of the financial affairs of Borrower and Mortgage Borrower and all items of income and expense in connection with the operation on an individual basis of the Properties. Lender (at Lender’s sole cost and expense) shall have the right from time to time at all times during normal business hours upon reasonable notice to examine the books, records and accounts of Borrower and Mortgage Borrower at the office of Borrower or any other Person maintaining such books, records and accounts and to make such copies or extracts thereof as Lender shall desire. After the occurrence and during the continuance of an Event of Default, Borrower shall pay any costs and expenses incurred by Lender to examine Borrower’s, Mortgage Borrower’s or to the extent permitted under the Operating Lease, Manager’s or Operating Company’s accounting records with respect to the Properties, as Lender shall determine to be necessary or appropriate in the protection of Lender’s interest.

(b) Borrower will furnish or cause to be furnished to Lender annually, within no more than one hundred twenty (120) days following the end of each Fiscal Year of Borrower, a complete copy of the annual financial statements of the Operating Company, Mortgage Borrower and Borrower (and of no other entity or Person), audited by a “Big Four” accounting firm or other independent certified public accountant acceptable to Lender in accordance with GAAP (or such other accounting basis acceptable to Lender) covering the Properties on a combined basis for such Fiscal Year (and no other Persons, Properties or assets) and containing statements of profit and loss for the Operating Companies, Borrower, Mortgage Borrower and the Properties (on a combined basis) and a balance sheet for the Operating Company, Borrower, Mortgage Borrower and the Properties (on a combined basis), in each case showing no other assets than the Properties (and the interests of Operating Company, Borrower and Mortgage

Borrower therein). All such statements shall set forth the financial condition and the results of operations for the Properties for such Fiscal Year, and shall include, but not be limited to, amounts representing Borrower’s reasonable and good faith determination of aggregate annual EBITDAM and Excess Cash Flow from all of the Properties and capital expenditures (allocated between maintenance and growth) at the Properties. All such statements (other than Excess Cash Flow) shall also set forth unaudited schedules for each Individual Property, detailing the statements of profit and loss and a balance sheet for each Individual Property, as well as gross revenues, gross hotel and casino revenues, EBITDAM and capital expenditures (allocated between maintenance and growth). The annual financial statements, as described above, shall be accompanied by (1) a comparison of the budgeted income and expenses and the actual income and expenses for the prior Fiscal Year, (2) an unqualified opinion of a “Big Four” accounting firm or other independent certified public accountant reasonably acceptable to Lender, (3) room rate reports and RevPAR calculations, and (4) an Officer’s Certificate certifying (A) that each annual financial statement presents fairly the financial condition and the results of operations of the Operating Companies, Mortgage Borrower, Borrower and the Properties being reported upon, (B) that such financial statements have been prepared in accordance with GAAP (or such other accounting basis acceptable to Lender) and (C) as of the date thereof whether there exists an event or circumstance which constitutes a Default or Event of Default, and if such Default or Event of Default exists, the nature thereof, the period of time it has existed and the action then being taken to remedy the same. Any audits performed by Borrower (and any audited materials and other information provided to Lender, as required hereunder in order for Borrower to comply with the requirements of this subparagraph (b)) may be performed with respect to the Properties on a “combining basis” (so that a single audit of the Properties, rather than individual audits of each of the separate Properties, may be performed and provided). It is understood and agreed that with respect to monthly financial statements required by this Section 5.1.11(b), such statements with respect to July 2010 will be those required by Section 5.1.11(b) of the Original Loan Agreement and such statements with respect to August 2010 will be those required by this Section 5.1.11(b).

(c) Borrower will furnish, or cause to be furnished, to Lender on or before sixty (60) days after the end of each fiscal quarter the following items, accompanied by an Officer’s Certificate stating that such items fairly present the financial condition and results of the Operating Company, Mortgage Borrower, Borrower and the Properties, subject to normal year-end adjustments, as applicable: (i) quarterly and year-to-date operating statements (including Capital Expenditures) noting such information as is necessary and sufficient to fairly represent the financial position and results of operation of the Properties during such quarter, and containing a comparison of budgeted income and expenses and the actual income and expenses together with a detailed explanation of any variances of ten percent (10%) or more between budgeted and actual amounts for such periods, all in form reasonably satisfactory to Lender; and (ii) a calculation reflecting the Debt Service Coverage Ratio, gross revenues, gross hotel and casino revenues, EBITDAM, Excess Cash Flow and capital expenditures (allocated between maintenance and growth), in each case for the immediately preceding twelve (12) month period as of the last day of such quarter. Borrower shall provide the statements and calculations required hereunder (other than Excess Cash Flow) on both a “combined basis” for all Properties and on an Individual Property-by-Individual Property basis. In addition, such Officer’s Certificate shall also state that the representations and warranties of Borrower set forth in Section 4.1.30 are true and correct as of the date of such certificate and that there are no trade payables outstanding for more than ninety (90) days. In addition, Borrower shall be obligated to provide the statements and calculations (other than Excess Cash Flow), as well as the Officer’s Certificate described in this subparagraph (c), and the “White Books” to Lender on a monthly basis (such requirements to be modified as appropriate to reflect the fact that the information shall be required to be provided monthly (e.g., monthly rent rolls, monthly and year-to-date operating statements)), a calculation reflecting the Debt Service Coverage Ratio for the immediately preceding twelve (12) month period as of the last day of such month, and a calculation of the Post-Rio Leverage Ratio (as defined in the Mortgage Loan Agreement) as of the last day of such month, if applicable, for each month during the existence of a Rio Leverage Event (as defined in the Mortgage Loan Agreement), in each case within no more than thirty (30) days following the end of each calendar month.

(d) (i) For the partial year period commencing on the Original Closing Date, and for each Fiscal Year thereafter, Borrower shall or shall cause Mortgage Borrower to submit to Lender an Annual Budget not later than the commencement of such period or Fiscal Year in form reasonably satisfactory to Lender and for informational purposes only (unless (A) an Event of Default shall have occurred and be continuing and/or (B) any event of default as defined in the Mortgage Loan Agreement or any of the Other Mezzanine Loan Documents shall have occurred thereunder and be continuing, in which event the Annual Budget shall be subject to the reasonable approval of Lender). Borrower shall or shall cause Mortgage Borrower to submit to Lender any material variation, material amendment, material supplement or other material modification to the Annual Budget in form reasonably satisfactory to Lender and for informational purposes only (unless (A) an Event of Default shall have occurred and be continuing and/or (B) any event of default as defined in the Mortgage Loan Documents and any of the Other Mezzanine Loan Documents shall have occurred thereunder and be continuing, in which event such material variations, material amendments, material supplements or material modifications shall be subject to the reasonable approval of Lender).

(ii) For the partial year period commencing on the date hereof, and for each Fiscal Year thereafter, Borrower shall or shall cause Mortgage Borrower to submit to Lender an annual capital spending budget (“Cap Ex Budget”) not later than the commencement of such period or Fiscal Year in form reasonably satisfactory to Lender and for informational purposes only (unless (A) an Event of Default shall have occurred and be continuing and/or (B) any event of default as defined in any of the Mortgage Loan Documents or the Other Mezzanine Loan Documents shall have occurred thereunder and be continuing, in which event the Cap Ex Budget shall be subject to the reasonable approval of Lender). Borrower shall or shall cause Mortgage Borrower to submit to Lender any material variation, material amendment, material supplement or other material modification to the Cap Ex Budget in form reasonably satisfactory to Lender and for informational purposes only (unless (A) an Event of Default shall have occurred and be continuing and/or (B) any event of default as defined in any of the Mortgage Loan Documents or the Other Mezzanine Loan Documents shall have occurred thereunder and be continuing, in which event such material variations, material amendments, material supplements or material modifications shall be subject to the reasonable approval of Lender).

(e) If, at the time one or more Disclosure Documents are being prepared for a Securitization, Lender expects that Borrower alone or Borrower and one or more Affiliates of Borrower collectively, or the Properties and Related Properties collectively, will be a “Significant Obligor”, as that term is defined in Item 1101(k) of Regulation AB (as defined below), Borrower shall furnish to Lender upon request (i) the selected financial data or, if applicable, net operating income, required under Item 1112(b)(1) of Regulation AB, if Lender expects that the principal amount of the Loan together with any other loans made to an Affiliate of Borrower or secured by a Related Property, that is included in a Securitization with the Loan (each, a “Related Loan”) as of the cut-off date for such Securitization may, or if the principal amount of the Loan together with any Related Loans as of the cut-off date for such Securitization and at any time during which the Loan and any Related Loans are included in a Securitization does, equal or exceed ten percent (10%) (but less than twenty percent (20%)) of the aggregate principal amount of all loans included or expected to be included, as applicable, in the Securitization or (ii) the financial statements required under Item 1112(b)(2) of Regulation AB, if Lender expects that the principal amount of the Loan together with any Related Loans as of the cut-off date for such Securitization may, or if the principal amount of the Loan together with any Related Loans as of the cut-off date for such Securitization and at any time during which the Loan and any Related Loans are included in a Securitization does, equal or exceed twenty percent (20%) of the aggregate principal amount of all loans included or expected to be included, as applicable, in the Securitization. Such financial data or financial statements shall be furnished to Lender (A) within ten (10) Business Days after written notice from Lender in connection with the preparation of Disclosure Documents for the Securitization, (B) not later than thirty (30) days after the end of each fiscal quarter of Borrower and (C) not later than sixty (60) days after the end of each fiscal year of Borrower; provided, however, that Borrower shall not be obligated to furnish financial data or financial statements pursuant to clauses (B) or (C) of this sentence with respect to any period for which a filing pursuant to the Exchange Act in connection with or relating to the Securitization (an “Exchange Act Filing”) is not required. If requested by Lender, in writing, Borrower shall use commercially reasonable efforts to furnish to Lender financial data and/or financial statements for any tenant of any of the Properties (other than a tenant that is a reporting company under the Exchange Act) if, in connection with a Securitization, Lender expects there to be, with respect to such tenant or group of affiliated tenants, a concentration within all of the loans included or expected to be included, as applicable, in the Securitization such that such tenant or group of affiliated tenants would constitute a Significant Obligor. “Related Property” shall mean a parcel of real property, together with improvements thereon and personal property related thereto, that is “related”, within the meaning of the definition of Significant Obligor, to any of the Properties. “Regulation AB” shall mean Regulation AB under the Securities Act and the Exchange Act, as such Regulation may be amended from time to time.

(f) All financial data and financial statements provided by Borrower, Mortgage Borrower and Operating Company hereunder pursuant to Section 5.1.11(e) shall be prepared in accordance with GAAP, and all such financial statements shall meet the requirements of Regulation AB, Regulation S-X, Regulation S-K to the extent applicable and any other applicable legal requirements. All financial statements referred to in clause (ii) of Section 5.1.11(e) shall be audited by independent accountants of Borrower reasonably acceptable to Lender in accordance with Regulation AB, Regulation S-X, Regulation S-K to the extent applicable and all other applicable legal requirements, shall be accompanied by the manually executed report of the independent accountants thereon, which report shall meet the requirements of Regulation AB, Regulation S-X, Regulation S-K to the extent applicable and all other applicable legal requirements, and shall be further accompanied by a manually executed written consent of the independent accountants, in form and substance reasonably acceptable to Lender, to the inclusion of such financial statements in any Disclosure Document and any Exchange Act Filing and to the use of the name of such independent accountants and the reference to such independent accountants as “experts” in any Disclosure Document and Exchange Act Filing, all of which shall be provided at the same time as the related financial statements are required to be provided, in each case if applicable. All financial data and financial statements (audited or unaudited) provided by Borrower under this Section 5.1.11(f) shall be accompanied by an Officer’s Certificate which shall state that such financial statements meet the requirements set forth in the first sentence of this Section 5.1.11(f) to the extent applicable.

(g) If requested by any Lender, Borrower shall provide Lender, promptly upon request, with any other or additional financial statements, or financial, statistical or operating information, as any Lender shall reasonably determine to be required pursuant to Regulation AB, Regulation S-X, Regulation S-K or any amendment, modification or replacement thereto or other legal requirements in connection with any Disclosure Document or any Exchange Act Filing or as shall otherwise be reasonably requested by any Lender.

(h) In the event Lender reasonably determines, in connection with a Securitization, that the financial data and financial statements required in order to comply with Regulation AB, Regulation S-X, Regulation S-K or any amendment, modification or replacement thereto or other legal requirements are other than as provided herein, then notwithstanding the provisions of Sections 5.1.11(e) and (f), Lender may request, and Borrower shall promptly provide, such other financial statements as Lender determines to be necessary or appropriate for such compliance.

(i) Until such time as the Loan is paid in full, Borrower shall cause Holdings to (i) file with the SEC as part of its reports filed under the Exchange Act (if applicable) information with respect to the Borrower, its financial condition and results of operations in a form substantially similar to the information filed currently (or as may be changed due to changing law or regulation) with respect to HOC as Exhibit 99.1 or Exhibit 99, as applicable, to Holdings’ Annual Report on Form 10-K or Quarterly Reports on Form 10-Q, and (ii) continue to file such information with the SEC whether or not Holdings is obligated to file any reports under the Exchange Act. The filings described in the immediately preceding sentence shall be made at such times as Holdings files with the SEC its Annual Reports on Form 10-K and its Quarterly Reports on Form 10-Q, commencing with respect to the fiscal quarter ending September 30, 2010. In addition, filings consistent with those described in the second preceding sentence with respect to the fiscal quarter ending June 30, 2010 shall be made promptly following such time that such filings are available for filing by Holdings with the SEC (but in any event on or prior to September 15, 2010).

(j) Reference is made to the provisions of Section 11.7 which Borrower understands applies to the statements, financial information, budgets and other materials provided as described in this Section 5.1.11 and that such materials shall be Borrower Materials thereunder. Borrower shall comply with Section 11.7 with respect to such Borrower Materials, and Lender and Servicer shall be entitled to treat any such Borrower Materials that are not marked “PUBLIC” or filed with the SEC as being suitable only for posting on a portion of the Platform not designated “Public Investor”.

(k) The Borrower will (directly or through Holdings) hold a customary quarterly conference call with the Lenders and Servicer to discuss the financial results of Holdings with the Lenders, beginning with a discussion of the fiscal quarter ended September 30, 2010 (it being understood that such call may be the same quarterly call hosted by Holdings to discuss its financial results with investors generally). Each such conference call will not be later than ten (10) business days from the date on which Holding’s financial information is filed with the SEC. In addition, Borrower will provide to the Lenders copies of each Form 10Q and Form 10K of Holdings filed with the SEC, commencing with the Form 10Q filed in respect of the fiscal quarter ended September 30, 2010; provided, that, the filing of such financial statements with the SEC shall satisfy such obligation of the Borrower hereunder.

(l) Any reports, statements or other information required to be delivered under this Agreement shall be delivered (i) in paper form, and (ii) if requested by Lender and within the capabilities of Borrower’s data systems without change or modification thereto, in electronic form and prepared using a Microsoft Word for Windows or WordPerfect for Windows files (which files may be prepared using a spreadsheet program and saved as word processing files). Subject to Section 11.8, Borrower agrees that Lender may disclose information regarding any of the Properties, the Collateral, Mortgage Borrower, Borrower and Operating Company that is provided to Lender pursuant to this Section in connection with any Securitization, Syndication or Assignment, to such parties reasonably requesting such information in connection with such Securitization, Syndication or Assignment.

5.1.12 Business and Operations. Borrower will, and will cause Manager, Mortgage Borrower and Operating Company to, continue to engage in the businesses presently conducted by it as and to the extent the same are necessary for the ownership, maintenance, management and operation of the Properties. Borrower will and will cause Manager, Mortgage Borrower and Operating Company to qualify to do business and will remain in good standing under the laws of each jurisdiction as and to the extent the same are required for the ownership, maintenance, management and operation of the Properties.

5.1.13 Title to the Properties and the Collateral. Borrower will cause Mortgage Borrower to warrant and defend (a) the title to each Individual Property and every part thereof, subject only to Liens permitted hereunder (including Permitted Encumbrances) and (b) the validity and priority of the Liens of the Mortgages and the Assignments of Leases, subject only to Liens permitted hereunder (including Permitted Encumbrances), in each case against the claims of all Persons whomsoever. Borrower shall reimburse Lender for any actual out-of-pocket losses, costs, damages or expenses (including reasonable attorneys’ fees and court costs) incurred by Lender if an interest in any Individual Property, other than as permitted hereunder, is claimed by another Person. Borrower will warrant and defend (a) the title to the Collateral and every part thereof, subject only to Liens permitted hereunder and (b) the validity and priority of the Liens of the Pledge Agreement, subject only to Liens permitted hereunder in each case against the claims of all Persons whomsoever. Borrower shall reimburse Lender for any actual out-of-pocket losses, costs, damages or expenses (including reasonable attorneys’ fees and court costs) incurred by Lender if an interest in any part of the Collateral, other than as permitted hereunder, is claimed by another Person.

5.1.14 Costs of Enforcement. In the event (a) that any Mortgage encumbering any Individual Property or the Lien of the Pledge Agreement is foreclosed in whole or in part or that any such Mortgage or Pledge Agreement is put into the hands of an attorney for collection, suit, action or foreclosure, (b) of the foreclosure of any mortgage prior to or subsequent to any Mortgage encumbering any Individual Property or any Lien prior to or subsequent to the Lien of the Pledge Agreement in which proceeding Mortgage Lender or Lender is made a party or exercises any or all of its rights or remedies under such Mortgage or Pledge Agreement, or (c) of the bankruptcy, insolvency, rehabilitation or other similar proceeding in respect of Borrower, Mortgage Borrower or Operating Company or an assignment by Borrower, Mortgage Borrower or Operating Company for the benefit of its creditors, Borrower, its successors or assigns, shall be chargeable with and agrees to pay all reasonable out-of-pocket costs of collection and defense, including reasonable out-of-pocket attorneys’ fees and costs, incurred by Lender, Mortgage Borrower or Borrower in connection therewith and in connection with any appellate proceeding or post-judgment action involved therein, together with all required service or use taxes.

5.1.15 Estoppel Statement. (a) After request by Lender or Servicer, Borrower shall within ten (10) Business Days (but, provided there exists no Default or Event of Default, no more often than twice during the course of each Fiscal Year of Borrower) furnish to Lender or Servicer, as applicable, a statement, duly acknowledged and certified, setting forth (A)(i) the original principal amount of the Loan, (ii) the unpaid principal amount of the Loan, (iii) the Interest Rate of the Loan, (iv) the date installments of interest and/or principal were last paid, (v) any offsets or defenses to the payment of the Debt, if any, and (vi) that the Note, this Agreement, the Pledge Agreement and the other Loan Documents are valid, legal and binding obligations and have not been modified or if modified, giving particulars of such modification, and (B) with respect to the Mortgage Loan, setting forth (i) the original principal amount of the Mortgage Loan, (ii) the unpaid principal amount of the Mortgage Loan, (iii) the interest rate of the Mortgage Loan, (iv) the date installments of interest and/or principal were last paid, (v) any offsets or defenses to the payment of the debt, if any, and (vi) that the Mortgage Note, the Mortgage Loan Agreement and the other Mortgage Loan Documents are valid, legal and binding obligations and have not been modified or if modified, giving particulars of such modification.

(b) Borrower shall exercise reasonable best efforts to deliver to Lender or Servicer upon request, tenant estoppel certificates from each space tenant leasing space at the Properties, and shall exercise reasonable best efforts to deliver an estoppel certificate from each ground lessor, each in form and substance reasonably satisfactory to Lender, provided that Borrower shall not be required to deliver such certificates more frequently than two (2) times in any calendar year.

(c) After request by Borrower, but not more than twice during the course of each year, Lender (or Servicer, on behalf of Lender) shall furnish Borrower with a statement setting forth (i) the original principal amount of the Loan, (ii) the unpaid principal amount of the Loan, (iii) the Interest Rate of the Loan, (iv) the date installments of interest and/or principal were last paid, and (v) that the Loan Documents have not been modified or if modified, giving particulars of such modification.

5.1.16 Reserved.

5.1.17 Performance by Borrower. Borrower shall in a timely manner observe, perform and fulfill each and every covenant, term and provision of each Loan Document executed and delivered by, or applicable to, Borrower. Borrower shall cause Mortgage Borrower, in a timely manner, to observe, perform and fulfill each and every covenant, term and provision of each Mortgage Loan Document executed and delivered by, or applicable to, Mortgage Borrower.

5.1.18 Intentionally Omitted.

5.1.19 No Joint Assessment. Borrower shall not, and shall not permit Mortgage Borrower to, suffer, permit or initiate the joint assessment of any Individual Property (a) with any other real property constituting a tax lot separate from such Individual Property, and (b) which constitutes real property with any portion of such Individual Property which may be deemed to constitute personal property, or any other procedure whereby the lien of any taxes which may be levied against such personal property shall be assessed or levied or charged to such real property portion of the Individual Property, except as required by Legal Requirements.

5.1.20 Leasing Matters. (a) Borrower shall not (and shall cause Mortgage Borrower and Guarantor (Operating Lease) not to), without the prior written consent of Lender (and, if a Securitization shall have occurred, Borrower shall have obtained and delivered to Lender a Rating Agency Confirmation) restate, materially modify, materially amend or materially supplement (or permit the restatement, material modification, amendment or supplement of) any Operating Lease or Operating Lease Guaranty (provided, that any modification, amendment or supplement affecting any of the economic terms of any Operating Lease or any of the terms of the Operating Lease Guaranty shall be deemed to be material for purposes hereof), terminate or accept the surrender (or permit the termination or surrender) of any Operating Lease or Operating Lease Guaranty, or release or materially waive (or permit the release or material waiver of) the Operating Company or Guarantor (Operating Lease) from the performance or observance of any obligation or condition under the Operating Leases or Operating Lease Guaranty. In connection with a material modification, Lender may request, and in such event, Borrower shall not effect such modification without, an Additional True Lease Opinion in form and substance reasonably satisfactory to Lender issued by Borrower’s counsel (at Borrower’s expense). Borrower shall not permit (or cause or permit Mortgage Borrower to permit) the prepayment of any rents under the Operating Leases for more than one (1) month prior to the due date thereof. Notwithstanding the foregoing, Lender’s consent shall not be required in connection with any modification, amendment or waiver of any provision of the Operating Lease as may be reasonably necessary to comply with the requirements of this Agreement or any other Loan Document or that makes the provisions of the Operating Lease consistent with the provisions of this Agreement or any other Loan Document. Notwithstanding anything contained in this Section 5.1.20(a) to the contrary, (x) Lender’s consent to any amendment, modification or supplement of the Operating Lease (or any new Operating Lease) or the Operating Lease Guaranty may also be conditioned on the delivery by Borrower, upon the reasonable request of Lender, of an Additional Insolvency Opinion and/or an Additional True Lease Opinion acceptable to Lender, and (y) Lender’s consent to any assignment of any Operating Lease or Operating Lease Guaranty (or of any interest therein) or any material amendment, material modification or material supplement of any Operating Lease shall also be conditioned on the delivery by Borrower, upon the reasonable request of Lender, of an Additional Insolvency Opinion and an Additional True Lease Opinion acceptable to Lender.

(b) Borrower shall not permit (or consent to) an assignment by any Operating Company of any such Operating Company’s interest(s) under any Operating Lease or an assignment by any Mortgage Borrower of any such Mortgage Borrower’s interest(s) under any Operating Lease Guaranty without, in each case, Lender’s prior written consent (and, if a Securitization shall have occurred, at Lender’s request, without Borrower providing to Lender a Rating Agency Confirmation and an Additional True Lease Opinion). For the avoidance of doubt, the foregoing sentence shall not restrict space leases and subleases otherwise permitted hereunder.

(c) Subject to clause (d) below, each Operating Company may enter into space leases and renewals of space Leases. All such space Leases and all renewals of space Leases executed after the Original Closing Date entered into by Operating Company shall (i) provide for rental rates, rent credits and free rent periods comparable to existing local market rates for comparable properties; (ii) be on commercially reasonable terms; (iii) provide that such Lease is subordinate to the Mortgage encumbering the Individual Property in question and that the lessee will attorn to Mortgage Lender and any purchaser at a foreclosure sale; (iv) not contain any terms which would materially adversely affect Lender’s rights under the Loan Documents; (v) not grant to the tenants thereunder any option or right to purchase the applicable Individual Property (or any portion thereof); and (vi) in the case of Major Leases, have initial terms less than twenty (20) consecutive years, in each case (unless otherwise consented to by Lender pursuant to clause (d) below).

(d) (i) Any Major Lease entered into by Operating Company with respect to an Individual Property executed after the Original Closing Date (and any renewal of any Major Lease with respect to an Individual Property), and any space Lease or space Lease renewal proposed to be entered into by Operating Company after the Original Closing Date and that does not meet the criteria set forth in Sections 5.1.20(a) and subparagraph (c) above, shall be subject to the prior written approval of Lender, which approval shall not be unreasonably withheld, conditioned or delayed. Borrower shall not terminate or accept the surrender of (and shall not permit Operating Company or Mortgage Borrower to terminate or accept the surrender of) a Major Lease (unless by reason of a tenant default) without the consent of Lender.

(ii) Every submission to Lender of any proposed Major Lease (or Major Lease renewal, amendment, modification or termination) or proposed space Lease or space Lease renewal that does not meet the criteria set forth in Sections 5.1.20(a) and subparagraph (c) above for Lender’s approval shall be forwarded to Lender together with a notice from Borrower (in bold typeface) that states “YOUR FAILURE TO RESPOND TO THIS NOTICE AND REQUEST FOR APPROVAL WITHIN TEN (10) BUSINESS DAYS OF YOUR RECEIPT OF THIS NOTICE SHALL CONSTITUTE YOUR DEEMED CONSENT TO THE MATTERS DESCRIBED IN OR THAT ARE THE

SUBJECT OF THIS NOTICE”. If Lender responds to Borrower’s request by identifying missing documents or materials that are incomplete or inaccurate (and that are the subject of the request for approval), then Borrower shall re-submit such documents or materials to Lender for its approval together with a second notice from Borrower that complies with this section.

(iii) If Lender fails to approve or disapprove any such proposed request or submission attached to a first notice or request sent by Borrower (or the matters that are the subject of the re-submitted notice or request for approval) within ten (10) Business Days of receipt of same, Borrower shall re-submit such instruments or materials to Lender for Lender’s approval and give Lender a second notice (in bold typeface) that states “SECOND NOTICE — YOUR FAILURE TO RESPOND TO THIS NOTICE AND REQUEST FOR APPROVAL WITHIN FIVE (5) BUSINESS DAYS OF YOUR RECEIPT OF THIS NOTICE SHALL CONSTITUTE YOUR DEEMED CONSENT TO THE MATTERS DESCRIBED IN OR THAT ARE THE SUBJECT OF THIS NOTICE”. If Lender fails to respond to such second notice within five (5) Business Days of receipt of same, then Lender’s consent to the proposed request or submission that is the subject of such notice shall be deemed granted.

(e) Borrower shall and shall cause Mortgage Borrower and Operating Company to (i) observe and perform the obligations imposed upon the lessor under the Leases in a commercially reasonable manner; (ii) enforce the terms, covenants and conditions contained in the Leases upon the part of the lessee thereunder to be observed or performed in a commercially reasonable manner and in a manner not to impair the value of the Individual Property involved; (iii) not collect any of the rents more than one (1) month in advance (other than security deposits); (iv) not execute any other assignment of lessor’s interest in the Leases or the Rents (except as contemplated by the Loan Documents); (v) not alter, modify or change the terms of the Leases in a manner inconsistent with the provisions of the Loan Documents; and (vi) execute and deliver at the request of Lender all such further assurances, confirmations and assignments in connection with the Leases as Lender shall from time to time reasonably require.

(f) Upon request, Borrower shall furnish Lender with executed copies of all new Leases or Lease renewals or amendments.

(g) Notwithstanding anything to the contrary contained herein, Borrower shall not enter into (or permit Operating Company or Mortgage Borrower to enter into) a lease of all or substantially all of any Individual Property without Lender’s prior consent.

5.1.21 Alterations. (a) Borrower shall cause all Alterations with respect to any portion of any of the Properties to be conducted and performed with due diligence in a good and workmanlike manner, and all materials used and work done shall be in accordance with all applicable Legal Requirements. In addition, with respect to the Convention Center Project, to the extent such project is pursued, Borrower agrees to cause Mortgage Borrower to (i) diligently pursue such project to completion in a timely manner, subject to delays arising from Force Majeure events, (ii) cause the work to be performed in connection with such project in substantial conformance with the plans and specifications for such project and otherwise in conformity with the Mortgage Loan Agreement and this Agreement, (iii) provide Lender with reasonably detailed monthly progress reports (and such information as Lender shall reasonably request from time to time) regarding the status of the Convention Center Project, (iv) upon the substantial completion of such project, provide Lender with evidence of the substantial completion of such project, copies of final unconditional lien waivers from the general contractors, construction managers or subcontractors for such project (if requested by Lender) and evidence of the final payment of all amounts due in connection with such project, and a title search for the affected Individual Property indicating that such Individual Property is free from all liens, claims and other encumbrances not previously approved by Lender, and (v) upon final completion of such project, provide Lender with a final survey acceptable to Lender showing the “as-built” location of the completed Improvements and all easements appurtenant thereto, “as-built” plans and specifications for Lender’s file and a certificate of occupancy to the extent issued by the relevant Governmental Authority.

(b) Borrower shall obtain Lender’s prior consent to (i) any Material Alterations (unless collateral or a completion guaranty is provided as set forth in subparagraph (c) below) or (ii) any Alterations to any of the Improvements (even if otherwise described in clause (i) above) that is reasonably likely to have an Individual Material Adverse Effect. Lender’s consent shall not be required for any Alterations other than the Alterations described in the preceding sentence. Notwithstanding any provision hereof to the contrary, without Lender’s consent, not to be unreasonably withheld or delayed, in no event shall Borrower close or shutter, or undertake or permit any tenant or other Person to undertake, an Alteration that, alone or together with other work then being undertaken, closes or shutters, more than ten percent (10%) of the income-generating space in any Individual Property at any one time. Prior to undertaking any Alteration with respect to an Individual Property in excess of five percent (5%) of the sum of the Allocated Loan Amount for such Individual Property as of the date hereof and the “Allocated Loan Amounts” under (and as defined in each of) the Mortgage Loan Agreement and the Other Mezzanine Loan Agreements for such Individual Property as of the date hereof, to afford Lender a prior and reasonable opportunity to determine whether or not the proposed Alteration would have an Individual Material Adverse Effect, Borrower will deliver such plans, specifications, project schedules, logistical plans, construction budgets (including a statement of sources and uses) and such other information as Lender may reasonably request in respect of such Alteration for review by Lender (and its consultants). All reasonable out-of-pocket costs and expenses incurred by Lender in connection with reviewing said Alterations proposal, including, without limitation, reasonable counsel fees and disbursements and Lender’s consultants, shall be paid by Borrower. The above-referenced submissions to Lender for confirmation or consent shall be delivered with a notice from Borrower (in bold typeface) that states “YOUR FAILURE TO RESPOND TO THIS NOTICE AND REQUEST FOR [CONFIRMATION][APPROVAL] WITHIN TEN (10) BUSINESS DAYS OF YOUR RECEIPT OF THIS NOTICE SHALL CONSTITUTE YOUR DEEMED [CONFIRMATION][CONSENT] TO THE MATTERS DESCRIBED IN OR THAT ARE THE SUBJECT OF THIS NOTICE”. If Lender responds to Borrower’s request by identifying missing documents or materials that are incomplete or inaccurate (and that are the subject of the request for confirmation or approval, as the case may be), then Borrower shall re-submit such documents or materials to Lender for its confirmation or approval, as applicable, together with a second notice from Borrower that complies with this Section. If Lender fails to approve or disapprove (or confirm or deny, as applicable) any such proposed request or submission attached to a first notice or request sent by Borrower (or the matters that are the subject of the re-submitted notice or request for confirmation or approval) within ten (10) Business Days of receipt of same, Borrower shall re-submit such instruments or materials to Lender for Lender’s confirmation or approval and give Lender a second notice (in bold typeface) that states “SECOND NOTICE — YOUR FAILURE TO RESPOND TO THIS NOTICE AND REQUEST FOR [CONFIRMATION] [APPROVAL] WITHIN TEN (10) BUSINESS DAYS OF YOUR RECEIPT OF THIS NOTICE SHALL CONSTITUTE YOUR DEEMED [CONFIRMATION] [CONSENT] TO THE MATTERS DESCRIBED IN OR THAT ARE THE SUBJECT OF THIS NOTICE”. If Lender fails to respond to such second notice within ten (10) Business Days of receipt of same, then Lender’s confirmation or consent, as applicable, to the proposed request or submission that is the subject of such notice shall be deemed granted.

(c) With respect to any Material Alteration, unless otherwise consented to by Lender, Borrower shall promptly deliver to Mortgage Lender as security for the payment of such amounts and as additional security for Borrower’s obligations under the Loan Documents any of the following: (A) cash, (B) U.S. Obligations, (C) other securities having a rating acceptable to Lender and, if a Securitization has occurred, that the applicable Rating Agencies have confirmed in writing will not, in and of itself, result in a downgrade, withdrawal or qualification of the initial, or, if higher, then current ratings assigned to any Securities or any class thereof in connection with any Securitization, (D) a completion and performance bond or an irrevocable letter of credit (payable on sight draft only) issued by an Eligible Institution, or (E) a completion guaranty from an Approved Guarantor in the form attached hereto as Exhibit B (with such changes as Lender shall approve), together with evidence reasonably satisfactory to Lender that the Approved Guarantor has reasonable liquidity taking into account the nature and amount of the guaranteed obligations under such completion guaranty (it being agreed that, if the Approved Guarantor in question is Holdings, then the amounts available for repayment of such obligations under any revolving credit facility in effect at such time in favor of HOC will be taken into account in determining whether Holdings has reasonable liquidity) and with, if required by applicable Rating Agency requirements, an Additional Insolvency Opinion. Such security, including the amount of the guaranteed obligations under any completion guaranty delivered as aforesaid, shall be in an amount equal to the sum of (i) the excess of the total unpaid amounts with respect to alterations to the Improvements on the applicable Individual Property (other than such amounts to be paid or reimbursed by tenants under the Leases) over the Threshold Amount and (ii) the costs of collection, and, upon the occurrence and during the continuance of an Event of Default, Lender may apply such security from time to time at the option of Lender to pay for such alterations.

5.1.22 Operation of Property; Operating Leases and Management Agreements; Fees Paid to Manager (a) Borrower shall cause Mortgage Borrower to cause each of the Properties to be at all times operated and maintained (i) in all material respects, in accordance with the Operating Leases and the Management Agreements, (ii) in accordance with all applicable Legal Requirements, including Gaming Laws, and all Gaming Licenses and other Operating Permits, (iii) at a standard and level that is consistent, in the case of each Individual Property, with the standard and level of operation of such Individual Property immediately prior to the date hereof, (iv) in accordance with management practices of nationally recognized management companies managing similar properties in locations comparable to those of the related Individual Property, and (v) in a manner that does not violate the Borrower’s representations set forth in Section 4.1.30 of this Agreement or Mortgage Borrower’s representations set forth in Section 4.1.30 of the Mortgage Loan Agreement. The Shared Services Agreement requires HOC to provide (and Borrower shall cause HOC to provide) all services thereunder to the Casino Components, in each case in a first-class manner and not in any manner less favorable than what is being provided to each Individual Property immediately prior to the date hereof.

(b) No Operating Company or Manager shall amend, modify, supplement or waive any provision of the Management Agreement (and no Borrower shall, and no Borrower shall permit, Mortgage Borrower to permit, consent to or acquiesce in any such amendment, modification, supplement or waiver) in a manner that is adverse to Lender, it being acknowledged and agreed by the parties hereto that, without limiting the meaning of adverse, any amendment, waiver or other modification of any provision which would have the effect of (A) increasing management fees, required reserves or termination fees, (B) shortening the term thereof or (C) modifying events of default, rights of termination, standards of care and operation, management responsibilities, intellectual property licenses or approval and supervisory rights of a Borrower or Operating Company shall be deemed adverse to the interests of Lender in a material respect.

(c) No Borrower, Mortgage Borrower or Operating Company shall permit, consent to or acquiesce in any cancellation, termination or surrender of the Management Agreement (other than as expressly contemplated thereunder).

(d) No Borrower, Mortgage Borrower or Operating Company shall enter into any management agreements other than the Management Agreement and no Operating Company or Borrower shall consent to the assignment of any Manager’s obligations and rights under the applicable Management Agreement, or to a delegation by any Manager of any of its duties under its Management Agreement to any Person without the prior written approval of Mortgage Lender in each case other than as expressly contemplated thereunder.

(e) Borrower shall cause each Operating Company and each Manager to post all required bonds, if any, with any Gaming Authority as and in the amounts required under all applicable Legal Requirements (and shall, if Lender makes a request therefor, promptly provide Lender with copies of all such bonds).

(f) No Borrower shall, without Lender’s prior written consent, permit (i) any Operating Company to assign or transfer, and no Operating Company shall, without Lender’s prior written consent, assign or transfer, or delegate any responsibilities with respect to, any material Gaming License or Operating Permit (other than to the applicable Manager) or (ii) any Manager to assign or transfer, and no Manager shall, without Lender’s prior written consent, assign or transfer, or delegate any responsibilities with respect to, any material Gaming License or Operating Permit (other than to the applicable Operating Company).

(g) Borrower shall cause Operating Company and Manager to make all filings required under the Gaming Laws, or in connection with any Gaming Licenses or Operating Permits, including in connection with the modifications of the Mortgage Loan and the Mezzanine Loan contemplated herein and the execution and delivery of the Management Agreement, and shall deliver copies of such filings as Lender shall reasonably request to Lender, promptly upon request. Borrower, Operating Company or Manager will timely pay all fees, investigative fees and costs required by the Gaming Authorities with respect to any such approvals and licenses. Borrower will (or will cause Mortgage Borrower, Operating Company and Manager to) diligently and comprehensively respond to any inquiries and requests from the Gaming Authorities and promptly file or cause to be filed any additional information required in connection with any required filings as soon as practicable after receipt of requests therefor.

(h) Upon request of Lender, Borrower shall deliver to Lender (or cause Operating Company and Manager to deliver to Lender) such evidence of compliance (by Borrower, Mortgage Borrower, Operating Company, Manager and each Individual Property) with all Legal Requirements, including Gaming Laws as shall be reasonably requested by Lender. Borrower shall immediately deliver to Lender (and shall cause Mortgage Borrower, Operating Company and Manager to deliver to Lender) any notice of material non-compliance or material violation of any Legal Requirement, or of any material inquiry or investigation commenced by the Gaming Authorities in connection with any of the Properties. Borrower shall immediately notify Lender if it, Mortgage Borrower, Operating Company or Manager believe that any material license, including any Gaming License, is being or could be revoked or suspended, or that any action is pending, being considered or being, or could be, taken to revoke or suspend Borrower’s, Mortgage Borrower’s, Operating Company’s or Manager’s material licenses, including the Gaming Licenses, or to fine, penalize or impose remedies upon Borrower, Mortgage Borrower, Operating Company or Manager, or that any action is pending, being considered, or being, or could be, taken to discontinue, suspend, deny, decrease or recoup any payments due, made or coming due to Borrower, Mortgage Borrower or Operating Company or Manager, in each case if same might reasonably be expected to have an Individual Material Adverse Effect. Borrower shall immediately deliver to Lender any notice received by Borrower, Mortgage Borrower or Operating Company or Manager alleging or relating to the material non-compliance by Borrower, Mortgage Borrower or Operating Company or Manager with any Legal Requirements, including Gaming Laws.

(i) In the event that any of the Operating Leases expire or are terminated (without limiting any obligation of Borrower to obtain Lender’s consent to any termination or modification of any of the Operating Leases in accordance with the terms and provisions of this Agreement), Borrower shall cause Mortgage Borrower to promptly enter into a replacement Operating Lease (in form and substance satisfactory to Lender) with Operating Company or another operating company reasonably satisfactory to Lender and, as a condition to the effectiveness of such replacement Operating Lease, Borrower will cause Guarantor (Operating Lease) to execute and deliver an operating lease guaranty in the same form and substance as the Operating Lease Guaranty. In the event that any of the Management Agreements expire or are terminated (without limiting any obligation of Borrower or Mortgage Borrower to obtain Lender’s consent or Mortgage Lender’s consent, respectively, to any termination or modification of any of the Management Agreements in accordance with the terms and provisions of this Agreement), Operating Company shall promptly enter into a replacement Management Agreement (in the same form, and containing the same substance, as the Management Agreement or otherwise satisfactory to Mortgage Lender) with Manager or another Person wholly-owned and Controlled by Holdings (and experienced in the management and operation of properties such as the Individual Property(ies) in question) or another manager satisfactory to Mortgage Lender.

(j) Each Borrower shall cause Mortgage Borrower to: (i) promptly perform and/or observe, in all material respects, all of the covenants and agreements required to be performed and observed by it under the applicable Operating Lease and applicable Management Agreement and do all things necessary to preserve and to keep unimpaired its material rights thereunder; (ii) promptly deliver to Lender a copy of each financial statement, business plan, capital expenditures plan, notice, report and estimate received by it under such Operating Lease and such Management Agreement; and (iii) enforce the performance and observance of all of the material covenants and agreements required to be performed and/or observed by such Operating Company under such Operating Lease, by each Guarantor (Operating Lease) under each such Operating Lease Guaranty, and by each Manager under the applicable Management Agreement, in a commercially reasonable manner.

(k) Borrower shall cause and shall cause Mortgage Borrower to cause each Operating Company to: (i) promptly perform and/or observe, in all material respects, all of the covenants and agreements required to be performed and observed by it under the applicable Operating Lease and applicable Management Agreement and do all things necessary to preserve and to keep unimpaired its material rights thereunder; (ii) promptly deliver to Borrower and Mortgage Borrower a copy of each financial statement, business plan, capital expenditures plan, notice, report and estimate received by it under such Operating Lease and each such Management Agreement; and (iii) enforce the performance and observance of all of the material covenants and agreements required to be performed and/or observed by each Manager under the applicable Management Agreement, in a commercially reasonable manner.

(l) Borrower shall cause Mortgage Borrower to cause the Hotel Components to be at all times open for business as a hotel and the Casino Components to be open for business as a casino, except to the extent necessary to undertake any alterations or repairs (subject to the provisions of this Agreement with respect to the performance of any such alterations or repairs).

(m) If any Mortgage Borrower shall be in material default under any Operating Lease or if any Operating Company shall be in default under any Management Agreement, then, subject to the terms of such Operating Lease or Management Agreement, Borrower shall cause Mortgage Borrower (subject to any applicable Legal Requirements) grant Lender the right (but not the obligation), and Lender shall have the right (but not the obligation), to cause the default or defaults under such Operating Lease or Management Agreement to be remedied and otherwise exercise any and all rights of Mortgage Borrower under such Operating Lease or of Mortgage Borrower or Operating Company under such Management Agreement, as may be necessary to prevent or cure any default provided such actions are necessary to protect Lender’s interest under the Loan Documents, and Lender shall have the right to enter all or any portion of the affected Individual Property at such times and in such manner as Lender deems necessary, to prevent or to cure any such default. The actions or payments of Lender to cure any default by Mortgage Borrower under any Operating Lease or of Mortgage Borrower or Operating Company under any Management Agreement shall not remove or waive, as between Borrower and Lender, any default that may occur or occurred under this Agreement by virtue of such default by Mortgage Borrower under such Operating Lease or by Mortgage Borrower or Operating Company under such Management Agreement. All out-of-pocket sums reasonably expended by Lender to cure any such default shall be paid by Borrower to Lender, upon demand, with interest on such sum at the rate set forth in this Agreement from the date such sum is expended to and including the date the reimbursement payment is made to Lender. All such indebtedness shall be deemed to be secured by the Pledge Agreement and the Collateral.

(n) Borrower shall notify Lender promptly in writing of (i) the occurrence, to Borrower’s knowledge, of any material default by any party to any Operating Lease, any Operating Lease Guaranty or any Management Agreement, (ii) the occurrence, to Borrower’s knowledge, of any event that, with the passage of time or service of notice, or both, would constitute a material default by any party under any Operating Lease, any Operating Lease Guaranty or any Management Agreement, and (iii) the receipt by Borrower or its Affiliate of any notice (written or otherwise) from any party under any Operating Lease, any Operating Lease Guaranty or any Management Agreement noting or claiming the occurrence of any material default by Borrower under such Operating Lease, such Operating Lease Guaranty or any such Management Agreement.

(o) Borrower shall (subject to any applicable Legal Requirements) promptly cause Mortgage Borrower to execute, acknowledge and deliver to Lender such instruments as may reasonably be required to permit Lender to cure any material default under any Operating Lease or any Management Agreement or to permit Lender to take such other action required to enable Lender to cure or remedy the matter in default and preserve the value of the security interest of Lender under the Loan Documents with respect to Collateral. Upon the occurrence and during the continuance of an Event of Default, Borrower irrevocably appoints Lender as its true and lawful attorney-in-fact to do, in its name or otherwise, any and all acts and to execute any and all documents that are necessary to preserve any rights of Mortgage Borrower under or with respect to any Operating Lease or any rights of Mortgage Borrower or Operating Company under any Management Agreement, including, without limitation, the right to effectuate any extension or renewal of any Operating Lease or any Management Agreement, or to preserve any rights of Mortgage Borrower whatsoever in respect of any part of any Operating Lease or any rights of Mortgage Borrower or Operating Company whatsoever in respect of any part of any Management Agreement (and the above powers granted to Lender are coupled with an interest and shall be irrevocable). Notwithstanding the foregoing appointment, Lender assumes no duty or obligation, and shall have no duty or obligation, to take or refrain from taking any actions and/or to preserve any of the rights of any Mortgage Borrower or Operating Company with respect to the Operating Leases and Management Agreements.

(p) With respect to any Operating Lease, any Operating Lease Guaranty or any Management Agreement, Borrower shall, from time to time, upon ten (10) Business Days’ prior written request from Lender, execute, acknowledge and deliver to Lender, a statement from Mortgage Borrower containing the following: (A) a statement that such Operating Lease, such Operating Lease Guaranty or such Management Agreement is unmodified and in full force and effect or, if there have been modifications, that the Operating Lease, the Operating Lease Guaranty or the Management Agreement is in full force and effect as modified and setting forth such modifications, (B) a statement that no Mortgage Borrower is in default under any Operating Lease beyond any applicable grace, cure or notice period or, if any such default shall exist thereunder, a description of such default and the steps being taken to cure such default and that no Operating Company is in default under any Operating Lease beyond any applicable grace, cure or notice period or, if any such default shall exist thereunder, a description of such default and the steps being taken to cure such default, (C) a statement that, to Mortgage Borrower’s knowledge, the other party thereto is not in default thereunder beyond any applicable grace, cure or notice period or, if any such default shall exist thereunder, a description of such default and the steps being taken to cure such default and (D) such other information with respect to the Operating Leases, the Operating Lease Guarantees or the Management Agreements as Lender shall reasonably request.

(q) With respect to any Operating Lease or Management Agreement, Borrower shall, from time to time, upon ten (10) Business Days of Lender’s prior written request from Lender, provide Lender with a statement from each Operating Company or Manager (as applicable) containing the following: (A) a statement that such Operating Lease or Management Agreement (as applicable) is unmodified and in full force and effect or, if there have been modifications, that the Operating Lease or Management Agreement (as applicable) is in full force and effect as modified and setting forth such modifications, (B) a statement that the Operating Company or Manager (as applicable) is not in default thereunder beyond any applicable grace, cure or notice period or, if any such default shall exist thereunder, a description of such default and the steps being taken to cure such default, (C) a statement that, to Operating Company’s knowledge or Manager’s knowledge, as the case may be, the Mortgage Borrower is not in default thereunder beyond any applicable grace, cure or notice period or, if any such default shall exist thereunder, a description of such default and the steps being taken to cure such default and (D) such other information with respect to any Operating Company, any Operating Lease, any Operating Lease Guaranty, any Manager or any Management Agreement as Lender shall reasonably request.

(r) With respect to any Operating Lease Guaranty, Borrower shall, from time to time, upon ten (10) Business Days of Lender’s prior written request from Lender, provide Lender with a statement from Guarantor (Operating Lease) containing the following: (A) a statement that such Operating Lease Guaranty is unmodified and in full force and effect or, if there have been modifications, that the Operating Lease Guaranty is in full force and effect as modified and setting forth such modifications; (B) a statement that Guarantor (Operating Lease) is not in default thereunder beyond any applicable grace, cure or notice period or, if any such default shall exist thereunder, a description of such default and the steps being taken to cure such default and (C) such other information with respect to Guarantor (Operating Lease) and/or Operating Lease Guaranty as Lender shall reasonably request.

(s) Reference is hereby made to Section 5.1.22(u) of the Mortgage Loan Agreement. In connection with the fees paid by Mortgage Borrower to each Manager under the Management Agreement, Borrower shall cause Mortgage Borrower to take the actions required of Mortgage Borrower in Section 5.1.22(u) of the Mortgage Loan Agreement and shall ensure that Mortgage Borrower complies in all respects with the provisions of Section 5.1.22(u) of the Mortgage Loan Agreement and shall enforce or cause the applicable Operating Company to enforce the limitations on fees payable to Manager under Section 5.1.22(u) of the Mortgage Loan Agreement.

5.1.23 Mortgage Loan Reserve Funds. Borrower shall cause Mortgage Borrower to deposit and maintain each of the Mortgage Loan Reserve Funds (if any) as more particularly set forth in Article VII of the Mortgage Loan Agreement and to perform and comply with all the terms and provisions relating thereto. Borrower grants to Lender a first-priority perfected security interest in Borrower’s interest in each of the Mortgage Loan Reserve Funds, if any, subject to the prior rights of Mortgage Lender, and any and all monies now or hereafter deposited in each Mortgage Loan Reserve Fund as additional security for payment of the Debt to the extent Borrower has an interest in same. Subject to the qualifications regarding Mortgage Lender’s interest in the Mortgage Loan Reserve Funds, if any, until expended or applied in accordance with the Mortgage Loan Documents or the Loan Documents, Borrower’s interest in the Mortgage Loan Reserve Funds shall constitute additional security for the Debt and upon the occurrence of an Event of Default, Lender may, in addition to any and all other remedies available to Lender, apply any sums then present in any or all of the Mortgage Loan Reserve Funds to the payment of the Debt in any order in its sole discretion and/or hold the same as Collateral for the Loan.

5.1.24 Notices. Borrower shall give notice, or cause notice to be given to Lender promptly upon the occurrence and during the continuance of an Event of Default and upon any of the following:

(a) any Mortgage Loan Event of Default;

(b) any default or event of default under any contractual obligation of Borrower, or, to the knowledge of Borrower, Mortgage Borrower, Manager, Operating Company, Principal or Guarantor that could reasonably be expected to have an Individual Material Adverse Affect or an Aggregate Material Adverse Affect;

(c) any litigation or proceeding affecting Borrower, or, to the knowledge of Borrower, affecting any of Mortgage Borrower, Operating Company, Manager, Principal or Guarantor, which could or could reasonably be expected to have an Individual Material Adverse Effect or an Aggregate Material Adverse Effect; or

(d) a change in the business, operations, property or financial or other condition or prospects of Borrower, or, to the knowledge of Borrower, Mortgage Borrower, Manager, Operating Company, Principal or Guarantor which could reasonably be expected to have an Individual Material Adverse Affect or an Aggregate Material Adverse Affect.

5.1.25 Special Distributions. On each date on which amounts are required to be paid to Lender under any of the Loan Documents (or required be disbursed to the Mezzanine Collection Account, if applicable), Borrower shall exercise its rights under the Mortgage Borrower Company Agreement to cause Mortgage Borrower to make to Borrower a distribution in an aggregate amount such that Lender shall receive the amount required to be disbursed to the Mezzanine Collection Account or otherwise paid to Lender on such date.

5.1.26 Curing. Lender shall have the right, but shall not have the obligation, to exercise Borrower’s rights under the Mortgage Borrower Company Agreement (a) to cure a Mortgage Loan Default or Mortgage Loan Event of Default and (b) to satisfy any Liens, claims or judgments against the Properties (except for Liens permitted by the Mortgage Loan Documents), unless Borrower or Mortgage Borrower shall be diligently pursuing remedies to cure the Mortgage Loan Default or Mortgage Loan Event of Default or to satisfy any such Liens, claims or judgments, in either case to Lender’s sole satisfaction. Borrower shall reimburse

Lender on demand for any and all costs incurred by Lender in connection with curing any such Mortgage Loan Default or Mortgage Loan Event of Default or satisfying any Liens, claims or judgments against any of the Properties.

5.1.27 Mortgage Borrower Covenants. Borrower shall cause Mortgage Borrower to comply with all obligations with which Mortgage Borrower has covenanted to comply under the Mortgage Loan Agreement and all other Mortgage Loan Documents (including, without limitation, those certain affirmative and negative covenants set forth in Article V of the Mortgage Loan Agreement) unless otherwise consented to in writing by Requisite Lenders.

Section 5.2 Negative Covenants. From the Original Closing Date until payment and performance in full of all obligations of Borrower under the Loan Documents or the earlier release of the Liens of the Collateral in accordance with the terms of this Agreement and the other Loan Documents, Borrower covenants and agrees with Lender that it will not do, directly or indirectly, any of the following (without, in each case, the prior written consent of Lender):

5.2.1 Operation of Property. (a) Borrower shall not cause or permit Mortgage Borrower to, without Lender’s prior consent: (i) surrender, terminate or cancel (or permit to be surrendered, terminated or canceled) any of the Operating Leases (other than in connection with a sale and release of an Individual Property permitted hereunder), or exercise any remedies under any of the Operating Leases; (ii) reduce or consent to the reduction of (or permit the reduction or the consent to the reduction) of the term of any of the Operating Leases or any Operating Lease Guaranty; (iii) decrease or consent to any decrease (or permit to be decreased or the consent to the decrease) of the amount of any rent or other charges payable under any of the Operating Leases; (iv) Transfer, convey, assign, sell, mortgage, encumber, pledge, hypothecate, grant a security interest in, grant an option or options with respect to, or otherwise dispose of (directly or indirectly, voluntarily or involuntarily, by operation of law or otherwise, whether or not for consideration) the Properties or any collateral for the Mortgage Loan (or permit Operating Company to do so), in each case without the prior written consent of Lender or except as expressly permitted in Section 5.1.20 or Section 5.2.10, or (v) otherwise modify, change, supplement, alter or amend, or waive or release (or permit to be modified, changed, supplemented, altered, amended, waived or released) any of the rights and remedies of Borrower, Mortgage Borrower or any Operating Company under any of the Operating Leases in any material respect or any Operating Lease Guaranty (provided that Lender shall not unreasonably withhold its consent to any modification, change, supplement, alteration, amendment, waiver or release of the Operating Lease as may be reasonably necessary to comply with the requirements of this Agreement or any other Loan Document).

(b) During the continuance of an Event of Default, Borrower shall not exercise (and shall not cause or permit Mortgage Borrower to exercise) any rights, make any decisions, grant any approvals or otherwise take any action under any Operating Lease, Operating Lease Guaranty or any Management Agreement without, in each instance, the prior written consent of Lender, which consent may be withheld in Lender’s sole discretion.

5.2.2 Liens/Indebtedness. (a) Borrower shall not create, incur, assume or suffer to exist any Lien on any of the Collateral, except Liens created by or permitted pursuant to the Loan Documents. Borrower shall not, and shall not cause or permit Mortgage Borrower to create, incur, assume or suffer to exist any Lien on any portion of any Individual Property or permit any such action to be taken, except:

(i) Permitted Encumbrances;

(ii) Liens created by or permitted pursuant to the Loan Documents or Mortgage Loan Documents; and

(iii) Liens for Taxes or Other Charges not yet due.

(b) Borrower shall not incur any Indebtedness other than the Loan and shall not permit Mortgage Borrower to incur any Indebtedness other than the Mortgage Loan and Permitted Indebtedness (as defined in the Mortgage Loan Agreement). Borrower shall not permit any Operating Company to incur Indebtedness in excess of or other than Permitted Indebtedness (Operating Company).

(c) No Borrower, Mortgage Borrower or Operating Company shall enter into any Swap Agreements.

5.2.3 Dissolution. Borrower shall not, and shall not permit Mortgage Borrower or Operating Company to, (a) engage in any dissolution, liquidation or consolidation or merger with or into any other business entity, (b) engage in any business activity not related to (i) in the case of Borrower, the ownership of the Collateral, (ii) in the case of Mortgage Borrower, the ownership and operation of the Properties and (iii) in the case of Operating Company, the leasing and operation of the Properties, (c) transfer, lease or sell, in one transaction or any combination of transactions, the assets or all or substantially all of the properties or assets of Borrower or Mortgage Borrower except to the extent permitted by the Loan Documents, (d) modify (in any material respect), amend (in any material respect), waive or terminate its organizational documents or its qualification and good standing in any jurisdiction or (e) cause Holdings to (i) dissolve, wind up or liquidate or take any action, or omit to take an action, as a result of which Holdings or Mortgage Borrower would be dissolved, wound up or liquidated in whole or in part, or (ii) amend (in any material respect), modify (in any material respect), waive or terminate the certificate of incorporation or bylaws of Holdings or Mortgage Borrower, in each case, without obtaining the prior consent of Lender.

5.2.4 Change in Business. Borrower shall not cause Mortgage Borrower to enter into any line of business other than the ownership and operation of the Properties and activities reasonably ancillary thereto, or make any material change in the scope or nature of its business objectives, purposes or operations, or undertake or participate in activities other than the continuance of its present business. In addition, Borrower shall not permit or cause Mortgage Borrower to cancel or otherwise forgive or release any material claim or debt (other than termination of Leases in accordance herewith) owed to Mortgage Borrower by any Person, except for adequate consideration and in the ordinary course of Mortgage Borrower’s business. Borrower shall not enter into any line of business other than the ownership of the Collateral, or make any material change in the scope or nature of its business objectives, purposes or operations, or undertake or participate in activities other than the continuance of its present business.

5.2.5 Debt Cancellation. Borrower shall not, and shall not permit Operating Company to, cancel or otherwise forgive or release any claim or debt (other than termination of Leases in accordance herewith) owed to Mortgage Borrower or Borrower by any Person, except for adequate consideration and in the ordinary course of Borrower’s or Mortgage Borrower’s business. In addition, Borrower shall not permit or cause itself or Mortgage Borrower to cancel or otherwise forgive or release any material claim or debt (other than termination of Leases in accordance herewith) owed to Borrower or Mortgage Borrower by any Person, except for adequate consideration and in the ordinary course of Borrower’s or Mortgage Borrower’s business.

5.2.6 Zoning. Borrower shall not, and shall not permit Mortgage Borrower or Operating Company to, initiate or consent to any zoning reclassification of any portion of any Individual Property or seek any variance under any existing zoning ordinance or use or permit the use of any portion of any Individual Property in any manner that could result in such use becoming a non-conforming use under any zoning ordinance or any other applicable land use law, rule or regulation, without the prior consent of Lender.

5.2.7 Intentionally Omitted.

5.2.8 Principal Place of Business and Organization. Borrower shall not, nor shall Borrower permit Mortgage Borrower or Operating Company to, change the place of its organization as set forth in Section 4.1.28 without the consent of Lender, which consent shall not be unreasonably withheld. Upon Lender’s request, Borrower shall (and shall cause Mortgage Borrower and Operating Company to) execute and deliver additional financing statements, security agreements and other instruments which may be necessary to effectively evidence or perfect Collateral Agent for the benefit of Mortgage Lender’s security interest in any of the Properties or Collateral Agent for the benefit of Lender’s security interest in the Collateral as a result of such change of place of organization.

5.2.9 ERISA. (a) Borrower shall not engage in any transaction which would cause any obligation, or action taken or to be taken, hereunder (or the exercise by Lender of any of its rights under the Note, this Agreement or the other Loan Documents) to be a non-exempt (under a statutory or administrative class exemption) prohibited transaction under ERISA.

(b) Borrower further covenants and agrees to deliver to Lender such certifications or other evidence from time to time throughout the term of the Loan, as requested by Lender in its sole discretion, that (i) Borrower is not an “employee benefit plan” as defined in Section 3(3) of ERISA, which is subject to Title I of ERISA, or a “governmental plan” within the meaning of Section 3(32) of ERISA; (ii) Borrower is not subject to any state statute regulating investments of, or fiduciary obligations with respect to, governmental plans; and (iii) one or more of the following circumstances is true:

(i) Equity interests in Borrower are publicly offered securities, within the meaning of 29 C.F.R. § 2510.3-101(b)(2);

(ii) Less than twenty-five percent (25%) of each outstanding class of equity interests in Borrower is held by “benefit plan investors” within the meaning of 29 C.F.R. § 2510.3-101(f)(2); or

(iii) Borrower qualifies as an “operating company” or a “real estate operating company” within the meaning of 29 C.F.R. § 2510.3-101(c) or (e).

5.2.10 Transfers. (a) Without the prior consent of Lender and except to the extent otherwise set forth in this Section 5.2.10 or in connection with Leases contemplated by Section 5.1.20, releases or conveyances contemplated by Section 2.5 or in respect of Ordinary Course Dispositions, Borrower shall not, and shall not permit any other Person holding any direct or indirect legal, economic, beneficial or other ownership interest in Borrower or the Collateral or one or more of the Properties to, (1) Transfer all or any part of the Collateral or one or more of the Properties, (2) permit any Transfer (directly or indirectly) of any direct or indirect interest in Borrower, or (3) permit any Transfer (directly or indirectly) of any direct or indirect interest in Operating Company or any transfer or assignment or subletting (of all or substantially of any Individual Property) by any Operating Company under any Operating Lease.

(b) A Transfer of (but not a mortgage, pledge, hypothecation, encumbrance or grant of a security interest in) an indirect beneficial interest in Borrower consisting of ownership interests in or at any level above the level of Ninth Mezzanine Borrower shall be permitted without Lender’s consent (but subject to the last sentence of Section 5.2.10(d)), provided that (i) immediately prior to such Transfer, no Event of Default shall have occurred and be continuing, (ii) Borrower is at all times Controlled and at least fifty percent (50%) owned (directly or indirectly) by Qualified Transferees, (iii) subsequent to such Transfer, Borrower will continue to be a Special Purpose Entity, (iv) if (1) such Transfer causes the Transferee to own, in the aggregate with the ownership interests of its Affiliates, more than a forty nine percent (49%) interest in Borrower (and the Transferee (together with the ownership interests of its Affiliates) did not, prior to such Transfer, own more than a forty-nine percent (49%) interest in Borrower), or (2) such Transfer, together with all other Transfers by Borrower, whether in a single Transfer or in a series of Transfers and whether or not effected simultaneously, results in a Transfer of more than forty-nine percent (49%) of the aggregate interests in Borrower, then, if required by applicable Rating Agency requirements, an acceptable non-consolidation opinion is delivered to the holder of the Loan and to each of the Rating Agencies concerning, as applicable, Borrower, the new Transferee and/or their respective owners, and (v) subsequent to such Transfer, the beneficial ownership of Borrower and Operating Company will be substantially identical. For purposes hereof, Control shall not be deemed absent solely because other parties have veto rights with respect to major decisions. Further, a Change in Control shall be deemed a Transfer hereunder and, unless clauses (ii) through (v) of this Section 5.2.10(b) shall be satisfied, the same shall be an Event of Default hereunder (and for the sake of clarity, nothing else contained in this Section 5.2.10 or this Agreement shall be deemed to limit or qualify the above terms of this sentence).

(c) A Transfer of (but not a mortgage, pledge, hypothecation, encumbrance or grant of a security interest in) a direct or indirect beneficial interest in Operating Company shall be permitted without Lender’s consent (but subject to the last sentence of Section 5.2.10(d)), provided that (i) immediately prior to such Transfer, no Event of Default shall have occurred and be continuing, (ii) Operating Company is at all times Controlled and at least fifty percent (50%) owned (directly or indirectly) by Qualified Transferees, and (iii) subsequent to such Transfer, the beneficial ownership of Borrower and Operating Company will be substantially identical. For purposes hereof, Control shall not be deemed absent solely because other parties have veto rights with respect to major decisions.

(d) In the event that a permitted Transfer of more than a forty-nine percent (49%) interest in Borrower is made pursuant to this Section 5.2.10, at Borrower’s request, Lender shall release Guarantor from (i) the obligations and liabilities under any Guaranty for obligations and liabilities that occurred subsequent to such Transfer, provided that a replacement guarantor(s) reasonably satisfactory to Lender shall have executed and delivered to Lender replacement guarantees in form and substance substantially similar to the applicable Guaranty, pursuant to which such replacement guarantor(s) expressly assumes all of Guarantor’s obligations under the applicable Guaranty for obligations and liabilities arising from and after the date of such Transfer, and (ii) the obligations and liabilities under any Guaranty for obligations and liabilities that occurred either prior or subsequent to such Transfer, provided that a replacement guarantor(s) reasonably satisfactory to Lender shall have executed and delivered to Lender replacement guarantees in form and substance substantially similar to the applicable Guaranty, pursuant to which such replacement guarantor(s) expressly assumes all of Guarantor’s obligations under the applicable Guaranty, including those which occurred prior to the Transfer. Notwithstanding the foregoing or anything else that may be construed to the contrary, in no event may Borrower effect a Transfer, or permit or suffer any Transfer, that would result in any loss or impairment of any Gaming License or in any similar event that would have an Individual Property Material Adverse Effect or Aggregate Property Material Adverse Effect.

(e) Notwithstanding the foregoing or anything herein to the contrary, but subject to the final sentence of Section 5.2.10(d), nothing contained in this Agreement or the other Loan Documents shall in any way restrict or prohibit, nor shall any notice to Lender or consent of Lender or Rating Agency Confirmation be required in connection with the Transfer or issuance in the ordinary course of any securities in any Person whose securities are publicly traded on a national exchange (except to the extent that the same would cause a Change in Control) or with an initial public offering of securities issued by Holdings or of subsidiary of Holdings (other than the Borrower and any Mezzanine Borrower (provided that, in the case of an issuance by a subsidiary, such issuance would not cause a Change of Control)).

(f) Assumptions of the Loan shall be permitted, provided that the following conditions are satisfied and/or occur to Lender’s satisfaction:

(i) such sale has been approved or deemed approved under the Mortgage Loan Documents and all conditions set forth in the Mortgage Loan Documents relating thereto have been satisfied;

(ii) an assumption of this Agreement, the Note, the Pledge Agreement and the other Loan Documents as so modified by the proposed transferee, subject to the provisions of Section 9.2 hereof;

(iii) payment of all of reasonable out-of-pocket costs and expenses incurred in connection with such Transfer including, without limitation, the cost of any legal fees and expenses, Rating Agency fees and expenses or required legal opinions;

(iv) the payment of a non-refundable assumption fee equal to Lender’s Share of One Million and No/100 Dollars ($1,000,000) per transaction (effecting an assumption of the Loan) or series of related transactions (effected to implement an assumption of the Loan);

(v) the delivery of an Additional Insolvency Opinion reflecting the proposed transfer satisfactory in form and substance to Lender; and the delivery of an Additional True Lease Opinion in form and substance satisfactory to Lender;

(vi) the proposed Transferee being Controlled and at least 50% owned, directly or indirectly, by one or more Qualified Transferees;

(vii) the Operating Company being Controlled and at least 50% owned, directly or indirectly, by one or more Qualified Transferees, having sufficient experience (or having a manager that has sufficient experience) in the operation and management of properties similar to the Properties, and such Operating Company not having materially less than the same level of experience in the operation of properties similar to the Properties as the current Operating Company under the Operating Lease and, in each case, Lender shall be provided with reasonable evidence thereof (and Lender reserves the right to approve the Transferee(s) without approving the substitution of the Operating Company) and the operating tenant shall be either the Operating Company or, if permitted by applicable Legal Requirements, another operator acceptable to Lender; provided that so long as the Operating Lease is in force and effect and the current Operating Company shall continue to be the tenant thereunder and owned and Controlled by the same Person(s) that currently own and Control the Operating Company, the condition with respect to the Operating Company set forth in this subclause (vii) shall be deemed to have been met in all respects;

(viii) the delivery of evidence reasonably satisfactory to Lender that the single purpose nature and bankruptcy remoteness of Borrower, its shareholders, partners or members, as the case may be, following such transfers are in accordance with the then current standards of Lender and the Rating Agencies; and the Transferee(s)’ continued compliance with the representations and covenants set forth in Section 4.1.30 and Section 5.2.9 hereof;

(ix) Borrower’s delivery to Lender of evidence reasonably satisfactory to Lender of any required approval or consent of any Governmental Authority, including the Gaming Authorities, that has direct or indirect authority or oversight over Borrower, Mortgage Borrower, the Properties, Manager, Operating Company or the operations conducted at the Properties to the change in ownership and/or operator of the Properties (or any part thereof);

(x) prior to any release of the Guarantor, a substitute guarantor reasonably acceptable to Lender shall have assumed all of the obligations of the Guarantor under the Guaranty (FF&E), the Guaranty (Recourse Carveouts), the Operating Lease Guaranty, any completion guaranty provided under Section 5.1.21 and the Environmental Indemnity or executed replacement guaranties and an environmental indemnity reasonably satisfactory to Lender;

(xi) receipt of evidence satisfactory to Lender that all of the entities which own interests in the transferee similar to the interests in Borrower owned by the Second Mezzanine Borrower (1) shall assume the Second Mezzanine Loan (if still outstanding) and all the agreements of Second Mezzanine Borrower under the Second Mezzanine Loan Documents (and without limiting the foregoing, all of the ownership interests in Borrower, all payments thereon and all proceeds thereof shall be pledged to Second Mezzanine Lender on terms no less favorable than the pledge of the Collateral under the applicable Pledge Agreement), (2) shall each be a bankruptcy-remote single purpose entity, and (3) shall otherwise have a legal, financial and ownership structure that is (a) substantially the same as the Second Mezzanine Borrower or (b) at least as favorable to the Second Mezzanine Lender, as determined by the Second Mezzanine Lender in its reasonable discretion, as the legal, financial and ownership structure of Second Mezzanine Borrower;

(xii) receipt of evidence satisfactory to Lender that all of the entities which own interests in the transferee similar to the interests in Second Mezzanine Borrower owned by the Third Mezzanine Borrower (1) shall assume the Third Mezzanine Loan (if still outstanding) and all the agreements of Third Mezzanine Borrower under the Third Mezzanine Loan Documents (and without limiting the foregoing, all of the ownership interests in Second Mezzanine Borrower, all payments thereon and all proceeds thereof shall be pledged to Third Mezzanine Lender on terms no less favorable than the pledge of the Collateral under the applicable Pledge Agreement), (2) shall each be a bankruptcy-remote single purpose entity, and (3) shall otherwise have a legal, financial and ownership structure that is (a) substantially the same as the Third Mezzanine Borrower or (b) at least as favorable to the Third Mezzanine Lender, as determined by the Third Mezzanine Lender in its reasonable discretion, as the legal, financial and ownership structure of Third Mezzanine Borrower;

(xiii) receipt of evidence satisfactory to Lender that all of the entities which own interests in the transferee similar to the interests in Third Mezzanine Borrower owned by the Fourth Mezzanine Borrower (1) shall assume the Fourth Mezzanine Loan (if still outstanding) and all the agreements of Fourth Mezzanine Borrower under the Fourth Mezzanine Loan Documents (and without limiting the foregoing, all of the ownership interests in Third Mezzanine Borrower, all payments thereon and all proceeds thereof shall be pledged to Fourth Mezzanine Lender on terms no less favorable than the pledge of the Collateral under the applicable Pledge Agreement), (2) shall each be a bankruptcy-remote single purpose entity, and (3) shall otherwise have a legal, financial and ownership structure that is (a) substantially the same as the Fourth Mezzanine Borrower or (b) at least as favorable to the Fourth Mezzanine Lender, as determined by the Fourth Mezzanine Lender in its reasonable discretion, as the legal, financial and ownership structure of Fourth Mezzanine Borrower;

(xiv) receipt of evidence satisfactory to Lender that all of the entities which own interests in the transferee similar to the interests in Fourth Mezzanine Borrower owned by the Fifth Mezzanine Borrower (1) shall assume the Fifth Mezzanine Loan (if still outstanding) and all the agreements of Fifth Mezzanine Borrower under the Fifth Mezzanine Loan Documents (and without limiting the foregoing, all of the ownership interests in Fourth Mezzanine Borrower, all payments thereon and all proceeds thereof shall be pledged to Fifth Mezzanine Lender on terms no less favorable than the pledge of the Collateral under the applicable Pledge Agreement), (2) shall each be a bankruptcy-remote single purpose entity, and (3) shall otherwise have a legal, financial and ownership structure that is (a) substantially the same as the Fifth Mezzanine Borrower or (b) at least as favorable to the Fifth Mezzanine Lender, as determined by the Fifth Mezzanine Lender in its reasonable discretion, as the legal, financial and ownership structure of Fifth Mezzanine Borrower;

(xv) receipt of evidence satisfactory to Lender that all of the entities which own interests in the transferee similar to the interests in Fifth Mezzanine Borrower owned by the Sixth Mezzanine Borrower (1) shall assume the Sixth Mezzanine Loan (if still outstanding) and all the agreements of Sixth Mezzanine Borrower under the Sixth Mezzanine Loan Documents (and without limiting the foregoing, all of the ownership interests in Fifth Mezzanine Borrower, all payments thereon and all proceeds thereof shall be pledged to Sixth Mezzanine Lender on terms no less favorable than the pledge of the Collateral under the applicable Pledge Agreement), (2) shall each be a bankruptcy-remote single purpose entity, and (3) shall otherwise have a legal, financial and ownership structure that is (a) substantially the same as the Sixth Mezzanine Borrower or (b) at least as favorable to the Sixth Mezzanine Lender, as determined by the Sixth Mezzanine Lender in its reasonable discretion, as the legal, financial and ownership structure of Sixth Mezzanine Borrower;

(xvi) receipt of evidence satisfactory to Lender that all of the entities which own interests in the transferee similar to the interests in Sixth Mezzanine Borrower owned by the Seventh Mezzanine Borrower (1) shall assume the Seventh Mezzanine Loan (if still outstanding) and all the agreements of Seventh Mezzanine Borrower under the Seventh Mezzanine Loan Documents (and without limiting the foregoing, all of the ownership interests in Sixth Mezzanine Borrower, all payments thereon and all proceeds thereof shall be pledged to Seventh Mezzanine Lender on terms no less favorable than the pledge of the Collateral under the applicable Pledge Agreement), (2) shall each be a bankruptcy-remote single purpose entity, and (3) shall otherwise have a legal, financial and ownership structure that is (a) substantially the same as the Seventh Mezzanine Borrower or (b) at least as favorable to the Seventh Mezzanine Lender, as determined by the Seventh Mezzanine Lender in its reasonable discretion, as the legal, financial and ownership structure of Seventh Mezzanine Borrower;

(xvii) receipt of evidence satisfactory to Lender that all of the entities which own interests in the transferee similar to the interests in Seventh Mezzanine Borrower owned by the Eighth Mezzanine Borrower (1) shall assume the Eighth Mezzanine Loan (if still outstanding) and all the agreements of Eighth Mezzanine Borrower under the Eighth Mezzanine Loan Documents (and without limiting the foregoing, all of the ownership interests in Seventh Mezzanine Borrower, all payments thereon and all proceeds thereof shall be pledged to Eighth Mezzanine Lender on terms no less favorable than the pledge of the Collateral under the applicable Pledge Agreement), (2) shall each be a bankruptcy-remote single purpose entity, and (3) shall otherwise have a legal, financial and ownership structure that is (a) substantially the same as the Eighth Mezzanine Borrower or (b) at least as favorable to the Eighth Mezzanine Lender, as determined by the Eighth Mezzanine Lender in its reasonable discretion, as the legal, financial and ownership structure of Eighth Mezzanine Borrower;

(xviii) receipt of evidence satisfactory to Lender that all of the entities which own interests in the transferee similar to the interests in Eighth Mezzanine Borrower owned by the Ninth Mezzanine Borrower (1) shall assume the Ninth Mezzanine Loan (if still outstanding) and all the agreements of Ninth Mezzanine Borrower under the Ninth Mezzanine Loan Documents (and without limiting the foregoing, all of the ownership interests in Eighth Mezzanine Borrower, all payments thereon and all proceeds thereof shall be pledged to Ninth Mezzanine Lender on terms no less favorable than the pledge of the Collateral under the applicable Pledge Agreement), (2) shall each be a bankruptcy-remote single purpose entity, and (3) shall otherwise have a legal, financial and ownership structure that is (a) substantially the same as the Ninth Mezzanine Borrower or (b) at least as favorable to the Ninth Mezzanine Lender, as determined by the Ninth Mezzanine Lender in its reasonable discretion, as the legal, financial and ownership structure of Ninth Mezzanine Borrower;

(xix) a written consent to the transfer from each Other Mezzanine Lender or receipt by Lender of other evidence satisfactory to Lender that all conditions imposed under the terms of each Other Mezzanine Loan shall have been complied with by the borrower thereunder or otherwise waived by the applicable Other Mezzanine Lender;

(xx) subsequent to such assumption of the Loan, the beneficial ownership of Borrower and Operating Company will be substantially identical; and

(xxi) the delivery of a new Owner’s Title Policy, in an amount equal to the value of the Properties, together with an endorsement to Lender in form and substance reasonably satisfactory to Lender.

Lender agrees to provide a written consent to a transfer pursuant to this Section 5.2.10(f) upon satisfaction of all of the conditions set forth in this Section 5.2.10(f) other than the condition set forth in clause (xix) of this Section 5.2.10(f).

(g) Restrictions on Transfers set forth herein or in the Pledge Agreement shall not apply to (i) the pledge by Borrower of the ownership interests in Mortgage Borrower as security for the Loan pursuant to this Agreement, (ii) the pledge by Second Mezzanine Borrower of the ownership interests in Borrower as security for the Second Mezzanine Loan pursuant to the Second Mezzanine Loan Agreement, (iii) the pledge by Third Mezzanine Borrower of the ownership interests in Second Mezzanine Borrower as security for the Third Mezzanine Loan pursuant to the Third Mezzanine Loan Agreement, (iv) the pledge by Fourth Mezzanine Borrower of the ownership interests in Third Mezzanine Borrower as security for the Fourth Mezzanine Loan pursuant to the Fourth Mezzanine Loan Agreement, (v) the pledge by Fifth Mezzanine Borrower of the ownership interests in Fourth Mezzanine Borrower as security for the Fifth Mezzanine Loan pursuant to the Fifth Mezzanine Loan Agreement, (vi) the pledge by Sixth Mezzanine Borrower of the ownership interests in Fifth Mezzanine Borrower as security for the Sixth Mezzanine Loan pursuant to the Sixth Mezzanine Loan Agreement, (vii) the pledge by Seventh Mezzanine Borrower of the ownership interests in Sixth Mezzanine Borrower as security for the Seventh Mezzanine Loan pursuant to the Seventh Mezzanine Loan Agreement, (viii) the pledge by Eighth Mezzanine Borrower of the ownership interests in Seventh Mezzanine Borrower as security for the Eighth Mezzanine Loan pursuant to the Eighth Mezzanine Loan Agreement, (ix) the pledge by Ninth Mezzanine Borrower of the ownership interests in Eighth Mezzanine Borrower as security for the Ninth Mezzanine Loan pursuant to the Ninth Mezzanine Loan Agreement, or (x) the Transfer or pledge of any direct or indirect interest in Holdings, provided that no Change in Control shall occur.

(h) Lender shall not be required to demonstrate any actual impairment of its security or any increased risk of default hereunder in order to declare the Debt immediately due and payable upon a Transfer without Lender’s consent. This provision shall apply to every Transfer regardless of whether voluntary or not, or whether or not Lender has consented to any previous Transfer.

Notwithstanding the foregoing, Transfers in connection with the dispositions of assets described in clauses (i) and (iii) through (v) below (collectively, “Ordinary Course Dispositions”) shall be permitted by any Person other than Mortgage Borrower or any Mezzanine Borrower (and, in the case of Transfers described in clause (ii) below, shall be permitted by any Person, including Mortgage Borrower and Mezzanine Borrowers):

(i) (i) the purchase and sale of inventory, in each case in the ordinary course of business, (ii) the acquisition or lease (pursuant to an operating lease) of any other asset in the ordinary course of business or, with respect to operating leases (other than Operating Leases), otherwise for fair market value on market terms (as determined in good faith by the Operating Company), (iii) the sale of surplus, obsolete, damaged or worn out equipment or other property in the ordinary course of business, or (iv) the sale or disposition of Permitted Investments in the ordinary course of business;

(ii) dividends and distributions of cash and cash equivalents not otherwise restricted hereunder;

(iii) the sale of defaulted receivables without recourse in the ordinary course of business and not as part of an accounts receivables financing transaction;

(iv) leases, licenses, or subleases or sublicenses of any real or personal property made in the ordinary course of business and in compliance with Section 5.1.20; and

(v) sales, leases or other dispositions of inventory determined by management to be no longer useful or necessary in the operation of the business.

5.2.11 Limitations on Distributions. Following the occurrence and during the continuance of an Event of Default, Borrower shall not make any distributions to its members. If any Distributions shall be received by Borrower or any Affiliate of Borrower after the occurrence and during the continuance of an Event of Default, Borrower shall hold, or shall cause the same to be held, in trust for the benefit of Lender.

5.2.12 Other Limitations. Prior to the payment in full of the Debt, neither Borrower nor any of its Affiliates shall, without the prior written consent of Lender (which may be furnished or withheld at its sole and absolute discretion), give its consent or approval to any of the following actions or items: the distribution by Mortgage Borrower to Borrower of property other than cash (other than the equity interest of any Subsidiary that holds O’Shea’s or any RDE Parcel in connection with the conveyance thereof as contemplated pursuant to paragraph (ii) of the definition of “Special Purpose Entity”).

5.2.13 Refinancing or Prepayment. Borrower shall not consent to or permit a refinancing of the Mortgage Loan unless it obtains the prior consent of Lender, unless the Loan shall be paid in full in connection with such refinancing in accordance with this Agreement. Borrower shall not consent to or permit a prepayment in full or in part of the Mortgage Loan (other than prepayment required under the Mortgage Loan Agreement or in respect of Optional Note Purchases under the Note Sales Agreement) unless it obtains the prior consent of Lender, unless the Loan shall likewise be prepaid (in the same proportion, in the case of any partial prepayment) in accordance with this Agreement.

Section 5.3 General. For avoidance of doubt, all requirements contained in this Article V with respect to the Operating Company shall mean that it shall be a Default or Event of Default hereunder if Operating Company fails to perform in the specified manner, but Lender acknowledges that Operating Company is not a party to this Agreement and that Borrower does not control Operating Company.

VI. INSURANCE; CASUALTY; CONDEMNATION

Section 6.1 Insurance. (a) Borrower shall cause Mortgage Borrower to obtain and maintain, or cause to be maintained, at all times during the term of the Loan the Policies required under Section 6.1 of the Mortgage Loan Agreement, including, without limitation, meeting all insurer requirements thereunder. In addition, Borrower shall cause Lender to be named as a named insured together with Mortgage Lender, as their interest may appear, under the Policies required under Sections 6.1(a)(i), (ii), (iii), (iv), (v), (vi), (vii), (viii), (ix), (x) and (xi) of the Mortgage Loan Agreement. Borrower shall also cause all insurance policies required under this Section 6.1 to provide for at least thirty (30) days’ prior notice to Lender in the event of policy cancellation or material changes. Borrower shall provide Lender with evidence of all such insurance required hereunder on or before the date on which Mortgage Borrower is required to provide such evidence to Mortgage Lender. For purposes of this Agreement, Lender shall have the same approval rights over the insurance referred to above and in the Mortgage Loan Agreement (including, without limitation, the insurers, deductibles and coverages thereunder, as well as the right to require other reasonable insurance pursuant to Section 6.1 of the Mortgage Loan Agreement) as are provided in favor of the Mortgage Lender in the Mortgage Loan Agreement.

(b) If at any time Lender is not in receipt of written evidence that all Policies are in full force and effect when and as required hereunder and/or under the Mortgage Loan Agreement, Lender shall have the right, without notice to Borrower, to take such action as Lender deems necessary to protect its interest in the Properties or the Collateral, including, without limitation, the obtaining of such insurance coverage as Lender in its sole discretion deems appropriate (but limited to the coverages and amounts required hereunder and/or under the Mortgage Loan Agreement) and all premiums incurred by Lender in connection with such action or in obtaining such insurance and keeping it in effect shall be paid by Borrower to Lender upon demand and, until paid, shall be secured by the Collateral and shall bear interest at the Default Rate.

(c) All of the coverages required by this Section 6.1 have been in place as of the Original Closing Date (or, with respect to the Swap Properties, as of the Swap Closing Date).

Notwithstanding the foregoing, the Collateral Agent, for the benefit of Lender (rather than the Lender directly), shall be the secured party, the loss payee and the additional insured under all insurance policies required under this Article VI and any reference to “Lender” in this Article VI in which “Lender” is acting as the secured party, the loss payee or the additional insured shall, unless the context shall clearly require otherwise, be deemed to be referring to Collateral Agent, in its capacity as collateral agent for the Lender.

Section 6.2 Casualty. If the Individual Property shall be materially damaged or destroyed, in whole or in part, by fire or other casualty (a “Casualty”), Borrower shall give prompt notice of such damage to Lender and shall cause Mortgage Borrower to promptly commence and diligently prosecute the completion of the Restoration of the Individual Property as nearly as possible to the condition the Individual Property was in immediately prior to such Casualty, with such alterations as may be reasonably approved by Lender and otherwise in accordance with Section 6.4 of the Mortgage Loan Agreement. Borrower shall cause Mortgage Borrower to pay all costs of such Restoration whether or not such costs are covered by insurance. Lender may, but shall not be obligated to make proof of loss if not made promptly by Borrower or Mortgage Borrower. In addition, Lender may participate in any settlement discussions with any insurance companies with respect to any Casualty in which the Net Proceeds or the costs of completing the Restoration are equal to or greater than, in the case of each Casualty, an amount equal to five percent (5%) of the sum of the Allocated Loan Amount for the affected Individual Property as of the date hereof and the “Allocated Loan Amounts” under (and as defined in each of) the Mortgage Loan Agreement and the Other Mezzanine Loan Agreements for the affected Individual Property as of the date hereof, and Borrower shall deliver to Lender all instruments required by Lender to permit such participation.

Section 6.3 Condemnation. Borrower shall promptly give Lender notice of the actual or threatened commencement of any proceeding for the Condemnation of any Individual Property and shall cause Mortgage Borrower to deliver to Lender copies of any and all papers served in connection with such proceedings. Lender may participate in any such proceedings, and Borrower shall from time to time deliver to Lender all instruments requested by it to permit such participation. Borrower shall, at its expense, diligently prosecute any such proceedings, and shall consult with Lender, its attorneys and experts, and cooperate with them in the carrying on or defense of any such proceedings. Notwithstanding any taking by any public or quasi-public authority through Condemnation or otherwise (including, but not limited to, any transfer made in lieu of or in anticipation of the exercise of such taking), Borrower shall continue to pay the Debt at the time and in the manner provided for its payment in the Note and in this Agreement and the Debt shall not be reduced until any Award shall have been actually received and applied by Lender, after the deduction of expenses of collection, to the reduction or discharge of the Debt. Lender shall not be limited to the interest paid on the Award by the condemning authority but shall be entitled to receive out of the Award interest at the rate or rates provided herein or in the Note. If any Individual Property or any portion thereof is taken by a condemning authority, Borrower shall cause Mortgage Borrower to promptly commence and diligently prosecute the Restoration of the applicable Individual Property and otherwise comply with the provisions of Section 6.4 of the Mortgage Loan Agreement. If any Individual Property is sold, through foreclosure or otherwise, prior to the receipt by Lender of the Award, Lender shall have the right, whether or not a deficiency judgment on the Note shall have been sought, recovered or denied, to receive the Award, or a portion thereof sufficient to pay the Debt.

Section 6.4 Restoration. Borrower shall, or shall cause Mortgage Borrower to, deliver to Lender all reports, plans, specifications, documents and other materials that are delivered to Mortgage Lender under Section 6.4 of the Mortgage Loan Agreement in connection with the Restoration of any Individual Property after a Casualty or Condemnation.

VII. RESERVE FUNDS

Section 7.1 Intentionally Omitted.

Section 7.2 Tax and Insurance Escrow Fund. (a) On each Payment Date during the term, Borrower shall pay to Lender (or Servicer on behalf of Lender) an amount equal to (i) one-twelfth of the Taxes that Lender estimates will be payable during the next ensuing twelve (12) months in order to accumulate with Lender sufficient funds to pay all such Taxes at least thirty (30) days prior to their respective due dates, and (ii) one-twelfth of the Insurance Premiums that Lender estimates will be payable for the renewal of the coverage afforded by the Policies upon the expiration thereof in order to accumulate with Lender sufficient funds to pay all such Insurance Premiums at least thirty (30) days prior to the expiration of the Policies (the amounts deposited with Lender or Servicer pursuant to this sentence, collectively, the “Tax and Insurance Escrow Fund”). Lender shall apply (or direct Servicer to apply) the Tax and Insurance Escrow Fund to payments of Taxes and Insurance Premiums required to be made by Borrower pursuant to Section 5.1.2 hereof and under the Mortgages. In making any payment relating to the Tax and Insurance Escrow Fund, Lender or Servicer may do so according to any bill, statement or estimate procured from the appropriate public office (with respect to Taxes) or insurer or agent (with respect to Insurance Premiums), without inquiry into the accuracy of such bill, statement or estimate or into the validity of any tax, assessment, sale, forfeiture, tax lien or title or claim thereof. If the amount of the Tax and Insurance Escrow Fund shall exceed the amounts due for Taxes and Insurance Premiums pursuant to Section 5.1.2 hereof, provided no Event of Default shall have occurred and be continuing, then Lender shall return (or direct Servicer to return) any excess to Borrower (or to Operating Company, if so directed by Borrower). In allocating such excess, Lender or Servicer may deal with the Person shown on the records of Lender or Servicer to be the owner of the Properties. If at any time Lender reasonably determines that the Tax and Insurance Escrow Fund is not or will not be sufficient to pay Taxes and Insurance Premiums by the dates set forth in (i) and (ii) above, Lender shall notify Borrower of such determination and Borrower shall increase its monthly payments to Lender (or Servicer) by the amount that Lender estimates is sufficient to make up the deficiency at least thirty (30) days prior to the due date of the Taxes and/or thirty (30) days prior to expiration of the Policies, as the case may be.

(b) Notwithstanding the foregoing, Borrower shall not be required to make any deposits into the Tax and Insurance Escrow Fund on account of Insurance Premiums if (and for so long as) Borrower shall maintain a blanket insurance policy in respect of the Properties that is in accordance with the provisions of Section 6.1(a) and otherwise satisfactory to Lender in all material respects.

7.2.2 Waiver of Tax Escrow. Borrower shall be relieved of its obligation to make deposits of Tax and Insurance Escrow Fund under Section 7.2 above, provided that (a) Mortgage Borrower is required to and does make monthly deposits to a tax escrow account under the Mortgage Loan, and (b) Lender receives evidence acceptable to it of the making of such deposits and of the payment of all such Taxes.

7.2.3 Tax and Insurance Escrow Funds After Debt Paid. Any Tax and Insurance Escrow Funds remaining after the Debt has been paid in full shall be remitted (i) first, to the Second Mezzanine Lender or (ii) if the Second Mezzanine Loan is not then outstanding but the Third Mezzanine Loan is outstanding, then to the Third Mezzanine Lender in accordance with the Second Mezzanine Loan Agreement or (iii) if the Second Mezzanine Loan and the Third Mezzanine Loan are not then outstanding but the Fourth Mezzanine Loan is outstanding, then to the Fourth Mezzanine Lender in accordance with the Third Mezzanine Loan Agreement or (iv) if the Second Mezzanine Loan, the Third Mezzanine Loan and the Fourth Mezzanine Loan are no longer outstanding, then to the Fifth Mezzanine Lender in accordance with the Fourth Mezzanine Loan Agreement or (v) if the Second Mezzanine Loan, the Third Mezzanine Loan, the Fourth Mezzanine Loan and the Fifth Mezzanine Loan are no longer outstanding, then to the Sixth Mezzanine Lender in accordance with the Fifth Mezzanine Loan Agreement or (vi) if the Second Mezzanine Loan, the Third Mezzanine Loan, the Fourth Mezzanine Loan, the Fifth Mezzanine Loan and the Sixth Mezzanine Loan are no longer outstanding, then to the Seventh Mezzanine Lender in accordance with the Sixth Mezzanine Loan Agreement or (vii) if the Second Mezzanine Loan, the Third Mezzanine Loan, the Fourth Mezzanine Loan, the Fifth Mezzanine Loan, the Sixth Mezzanine Loan and the Seventh Mezzanine Loan are no longer outstanding, then to the Eighth Mezzanine Lender in accordance with the Seventh Mezzanine Loan Agreement or (viii) if the Second Mezzanine Loan, the Third Mezzanine Loan, the Fourth Mezzanine Loan, the Fifth Mezzanine Loan, the Sixth Mezzanine Loan, the Seventh Mezzanine Loan and the Eighth Mezzanine Loan are no longer outstanding, then to the Ninth Mezzanine

Lender in accordance with the Eighth Mezzanine Loan Agreement or (ix) if the Second Mezzanine Loan, the Third Mezzanine Loan, the Fourth Mezzanine Loan, the Fifth Mezzanine Loan, the Sixth Mezzanine Loan, the Seventh Mezzanine Loan, the Eighth Mezzanine Loan and the Ninth Mezzanine Loan are no longer outstanding then to Borrower or, at Borrower’s election, shall be credited against the Debt simultaneously with the satisfaction of the balance of the Loan.

Section 7.3 FF&E Reserve Account.

7.3.1 FF&E Reserve Fund. (a) Borrower shall pay to Lender (or Servicer on behalf of Lender) on each Payment Date an amount equal to (1)(i) with respect to each Payment Date during the First Period, one-twelfth of three percent (3%) of the amount of all Revenues for the trailing twelve (12) month period preceding each such Payment Date, (ii) with respect to each Payment Date during the Second Period, one-twelfth of four percent (4%) of the amount of all Revenues for the trailing twelve (12) month period preceding each such Payment Date and (iii) with respect to each Payment Date during the Third Period and thereafter, one-twelfth of five percent (5%) of the amount of all Revenues for the trailing twelve (12) month period preceding each such Payment Date less (2) in each case any amount spent (other than from the FF&E Reserve Fund) during the previous calendar month (as applicable) by Mortgage Borrower (or by Operating Company or Manager on behalf of Mortgage Borrower) in accordance with the Operating Lease or the Management Agreement on account of FF&E or Routine Capital Improvements. It is specifically understood and agreed that amounts expended on account of FF&E and on account of any Routine Capital Improvements from the FF&E Reserve Fund shall not be included in any deductions required pursuant to subclause (2) of the preceding sentence and, in addition, that any FF&E that is purchased and any Routine Capital Improvements that are paid for using funds from the FF&E Reserve Fund may not be subsequently financed by Mortgage Borrower or Operating Company. Notwithstanding anything to the contrary contained herein, in no event shall Borrower be required to maintain in the FF&E Reserve Account an amount in excess of the aggregate amount of all FF&E deposits required to be made in the trailing twelve (12) month period (as determined, for purposes of this sentence, utilizing the monthly formula set forth in the preceding sentence, as reduced pursuant to withdrawals thereunder to pay the Loan pursuant to Section 7.3.2(a)). In addition, notwithstanding anything to the contrary contained herein, for purposes of determining the amount of any required FF&E Reserve Fund deposits (and for purposes of calculating such amount, monthly, based on the formula set forth in the first sentence of this Section 7.3.1), Revenues shall include Revenue from the Hotel Component and the Casino Component but shall not include non-Hotel or Casino related Revenues (e.g., Rents from retail tenants).

(b) Amounts deposited by Borrower as described in this Section 7.3.1 shall hereinafter be referred to as the “FF&E Reserve Fund” and the account in which such amounts are held shall hereinafter be referred to as the “FF&E Reserve Account”.

7.3.2 Disbursements from FF&E Reserve Account. (a) Borrower may at any time (and at the direction of Lender, Borrower shall direct Lender to) draw amounts from the FF&E Reserve Account that are in excess of the increased funding above three percent (3%) of Revenues for the preceding trailing twelve (12) month period that are made pursuant to Section 7.3.1(a) above to prepay the Mortgage Loan (and, notwithstanding any provision of this Agreement to the contrary, (i) any such prepayments shall be permitted hereunder and (ii) the Borrower shall not be obligated to re-deposit such amounts so withdrawn from the FF&E Reserve Account).

(b) Except as described in Section 7.3.2(a) above, all disbursements from the FF&E Reserve Account shall be made solely for the purpose of reimbursing Mortgage Borrower (or Operating Company or Manager in the case of FF&E bought or Routine Capital Improvements made in the name of Mortgage Borrower in accordance with the Operating Lease or the Management Agreement, and as directed by Mortgage Borrower) for, or for paying for, (i) the costs and expenses of repairing, replacing and/or upgrading FF&E owned by Mortgage Borrower at the Properties and (ii) Routine Capital Improvements undertaken by Mortgage Borrower. Provided no Event of Default shall have occurred and be continuing, within ten (10) days following request by Borrower, disbursements shall be made from the FF&E Reserve Fund no more frequently than once in any thirty (30) day period, in amounts no less than $10,000 per disbursement (or a lesser amount if the total amount in the FF&E Reserve Account is less than $10,000, in which case only one disbursement of the amount remaining in the account shall be made), and upon delivery by Borrower (or Operating Company) of Lender’s standard form of draw request accompanied by copies of invoices for the amounts requested and, if required by Lender for requests in excess of $50,000 for a single item, receipts and releases from all parties furnishing materials and/or services in connection with the requested payment.

(c) Disbursements may be made from the FF&E Reserve Account as described in subparagraph (b) above, at Borrower’s election, directly to third parties (as directed by Borrower).

(d) In no event shall funds in the FF&E Reserve Account be utilized to pay or reimburse any Person for any Capital Expenditures (other than Capital Expenditures constituting FF&E or Routine Capital Improvements).

7.3.3 Balance in the FF&E Reserve Account. (a) The insufficiency of any balance in the FF&E Reserve Account shall not relieve Borrower from its obligation to fulfill all preservation and maintenance covenants in the Loan Documents.

7.3.4 Waiver of FF&E Reserve. Borrower shall be relieved of its obligation to make deposits of FF&E Reserve Fund under Section 7.3 above, provided that either (a)(i) Mortgage Borrower is required to and does make monthly deposits to a FF&E reserve account under the Mortgage Loan, and (ii) Lender receives evidence acceptable to it of the making of such deposits or (b) a Guaranty (FF&E) (as such term is defined in the Mortgage loan Agreement) is provided to Mortgage Lender.

7.3.5 FF&E Reserve Funds After Debt Paid. Any FF&E Reserve Funds remaining after the Debt has been paid in full shall be remitted (i) first, to the Second Mezzanine Lender or (ii) if the Second Mezzanine Loan is not then outstanding but the Third Mezzanine Loan is outstanding, then to the Third Mezzanine Lender in accordance with the Second Mezzanine Loan Agreement or (iii) if the Second Mezzanine Loan and the Third Mezzanine Loan are not then outstanding but the Fourth Mezzanine Loan is outstanding, then to the Fourth Mezzanine Lender in accordance with the Third Mezzanine Loan Agreement or (iv) if the Second Mezzanine Loan, the Third Mezzanine Loan and the Fourth Mezzanine Loan are no

longer outstanding, then to the Fifth Mezzanine Lender in accordance with the Fourth Mezzanine Loan Agreement or (v) if the Second Mezzanine Loan, the Third Mezzanine Loan, the Fourth Mezzanine Loan and the Fifth Mezzanine Loan are no longer outstanding, then to the Sixth Mezzanine Lender in accordance with the Fifth Mezzanine Loan Agreement or (vi) if the Second Mezzanine Loan, the Third Mezzanine Loan, the Fourth Mezzanine Loan, the Fifth Mezzanine Loan and the Sixth Mezzanine Loan are no longer outstanding, then to the Seventh Mezzanine Lender in accordance with the Sixth Mezzanine Loan Agreement or (vii) if the Second Mezzanine Loan, the Third Mezzanine Loan, the Fourth Mezzanine Loan, the Fifth Mezzanine Loan, the Sixth Mezzanine Loan and the Seventh Mezzanine Loan are no longer outstanding, then to the Eighth Mezzanine Lender in accordance with the Seventh Mezzanine Loan Agreement or (viii) if the Second Mezzanine Loan, the Third Mezzanine Loan, the Fourth Mezzanine Loan, the Fifth Mezzanine Loan, the Sixth Mezzanine Loan, the Seventh Mezzanine Loan and the Eighth Mezzanine Loan are no longer outstanding, then to the Ninth Mezzanine Lender in accordance with the Eighth Mezzanine Loan Agreement or (ix) if the Second Mezzanine Loan, the Third Mezzanine Loan, the Fourth Mezzanine Loan, the Fifth Mezzanine Loan, the Sixth Mezzanine Loan, the Seventh Mezzanine Loan, the Eighth Mezzanine Loan and the Ninth Mezzanine Loan are no longer outstanding then to Borrower or, at Borrower’s election, shall be credited against the Debt simultaneously with the satisfaction of the balance of the Loan.

Section 7.4 Intentionally Omitted.

Section 7.5 Intentionally Omitted.

Section 7.6 Reserve Funds, Generally. (a) Borrower grants to Collateral Agent (for the benefit of Lender) a first-priority perfected security interest in any and all of its interest, if any, in each of the Reserve Account and all Reserve Funds and any and all monies now or hereafter deposited in each Reserve Account as additional security for payment of the Debt. Borrower will take all actions necessary to maintain such security interest as a first priority security interest, including, without limitation, executing, delivering and maintaining one or more account control agreements that comply with Article 9 of the Uniform Commercial Code as in effect from time to time in any applicable jurisdictions and filing UCC-1 Financing Statements and continuations thereof upon Lender’s request therefor. Until expended or applied in accordance herewith, the Reserve Funds shall constitute additional security for the Debt. Upon the occurrence and during the continuance of an Event of Default, Lender or Servicer may, in addition to any and all other rights and remedies available to Lender, apply any sums then present in any Reserve Account (including any Reserve Funds) to the payment of the Debt in any order in its sole discretion. The Reserve Funds shall not constitute trust funds and may be commingled with other monies held by or on behalf of Lender.

(b) Borrower shall not further pledge, assign or grant any security interest in any Reserve Account or Reserve Fund or the monies deposited therein or permit any lien or encumbrance to attach thereto, or any levy to be made thereon, or any UCC-1 Financing Statements, except those naming Lender or Collateral Agent as the secured party, to be filed with respect thereto.

(c) The Reserve Funds shall be held by Lender (or Servicer on its behalf) and may be invested at Borrower’s election and direction in Permitted Investments. All interest or other earnings on funds held in a Reserve Account shall be added to and become a part of the applicable Reserve Fund and shall be disbursed in the same manner as other monies deposited in such Reserve Account. Borrower shall have the right to direct Lender (or Servicer on its behalf) to invest sums on deposit in the Eligible Account in Permitted Investments provided (a) such investments are permitted by applicable federal, state and local rules, regulations and laws, (b) the maturity date of the Permitted Investment is not later than the date on which the applicable Reserve Funds are required for payment of an obligation for which such Reserve Fund was created, and (c) no Event of Default shall have occurred and be continuing. Borrower shall be responsible for payment of any federal, state or local income or other tax applicable to the interest or income earned on the Reserve Funds. No other investments of the sums on deposit in the Reserve Funds shall be permitted except as set forth in this Section 7.6. Borrower shall bear all reasonable costs associated with the investment of the sums in the account in Permitted Investments. Such costs shall be deducted from the income or earnings on such investment, if any, and to the extent such income or earnings shall not be sufficient to pay such costs, such costs shall be paid by Borrower promptly on demand by Lender. Lender shall have no liability for the rate of return earned or losses incurred on the investment of the sums in Permitted Investments.

(d) Borrower shall indemnify Lender and hold Lender harmless from and against any and all actions, suits, claims, demands, liabilities, losses, damages, obligations and costs and expenses (including litigation costs and reasonable attorneys fees and expenses) arising from or in any way connected with the Reserve Accounts, the Reserve Funds or the performance of the obligations for which the Reserve Accounts or the Reserve Funds were established. Borrower shall assign to Lender all rights and claims Borrower may have against all Persons supplying labor, materials or other services which are to be paid from the Reserve Funds; provided, however, that Lender may not pursue any such right or claim unless an Event of Default has occurred and remains uncured.

Section 7.7 Transfer of Reserve Funds Under Mortgage Loan. If Mortgage Lender waives any reserves or escrow accounts required in accordance with the terms of the Mortgage Loan Agreement which reserves or escrow accounts are also required in accordance with the terms of this Article VII, or if the Mortgage Loan is refinanced or paid off in full (without a prepayment of the Loan) and Reserve Funds that are required hereunder are not required under the new mortgage loan, if any, then Borrower shall cause any amounts that would have been deposited into any reserves or escrow accounts in accordance with the terms of the Mortgage Loan Agreement to be paid to and deposited with Lender in accordance with the terms of this Article VII (and Borrower shall enter into lockbox and cash management agreements for the benefit of Lender in form and substance acceptable to Lender).

VIII. DEFAULTS

Section 8.1 Event of Default. (a) Each of the following events shall constitute an event of default hereunder (an “Event of Default”):

(i) if (A) any portion of the Debt is not paid in full on the Maturity Date, (B) the Debt Service is not paid in full on or before the related Payment Date, or (C) any other portion of the Debt is not paid within five (5) days of when due;

(ii) if any of the Taxes or Other Charges are not paid (with respect to each or any Individual Property) prior to Delinquency;

(iii) if the Policies (with respect to each or any Individual Property) are not kept in full force and effect, or if certified copies of the Policies (for each Individual Property) are not delivered to Lender upon request (or certificates thereof, if a Policy shall be renewed and certified copies of the Policy are not immediately available upon such renewal (each Borrower agreeing in such instance to provide copies of the Policies to Lender promptly thereafter));

(iv) if any Borrower Transfers or otherwise encumbers any portion of the Properties or the Collateral, or there shall otherwise occur a Transfer without Lender’s prior consent in violation of the provisions of this Agreement, the Pledge Agreement or any other Loan Document;

(v) if any representation or warranty made by any Borrower or any other Loan Party herein or in any other Loan Document, or in any report, certificate, financial statement or other instrument, agreement or document or other material or written information furnished to Lender shall have been false or misleading in any material respect as of the date the representation or warranty was made (and, with respect to any such breach which is not the subject of any other subsection of this Section 8.1 and which is capable of being cured, such Borrower fails to remedy such condition within ten (10) days following notice to Borrower from Lender, in the case of any such breach which can be cured by the payment of a sum of money, or within thirty (30) days following notice from Lender in the case of any other such breach);

(vi) if any Borrower or Mortgage Borrower shall make an assignment for the benefit of creditors; or if a receiver, liquidator or trustee shall be appointed for any Borrower or Mortgage Borrower, or if any Borrower or Mortgage Borrower shall be adjudicated a bankrupt or insolvent, or if any petition for bankruptcy, reorganization or arrangement pursuant to federal bankruptcy law, or any similar federal or state law, shall be filed by or against, consented to, or acquiesced in by, Borrower, or if any proceeding for the dissolution or liquidation of any Borrower or Mortgage Borrower shall be instituted; provided, however, if such appointment, adjudication, petition or proceeding was involuntary and not consented to by any Borrower or Mortgage Borrower, upon the same not being discharged, stayed or dismissed within ninety (90) days;

(vii) if any Operating Company, any Manager, Principal, Holdings or any Guarantor shall make an assignment for the benefit of creditors; or if a receiver, liquidator or trustee shall be appointed for any such Operating Company, any such Manager, Principal, Holdings or any such Guarantor, or if any Operating Company, any Manager, Principal, Holdings or any Guarantor shall be adjudicated a bankrupt or insolvent, or if any petition for bankruptcy, reorganization or arrangement pursuant to federal bankruptcy law, or any similar federal or state law, shall be filed by or against, consented to, or acquiesced in by, any Operating Company, any Manager, Principal, Holdings or any Guarantor, or if any proceeding for the dissolution or liquidation of any Operating Company, any Manager, Principal, Holdings or any Guarantor shall be instituted; provided, however, if such appointment, adjudication, petition or proceeding was involuntary and not consented to by any such Operating Company, any such Manager, Principal, Holdings or any such Guarantor, upon the same not being discharged, stayed or dismissed within ninety (90) days;

(viii) if any Borrower attempts to assign its rights under this Agreement or any of the other Loan Documents or any interest herein or therein in contravention of the Loan Documents;

(ix) if any Borrower breaches any of its respective negative covenants contained in Section 5.2 or any covenant contained in Section 4.1.30 or Section 5.1.11 hereof (and, with respect to any such breach of any covenant set forth in Section 5.1.11 which is not the subject of any other subsection of this Section 8.1, such Borrower fails to remedy such condition within ten (10) days after notice to Borrower from Lender, in the case of any such Default under Section 5.1.11 which can be cured by the payment of a sum of money, or for thirty (30) days after notice from Lender in the case of any other such Default under Section 5.1.11);

(x) with respect to any term, covenant or provision set forth herein which specifically contains a notice requirement or grace period, if any Borrower shall be in default under such term, covenant or condition after the giving of such notice or the expiration of such grace period;

(xi) if any of the assumptions contained in the Insolvency Opinion delivered in connection with the Loan, or in the Additional Insolvency Opinion delivered subsequent to the closing of the Loan, is or shall become untrue in any material respect; or if any of the assumptions contained in the True Lease Opinion in connection with the Loan, or in the Additional True Lease Opinion delivered subsequent to the closing of the Loan, is or shall become untrue in any material respect;

(xii) if any Mortgage Borrower, any Operating Company or any Guarantor (Operating Lease) is in default of any of its material obligations under any Operating Lease (or under another lease and/or management agreement in substitution for such Operating Lease in accordance herewith) or under any such Operating Lease Guaranty (or under another operating lease guaranty in substitution for such Operating Lease Guaranty in accordance herewith) beyond any applicable notice and cure periods contained therein; or if any Operating Lease (or such other lease and/or management agreement) or any Operating Lease Guaranty (or such other operating lease guaranty) shall be surrendered or any Operating Lease or any Operating Lease Guaranty shall be terminated or canceled for any reason or under any circumstances whatsoever, except with the consent of Lender; or if any of the terms, covenants or conditions of any Operating Lease (or such other lease and/or management agreement) or any Operating Lease Guaranty (or such other operating lease guaranty) shall in any manner be modified, changed, supplemented, altered, restated or amended without the consent of Lender except as may otherwise expressly permitted in this Agreement;

(xiii) intentionally omitted;

(xiv) if any Affiliate of any Borrower that is or becomes a party to the Windstorm Insurance Intercreditor Agreement is in default of any of its material obligations under the Windstorm Insurance Intercreditor Agreement beyond any applicable notice and cure periods contained therein; or if the Windstorm Insurance Intercreditor Agreement shall be surrendered, terminated or canceled for any reason or under any circumstances whatsoever, except with the consent of Lender; or if any of the terms, covenants or conditions of the Windstorm Insurance Intercreditor Agreement shall in any manner be modified, changed, supplemented, altered, restated or amended without the consent of Lender;

(xv) if any Borrower or Mortgage Borrower fails to comply with the covenants as to Prescribed Laws set forth in Section 5.1.1 hereof;

(xvi) if a material default has occurred and continues beyond any applicable cure period under any Management Agreement and if such default permits the Manager, the Operating Company or the Mortgage Borrower party thereto to terminate or cancel the Management Agreement in question;

(xvii) any Gaming License shall be refused, suspended, revoked, modified in a materially adverse manner or canceled or allowed to lapse or any proceeding is commenced by any Governmental Authority for the purpose of suspending, revoking or canceling any Gaming License in any materially adverse respect, or any Governmental Authority shall have appointed a conservator, supervisor or trustee to or for any of the Casino Components and, in each case of the foregoing, such action could reasonably be expected to (A) have an Individual Material Adverse Effect, (B) materially and adversely affect the continued operation of the Casino Components in the usual course of business and in substantially the same manner and to at least the same standard as was maintained prior to such action, or (C) result in any material decrease in the then expected cash flow and revenues to be derived from the Casino Components;

(xviii) if any Borrower shall continue to be in Default under any of the other terms, covenants or conditions of this Agreement not specified in subsections (i) to (xvii) above, for ten (10) days after notice to Borrower from Lender, in the case of any Default which can be cured by the payment of a sum of money, or for thirty (30) days after notice from Lender in the case of any other Default; provided, however, that if such non-monetary Default is susceptible of cure but cannot reasonably be cured within such thirty (30) day period and provided further that such Borrower shall have commenced to cure such Default within such thirty (30) day period and thereafter diligently and expeditiously proceeds to cure the same, such thirty (30) day period shall be extended for such time as is reasonably necessary for such Borrower in the exercise of due diligence to cure such Default, such additional period not to exceed one hundred twenty (120) days;

(xix) if there shall be a default under any of the other Loan Documents beyond any applicable cure periods contained in such documents, whether as to any Borrower, Mortgage Borrower, the Collateral or any Individual Property, or if any other such event shall occur or condition shall exist, if the effect of such event or condition is to accelerate the maturity of any portion of the Debt or to permit Lender to accelerate the maturity of all or any portion of the Debt;

(xx) if the Liens created pursuant to any Loan Document shall cease to be a fully protected enforceable first priority security interest in the Collateral, or any portion of the Collateral is Transferred without Lender’s prior written consent except as permitted hereunder; or

(xxi) if a Mortgage Loan Event of Default shall occur.

(b) Upon the occurrence of an Event of Default (other than an Event of Default described in clauses (vi) or (vii) above) and at any time thereafter, in addition to any other rights or remedies available to it pursuant to this Agreement and the other Loan Documents or at law or in equity, Lender may take such action, without notice or demand, that Lender deems advisable to protect and enforce its rights against Borrower and in and to all or any of the Collateral, including, without limitation, declaring the Debt to be immediately due and payable, and Lender may enforce or avail itself of any or all rights or remedies provided in the Loan Documents and may exercise all the rights and remedies of a secured party under the Uniform Commercial Code, as adopted and enacted by the State or States where any of the Collateral is located, against Borrower and any or all of the Collateral, including, without limitation, all rights or remedies available at law or in equity; and upon any Event of Default described in clauses (vi) or (vii) above, the Debt and all other obligations of Borrower hereunder and under the other Loan Documents shall immediately and automatically become due and payable, without notice or demand, and Borrower hereby expressly waives any such notice or demand, anything contained herein or in any other Loan Document to the contrary notwithstanding.

Section 8.2 Remedies. (a) Upon the occurrence of an Event of Default, but in compliance with applicable Gaming Laws, all or any one or more of the rights, powers, privileges and other remedies available to Lender against Borrower under this Agreement or any of the other Loan Documents executed and delivered by, or applicable to, Borrower or at law or in equity may be exercised by Lender at any time and from time to time, whether or not all or any of the Debt shall be declared due and payable, and whether or not Lender shall have commenced any foreclosure proceeding or other action for the enforcement of its rights and remedies under any of the Loan Documents with respect to all or any of the Collateral. Any such actions taken by Lender shall be cumulative and concurrent and may be pursued independently, singularly, successively, together or otherwise, at such time and in such order as Lender may determine in its sole discretion, to the fullest extent permitted by law, without impairing or otherwise affecting the other rights and remedies of Lender permitted by law, equity or contract or as set forth herein or in the other Loan Documents. Without limiting the generality of the foregoing, Borrower agrees that if an Event of Default is continuing (i) Lender is not subject to any “one action” or “election of remedies” law or rule, and (ii) all liens and other rights, remedies or privileges provided to Lender shall remain in full force and effect until Lender has exhausted all of its remedies against the Collateral and the Collateral has been foreclosed, sold and/or otherwise realized upon in satisfaction of the Debt or the Debt has been paid in full.

(b) With respect to Borrower and the Collateral, nothing contained herein or in any other Loan Document shall be construed as requiring Lender to resort to any portion of the Collateral for the satisfaction of any of the Debt in preference or priority to any other portion of the Collateral, and Lender may seek satisfaction out of all of the Collateral or any part thereof, in its absolute discretion in respect of the Debt. In addition, Lender shall have the right from time to time to partially foreclose upon the Collateral in any manner and for any amounts secured by the Pledge Agreement then due and payable as determined by Lender in its sole discretion including, without limitation, the following circumstances: (i) in the event any Borrower defaults beyond any applicable grace period in the payment of one or more scheduled payments of principal and interest, Lender may foreclose upon the Collateral to recover such delinquent payments, or (ii) in the event Lender elects to accelerate less than the entire outstanding principal balance of the Loan, Lender may foreclose upon the Collateral to recover so much of the principal balance of the Loan as Lender may accelerate and such other sums secured by the Collateral as Lender may elect. Notwithstanding one or more partial foreclosures, the Collateral shall remain subject to the Pledge Agreement and the other Loan Documents to secure payment of sums secured by the Pledge Agreement and other Loan Documents and not previously recovered.

Upon the occurrence and during the continuance of an Event of Default, Lender shall have the right from time to time to sever the Note and the other Loan Documents into one or more separate notes, pledges and other security documents (the “Severed Loan Documents”) in such denominations as Lender shall determine in its sole discretion for purposes of evidencing and enforcing its rights and remedies provided hereunder. Borrower shall execute and deliver to Lender from time to time, promptly after the request of Lender, a severance agreement and such other documents as Lender shall request in order to effect the severance described in the preceding sentence, all in form and substance reasonably satisfactory to Lender. Borrower hereby absolutely and irrevocably appoints Lender as its true and lawful attorney, coupled with an interest, in its name and stead to make and execute all documents necessary or desirable to effect the aforesaid severance, Borrower ratifying all that its said attorney shall do by virtue thereof; provided, however, Lender shall not make or execute any such documents under such power until three (3) days after notice has been given to Borrower by Lender of Lender’s intent to exercise its rights under such power. Borrower shall be obligated to pay any costs or expenses incurred in connection with the preparation, execution, recording or filing of the Severed Loan Documents. The Severed Loan Documents shall not contain any representations, warranties or covenants not contained in the Loan Documents and any such representations and warranties contained in the Severed Loan Documents will be given by Borrower only as of the Closing Date. The Severed Loan Documents shall (A) not increase the aggregate stated principal amount of the Loan, (B) provide that the weighted average spread of the Loan on the date of such severance shall equal the weighted average spread which was applicable to the Loan immediately prior to such severance (Borrower acknowledging that such Severed Loan Document may, in connection with the application of principal to the amounts evidenced by such Severed Loan Documents, subsequently cause the weighted average spread of such new notes or modified notes to change), (C) not adversely affect the overall economics to Borrower of the Loan, taken as a whole, or (D) expose Borrower to any additional costs or increased risk of any liability (beyond that or greater than that existing in the Loan Documents in effect on the date hereof).

(c) Remedies Cumulative; Waivers. The rights, powers and remedies of Lender under this Agreement shall be cumulative and not exclusive of any other right, power or remedy which Lender may have against Borrower pursuant to this Agreement or the other Loan Documents, or existing at law or in equity or otherwise. Lender’s rights, powers and remedies may be pursued singularly, concurrently or otherwise, at such time and in such order as Lender may determine in Lender’s sole discretion. No delay or omission to exercise any remedy, right or power accruing upon an Event of Default shall impair any such remedy, right or power or shall be construed as a waiver thereof, but any such remedy, right or power may be exercised from time to time and as often as may be deemed expedient. A waiver of one Default or Event of Default with respect to Borrower shall not be construed to be a waiver of any subsequent Default or Event of Default by Borrower or to impair any remedy, right or power consequent thereon.

(d) Any amounts recovered from the Collateral after an Event of Default may be applied by Lender toward the payment of any interest and/or principal of the Loan and/or any other amounts due under the Loan Documents in such order, priority and proportions as Lender in its sole discretion shall determine.

(e) Upon the occurrence and during the continuance of an Event of Default, Lender may, but without any obligation to do so and without notice to or demand on Borrower and without releasing Borrower from any obligation hereunder or being deemed to have cured any Event of Default hereunder, make, do or perform any obligation of Borrower hereunder in such manner and to such extent as Lender may deem necessary. Borrower shall cause Mortgage Borrower to permit Lender to enter upon any Individual Property for such purposes, or appear in, defend, or bring any action or proceeding to protect its interest in any Individual Property for such purposes, and the cost and expense thereof (including reasonable attorneys’ fees to the extent permitted by law), with interest as provided in this Section 8.2, shall constitute a portion of the Debt and shall be due and payable to Lender upon demand. All such costs and expenses incurred by Lender in remedying such Event of Default or such failed payment or act or in appearing in, defending, or bringing any action or proceeding shall bear interest at the Default Rate, for the period after such cost or expense was incurred into the date of payment to Lender. All such costs and expenses incurred by Lender together with interest thereon calculated at the Default Rate shall be deemed to constitute a portion of the Debt and be secured by the liens, claims and security interests provided to Lender under the Loan Documents and shall be immediately due and payable upon demand by Lender therefor. Upon the occurrence and during the continuance of a Mortgage Loan Event of Default, Lender may, but without any obligation to do so and without notice to or demand on Borrower or Mortgage Borrower and without releasing Mortgage Borrower from any obligation under the Mortgage Loan Documents or being deemed to have cured any Mortgage Loan Event of Default, make, do or perform any obligation of Mortgage Borrower under Mortgage Loan Documents in such manner and to such extent as Lender may deem necessary. All such costs and expenses incurred by Lender in remedying such Mortgage Loan Event of Default or such failed payment or act shall bear interest at the Default Rate, for the period after such cost or expense was incurred into the date of payment to Lender. All such costs and expenses incurred by Lender together with interest thereon calculated at the Default Rate shall be deemed to constitute a portion of the Debt and be secured by the liens, claims and security interests provided to Lender under the Loan Documents and shall be immediately due and payable upon demand by Lender therefor.

(f) For the purpose of carrying out the provisions and exercising the rights, powers and privileges granted in this Section 8.2, Borrower hereby irrevocably constitutes and appoints the Lender its true and lawful attorney-in-fact to execute, acknowledge and deliver any instruments and do and perform any acts such as are referred to in this subsection in the name and on behalf of Borrower upon the occurrence and during the continuance of an Event of Default. This power of attorney is a power coupled with an interest and cannot be revoked.

Section 8.3 Intentionally Omitted

Section 8.4 Costs of Collection. In the event that after an Event of Default and during the continuance thereof: (a) the Note or any of the Loan Documents is placed in the hands of an attorney for collection or enforcement or is collected or enforced through any legal proceeding; (b) an attorney is retained to represent Lender in any bankruptcy, reorganization, receivership, or other proceedings affecting creditors’ rights and involving a claim under the Note or any of the Loan Documents or (c) an attorney is retained to protect or enforce the lien or any of the terms of this Agreement, the Pledge Agreement or any of the Loan Documents, then, in any such instance, Borrower shall pay to Lender all reasonable attorneys’ fees, costs and expenses actually incurred in connection therewith, including costs of appeal, together with interest on any judgment obtained by Lender at the Default Rate.

IX. SPECIAL PROVISIONS

Section 9.1 Servicer. (a) Lender shall service the Loan and administer the Collateral through a servicer (the “Servicer”) pursuant to a servicing agreement, and Lender hereby irrevocably delegates all authority hereunder and under the other Loan Documents in connection with the Loan and its servicing and administration of the Loan and the Collateral to Servicer (or to a replacement servicer appointed by Lender pursuant to the terms of the Co-Lender Agreement, if any). Lender has initially retained Bank of America, N.A., in its capacity as the initial Servicer, to service the Loan and administer the Collateral, and Lender shall notify Borrower in writing of any change to the identity of the Servicer that may be appointed by Lender pursuant to the terms of the Co-Lender Agreement, if any. Borrower acknowledges that, in the event of a Securitization, the term “Servicer” may include a master servicer, primary servicer and/or special servicer, as their duties may appear in the applicable securitization servicing agreement. In furtherance and not in limitation of the foregoing, notwithstanding anything herein or in any of the other Loan Documents to the contrary (and excepting only in those instances in this Agreement which refer to a Collateral Agent):

(i) all consents and approvals of Lender hereunder and under the other Loan Documents of any kind shall be made by Servicer (with the consent of Lender in accordance with and to the extent required in the Co-Lender Agreement, if any, with the consent of the Mortgage Lender and Other Mezzanine Lender in accordance with and to the extent required in the Intercreditor Agreement, and with the consent of the Specified Mezzanine Lender in such capacity, solely to the extent required under Section 3.3(c) of the Note Sales Agreement), and all determinations by Lender hereunder and under the other Loan Documents of any kind (whether such determination is styled as or requires that such determination be satisfactory, acceptable, reasonable or otherwise) shall be made by Servicer (with the consent of Lender in accordance with and to the extent required in the Co-Lender Agreement, if any, and with the consent of the Mortgage Lender and Other Mezzanine Lender in accordance with and to the extent required in the Intercreditor Agreement);

(ii) the taking of all actions and the exercise of all discretion by Lender hereunder and under the other Loan Documents of any kind (including without limitation all requests for information, notices, opinions, certificates, instruments, deliverables or other materials of any kind, all requests for any Consolidated Entity or its Affiliates to take any action, the exercise of all rights and remedies hereunder and under the other Loan Documents, including elections with respect to terminations of or other actions under any Organizational Documents, Operating Leases, Management Agreement, Shared Services Agreements, Loan Documents, actions in respect of or in connection with cash management, casualty events, insurance and actions pursuant to the Co-Lender Agreement, if any, and the Intercreditor Agreement) shall be taken or exercised by Servicer (with the consent of or at the direction of Lender in accordance with and to the extent required by the Co-Lender Agreement, if any, with the consent of the Mortgage Lender and Other Mezzanine Lender in accordance with and to the extent required in the Intercreditor Agreement, and with the consent of the Specified Mezzanine Lender solely to the extent required under Section 3.3(c) of the Note Sales Agreement);

(iii) all payments of any kind (including without limitation payments of principal, interest, late charges and payments into reserves or otherwise) that are described herein as being made (or required in this Agreement or under any of the other Loan Documents to be made) to Lender shall be made to Servicer (for application by the Servicer (as applicable) in accordance with the servicing agreement, the Co-Lender Agreement, if any, and the Intercreditor Agreement) other than, in each case, payments to any Lender in respect of an Optional Note Purchase pursuant to the Note Sales Agreement;

(iv) all deliveries of any kind (including without limitation notices, requests, certificates, Officer’s Certificates or other materials (including financial statements and information required by Section 5.1.11) required or desired to be sent to Lender shall be sent to the Servicer; and

(v) all requests described in this Agreement as being made by Lender may be made by Servicer or Collateral Agent on behalf of Lender.

(b) Notwithstanding anything herein or in any of the other Loan Documents to the contrary, and excepting only in those instances in this Agreement which refer to a Collateral Agent, Borrower is hereby directed to (1) take all instructions in respect of actions or the exercise of discretion contemplated by clause (ii) above from Servicer (and disregard any such from Lender), (2) to make all payments contemplated by clause (iii) above to Servicer (and not to Lender) and (3) to make all deliveries contemplated by clause (iv) above to Servicer (and not to Lender). Borrower shall be entitled to rely on any consents, approvals or determinations contemplated by clause (i) above by or from Servicer and/or notices or instructions contemplated by clause (ii) above from Servicer and/or requests from Servicer as if such consents, approvals, determinations, notices, instructions and/or request had been from or by Lender, notwithstanding any provision of this Agreement or of any Loan Document to the contrary.

For the avoidance of doubt, the term “Lender” as used in this Article IX includes each Lender individually and the Lender collectively, and each Noteholder individually and the Noteholders collectively. In addition, any reference herein or in any other Loan Document to any consent, approval, delivery, payment or other matter contemplated by the foregoing clauses (i) through (iv) to be obtained by or provided to Mortgage Lender or any Other Mezzanine Lender shall mean the consent, approval, delivery, payment or other such matter to or of the applicable servicer acting on behalf of the applicable Mortgage Lender or any Other Mezzanine Lender pursuant to the corresponding provisions of this Article IX under the applicable Mortgage Loan Documents or Mezzanine Loan Documents.

Lender shall be responsible for the payment of the monthly servicing fee due to Servicer in connection with its servicing of the Loan and the Notes (on a pro rata basis) (and Lender may pay the monthly servicing fee out of any amounts paid by Borrower to Servicer on behalf of Lender hereunder), and, unless otherwise specifically set forth herein, Borrower shall be responsible for the payment of all fees and other reasonable out-of-pocket expenses incurred by Servicer resulting from any Borrower requests (for approvals, consents, waivers, amendments, modifications or otherwise) to Servicer, or resulting from any action taken by Lender or Servicer hereunder subsequent to an Event of Default (including, without limitation, liquidation fees, workout fees, special servicing fees and interest payable on advances made by the Servicer with respect to delinquent debt service payments or expenses of curing Borrowers’ defaults under the Loan Documents). Each of Borrower and Servicer acknowledge and agree to Section 9.1(d) of the Mortgage Loan Agreement and the matters contemplated thereunder.

Section 9.2 Exculpation. (a) Subject to the qualifications below, Lender shall not enforce the liability and obligation of Borrower to perform and observe the obligations contained in the Note, this Agreement, the Pledge Agreement or the other Loan Documents by any action or proceeding wherein a money judgment shall be sought against Borrower, except that Lender may bring a foreclosure action, an action for specific performance or any other appropriate action or proceeding to enable Lender to enforce and realize upon its interest under the Note, this Agreement, the Pledge Agreement and the other Loan Documents, or in the Collateral given to Lender pursuant to the Loan Documents; provided, however, that, except as specifically provided herein, any judgment in any such action or proceeding shall be enforceable against Borrower only to the extent of Borrower’s interest in the Collateral given to Lender, and each Lender, by accepting the Note, this Agreement, the Pledge Agreement and the other Loan Documents, agrees that it shall not sue for, seek or demand any deficiency judgment against Borrower in any such action or proceeding under, or by reason of, or in connection with, the Note, this Agreement, the Pledge Agreement or the other Loan Documents. The provisions of this Section 9.2 shall not, however, (a) constitute a waiver, release or impairment of any obligation evidenced or secured by any of the Loan Documents; (b) impair the right of Lender to name Borrower as a party defendant in any action or suit for foreclosure and sale under the Pledge Agreement; (c) affect the validity or enforceability of or any Guaranty made in connection with the Loan or any of the rights and remedies of Lender thereunder; (d) impair the right of Lender to obtain the appointment of a receiver; (e) intentionally omitted; (f) constitute a prohibition against Lender to seek a deficiency judgment against Borrower in order to fully realize the security granted by the Pledge Agreement or to commence any other appropriate action or proceeding in order for Lender to exercise its remedies against all of the Collateral; or (g) constitute a waiver of the right of Lender to enforce the liability and obligation of Borrower, by money judgment or otherwise, to the extent of any actual loss, damage, cost, expense, liability, claim or other obligation incurred by or on behalf of Lender (including attorneys’ fees and costs reasonably incurred) arising out of or in connection with the following:

(i) fraud or intentional misrepresentation by any Borrower, any Mortgage Borrower, any Manager, any Operating Company or any Guarantor in connection with the execution and delivery of the Loan Documents and/or the Loan;

(ii) the misappropriation, conversion or misapplication in contravention of the Loan Documents by any Borrower, any Mortgage Borrower, any Manager, any Operating Company or any Guarantor of any funds of any Borrower, Mortgage Borrower, any Manager or any Operating Company, including, without limitation, (A) any Revenues, (B) any Insurance Proceeds paid by reason of any Casualty, (C) any Awards received in connection with a Condemnation, or (D) any Rents or security deposits (or any item of Revenue, from whatever source) following an Event of Default;

(iii) the misappropriation, conversion or misapplication by any Borrower, any Mortgage Borrower, any Manager, any Operating Company or any Guarantor of any security deposits or Rents paid more than one (1) month in advance;

(iv) any act of actual intentional physical waste by any Borrower, any Mortgage Borrower, any Manager, any Operating Company or any Guarantor;

(v) the breach of any representation, warranty, covenant or indemnification provision in the Environmental Indemnity concerning environmental laws, hazardous substances and asbestos and any indemnification of Lender, Servicer or Collateral Agent with respect thereto in either document;

(vi) if any Borrower, any Mortgage Borrower or any Operating Company fails to obtain Lender’s prior consent to any voluntary intentional Transfer (whether by any Borrower, any Mortgage Borrower or any Operating Company) as required by this Agreement, the Mortgage Loan Agreement, the Pledge Agreement or the Mortgages, as applicable;

(vii) any security deposits, advance deposits or any other deposits collected with respect to any of the Properties which are not delivered to Mortgage Lender, Mortgage Loan Collateral Agent or the Servicer (as defined in the Mortgage Loan Agreement) upon a foreclosure of any of the Properties or action in lieu thereof, except to the extent any such security deposits were applied in accordance with the terms and conditions of any of the Leases prior to the occurrence of the Event of Default that gave rise to such foreclosure or action in lieu thereof;

(viii) in the event of: (A) any Borrower, any Mortgage Borrower, any Operating Company or any Guarantor filing a voluntary petition under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law; (B) the filing of an involuntary petition against any Borrower, any Mortgage Borrower, any Operating Company or any Guarantor under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law by any Person in which such Borrower, such Mortgage Borrower, such Operating Company or such Guarantor or any of their respective Affiliates, agents or employees colludes with or such other Person, or such Borrower, such Operating Company or such Guarantor soliciting or causing to be solicited petitioning creditors for any involuntary petition against such Borrower, such Mortgage Borrower, such Operating Company or such Guarantor from any Person; (C) any Borrower, any Mortgage Borrower, any Operating Company or any Guarantor filing an answer consenting to or otherwise acquiescing in or joining in any involuntary petition filed against it by any other Person, other than Lender, under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law; (D) any Borrower, any Mortgage Borrower, any Operating Company or any Guarantor consenting to or acquiescing in or joining in an application for the appointment of a custodian, receiver, trustee, or examiner for such Borrower, such Mortgage Borrower, such Operating Company or such Guarantor or any of the Properties, Collateral or any portion thereof, other than at the request of Lender; or (E) any Borrower, any Mortgage Borrower, any Operating Company or any Guarantor making an assignment for the benefit of creditors (other than Lender), or admitting, in writing or in any legal proceeding (unless failure to make such admission would be a violation of law), its insolvency or inability to pay its debts as they become due;

(ix) if any Borrower fails to maintain its status as a Special Purpose Entity or breaches any material representation or warranty set forth in Section 4.1.30 of this Agreement or if any Mortgage Borrower fails to maintain its status as a Special Purpose Entity (as defined in the Mortgage Loan Agreement) or breaches any material representation or warranty set forth in Section 4.1.30 of the Mortgage Loan Agreement; and

(x) if any Borrower, any Mortgage Borrower, or any Operating Company fails to obtain Lender’s prior consent to any voluntary Indebtedness (other than Permitted Indebtedness or Permitted Indebtedness (Operating Company), as applicable) or voluntary Lien (other than Permitted Encumbrances) encumbering the Collateral, any of the Properties as required by this Agreement, the Mortgage Loan Agreement, the Pledge Agreement or the Mortgages, as applicable.

Notwithstanding anything to the contrary under this Agreement, neither any present or future Affiliate of any Borrower (other than Guarantor, to the extent provided under the Guaranty) nor any present or future shareholder, officer, director, employee, trustee, beneficiary, advisor, partner, member, principal, participant or agent of or in any Borrower or of or in any person or entity that is or becomes an Affiliate of any Borrower shall have any personal liability, directly or indirectly, under or in connection with the Loan Documents. Neither the negative capital account of any Affiliate of any Borrower in such Borrower, or in any other Affiliate of such Borrower, nor any obligation of any Affiliate of any Borrower in such Borrower to restore a negative capital account or to contribute or loan capital to such Borrower or to any other Affiliate of such Borrower shall at any time be deemed to be the property or an asset of such Borrower (or any other Affiliate of such Borrower) and neither Lender nor its successors or assigns shall have any right to collect, enforce or proceed against any such negative capital account or obligation to restore, contribute or loan capital.

(b) Notwithstanding anything to the contrary in this Agreement, the Note or any of the Loan Documents, Lender shall not be deemed to have waived any right which Lender may have under Section 506(a), 506(b), 1111(b) or any other provisions of the Bankruptcy Code to file a claim for the full amount of the Indebtedness or to require that all collateral shall continue to secure all of the Indebtedness owing to Lender in accordance with the Loan Documents.

Section 9.3 Assignments. The Noteholders shall have the right, subject to this Section 9.3 and the applicable provisions of the Co-Lender Agreement, if any, and the Intercreditor Agreement, to assign, sell, negotiate, pledge or hypothecate all or any portion of their rights and obligations under their respective Notes (such assignments, sales, negotiations, pledges and/or hypothecations, collectively, an “Assignment”). No Noteholder shall assign, sell, negotiate, pledge, hypothecate or otherwise transfer all or any portion of its rights in and to a Note to any other Person (an “Assignee”) (a) other than in compliance with Section 9.6, the Co-Lender Agreement, if any, and the Intercreditor Agreement, and (b) unless such transaction shall be an assignment of a constant (and not varying), ratable percentage of such Noteholder’s interest in the Loan; provided, however, any Noteholder shall have the right at any time without the consent of or notice to any other Noteholder or other Person (but only if in compliance with the Co-Lender Agreement, if any, and Intercreditor Agreement) to grant a security interest in all or any portion of such Noteholder’s interest in the Loan or a Note to any Federal Reserve Bank or the central reserve bank or similar authority of any other country to secure any obligation of such Noteholder to such bank or similar authority (a “Central Bank Pledge”). Effective on any such assignment and assumption by the Assignee and on compliance with Section 9.6 hereof, the assigning Noteholder shall have no further liability hereunder with respect to the interest of such Noteholder that was the subject of such transfer and such Assignee shall be a Noteholder with respect to such interest, and Borrower shall have the same rights as to such Noteholder with respect to such interest from and after the date of such assignment as if such Noteholder were an original Noteholder hereunder. Except for a Central Bank Pledge or financing transaction under a repurchase agreement, a Noteholder making any such assignment shall notify Borrower of same, specifying the Assignee thereof and the amount of the assignment and shall provide such other detail as Borrower may reasonably request to substantiate compliance with the foregoing.

Section 9.4 Participation. Each Noteholder may, without the consent of the Borrower, in compliance with applicable law, sell participations to one or more banks or other entities (a “Participant”), in all or a portion of such Noteholder’s rights and obligations under this Agreement (including all or a portion of the Note owing to it); provided that (A) such Noteholder’s obligations under this Agreement, the Intercreditor Agreement and the Co-Lender Agreement, if any, shall remain unchanged, (B) such Participant complies with the applicable provisions of the Co-Lender Agreement, if any, and Intercreditor Agreement, (C) such Noteholder shall remain solely responsible to the other parties hereto for the performance of such obligations and (D) the Borrower and the other Noteholders shall continue to deal solely and directly with such Noteholder in connection with such Noteholder’s rights and obligations under this Agreement. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.2.3 and 2.2.4 (subject to requirements and limitations therein) to the same extent as if it were a Noteholder and had acquired its interest by assignment pursuant to Sections 9.3 and 9.6. Each Noteholder (or servicer or designee on its behalf) that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”). The entries in the Participant Register shall be conclusive absent manifest error, and such Noteholder shall treat each person whose name is recorded in the Participant Register as the owner of such Loan or other obligation hereunder as the owner thereof for all purposes of this Agreement notwithstanding any notice to the contrary.

Section 9.5 Borrower’s Facilitation of Transfer. In order to facilitate permitted Assignments and other transfers to Assignees and sales to Participants, Borrower shall execute and deliver to Lender and shall cause Guarantor to execute and deliver to Lender such further documents, instruments or agreements as Lender may reasonably require, including supplemental or severed notes substantially in the form of the existing notes against surrender of the prior notes. Such supplemental or severed notes shall provide that they evidence a portion of the existing indebtedness hereunder and under the Notes and not any new or additional indebtedness of the Borrower. The term “Note” as used in this Agreement and in all the other Loan Documents shall include all such supplemental or severed notes related to such Note but shall exclude any Note it replaces. The provisions of Section 2.1.5 shall apply to any such supplemental or severed notes (such provisions being incorporated herein by this reference). Notwithstanding the foregoing, such documents, instruments or agreements shall not (a) increase the obligations or liabilities of any such Person hereunder or under the other Loan Documents in excess of the obligations or liabilities intended to be provided herein or in the other Loan Documents or (b) decrease such Person’s rights hereunder or under the other Loan Documents to less than what they were prior to the execution of such documents, instruments or agreements.

Section 9.6 Notice; Registration Requirement. No sale or Assignment of any part of a Lender’s interest in and to the Loan and its Note, other than as contemplated by Section 9.4 hereof, shall be effective or permitted hereunder unless and until (a) an assignment and acceptance agreement substantially in the form of Exhibit C is executed and delivered by the parties to such sale (an “Assignment and Acceptance”) shall have been delivered to Servicer, (b) Servicer shall have registered such Assignee’s name and address in the Register which Servicer maintains for the recordation of the names, addresses and interests of Noteholders, (c) if such Assignee is not already a Noteholder hereunder, such Assignee shall deliver any tax forms required hereunder and (d) if the Loan is not already subject to a Co-Lender Agreement (i.e. it is the first Assignment after the date hereof of less than any Lender’s entire interest in the Loan) a Co-Lender Agreement in the form attached as Exhibit L to the Intercreditor Agreement (the “Co-Lender Agreement Form”) is executed and delivered simultaneous therewith. The entries in the Register shall be conclusive, absent manifest error. This Section 9.6 shall not apply to any Central Bank Pledge.

Section 9.7 Registry. Borrower hereby designates Lender to serve as Borrower’s agent, and Lender hereby designates Servicer to serve as its agent, solely for purposes of this Section 9.7, to maintain at one of its offices a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of each Assignee, and the principal amount of the Loan (or portions thereof) owing to, each Lender pursuant to the terms hereof and the Note Sales Agreement from time to time (the “Register”). Failure to make any such recordation, or any error in such recordation shall not affect Borrower’s obligations in respect of the Loan. With respect to any Noteholder, the transfer of the rights to the principal of, and interest on, its interest in the Loan and a Note shall not be effective until such transfer is recorded on the Register maintained by Servicer with respect to ownership of such Loan and a Note and prior to such recordation all amounts owing to the transferor with respect to such Note shall remain owing to the transferor. The registration of a transfer of all or part of the Loan and a Note shall be recorded by Servicer on the Register only upon the acceptance by Servicer of a properly executed and delivered Assignment and Acceptance by the assignor and assignee. Such Register shall be available for inspection by Borrower from time to time. At the assigning Noteholder’s option, concurrently with the delivery of an Assignment and Acceptance pursuant to which an interest of such Noteholder in the Loan and Note was assigned to such Assignee, the assigning Noteholder shall surrender to Borrower its Note, if any, evidencing the portion of the Loan corresponding to the interest so transferred and Borrower shall deliver to Noteholder one or more new promissory notes in the same aggregate principal amount issued to the assigning Noteholder and/or the Assignee.

Section 9.8 Cooperation in Syndication. (a) Borrower agrees, upon the request of one or more Initial Lenders, to use commercially reasonable efforts to assist each such Initial Lender in connection with one secondary syndication (per Initial Lender) of the Loan or of all or any portion of such Initial Lender’s Note (a “Syndication”). Such assistance with such an Assisted Syndication shall include, with respect to each Initial Lender’s Assisted Syndication, using commercially reasonable efforts to (i) facilitate direct contact between senior management, advisors and Affiliates of Borrower and the proposed Assignees and/or Participants, (ii) assist in the preparation of such Disclosure Documents as shall be used in connection with each Assisted Syndication, and providing information with respect to Borrower, Mortgage Borrower, Holdings, Manager, the Operating Company, Guarantor and the Properties contemplated hereby, including all financial information and projections (the “Projections”), as each Initial Lender may reasonably request in connection with each Assisted Syndication, (iii) host with each Initial Lender together with its prospective Assignees and/or Participants, or attend one or more meetings with prospective Assignees and/or Participants, (iv) attend periodic update calls with each Initial Lender engaged in an Assisted Syndication and its prospective Assignees and/or Participants, and (v) provide such other general assistance as reasonably requested by any Initial Lender in each Assisted Syndication and marketing of the Debt (Borrower agreeing to use commercially reasonable efforts to cause its senior management, advisors and Affiliates to cooperate as aforesaid and as shall be reasonably requested by each such Initial Lender).

(b) If reasonably required in connection with any Assisted Syndication, Borrower hereby agrees to use commercially reasonable efforts to:

(i) deliver updated financial and operating statements and other information reasonably required by each Initial Lender to facilitate each such Initial Lender’s Assisted Syndication;

(ii) upon the reasonable request of an Initial Lender engaging in an Assisted Syndication, use reasonable efforts to deliver reliance letters reasonably satisfactory to such Initial Lender(s) with respect to the environmental assessments and reports delivered to the Lender prior to the Original Closing Date (or, with respect to each Swap Property, prior to the Swap Closing Date), which will run to the requesting Initial Lender(s) and its or their successors and assigns; and

(iii) if the Initial Lender elects, in its sole discretion, prior to or upon a Syndication, to exercise its rights under Section 2.1.5, Borrower agrees to cooperate with the Initial Lender engaged in the Assisted Syndication in connection with the foregoing and to execute the required modifications and amendments to the Notes, this Agreement and the Loan Documents and to use reasonable efforts to provide opinions necessary to effectuate the same.

(c) Each Initial Lender engaged in an Assisted Syndication and Borrower each shall pay their respective costs and expenses incurred in connection with the foregoing, including, without limitation, legal fees in connection with any of the foregoing matters, except that all costs and expenses of Borrower associated with (1) any restructuring of the Loan requested by a Lender under clause (iii) above and (2) any actions requested by a Lender under clause (ii) above, shall in each case be paid solely by such Initial Lender.

Section 9.9 Sale of Notes and Securitization. Borrower acknowledges and agrees that each Lender may sell all or any portion of its Note and its interest in the Loan Documents, or issue one or more participations therein, or consummate one or more private or public securitizations of rated or unrated single- or multi-class securities (the “Securities”) secured by or evidencing ownership interests in all or any portion of its Note and its interest in the Loan Documents or a pool of assets that include its Note and interest in the Loan Documents (such sales, participations and/or securitizations, collectively, a “Securitization”). Borrower agrees, upon the request of one or more Initial Lenders, to use commercially reasonable efforts to assist such Initial Lender in connection with one Assisted Securitization (per Initial Lender) with respect to each such Initial Lender and, in connection therewith, shall use commercially reasonable efforts to provide information not in the possession of each such requesting Initial Lender or which may be reasonably required by each such requesting Initial Lender in order to satisfy the market standards to which such Initial Lender customarily adheres or which may be reasonably required by prospective purchasers, investors and/or the Rating Agencies in connection with any such Assisted Securitization, or which are required to comply with any applicable securities laws (provided that, notwithstanding anything to the contrary herein, nothing contained in this Section 9.9 shall contravene or diminish Borrower’s obligation to provide all information and other items otherwise required to be provided under any other provision of this Agreement), including, without limitation, to:

(a) provide and/or cause Mortgage Borrower to provide additional and/or updated Provided Information, together with appropriate verification and/or consents related to the Provided Information through letters of auditors or opinions of counsel of independent attorneys reasonably acceptable to the requesting Initial Lender and, if applicable, and the Rating Agencies;

(b) cooperate in good faith in the preparation of descriptive materials for presentations to any or all of the Rating Agencies, and work with, and if requested, supervise, third-party service providers engaged by Borrower, Mortgage Borrower, Holdings and their respective affiliates to obtain, collect, and deliver information requested or required by the requesting Initial Lender or, if applicable, the Rating Agencies;

(c) deliver, if required or requested by any Rating Agency, (i) updated opinions of counsel as to non-consolidation, due execution and enforceability with respect to the Properties, Borrower, Mortgage Borrower, the Collateral, Principal, Holdings and their respective Affiliates and the Loan Documents, and (ii) revised organizational documents for Borrower, which counsel opinions and organizational documents shall be reasonably satisfactory to the requesting Initial Lender and the Rating Agencies;

(d) if required by any Rating Agency, use commercially reasonable efforts to deliver such additional tenant estoppel letters, subordination agreements or other agreements from parties to agreements that affect any of the Properties, which estoppel letters, subordination agreements or other agreements shall be reasonably satisfactory to the requesting Initial Lender and the Rating Agencies;

(e) execute such amendments to the Loan Documents as may be requested by the requesting Initial Lender and/or the Rating Agencies to effect the Assisted Securitization and/or deliver one or more new component notes to replace the original note or modify the original note to reflect multiple components of the Note such that the pricing and marketability of the Securities and the size of each class of Securities and the rating assigned to each such class by the Rating Agencies shall provide the most favorable rating levels and achieve the optimum rating levels for the Note in question, provided that (i) the aggregate stated principal amount of the notes, following such amendments or delivery of new or component notes, shall equal the aggregate stated principal amount of the Note immediately prior thereto, (ii) the interest rate spread of the Note on the date of such amendment or delivery of new or component notes shall not be modified, (iii) subject to the provisions of, and the prepayments as described in, the Note Sales Agreement, all payments of principal in respect of the Note and the Loan (other than payments of principal on account of the Specified Mezzanine Notes) shall be applied ratably to all Notes and new notes or modified notes (including in respect of any applications of Net Proceeds or Net Sales Proceeds or otherwise), and (iv) the provisions of Section 2.1.5 otherwise shall apply to any such amendments and delivery of new or component notes (such provisions being incorporated herein by this reference);

(f) if requested by an Initial Lender, review any information regarding any of the Properties, Borrower, Mortgage Borrower, Principal, the Collateral, Holdings, the Operating Company and the Loan which is contained in the Disclosure Documents (including any amendment or supplement to any thereof) as are being used by the requesting Initial Lender or any affiliate thereof; and

(g) supply to each requesting Initial Lender such documentation, financial statements and reports in form and substance required in order to comply with any applicable securities laws (to the extent in Borrower’s possession, or in the possession of Borrower’s advisors, agents or employees), including, without limitation, if applicable, information necessary to comply with any applicable reporting or information requirements under Regulation AB or Rule 144A, Regulation D or Regulation S under the Securities Act of 1933, or the Exchange Act.

Each Initial Lender engaging in an Assisted Securitization and Borrower shall pay their respective costs and expenses incurred in connection with the foregoing, including, without limitation, legal fees in connection with any of the foregoing matters; except that all costs and expenses of each such Initial Lender and Borrower associated with any restructuring of the Loan requested by any such Initial Lender, including under Section 2.1.5, shall be paid solely by such Initial Lender.

Section 9.10 Securitization Indemnification. (a) Borrower understands that certain of the Provided Information may be included in Disclosure Documents in connection with any Assisted Securitization and may also be included in filings with the SEC pursuant to the Securities Act of 1933, as amended (the “Securities Act”), or the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), or provided or made available to investors or prospective investors in the Securities, the Rating Agencies, and service providers relating to any Assisted Securitization. In the event that the Disclosure Document is required to be revised prior to the sale of all Securities, Borrower will cooperate with each Initial Lender in updating the Disclosure Document in connection with an Assisted Securitization by providing all current information necessary to keep the Disclosure Document accurate and complete in all material respects to the extent in Borrower’s possession.

(b) Borrower agrees to provide, in connection with any Assisted Securitization, an indemnification agreement (i) certifying that (A) Borrower has carefully examined the Disclosure Documents, including, if applicable and without limitation, the sections entitled “Risk Factors,” “Special Considerations,” “Description of the Collateral,” “Description of the Mezzanine Loans,” “The Operating Company,” “The Borrower” and “Certain Legal Aspects of the Mezzanine Loans,” and/or such sections in Disclosure Documents under different headings and containing information provided by the Borrower relating to the Properties, Collateral, Mortgage Borrower, Borrower, Principal, Holdings, the Operating Company, the Mortgage Loan and the Loan and (B) such sections and such other information in the Disclosure Documents (to the extent such information relates to or includes any Provided Information or any information regarding the Properties, Borrower, Mortgage Borrower, Principal, Holdings, the Collateral, Operating Company, the Mortgage Loan and the Loan) (collectively with the Provided Information, the “Covered Disclosure Information”) do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in the light of the circumstances under which they were made, not misleading, (ii) indemnifying the applicable Initial Lender, and any Affiliate of such Initial Lender that has filed any registration statement relating to an Assisted Securitization or has acted as the sponsor or depositor in connection with an Assisted Securitization, any Affiliate of the applicable Initial Lender that acts as an underwriter, placement agent or initial purchaser of Securities issued in the Assisted Securitization, any other co-underwriters, co-placement agents or co-initial purchasers of Securities issued in the Assisted Securitization, and each of their respective officers, directors, partners, employees, representatives, agents and Affiliates and each Person or entity who controls any such Person within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act (collectively, the “Indemnified Persons”), for any losses, claims, damages, liabilities, costs or expenses (including, without limitation, legal fees and expenses for enforcement of these obligations (collectively, the “Liabilities”)) to which any such Indemnified Person may become subject (whether or not arising from any third party claim) insofar as the Liabilities arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the Covered Disclosure Information or arise out of or are based upon the omission or alleged omission to state in the Covered Disclosure Information a material fact required to be stated therein or necessary in order to make the statements in the Covered Disclosure Information, in light of the circumstances under which they were made, not misleading and (iii) agreeing to reimburse each Indemnified Person for any legal or other expenses incurred by such Indemnified Person, as they are incurred, in connection with investigating or defending the Liabilities provided, however, that Borrower shall have liability with respect to Liabilities arising out of or based upon the Covered Disclosure Information only to the extent that such Liabilities arise out of or are based upon any such untrue statement or omission made in the Covered Disclosure Information in reliance upon and in conformity with information furnished to the applicable Initial Lender or the Noteholders by or on behalf of Borrower in connection with the preparation of the Disclosure Documents or in connection with the underwriting or the closing of the Loan (including without limitation financial statements of Borrower and operating statements and rent rolls with respect to the Properties), and in no event shall Borrower be liable for Liabilities arising from information contained in a Disclosure Document that was not provided to Borrower for comment at least five (5) Business Days prior to its dissemination or on which Borrower provided comments to Initial Lender in writing and Initial Lender failed to incorporate such comments (assuming such comments were accurate). This indemnity agreement will be in addition to any liability which Borrower may otherwise have. Moreover, the indemnification provided for in clauses (ii) and (iii) above shall be effective whether or not an indemnification agreement described in clause (i) above is provided.

(c) In connection with filings under the Exchange Act (if any), Borrower agrees to indemnify (i) the Indemnified Persons for Liabilities to which any such Indemnified Person may become subject insofar as the Liabilities arise out of or are based upon any untrue statement or alleged untrue statement of any material fact in the Covered Disclosure Information, or the omission or alleged omission to state in the Covered Disclosure Information a material fact required to be stated therein or necessary in order to make the statements in the Covered Disclosure Information, in light of the circumstances under which they were made, not misleading and (ii) reimburse each Indemnified Person for any legal or other expenses incurred by such Indemnified Persons, as they are incurred, in connection with defending or investigating the Liabilities.

(d) Promptly after receipt by an Indemnified Person of notice of any claim or the commencement of any action, the Indemnified Person shall, if a claim in respect thereof is to be made against Borrower, notify Borrower in writing of the claim or the commencement of that action; provided, however, that the failure to notify Borrower shall not relieve it from any liability which it may have under the indemnification provisions of this Section 9.10 except to the extent that it has been materially prejudiced by such failure and, provided, further, that the failure to notify Borrower shall not relieve it from any liability which it may have to an Indemnified Person otherwise than under the provisions of this Section 9.10. If any such claim or action shall be brought against an Indemnified Person, and it shall notify Borrower thereof, Borrower shall be entitled to participate therein and, to the extent that it wishes, assume the defense thereof with counsel reasonably satisfactory to the Indemnified Person. After notice from any Borrower to an Indemnified Person of its election to assume the defense of such claim or action, Borrower shall not be liable to the Indemnified Person for any legal or other expenses subsequently incurred by the Indemnified Person in connection with the defense thereof except as provided in the following sentence; provided, however, if the defendants in any such action include both Borrower, on the one hand, and one or more Indemnified Persons on the other hand, and an Indemnified Person shall have reasonably concluded that there are any legal defenses available to it and/or other Indemnified Persons that are different or in addition to those available to Borrower, the Indemnified Person or Persons shall have the right to select separate counsel to assert such legal defenses and to otherwise participate in the defense of such action on behalf of such Indemnified Person or Persons. The Indemnified Person shall instruct its counsel to maintain reasonably detailed billing records for fees and disbursements for which such Indemnified Person is seeking reimbursement hereunder and shall submit copies of such detailed billing records to substantiate that such counsel’s fees and disbursements are solely related to the defense of a claim for which Borrower is required hereunder to indemnify such Indemnified Person. Borrower shall not be liable for the expenses of more than one (1) such separate counsel unless such Indemnified Person shall have reasonably concluded that there may be legal defenses available to it that are different from or additional to those available to another Indemnified Person.

(e) Without the prior consent of the Indemnified Person in question (which consent shall not be unreasonably withheld), Borrower shall not settle or compromise or consent to the entry of any judgment in any pending or threatened claim, action, suit or proceeding in respect of which indemnification may be sought hereunder (whether or not any Indemnified Person is an actual or potential party to such claim, action, suit or proceeding) unless Borrower shall have given such Indemnified Person reasonable prior notice thereof and shall have obtained an unconditional release of each Indemnified Person hereunder from all liability arising out of such claim, action, suit or proceedings. As long as Borrower has complied with its obligations to defend and indemnify hereunder, Borrower shall not be liable for any settlement made by any Indemnified Person without the consent of Borrower (which consent shall not be unreasonably withheld).

(f) Borrower agrees that if any indemnification or reimbursement sought pursuant to this Section 9.10 is finally judicially determined to be unavailable for any reason or is insufficient to hold any Indemnified Person harmless (with respect only to the Liabilities that are the subject of this Section 9.10), then Borrower, on the one hand, and such Indemnified Person, on the other hand, shall contribute to the Liabilities for which such indemnification or reimbursement is held unavailable or is insufficient: (x) in such proportion as is appropriate to reflect the relative benefits to Borrower, on the one hand, and such Indemnified Person, on the other hand, from the transactions to which such indemnification or reimbursement relates; or (y) if the allocation provided by clause (x) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (x) but also the relative faults of Borrower, on the one hand, and all Indemnified Persons, on the other hand, as well as any other equitable considerations. Notwithstanding the provisions of this Section 9.10, (A) no party found liable for a fraudulent misrepresentation shall be entitled to contribution from any other party who is not also found liable for such fraudulent misrepresentation, and (B) Borrower agrees that in no event shall the amount to be contributed by the Indemnified Persons collectively pursuant to this paragraph exceed the amount of the fees (by underwriting discount or otherwise) actually received by the Indemnified Persons in connection with the closing of the Loan or the Securitization.

(g) Borrower agrees that the indemnification, contribution and reimbursement obligations set forth in this Section 9.10 shall apply whether or not any Indemnified Person is a formal party to any lawsuits, claims or other proceedings. Borrower further agrees that the Indemnified Persons are intended third party beneficiaries under this Section 9.10.

(h) The liabilities and obligations of the Indemnified Persons and Borrower under this Section 9.10 shall survive the termination of this Agreement and the satisfaction and discharge of the Debt.

Notwithstanding anything to the contrary contained herein, Borrower shall have no obligation to act as depositor with respect to the Loan or an issuer or registrant with respect to the Securities issued in any Securitization.

Section 9.11 Amendments to the Co-Lender Agreement, Intercreditor Agreement, Servicing Agreement and Participation Agreements. (a) On or prior to the Closing Date, Lender has provided to Borrower copies of the servicing agreement with Servicer, the Co-Lender Agreement, if any, the Intercreditor Agreement and all other intercreditor/participation agreements that are in effect on the Closing Date. Lender will provide to Borrower copies of any additional or supplemental servicing agreements, Co-Lender Agreements, if any, Intercreditor Agreements and all other new intercreditor/participation agreements that are entered into by Lender subsequent to the Closing Date and any amendments, modifications or supplements to any of the foregoing documents in effect on or executed after the Closing Date (any such additional, supplemental or new servicing agreements, Co-Lender Agreement, Intercreditor Agreement and/or intercreditor/participation agreement, or any such amendments, modifications or supplements effected after the Closing Date, a “New Syndication Arrangement”), with respect to, in connection with, or otherwise affecting the Loan, the Mortgage Notes, the Mezzanine Notes or the terms thereof. Such New Syndications Arrangements will be, with respect to the substance of the voting matters set forth in such agreements and the aggregate percentage interest of the parties thereto required to consent to such voting matters, in each case, if applicable, as set forth in each such agreement (such matters and percentage interests, collectively, the “Voting Matters”), (i) substantially consistent with such Voting Matters as are set forth in the Co-Lender Agreement (or, if the Loan is not already subject to a Co-Lender Agreement, a Co-Lender Agreement in the form of the Co-Lender Agreement Form), intercreditor agreement or participation agreement (as applicable depending on the agreement that is being supplemented, amended or replaced) in effect on the date hereof (or, if such New Syndication Arrangement is not replacing, supplementing, modifying or amending an agreement in effect on the Closing Date, then substantially consistent with the Voting Matters set forth in the Co-Lender Agreement (or, if the Loan is not already subject to a Co-Lender Agreement, a Co-Lender Agreement in the form of the Co-Lender Agreement Form)) or, if not, reasonably acceptable to Borrower with respect to such Voting Matters, and (ii) otherwise consistent with the provisions hereof and of the other Loan Documents. Borrower shall have the right to reasonably approve the substance of the Voting Matters set forth in each New Syndication Arrangement; provided, that, to the extent that the provisions thereof consisting of the Voting Matters, if any, either (x) are not material and adverse to Borrower or (y) they otherwise comply with the immediately preceding clauses (i) and (ii), then in either case Borrower’s consent to such New Syndication Arrangement shall not be unreasonably withheld or delayed.

(b) Borrower hereby confirms its understanding that the references to intercreditor and participation agreements in the foregoing paragraph are not intended to include references to participation agreements entered into solely between a Lender and a Participant on or after the date hereof in compliance with Section 9.4.

Section 9.12 Collateral Agent. (a) Pursuant to that certain Co-Origination Agreement dated January 28, 2008 by and among, inter alia, JPM and the other Initial Lenders, German American Capital Corporation or their predecessors (as amended from time to time, the “Co-Origination Agreement”), JPM and the other parties thereto agreed amongst themselves to extend the Original Loan to Borrower and accordingly, JPM, on behalf of itself and the Lenders or their predecessors party to the Co-Origination Agreement, entered into the Original Loan Agreement and the various loan documents contemplated thereby and has acted as the secured party of record for purposes of the grants of security and collateral contained in the various Loan Documents.

(b) Each Lender hereby irrevocably (i) designates and appoints Bank of America, N.A. as the Collateral Agent with respect to the agreements and other documents listed on Schedule XXXIII (collectively, the “Collateral Loan Documents”), to act as secured party or other applicable named party (including, without limitation, as named insurer and loss payee) on behalf of the Lenders, (ii) names the Collateral Agent as a replacement secured party of record, and (iii) authorizes the Collateral Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties (A) as are expressly delegated to the Collateral Agent by the terms of this Agreement and the other Loan Documents and (B) as are necessary to comply with any direction given to the Collateral Agent by the Servicer, together with such other powers as are reasonably incidental thereto, with respect to the Collateral Loan Documents. Collateral Agent hereby (1) accepts such designation and appointment, (2) agrees to act as a replacement secured party of record, (3) agrees to reasonably cooperate with the Servicer in the performance of its obligations and in acting upon the direction of the Servicer, and (4) agrees to take such actions on behalf of Lender and exercise such powers and perform such duties (i) as are expressly delegated to it by the terms of this Agreement and the other Loan Documents and (ii) as are necessary or advisable to comply with any direction given to the Collateral Agent by the Servicer, together with such other powers as are reasonably incidental thereto, with respect to the Collateral Loan Documents. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Collateral Agent shall not have any duties or responsibilities except those expressly set forth herein or in the Collateral Loan Documents, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Collateral Agent. Collateral Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. Collateral Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care. Neither Collateral Agent nor any of its officers, directors, employees, agents or attorneys-in-fact shall be (a) liable for any action lawfully taken or omitted to be taken by it or such person under or in connection with this Agreement or any other Loan Document (except for its or such person’s own gross negligence or willful misconduct) or (b) responsible in any manner to any Lender for any recitals, statements, representations or warranties made by any

Borrower herein or in any report, statement or other document referred to or provided for in, or received by such Collateral Agent under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of any Borrower to perform its obligations hereunder or thereunder. Collateral Agent shall be under no obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of Borrower. Collateral Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless it shall have received notice from a Lender, Servicer or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default.”

(c) Collateral Agent agrees that it will confirm receipt (in a writing to each Lender) of any Collateral Loan Document that it receives (including following the recordation of any such Collateral Loan Documents, from time to time) within ten (10) Business Days of the receipt of each such Collateral Loan Document (in each case). Collateral Agent shall (or shall cause its designee to) review the Loan Documents constituting the custodial file (as set forth on the closing checklist of Loan Documents to be delivered in connection with the origination of the amended and restated Loan on the Closing Date) and, within ten (10) Business Days of receipt thereof, deliver to the Lender a trust receipt, in compliance with that certain custodial arrangement between the Lender and Bank of America, N.A., as custodian, evidencing receipt of such Loan Documents, together with a schedule of exceptions to such receipt. The Collateral Agent (or its designee) shall continue to act as the custodian of the Loan Documents on behalf of Lender and shall comply with the terms and provisions of any existing custodial arrangement with the Lender with respect thereto.

(d) Collateral Agent, in its capacity as such, is a “representative” of each Lender within the meaning of the term “secured party” as defined in the New York Uniform Commercial Code. Each Lender authorizes the Collateral Agent to enter into each of the Collateral Loan Documents to which it is a party and to take all action contemplated in this Agreement and in such documents to be taken by the Collateral Agent. Each Lender agrees that no Lender (other than the Collateral Agent, in its capacity as the Collateral Agent) shall have the right individually to seek to realize upon the security granted by any Collateral Loan Document, it being understood and agreed that such rights and remedies may be exercised solely by the Collateral Agent (for the benefit of each Lender) at the direction of the Servicer in accordance with the Collateral Loan Documents, any applicable Co-Lender Agreement, if any, and any applicable intercreditor or servicing agreements. In the event that any collateral is hereafter pledged by any person as collateral security for the Debt, the Collateral Agent is hereby authorized, and hereby granted a power of attorney, to execute and deliver on behalf of each Lender any Loan Documents necessary or appropriate to grant and perfect a first priority lien on such collateral in favor of the Collateral Agent for the benefit of Lender. Each Lender hereby authorizes the Collateral Agent to release any lien granted to or held by the Collateral Agent upon any collateral as permitted by, but only in accordance with, the direction of the Servicer and the express terms of this Agreement, the applicable Loan Document and the applicable provisions of the Co-Lender Agreement, if any. Upon request by the Collateral Agent at any time, and in each case subject to the requirements and approvals required in the Co-Lender Agreement, if any, each Lender shall confirm in writing the Collateral Agent’s authority to release particular types or items of collateral pursuant to the provisions of this Agreement. Upon any sale, lease, transfer or other disposition of assets constituting collateral which is permitted pursuant to the terms of any Loan Document or consented to in writing by the Lenders in accordance with the provisions of the Co-Lender Agreement, as applicable, and upon at least five (5) Business Days’ prior written request by the Borrower to the Collateral Agent, the Collateral Agent shall (and is hereby irrevocably authorized by each Lender to) execute such documents as may be necessary to evidence the release of the liens granted to the Collateral Agent for the benefit of Lender herein or pursuant hereto with respect to the collateral that was so sold or transferred; provided, however, that (i) the Collateral Agent shall not be required to execute any such document on terms which, in the Collateral Agent’s reasonable opinion, would expose the Collateral Agent to liability or create any obligation or entail any consequence other than the release of such liens without recourse or warranty, and (ii) such release shall not in any manner discharge, affect or impair the Debt or the secured obligations or any liens upon (or obligations of any Borrower in respect of) all interests retained by any Borrower, including (without limitation) the proceeds of the sale, all of which shall continue to constitute part of the collateral. Notwithstanding anything to the contrary contained herein or in any other Loan Document, the failure of Collateral Agent to take any action hereunder or under any other Loan Document shall not (a) be deemed to be a waiver of any term or condition of this Agreement or any of the other Loan Documents, or (b) adversely affect any rights of Lender hereunder or under any other Loan Document.

(e ) The Collateral Agent (i) may resign at any time upon notice to each Lender, and (ii) may be removed at any time upon the decision of Lender made in accordance with the applicable provisions of the Co-Lender Agreement, if any. If the Collateral Agent shall resign or be removed, Lender shall have the right to select a replacement collateral agent in accordance with the Co-Lender Agreement, if any. Upon the replacement of the Collateral Agent, the Collateral Agent shall assign all of the liens upon and security interests in all collateral under the Collateral Loan Documents, and all right, title and interest of the Collateral Agent under all the Collateral Loan Documents, to the replacement Collateral Agent, without recourse to the Collateral Agent or any Lender and at the expense of Borrower. No resignation or removal of the Collateral Agent shall become effective until a replacement Collateral Agent shall have been selected as provided in this Agreement and the Co-Lender Agreement, if any, and shall have assumed in writing the obligations of the Collateral Agent under this Agreement and under the Collateral Loan Documents. In the event that a replacement Collateral Agent shall not have been selected as provided in this Agreement or shall not have assumed such obligations within ninety (90) days after the resignation or removal of the Collateral Agent, then the Collateral Agent may apply to a court of competent jurisdiction for the appointment of a replacement Collateral Agent. Lender shall notify Borrower in writing of any change to the identity of the Collateral Agent that may be appointed by Lender pursuant to the terms of the Co-Lender Agreement, if any.

(f) The parties hereto acknowledge that in the event that Bank of America, N.A. is replaced as Collateral Agent with respect to the Mortgage Loan but remains as Collateral Agent with respect to the Loan, Borrower shall be responsible for the annual fee payable to the Collateral Agent in the amount and pursuant to the terms set forth in the Mortgage Loan Agreement. The payment of such fee shall not be duplicative of any such fee under any Other Mezzanine Loan (i.e. such fee is not payable under more than one of the Loan or any Other Mezzanine Loan).

X. MISCELLANEOUS

Section 10.1 Survival. This Agreement and all covenants, agreements, representations and warranties made herein and in the certificates delivered pursuant hereto shall survive the execution and delivery of the Loan Documents, and shall continue in full force and effect so long as all or any of the Debt is outstanding and unpaid unless a longer period is expressly set forth herein or in the other Loan Documents. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the legal representatives, successors and assigns of such party. All covenants, promises and agreements in this Agreement, by or on behalf of Borrower, shall inure to the benefit of the legal representatives, successors and assigns of Lender.

Section 10.2 Lender’s Discretion. Whenever pursuant to this Agreement, Lender exercises any right given to it to approve or disapprove, or any arrangement or term is to be satisfactory to Lender, the decision of Lender to approve or disapprove or to decide whether arrangements or terms are satisfactory or not satisfactory shall (except as is otherwise specifically herein provided) be in the sole discretion of Lender and shall be final and conclusive. Whenever this Agreement expressly provides that Lender may not withhold or shall be reasonable in granting its consent or its approval of an arrangement or term, such provisions shall also be deemed to prohibit Lender from delaying or conditioning such consent or approval.

Section 10.3 Governing Law.

(A) THIS AGREEMENT WAS NEGOTIATED IN THE STATE OF NEW YORK, THE LOAN WAS MADE BY THE NOTEHOLDERS AND ACCEPTED BY BORROWER IN THE STATE OF NEW YORK, AND THE PROCEEDS OF THE LOAN DELIVERED PURSUANT HERETO WERE DISBURSED FROM THE STATE OF NEW YORK, WHICH STATE THE PARTIES AGREE HAS A SUBSTANTIAL RELATIONSHIP TO THE PARTIES AND TO THE UNDERLYING TRANSACTION EMBODIED HEREBY, AND IN ALL RESPECTS, INCLUDING, WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, THIS AGREEMENT, THE NOTE AND THE OTHER LOAN DOCUMENTS AND THE OBLIGATIONS ARISING HEREUNDER AND THEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN SUCH STATE (WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS) AND ANY APPLICABLE LAW OF THE UNITED STATES OF AMERICA. TO THE FULLEST EXTENT PERMITTED BY LAW, BORROWER AND EACH NOTEHOLDER HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVE ANY CLAIM TO ASSERT THAT THE LAW OF ANY OTHER JURISDICTION GOVERNS THIS AGREEMENT, THE NOTE AND THE OTHER LOAN DOCUMENTS, AND THIS AGREEMENT, THE NOTE AND THE OTHER LOAN DOCUMENTS SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK PURSUANT TO SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW.

(B) ANY LEGAL SUIT, ACTION OR PROCEEDING AGAINST ANY NOTEHOLDER OR BORROWER ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS MAY AT LENDER’S OPTION BE INSTITUTED IN ANY FEDERAL OR STATE COURT IN THE CITY OF NEW YORK, COUNTY OF NEW YORK, PURSUANT TO SECTION 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW AND BORROWER WAIVES ANY OBJECTIONS WHICH IT MAY NOW OR HEREAFTER HAVE BASED ON VENUE AND/OR FORUM NON CONVENIENS OF ANY SUCH SUIT, ACTION OR PROCEEDING, AND BORROWER HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY SUCH COURT IN ANY SUIT, ACTION OR PROCEEDING. BORROWER DOES HEREBY DESIGNATE AND APPOINT:

Corporation Service Company

2711 Centerville Road, Suite 400

Wilmington, DE 19808

AS ITS AUTHORIZED AGENT TO ACCEPT AND ACKNOWLEDGE ON ITS BEHALF SERVICE OF ANY AND ALL PROCESS WHICH MAY BE SERVED IN ANY SUCH SUIT, ACTION OR PROCEEDING IN ANY FEDERAL OR STATE COURT IN NEW YORK, NEW YORK, AND AGREES THAT SERVICE OF PROCESS UPON SAID AGENT AT SAID ADDRESS AND NOTICE OF SAID SERVICE MAILED OR DELIVERED TO BORROWER IN THE MANNER PROVIDED HEREIN SHALL BE DEEMED IN EVERY RESPECT EFFECTIVE SERVICE OF PROCESS UPON BORROWER IN ANY SUCH SUIT, ACTION OR PROCEEDING IN THE STATE OF NEW YORK. BORROWER (I) SHALL GIVE PROMPT NOTICE TO LENDER OF ANY CHANGED ADDRESS OF ITS AUTHORIZED AGENT HEREUNDER, (II) MAY AT ANY TIME AND FROM TIME TO TIME DESIGNATE A SUBSTITUTE AUTHORIZED AGENT WITH AN OFFICE IN NEW YORK, NEW YORK (WHICH SUBSTITUTE AGENT AND OFFICE SHALL BE DESIGNATED AS THE PERSON AND ADDRESS FOR SERVICE OF PROCESS), AND (III) SHALL PROMPTLY DESIGNATE SUCH A SUBSTITUTE IF ITS AUTHORIZED AGENT CEASES TO HAVE AN OFFICE IN NEW YORK, NEW YORK OR IS DISSOLVED WITHOUT LEAVING A SUCCESSOR.

Section 10.4 Amendments and Waivers. (a) Neither this Agreement nor any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in a writing signed by each Borrower, Collateral Agent and Servicer (on behalf of the Requisite Lenders) (nor shall any provision of this Agreement or any other Loan Document be waived except in a writing signed by each Borrower, Collateral Agent and Servicer (on behalf of the Requisite Lenders)), in each case subject to the following sentence. Amendments, modifications, supplements, or waivers granted under, this Agreement or any Loan Document shall be approved by (i) Lender as and to the extent required by (and in such number or percentage as is set forth in) the Co-Lender Agreement (or, if the Loan is not subject to a Co-Lender Agreement, by Lender in its individual capacity) (such consent by Lender, in such number or percentage, the “Requisite Lenders”) and (ii) the Specified Mezzanine Lender, in such capacity solely to the extent required under Section 3.3(c) of the Note Sales Agreement. In the case of any waiver, any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon. It is understood and agreed that the Loan will not be subject to a Co-Lender Agreement only and to the extent that there is a single Lender in respect of the Loan. From and after the date, if any, that there shall be more than one Lender hereunder, the Loan shall be subject to a Co-Lender Agreement.

(b) Except as otherwise expressly provided herein, no notice to, or demand on Borrower, shall entitle Borrower to any other or future notice or demand in the same, similar or other circumstances.

(c) To the extent required by any Gaming Law, Borrower shall notify all relevant Gaming Authorities of any amendment to this Agreement or any Loan Document.

Section 10.5 Delay Not a Waiver. Except as expressly set forth herein, neither any failure nor any delay on the part of Lender in insisting upon strict performance of any term, condition, covenant or agreement, or exercising any right, power, remedy or privilege hereunder, or under the Note or under any other Loan Document, or any other instrument given as security therefor, shall operate as or constitute a waiver thereof, nor shall a single or partial exercise thereof preclude any other future exercise, or the exercise of any other right, power, remedy or privilege. In particular, and not by way of limitation, by accepting payment after the due date of any amount payable under this Agreement, the Note or any other Loan Document, Lender shall not be deemed to have waived any right either to require prompt payment when due of all other amounts due under this Agreement, the Note or the other Loan Documents, or to declare a default for failure to effect prompt payment of any such other amount.

Section 10.6 Notices. All notices, consents, approvals and requests required or permitted hereunder or under any other Loan Document shall be given in writing and shall be effective for all purposes if hand delivered or sent by (a) certified or registered United States mail, postage prepaid, return receipt requested or (b) expedited prepaid delivery service, either commercial or United States Postal Service, with proof of attempted delivery, and by telecopier (with answer back acknowledged), addressed as follows (or at such other address and Person as shall be designated from time to time by any party hereto, as the case may be, in a notice to the other parties hereto in the manner provided for in this Section 10.6):

If to Lenders, to Servicer on behalf of each Lender:

c/o Bank of America, N.A., as Servicer Capital Markets Servicing Group 900 West Trade Street, Suite 650 Charlotte, North Carolina 28255 Attention: Servicing Manager Facsimile No.: (704) 317-0781

with a copy to:	Bryan Cave LLP One Wachovia Center 301 S. College Street, Suite 3700 Charlotte, North Carolina 28202 Attention: Geoffrey Ralph Maibohm, Esq. Facsimile No.: (704) 749-9343

with a copy to:	Cadwalader, Wickersham & Taft LLP One World Financial Center New York, New York 10281 Attention: William P. McInerney, Esq. Facsimile No.: (212) 504-6666

If to Collateral Agent:	Bank of America, N.A., as Collateral Agent Capital Markets Servicing Group 900 West Trade Street, Suite 650 Charlotte, North Carolina 28255 Attention: Servicing Manager Facsimile No.: (704) 317-0781

with a copy to Servicer on behalf of each Lender:

Bank of America, N.A., as Servicer Capital Markets Servicing Group 900 West Trade Street, Suite 650 Charlotte, North Carolina 28255 Attention: Servicing Manager Facsimile No.: (704) 317-0781

with a copy to:	Bryan Cave LLP
One Wachovia Center 301 S. College Street, Suite 3700 Charlotte, North Carolina 28202 Attention: Geoffrey Ralph Maibohm, Esq. Facsimile No.: (704) 749-9343

with a copy to:	Cadwalader, Wickersham & Taft LLP One World Financial Center New York, New York 10281 Attention: William P. McInerney, Esq. Facsimile No.: (212) 504-6666

If to Borrower:	One Caesars Palace Drive Las Vegas, Nevada 89109 Attention: Chief Financial Officer Facsimile No.: (702) 407-6081

with a copy to:

One Caesars Palace Drive

Las Vegas, Nevada 89109

Attention: General Counsel

Facsimile No.: (702) 407-6418

and

O’Melveny & Myers LLP

Times Square Tower

7 Times Square

New York, NY 10036

Attention: Gregory Ezring, Esq.

Facsimile No.: (212) 326-2061

A notice shall be deemed to have been given: in the case of hand delivery, at the time of delivery; in the case of registered or certified mail, when delivered or the first attempted delivery on a Business Day; or in the case of expedited prepaid delivery and telecopy, upon the first attempted delivery on a Business Day; or in the case of telecopy, upon sender’s receipt of a machine-generated confirmation of successful transmission after advice by telephone to recipient that a telecopy notice is forthcoming. Each Borrower hereby designates Harrah’s Las Vegas Mezz 1, LLC, a Delaware limited liability company (“Borrower Agent”), as the party to give and receive notices on behalf of Borrower hereunder, and any notice received by Lender by a Borrower other than Borrower Agent shall not constitute effective notice to, or be binding upon Lender hereunder. Notwithstanding the foregoing, any notice by Lender to one or more Borrowers other than Borrower Agent shall be deemed to constitute effective notice to all of the Borrowers.

Section 10.7 Trial by Jury. BORROWER AND LENDER HEREBY AGREE NOT TO ELECT A TRIAL BY JURY OF ANY ISSUE TRIABLE OF RIGHT BY JURY, AND WAIVE ANY RIGHT TO TRIAL BY JURY FULLY TO THE EXTENT THAT ANY SUCH RIGHT SHALL NOW OR HEREAFTER EXIST WITH REGARD TO THE LOAN DOCUMENTS, OR ANY CLAIM, COUNTERCLAIM OR OTHER ACTION ARISING IN CONNECTION THEREWITH. THIS WAIVER OF RIGHT TO TRIAL BY JURY IS GIVEN KNOWINGLY AND VOLUNTARILY BY BORROWER AND LENDER, AND IS INTENDED TO ENCOMPASS INDIVIDUALLY EACH INSTANCE AND EACH ISSUE AS TO WHICH THE RIGHT TO A TRIAL BY JURY WOULD OTHERWISE ACCRUE. BORROWER AND LENDER ARE HEREBY AUTHORIZED TO FILE A COPY OF THIS PARAGRAPH IN ANY PROCEEDING AS CONCLUSIVE EVIDENCE OF THIS WAIVER.

Section 10.8 Headings. The Article and/or Section headings and the Table of Contents in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

Section 10.9 Severability. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

Section 10.10 Preferences. Lender shall have the continuing and exclusive right to apply or reverse and reapply any and all payments by Borrower to any portion of the obligations of Borrower hereunder (except that, unless there exists an Event of Default, payments of principal shall be applied to components of the Note on a pro-rata basis). To the extent Borrower makes a payment or payments to Lender, which payment or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then, to the extent of such payment or proceeds received, the obligations hereunder or part thereof intended to be satisfied shall be revived and continue in full force and effect, as if such payment or proceeds had not been received by Lender.

Section 10.11 Waiver of Notice. Borrower hereby expressly waives, and shall not be entitled to, any notices of any nature whatsoever from Lender except with respect to matters for which this Agreement or the other Loan Documents specifically and expressly provide for the giving of notice by Lender to Borrower and except with respect to matters for which Borrower is not, pursuant to applicable Legal Requirements, permitted to waive the giving of notice.

Section 10.12 Remedies of Borrower. (a) In the event that a claim or adjudication is made that Lender or its agents have acted unreasonably or unreasonably delayed acting in any case where by law or under this Agreement or the other Loan Documents, Lender or such agent, as the case may be, has an obligation to act reasonably or promptly, Borrower agrees that neither Lender nor its agents shall be liable for any monetary damages, and Borrower’s sole remedies shall be limited to commencing an action seeking injunctive relief or declaratory judgment (except in cases of bad faith, gross negligence or willful misconduct). The parties hereto agree that any action or proceeding to determine whether Lender has acted reasonably shall be determined by an action seeking declaratory judgment.

(b) No Borrower shall assert, and each Borrower hereby waives (to the fullest extent permitted under applicable law), any claim against any Lender, Servicer or Collateral Agent on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, the Loan or the use of the proceeds of the Loan.

Section 10.13 Expenses; Indemnity. (a) Borrower covenants and agrees to pay or, if Borrower fails to pay, to reimburse, (i) each Lender, the Servicer and Collateral Agent upon receipt of notice from any such Person for (1) all reasonable documented out-of-pocket costs and expenses (including reasonable attorneys’ fees and disbursements, including fees and disbursements of one local counsel and one regulatory counsel per applicable jurisdiction for all such Persons, and including, to the extent applicable, liquidation fees, workout fees, special servicing fees and interest payable on advances made by the Servicer with respect to delinquent debt service payments or expenses of curing Borrowers’ defaults under the Loan Documents)

incurred by such Person in connection with the preparation, negotiation, execution and delivery of this Agreement and the other Loan Documents and the consummation of the transactions contemplated hereby and thereby and all the costs of furnishing all opinions by counsel for Borrower (including, without limitation, any opinions requested by such Person as to any legal matters arising under this Agreement or the other Loan Documents with respect to the Properties) and (2) the filing and recording fees and expenses, title insurance and reasonable fees and expenses of counsel for providing to any Lender, the Servicer or Collateral Agent all required legal opinions, and other similar expenses incurred in creating and perfecting the Liens in favor of Collateral Agent and Lender pursuant to this Agreement and the other Loan Documents; (ii) the Servicer and Collateral Agent upon receipt of notice from Servicer or Collateral Agent for all reasonable documented out-of-pocket costs and expenses (including reasonable attorneys’ fees and disbursements, including fees and disbursements of one local counsel and one regulatory counsel per applicable jurisdiction for all such Persons) incurred by Servicer or Collateral Agent in connection with (1) Borrower’s ongoing performance of and compliance with Borrower’s respective agreements and covenants contained in this Agreement and the other Loan Documents on its part to be performed or complied with after the Original Closing Date, including, without limitation, confirming compliance with environmental, gaming and insurance requirements, if necessary or advisable due to reasonably suspected non-compliance, (2) the release of the Collateral in accordance with the provisions of this Agreement, the Note Sales Agreement and the other Loan Documents, and (3) the negotiation, preparation, execution, delivery and administration of any consents, amendments, waivers or other modifications to this Agreement and the other Loan Documents and any other documents or matters requested by Borrower; and (iii) each Lender, the Servicer and Collateral Agent upon receipt of notice from any such Person for all reasonable, documented out-of-pocket costs and expenses (including reasonable attorneys’ fees and disbursements, including fees and disbursements of one local counsel and one regulatory counsel per applicable jurisdiction for all such Persons) incurred by such Person in connection with (1) the release of any Collateral (and the application of Net Sales Proceeds) except in respect of the release of O’Shea’s and the RDE Parcels as specifically contemplated in this Agreement, the Note Sales Agreement and the other Loan Documents, (2) securing Borrower’s compliance with any requests made pursuant to the provisions of this Agreement, if Borrower defaults in its obligations hereunder, (3) enforcing or preserving any rights, either in response to third party claims or in prosecuting or defending any action or proceeding or other litigation, in each case against, under or affecting Borrower, Mortgage Borrower, Operating Company, Manager, this Agreement, the other Loan Documents, the Properties, the Collateral, Operating Leases, the Management Agreement, the Shared Services Agreement, the IP Licenses or any other security given for or document executed in connection with the Loan and (4) enforcing any obligations of or collecting any payments due from Borrower or Guarantor under this Agreement, the other Loan Documents or with respect to the Properties, Operating Company, Manager, the Operating Leases, the Management Agreement, the Shared Services Agreement, the IP Licenses or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a “work-out” or of any insolvency or bankruptcy proceedings; provided, however, that Borrower shall not be liable for the payment of any such costs and expenses to any Person to the extent the same arise by reason of the gross negligence, illegal acts, fraud or willful misconduct of such Person. Any cost and expenses due and payable to any Lender, the Servicer or Collateral Agent may be paid from any amounts in the Mezzanine Collection Account or any Reserve Account upon the occurrence and during the continuance of an Event of Default.

(b) Borrower shall indemnify, defend and hold harmless each Lender, Servicer and Collateral Agent from and against any and all other actual liabilities, obligations, losses, damages (excluding, however, any punitive and consequential damages), penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including, without limitation, the reasonable fees and disbursements of counsel for each Lender in connection with any investigative, administrative or judicial proceeding commenced or threatened, whether or not Lender shall be designated a party thereto), that may be imposed on, incurred by, or asserted against any Lender in any manner (whether or not arising from a third party claim) relating to or arising out of (i) any breach by Borrower of its obligations under, or any material misrepresentation by Borrower contained in, this Agreement or the other Loan Documents, or any material misrepresentation by Borrower contained in any report, certificate, financial statement or other instrument, agreement, document or other material or written information furnished by or on behalf of Borrower pursuant to this Agreement or any other Loan Document, (ii) the use or intended use of the proceeds of the Loan, (iii) the Leases or any of the duties, responsibilities or obligations of Borrower or any Operating Company thereunder, (iv) the transactions contemplated in the Collection Account Agreements, or (v) any third-party claims alleging that the Loan, the Mortgage Loan, the Operating Lease, the Operating Lease Guaranty, the Management Agreement, the Shared Services Agreement, the IP Licenses or any of the Loan Documents or documents executed in connection with the Loan violates any agreements or Legal Requirements binding on the Borrower or its Affiliates or their respective properties (collectively, the “Indemnified Liabilities”); provided, however, that Borrower shall not have any obligation to Lender hereunder to the extent that such Indemnified Liabilities arise from the gross negligence, illegal acts, fraud or willful misconduct of such Lender. To the extent that the undertaking to indemnify, defend and hold harmless set forth in the preceding sentence may be unenforceable because it violates any law or public policy, Borrower shall pay the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by Lender.

(c) Borrower covenants and agrees to pay for or, if Borrower fails to pay, to reimburse Lender for, any fees and expenses incurred by any Rating Agency in connection with any request by Borrower that required Rating Agency Confirmation pursuant to the terms hereof.

Section 10.14 Schedules Incorporated. The Schedules annexed hereto are hereby incorporated herein as a part of this Agreement with the same effect as if set forth in the body hereof.

Section 10.15 Offsets, Counterclaims and Defenses. Any assignee of Lender’s interest in and to this Agreement, the Note and the other Loan Documents shall take the same free and clear of all offsets, counterclaims or defenses which are unrelated to such documents which Borrower may otherwise have against any assignor of such documents, and no such unrelated counterclaim or defense shall be interposed or asserted by Borrower in any action or proceeding brought by any such assignee upon such documents and any such right to interpose or assert any such unrelated offset, counterclaim or defense in any such action or proceeding is hereby expressly waived by Borrower.

Section 10.16 No Joint Venture or Partnership; Servicer a Third Party Beneficiary; No Other Third Party Beneficiaries. (a) Borrower and each Noteholder intend that the relationships created hereunder and under the other Loan Documents be solely that of borrower and lender. Nothing herein or therein is intended to create a joint venture, partnership, tenancy-in-common, or joint tenancy relationship between Borrower and any Noteholder nor to grant any Noteholder any interest in the Properties other than that of mortgagee, beneficiary or lender.

(b) Servicer shall be a third party beneficiary of those provisions of this Agreement that relate to the Servicer (and such provisions shall inure to the benefit of Servicer).

(c) Except as provided in subparagraph (b) above, except as provided in Section 2.2.7(f) and except as otherwise expressly provided herein, this Agreement and the other Loan Documents are solely for the benefit of each Noteholder and Borrower and nothing contained in this Agreement or the other Loan Documents shall be deemed to confer upon anyone other than each Noteholder and Borrower any right to insist upon or to enforce the performance or observance of any of the obligations contained herein or therein. All conditions to the obligations of Lender to execute and deliver this Agreement and the Loan Documents are imposed solely and exclusively for the benefit of Lender, and no other Person shall have standing to require satisfaction of such conditions in accordance with their terms or be entitled to assume that any Lender will refuse to make (or continue to extend) the Loan in the absence of strict compliance with any or all thereof and no other Person shall under any circumstances be deemed to be a beneficiary of such conditions, any or all of which may be freely waived in whole or in part by such Lender if, in such Lender’s sole discretion, such Lender deems it advisable or desirable to do so.

Section 10.17 Conversion to LLC; Tax Elections. Notwithstanding any provision of this Agreement or the other Loan Documents to the contrary, each of Paris Las Vegas Holding, Inc., Harrah’s Laughlin Inc., Harrah’s Las Vegas, Inc., Harrah’s Atlantic City Holding, Inc., Rio Properties Inc. and Flamingo Las Vegas Holding, Inc. will be permitted, in the Borrower’s sole discretion, to convert to a limited liability company. In addition, notwithstanding any provision of this Agreement or the other Loan Documents to the contrary, each Borrower will be permitted to make tax elections in its discretion at any time with respect to any Consolidated Entity or equity owner thereof; provided, that (i) any such election that would reasonably be expected to have a current or future material adverse tax consequence for any Borrower shall require the prior written consent of holders of 66 2/3% of the aggregate principal amount of the Loan, the Mortgage Loan and the Other Mezzanine Loans outstanding at such time (it being understood that any such election in connection with or in reasonable anticipation of a sale of the Rio Las Vegas shall be permitted without limitation) and (ii) in addition, if any such election requires the consent of the holders of the Mortgage Loan and the Mezzanine Loan pursuant to the foregoing clause (i) and such election adversely affects the Borrower in a manner that is different than the affect on the Mortgage Borrower and Other Mezzanine Borrowers, then such election will also require the consent of holders of 66 2/3% of the aggregate principal amount of the Loan outstanding at such time (it being understood that any such election in connection with or in reasonable anticipation of a sale of the Rio Las Vegas shall be permitted without limitation).

Section 10.18 Cross-Default; Cross-Collateralization; Waiver of Marshalling of Assets. To the fullest extent permitted by law, Borrower, for itself and its successors and assigns, waives all rights to a marshalling of the assets of Mortgage Borrower, Borrower, Borrower’s partners and members and others with interests in Borrower (including each Other Mezzanine Borrower), and of the Properties, the Collateral and the “Collateral” under (and as defined in) each Other Mezzanine Loan Agreement or to a sale in inverse order of alienation in the event of foreclosure of (or other enforcement action with respect to) all or any of the Mortgages or a sale (upon any enforcement) under the Pledge Agreement (or under any pledge under any pledge agreement given under any of the Other Mezzanine Loan Agreements), and agrees not to assert any right under any laws pertaining to the marshalling of assets, the sale in inverse order of alienation, homestead exemption, the administration of estates of decedents, or any other matters whatsoever to defeat, reduce or affect the right of Lender under the Loan Documents to a sale of the Properties or the Collateral for the collection of the Debt without any prior or different resort for collection or of the right of Lender to the payment of the Debt out of the net proceeds of the Properties or the Collateral in preference to every other claimant whatsoever. In addition, Borrower, for itself and its successors and assigns, waives in the event of foreclosure of (or any enforcement action with respect to) any or all of the Collateral, any equitable right otherwise available to Borrower which would require the separate sale of the Collateral with respect to each Mortgage Borrower or require Lender to exhaust its remedies against any Collateral with respect to each Mortgage Borrower or any combination of such Collateral before proceeding against any other Collateral with respect to one or more Mortgage Borrowers; and further in the event of such foreclosure Borrower does hereby expressly consent to and authorize, at the option of Lender, the foreclosure and sale either separately or together of any combination of the Collateral.

Section 10.19 Waiver of Counterclaim. Borrower hereby waives the right to assert a counterclaim, other than a compulsory counterclaim, in any action or proceeding brought against it by Lender or its agents.

Section 10.20 Conflict; Construction of Documents; Reliance. In the event of any conflict between the provisions of this Loan Agreement and any of the other Loan Documents, the provisions of this Loan Agreement shall control. The parties hereto acknowledge that they were represented by competent counsel in connection with the negotiation, drafting and execution of the Loan Documents and that such Loan Documents shall not be subject to the principle of construing their meaning against the party which drafted same. Borrower acknowledges that, with respect to the Loan, Borrower shall rely solely on its own judgment and advisors in entering into the Loan without relying in any manner on any statements, representations or recommendations of any Lender or any parent, subsidiary or Affiliate of any Lender. No Lender shall be subject to any limitation whatsoever in the exercise of any rights or remedies available to it or them under any of the Loan Documents or any other agreements or instruments which govern the Loan by virtue of the ownership by it or any parent, subsidiary or Affiliate of any Lender of any equity interest any of them may acquire in Borrower, and Borrower hereby irrevocably waives the right to raise any defense or take any action on the basis of the foregoing with respect to the exercise of any such rights or remedies. Borrower acknowledges that each Lender engages in the business of real estate financings and other real estate transactions and investments which may be viewed as adverse to or competitive with the business of Borrower or its Affiliates.

Section 10.21 Brokers and Financial Advisors. Borrower hereby represents that it has dealt with no financial advisors, brokers, underwriters, placement agents, agents or finders in connection with the transactions contemplated by this Agreement (other than those the fees and other claims of which shall be paid by Borrower). Borrower hereby agrees to indemnify, defend and hold each Lender harmless from and against any and all claims, liabilities, costs and expenses of any kind (including Lender’s attorneys’ fees and expenses) in any way relating to or arising from a claim by any Person that such Person acted on behalf of Borrower or Lender in connection with the transactions contemplated herein. Each Lender hereby represents that it has dealt with no financial advisors, brokers, underwriters, placement agents, agents or finders in connection with the transactions contemplated by this Agreement. The provisions of this Section 10.21 shall survive the expiration and termination of this Agreement and the payment of the Debt.

Section 10.22 Prior Agreements. This Agreement and the other Loan Documents contain the entire agreement of the parties hereto and thereto in respect of the transactions contemplated hereby and thereby, and all prior agreements among or between such parties, whether oral or written, including, without limitation, the Commitment Letter dated December 19, 2006 between Affiliates of the Mortgage Borrower and the Initial Lenders (as such term is defined in the Mortgage Loan Agreement) and the Letter Agreement dated as of March 5, 2010 between Borrower and Lender, are superseded by the terms of this Agreement and the other Loan Documents.

Section 10.23 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which counterparts together shall constitute one agreement with the same effect as if the parties had signed the same signature page.

Section 10.24 Intentionally Omitted.

Section 10.25 Gaming Laws. (a) All rights, remedies and powers in or under this Agreement and the other Loan Documents may be exercised only to the extent that the exercise thereof does not violate any applicable provisions of the Gaming Laws.

(b) The Noteholders agree to cooperate with all Gaming Authorities in connection with the provision in a timely manner of such documents or other information as may be requested by such Gaming Authorities relating to the Loan or Loan Documents.

(c) The Noteholders acknowledge and agree that if Borrower receives a notice from any applicable New Jersey Gaming Authority that any Noteholder is a disqualified holder (and such Noteholder is notified by the Borrower in writing of such disqualification), Borrower shall, following any available appeal of such determination by such Gaming Authority (unless the rules of the applicable New Jersey Gaming Authority do not permit such Noteholder to retain its Note pending appeal of such determination) have the right to (i) cause such disqualified holder to transfer and assign, without recourse, all of its interests, rights and obligations in its Note or (ii) in the event that (A) such Borrower is unable to cause such Noteholder to so assign such Note after using its best efforts to cause such an assignment and (B) no Default or Event of Default has occurred and is continuing, prepay such disqualified holder’s Note. Notice to such disqualified holder shall be given ten (10) days prior to the required date of assignment or prepayment, as the case may be, and shall be accompanied by evidence demonstrating that such transfer or prepayment is required pursuant to applicable New Jersey Gaming Laws. If reasonably requested by any such disqualified Noteholder, the Borrower will use commercially reasonable efforts to cooperate with any such Noteholder that is seeking to appeal such determination and to afford such Note holder an opportunity to participate in any proceedings relating thereto. Notwithstanding anything herein to the contrary, any prepayment of a Note shall be at a price that, unless otherwise directed by the applicable New Jersey Gaming Authority, shall be equal to the sum of the principal amount of such Note and interest to the date such Noteholder or holder became a disqualified holder (plus any fees and other amounts accrued for the account of such disqualified Noteholder to the date such Noteholder became a disqualified holder).

(d) If during the existence of an Event of Default hereunder or any of the other Loan Documents it shall become necessary or, in the opinion of the Lender, advisable for an agent, supervisor, receiver or other representative of the Noteholders to become licensed or qualified or to be found suitable under any Gaming Law as a condition to receiving the benefit of any Collateral encumbered by the Loan Documents or to otherwise enforce the rights of the Noteholders under the Loan Documents, the Borrower hereby agrees to promptly execute such documents as may be required in connection with such applications or requests for findings of suitability.

Section 10.26 Certain Additional Rights of Lender (VCOC). Notwithstanding anything to the contrary contained in this Agreement, Lender shall have:

(a) the right to routinely consult with and advise Borrower’s management regarding the significant business activities and business and financial developments of Borrower and Mortgage Borrower, provided that any such advice or consultation shall be completely nonbinding on Borrower, and; provided, however, that such consultations shall not include discussions of environmental compliance programs or disposal of hazardous substances;

(b) the right, in accordance with the terms of this Agreement, to examine the books and records of Borrower and Mortgage Borrower at any reasonable times upon reasonable notice;

(c) the right, in accordance with the terms of this Agreement, including, without limitation, Section 5.1.11 hereof, to receive monthly, quarterly and year end financial reports, including balance sheets, statements of income, shareholder’s equity and cash flow, a management report and schedules of outstanding indebtedness, in each case to the extent explicitly set forth herein; and

(d) the right, without restricting any other rights of Lender under this Agreement (including any similar right), to reasonably approve any acquisition by Borrower or Mortgage Borrower of any other significant real property.

The rights described above in this Section 10.26 that are afforded to any Lender may be exercised by any entity which owns and controls, directly or indirectly, substantially all of the interests in such Lender.

Section 10.27 Ratification of Acknowledgement and Consent. Borrower hereby represents, warrants and covenants that (i) the Acknowledgement and Consent (Second Mezzanine Loan) dated May 22, 2008 (“Consent to Pledge”), executed by Borrower in its capacity as Issuer (as such term is defined in the Consent to Pledge) shall remain in full force and effect, notwithstanding execution of (A) that certain Omnibus Amendment and Assignment (Initial Lenders) (Second Mezzanine Loan) dated as of the date hereof, among JPM, Second Mezzanine Lenders and Second Mezzanine Borrower, (B) that certain Assignment and Assumption of Amended and Restated Pledge and Security Agreement and Other Loan Documents (Second Mezzanine Loan) dated as of the date hereof, between the Second Mezzanine Lenders and the Second Mezzanine Loan Collateral Agent, and (C) that certain Ratification of Amended and Restated Pledge and Security Agreement (Second Mezzanine Loan) dated as of the date hereof, by Second Mezzanine Borrower in favor of the Second Mezzanine Loan Collateral Agent for the benefit of the Second Mezzanine Lenders (the instruments in A, B and C being collectively referred to herein as the “Second Mezzanine Pledge Agreement Modifications”), (ii) as used in the Consent to Pledge and in this paragraph, the term “Pledge Agreement” means the Amended and Restated Pledge Agreement described in the Consent to Pledge, as modified by the Second Mezzanine Pledge Agreement Modifications, and as it may be further amended, restated, replaced, supplemented or otherwise modified from time to time, (iii) Borrower acknowledges receipt of a copy of the Second Mezzanine Pledge Agreement Modifications and agrees that each Pledgor (as such term is defined in the Pledge Agreement) is bound by the Pledge Agreement, and (iv) Borrower understands and agrees that from and after the date hereof, (X) the term “Lender” as it appears in the Pledge Agreement and in the Consent to Pledge shall refer to the Second Mezzanine Loan Collateral Agent, in its capacity as collateral agent and secured party of record for the benefit of the Second Mezzanine Lenders, (Y) Second Mezzanine Loan Collateral Agent is acting as the collateral agent for the Second Mezzanine Lenders pursuant to Section 9.12 of the Second Mezzanine Loan Agreement, and (Z) any references to “Lender” in the Pledge Agreement or in the Consent to Pledge in which “Lender” is acting under the Pledge Agreement or the Consent to Pledge as beneficiary, secured party, assignee or mortgagee of record shall, unless the context clearly otherwise shall require, be deemed to refer to Second Mezzanine Loan Collateral Agent, in its capacity as collateral agent for the Second Mezzanine Lenders. The Borrower acknowledges that the Second Mezzanine Lenders are an intended third party beneficiary of the representations, warranties and covenants of Borrower made in the foregoing sentence which representations, warranties and covenants shall inure to the direct benefit of Second Mezzanine Lenders and may be enforced by Second Mezzanine Lenders in any proceeding at law or in equity.

XI. JOINT AND SEVERAL LIABILITY; WAIVERS

Section 11.1 Joint and Several Liability; Primary Obligors. Each entity comprising Borrower (each, a “Borrower Entity”) shall be a primary obligor with respect to payment of the Debt and performance of Borrower’s obligations under the Loan Documents and all such Borrower Entities shall be jointly and severally liable for payment of the Debt and performance of such other obligations. As used in this Article, references to “Other Borrowers” shall mean all Borrower Entities other than the particular Borrower Entity referred to.

Section 11.2 Waivers. Without limiting the primary liability of each Borrower Entity as set forth above, to the extent any such Borrower Entity is determined to be secondarily liable with respect to any portion of the Debt or any other obligation hereunder, the following shall apply:

11.2.1 No Duty To Pursue Others. It shall not be necessary for Lender (and each Borrower Entity hereby waives any rights which such Borrower Entity may have to require Lender), in order to enforce the obligations of such Borrower Entity hereunder, first to (a) institute suit or exhaust its remedies against any Other Borrower or others liable on the Debt or any other person, (b) enforce Lender’s rights against any collateral mortgaged, pledged or granted by any Other Borrower which shall ever have been given to secure the Debt (“Other Borrower Collateral”), (c) enforce Lender’s rights against any other guarantors of the Debt, (d) join Borrower or any others liable on the Debt in any action against any Other Borrower seeking to enforce the Loan Documents, (e) exhaust any remedies available to Lender against any collateral which shall ever have been given to secure the Debt, or (f) resort to any other means of obtaining payment of the Loan by any Other Borrower. Lender shall not be required to mitigate damages or take any other action pertaining to any Other Borrower or any Other Borrower Collateral to reduce, collect or enforce the Debt from any Other Borrower.

11.2.2 Waivers. Such Borrower Entity agrees to the provisions of the Loan Documents, and hereby waives notice of (a) any loans or advances made by any Noteholder to any Other Borrower, (b) acceptance of the Loan Documents, (c) any amendment or extension of the Note, this Loan Agreement or of any other Loan Documents entered into by any Other Borrower, (d) the execution and delivery by any Other Borrower and Lender of any other loan or credit agreement or of any Other Borrower’s execution and delivery of any promissory notes or other documents arising under the Loan Documents or in connection with the Other Borrower Collateral, (e) the occurrence of any breach by any Other Borrower or an Event of Default with respect to any Other Borrower or Other Borrower Collateral, (f) any Noteholder’s transfer or disposition of the Debt, or any part thereof, (g) sale or foreclosure (or posting or advertising for sale or foreclosure) of any Other Borrower Collateral, (h) protest, proof of non-payment or default by any Other Borrower and (i) any other action at any time taken or omitted by any Lender, and, generally, all demands and notices to any Other Borrower of every kind in connection with the Loan Documents, any documents or agreements evidencing, securing or relating to any of the Debt.

11.2.3 Waiver of Subrogation, Reimbursement and Contribution. Notwithstanding anything to the contrary contained in the Loan Documents, each Borrower hereby unconditionally and irrevocably waives, releases and abrogates, prior to the payment in full of the Loan and for a period of ninety-one (91) days thereafter any and all rights it may now or hereafter have under any agreement, at law or in equity (including any law subrogating such Borrower Entity to the rights of any Lender), to assert any claim against or seek contribution, indemnification or any other form of reimbursement (other than pursuant to the express provisions of the Contribution Agreement) from any Other Borrower or any other party liable for payment of any or all of the Debt for any payment made by such Borrower Entity under or in connection with the Loan Documents or otherwise.

11.2.4 Events And Circumstances Not Reducing Or Discharging .Guarantor’s Obligations Each Borrower Entity hereby consents and agrees to each of the following, and agrees that such Borrower Entity’s obligations under the Loan Documents shall not be released, diminished, impaired, reduced or adversely affected by any of the following, and waives any common law, equitable, statutory or other rights (including rights to notice) which such Borrower Entity might otherwise have as a result of or in connection with any of the following:

(a) Modifications. Any renewal, extension, increase, modification, alteration, restatement or rearrangement entered into by any Other Borrower of all or any part of the Debt, the Note, the Loan Agreement, the other Loan Documents, or any other document, instrument, contract or understanding between any Other Borrower, any Lender, or any other parties, pertaining to the Debt or any failure of Lender to notify Borrower Entity of any such action.

(b) Adjustment. Any adjustment, indulgence, forbearance or compromise that might be granted or given by Lender to any Other Borrower.

(c) Condition of Borrower or Borrower Entity. The insolvency, bankruptcy, arrangement, adjustment, composition, liquidation, disability, dissolution or lack of power of any Other Borrower or any other party at any time liable for the payment of all or part of the Debt; or any dissolution of any Other Borrower, or any sale, lease or transfer of any or all of the assets of Borrower or of any Other Borrower, or any changes in the shareholders, partners or members of any Other Borrower; or any reorganization of any Other Borrower.

(d) Invalidity of Debt. The invalidity, illegality or unenforceability of all or any part of the Debt, or any document or agreement executed in connection with the Debt, for any reason whatsoever, including the fact that (i) the Debt, or any part thereof, exceeds the amount permitted by law, (ii) the act of creating the Debt or any part thereof is ultra vires, (iii) the officers or representatives executing the Note, the Loan Agreement or the other Loan Documents or otherwise creating the Debt acted in excess of their authority, (iv) the Debt violate applicable usury laws, (v) any Other Borrower has valid defenses, claims or offsets (whether at law, in equity or by agreement) which render the Debt wholly or partially uncollectible from such Other Borrower, (vi) the creation, performance or repayment of the Debt (or the execution, delivery and performance of any document or instrument by any Other Borrower representing part of the Debt or executed in connection with the Debt, or given to secure the repayment of the Debt) is illegal, uncollectible or unenforceable, or (vii) the Note, the Loan Agreement or any of the other Loan Documents have been forged or otherwise are irregular or not genuine or authentic, it being agreed that such Borrower Entity shall remain liable hereon regardless of whether any Other Borrower or any other Person be found not liable on the Debt or any part thereof for any reason.

(e) Release of Obligors. Any full or partial release of the liability of any Other Borrower on the Debt, or any part thereof, or of any guarantor(s) thereof, or any other person or entity now or hereafter liable, whether directly or indirectly, jointly, severally, or jointly and severally, to pay, perform, guarantee or assure the payment of the Debt, or any part thereof, it being recognized, acknowledged and agreed by such Borrower Entity that such Borrower Entity may be required to pay the Debt in full without assistance or support of any other party, and such Borrower Entity has not been induced to enter into the Loan Documents on the basis of a contemplation, belief, understanding or agreement that other Persons will be liable to pay or perform the Debt, or that Lender will look to other Persons to pay or perform the Debt.

(f) Other Collateral. The taking or accepting of any other security, collateral or guaranty, or other assurance of payment, for all or any part of the Debt.

(g) Release of Collateral. Any release, surrender, exchange, subordination, deterioration, waste, loss or impairment (including negligent, willful, unreasonable or unjustifiable impairment) of any collateral, property or security at any time existing in connection with, or assuring or securing payment of, all or any part of the Debt.

(h) Care and Diligence. The failure of Lender or any other party to exercise diligence or reasonable care in the preservation, protection, enforcement, sale or other handling or treatment of Other Borrower Collateral, all or any part of such collateral, property or security, including any neglect, delay, omission, failure or refusal of Lender (i) to take or prosecute any action for the collection of any of the Debt or (ii) to foreclose, or initiate any action to foreclose, or, once commenced, prosecute to completion any action to foreclose upon Other Borrower Collateral, or (iii) to take or prosecute any action in connection with any instrument or agreement evidencing or securing all or any part of the Debt.

(i) Unenforceability. The fact that any collateral, security, security interest or lien contemplated or intended to be given, created or granted as security for the repayment of the Debt, or any part thereof, shall not be properly perfected or created, or shall prove to be unenforceable or subordinate to any other security interest or lien, it being recognized and agreed by such Borrower Entity that such Borrower Entity is not entering into the Loan Documents in reliance on, or in contemplation of the benefits of, the validity, enforceability, collectibility or value of any of the collateral for the Debt.

(j) Offset. Any existing or future right of offset, claim or defense of Borrower against Lender, or any other Person, or against payment of the Debt by any Other Borrower, whether such right of offset, claim or defense arises in connection with the Debt (or the transactions creating the Debt) or otherwise.

(k) Merger. The reorganization, merger or consolidation of any Other Borrower into or with any other corporation or entity.

(l) Preference. Any payment by Borrower to Lender is held to constitute a preference under bankruptcy laws, or for any reason Lender is required to refund such payment or pay such amount to Borrower or someone else.

Section 11.3 Other Actions Taken or Omitted. Any other action taken or omitted to be taken with respect to the Loan Documents, the Debt, or Other Borrower Collateral, whether or not such action or omission prejudices such Borrower Entity or increases the likelihood that such Borrower Entity will be required to pay the Debt pursuant to the terms hereof, it is the unambiguous and unequivocal intention of such Borrower Entity that such Borrower Entity shall be obligated to pay the Debt when due, notwithstanding any occurrence, circumstance, event, action, or omission whatsoever pertaining to any Other Borrower or any Other Borrower Collateral, whether contemplated or not, and whether or not otherwise or particularly described herein, which obligation shall be deemed satisfied only upon the full and final payment and satisfaction of the Debt.

Section 11.4 No Release or Novation. This Agreement constitutes an amendment and restatement of the Original Loan Agreement and is not intended to and shall not extinguish any of the indebtedness or obligations of Borrower under the Notes, the Original Loan Agreement or any other Loan Documents in such a manner as would constitute a release or novation of the original indebtedness or obligations of Borrower under the Notes, the Original Loan Agreement or any other Loan Document, nor shall this Agreement affect or impair the priority of any liens created thereby or in connection therewith, it being the intention of the parties hereto to preserve all liens and security interests securing payment of the Notes and the Debt, which liens and security interests are acknowledged by Borrower to be valid and subsisting against the Collateral and any other security or collateral for the Debt.

Section 11.5 Intentionally Omitted.

Section 11.6 Intentionally Omitted.

Section 11.7 Platform; Borrower Materials. Borrower hereby acknowledges that (a) any agent designated by Lender (or Servicer) may make available to the Noteholders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”), and (b) certain of the Noteholders may be “public-side” Noteholders (i.e., Noteholders that do not wish to receive material non-public information with respect to the Borrower or its securities) (each, a “Public Lender”). Borrower hereby agrees that it will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (i) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof, (ii) by marking Borrower Materials “PUBLIC,” Borrower shall be deemed to have authorized Lender, the Servicer and its or their agents acting on its or their behalf to treat such Borrower Materials as either publicly available information or not material information (although it may be sensitive and proprietary) with respect to the Borrower or its securities for purposes of United States Federal and state securities laws, (iii) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor,” and (iv) Lender shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor”.

In no event shall Lender, Servicer, the agent selected by Lender for purposes of distributing Borrower Materials or maintaining a Platform pursuant to this Section 11.7 or any of its or their respective affiliates or subsidiaries, or any of the directors, trustees, officers, employees, agents and advisors (any such Persons, an “Information Recipient”) have any liability to the Borrower or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of any such Information Recipient; provided, however, that in no event shall any Information Recipient have any liability to the Borrower, Servicer, Collateral Agent or any Noteholder or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages). ANY PLATFORM SHALL BE PROVIDED “AS IS” AND “AS AVAILABLE”, WITHOUT WARRANTY OR LIABILITY OF ANY KIND, INCLUDING REGARDING THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM.

Section 11.8 Confidentiality. Each of the Lenders, Servicer and Collateral Agent agrees that it shall maintain in confidence any information relating to the Properties, Collateral, Borrower, Guarantor and any Consolidated Entity furnished to it by or on behalf of the Borrower, Guarantor or any Consolidated Entity (other than information that (a) has become available to the public other than as a result of a disclosure by such party in breach of this Section 11.8, (b) has been independently developed by such Lender, Servicer or Collateral Agent without violating this Section 11.8 or (c) was or becomes available to such Lender, Servicer or Collateral Agent from a third party which, to such person’s actual knowledge, had not breached an obligation of confidentiality to the Borrower, Guarantor or a Consolidated Entity) and shall not reveal the same other than to its affiliates, directors, trustees, officers, employees, advisors, attorneys, accountants, agents, sub-agents and other Lenders, Mortgage Lenders and Other Mezzanine Lenders (so long as each such person shall have been instructed to keep the same confidential in accordance with this Section 11.8 or terms substantially similar to this Section) except: (A) in connection with a Securitization (including Securitizations which are not Assisted Securitizations), information determined in good faith by the applicable Lender or Lenders as necessary or appropriate in order to consummate a successful Securitization (taking into account investor expectations, Rating Agency requirements, applicable laws and regulations and market standards, in each case as determined in good faith by the applicable Lender or Lenders) (it being understood and agreed that in connection with such disclosure under this clause (A), (i) the applicable Lender or Lenders will consult in good faith with the Borrower and will consider in good faith matters raised by the Borrower in such consultation, provided, however, that such Lender or Lenders will have the sole right to make the determinations described in this clause (A) and (ii) such disclosure shall not include financial projections, budgets or other forward-looking financial information of the Borrower, the Guarantor or any Consolidated Entity, unless required by applicable law), (B) to the extent necessary to comply with law or any legal process or the requirements of any Governmental Authority, the National Association of Insurance Commissioners or of any securities exchange on which securities of the disclosing party or any Affiliate of the disclosing party are listed or traded, (C) as part of normal reporting or review procedures to, or examinations by, Governmental Authorities or self regulatory authorities, including the National Association of Insurance Commissioners or the National Association of Securities Dealers, Inc., (D) in order to enforce its rights under any Loan Document in any proceeding, including, without limitation, any judicial or non-judicial foreclosure proceedings, uniform commercial code sale, strict foreclosure or transfer proceedings and/or any out of court proceedings, (E) to any direct, indirect or prospective Assignee

(including, without limitation, investors and proposed investors in any Securitization, with respect to information not otherwise disclosed pursuant to clause (A) above) of, or direct, indirect or prospective Participant in, any of its rights under this Agreement, or any assignee of any Individual Property or Collateral or interest therein post-foreclosure, together with the advisors, attorneys and/or accountants of any such Assignee, Participant or assignee (so long as any such person shall have been instructed to keep the same confidential in accordance with this Section 11.8 or terms substantially similar to this Section) and (F) to any direct, indirect or prospective contractual counterparty in swap agreements or such contractual counterparty’s professional advisor (so long as such contractual counterparty or professional advisor to such contractual counterparty agrees to be bound by the provisions of this Section 11.8 or terms substantially similar to this Section). This Section 11.8 supersedes the confidentiality provisions present on any Platform previously or hereafter agreed to by the Lenders with respect to the confidentiality obligations of the Lenders and in the event of any conflict with respect to the confidentiality obligations of the Lenders between this Section 11.8 and such confidentiality provisions, this Section 11.8 shall govern.

Notwithstanding anything to the contrary in this Section 11.8, (i) no individual Lender shall have any liability in respect of a breach of this Section 11.8 by Servicer, Collateral Agent and/or any other individual Lender, it being agreed that each individual Lender shall have liability under this Section 11.8 if and only if, and only to the extent, such individual Lender breaches its obligations under this Section 11.8 and (ii) no Borrower, Borrower Entity or Guarantor shall be entitled to any defense, offset or counterclaim with respect to the enforcement of the rights of the Servicer, Collateral Agent or the Lenders under this Agreement or any of the other Loan Documents due to any breach of this Section 11.8 by Servicer, Collateral Agent, any Lender or any other Person (with the sole remedy for any such breach being an action for damages by Borrower, Borrower Entity or Guarantor, as the case may be, against the specific individual party that breached this Section 11.8, any of which actions shall be subject to Section 10.12(b) of this Agreement).

Borrower hereby agrees that it shall file or shall cause to be filed with the SEC within three (3) Business Days of the Closing Date each of the Loan Agreement, the Note Sales Agreement, the Operating Lease, the Management Agreement, each Mezzanine Loan Agreement, the Co-Lender Agreement and the Intercreditor Agreement (such agreements, together with any amendments, supplements or modifications thereto, the “Filed Documents”). It is understood and agreed that the filing of a “form of” the Operating Lease (Casino Component), a “form of” the Operating Lease (Hotel Component) and a “form of” the Management Agreement (as opposed to those with respect to each of the Properties) shall satisfy the foregoing sentence. Without limitation of the obligations of the Lenders pursuant to Section 9.11, the Lenders shall provide to the Borrowers on or prior to the execution thereof, a copy of any agreement or instrument that effects any amendment, supplement or modification to the Co-Lender Agreement or the Intercreditor Agreement as in effect on the Closing Date and the parties agree that the Borrower may in its discretion in light of its legal obligations file (or cause to be filed) any such agreement or instrument with the SEC.

Section 11.9 Amendment and Restatement. Borrower and Lender hereby agree that the Original Loan Agreement is hereby amended and restated in its entirety, and that from and after the date hereof, all of the terms and conditions contained in this Agreement shall replace the terms and conditions of the Original Loan Agreement, it being understood and agreed that the execution of this Agreement shall not impair the liens of any of the Loan Documents. The parties agree that this Agreement and the other Loan Documents are each dated as of August 31, 2010, but this Agreement and such other Loan Documents are each effective as of September 1, 2010.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized representatives, all as of the day and year first above written.

BORROWER:

HARRAH’S LAS VEGAS MEZZ 1, LLC, a Delaware limited liability company

By:	/s/ Authorized Signatory
Name:
Title:

HARRAH’S ATLANTIC CITY MEZZ 1, LLC, a Delaware limited liability company

By:	/s/ Authorized Signatory
Name:
Title:

PARIS LAS VEGAS MEZZ 1, LLC, a Delaware limited liability company

By:	/s/ Authorized Signatory
Name:
Title:

RIO MEZZ 1, LLC, a Delaware limited liability company

By:	/s/ Authorized Signatory
Name:
Title:

FLAMINGO LAS VEGAS MEZZ 1, LLC, a Delaware limited liability company

By:	/s/ Authorized Signatory
Name:
Title:

HARRAH’S LAUGHLIN MEZZ 1, LLC, a Delaware limited liability company

By:	/s/ Authorized Signatory
Name:
Title:

LENDER:

JPMORGAN CHASE BANK, N.A.

By:	/s/ Authorized Signatory
Name:
Title:

BANK OF AMERICA, N.A.

By:	/s/ Authorized Signatory
Name:
Title:

CITIBANK, N.A.

By:	/s/ Authorized Signatory
Name:
Title:

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH (f/k/a CREDIT SUISSE, CAYMAN ISLANDS BRANCH)

By:	/s/ Authorized Signatory
Name:
Title:

By:	/s/ Authorized Signatory
Name:
Title:

MERRILL LYNCH MORTGAGE LENDING, INC.

By:	/s/ Authorized Signatory
Name:
Title:

GOLDMAN SACHS MORTGAGE COMPANY

By: Goldman Sachs Real Estate Funding Corp., its General Partner

By:	/s/ Authorized Signatory
Name:
Title:

BLACKSTONE SPECIAL FUNDING (IRELAND)

By: GSO Capital Partners LP, as Manager

By:	/s/ Authorized Signatory
Name:
Title:

COLLATERAL AGENT:

BANK OF AMERICA, N.A.

By:	/s/ Authorized Signatory
Name:
Title:

SCHEDULE I

LIST, ADDRESSES AND TAX IDENTIFICATION

NUMBERS OF BORROWERS

[Redacted.]

SCHEDULE I

SCHEDULE II

PROPERTIES – ALLOCATED LOAN AMOUNTS

	Property	Allocated Loan Amount
1.	Harrah’s Las Vegas	$53,540,307.32
2.	Rio Las Vegas	$51,309,461.46
3.	Flamingo Las Vegas	$51,309,461.46
4.	Paris Las Vegas	$64,694,538.54
5.	Harrah’s Atlantic City	$51,755,631.22
6.	Harrah’s Laughlin	$17,400,600.00

SCHEDULE II

SCHEDULE III

[INTENTIONALLY OMITTED]

SCHEDULE III

SCHEDULE IV

[INTENTIONALLY OMITTED]

SCHEDULE IV

SCHEDULE V

OFF-SHORE ACCOUNTS

[Redacted.]

SCHEDULE V

SCHEDULE VI

OPERATING LEASES

(1)	Amended and Restated Operating Lease (Hotel Component), dated as of the date hereof, between Harrah’s Las Vegas Propco, LLC and Harrah’s Las Vegas, Inc.

(2)	Amended and Restated Operating Lease (Casino Component), dated as of the date hereof, between Harrah’s Las Vegas Propco, LLC and Harrah’s Las Vegas, Inc.

(3)	Amended and Restated Operating Lease, dated as of the date hereof between Harrah’s Atlantic City Propco, LLC and Harrah’s Atlantic City Operating Company, LLC.

(4)	Amended and Restated Operating Lease (Hotel Component), dated as of the date hereof, between Paris Las Vegas Propco, LLC and Paris Las Vegas Operating Company, LLC.

(5)	Amended and Restated Operating Lease (Casino Component), dated as of the date hereof, between Paris Las Vegas Propco, LLC and Paris Las Vegas Operating Company, LLC.

(6)	Amended and Restated Operating Lease (Hotel Component), dated as of the date hereof, between Rio Propco, LLC and Rio Properties, Inc.

(7)	Amended and Restated Operating Lease (Casino Component), dated as of the date hereof, between Rio Propco, LLC and Rio Properties, Inc.

(8)	Amended and Restated Operating Lease (Hotel Component), dated as of the date hereof, between Flamingo Las Vegas Propco, LLC and Flamingo Las Vegas Operating Company, LLC.

(9)	Amended and Restated Operating Lease (Casino Component), dated as of the date hereof, between Flamingo Las Vegas Propco, LLC and Flamingo Las Vegas Operating Company, LLC.

(10)	Amended and Restated Operating Lease (Hotel Component), dated as of the date hereof, between Harrah’s Laughlin Propco, LLC and Harrah’s Laughlin, Inc.

(11)	Amended and Restated Operating Lease (Casino Component), dated as of the date hereof, between Harrah’s Laughlin Propco, LLC and Harrah’s Laughlin, Inc.

SCHEDULE VI – PAGE 1

SCHEDULE VIA

OPERATING LEASE GUARANTY

(1)	Amended and Restated Lease Guaranty Agreement (Harrah’s Las Vegas (Hotel)), dated as of the date hereof, by Harrah’s Entertainment, Inc., in favor of Harrah’s Las Vegas Propco, LLC

(2)	Amended and Restated Lease Guaranty Agreement (Harrah’s Las Vegas (Casino)), dated as of the date hereof, by Harrah’s Entertainment, Inc., in favor of Harrah’s Las Vegas Propco, LLC

(3)	Amended and Restated Lease Guaranty Agreement (Harrah’s Atlantic City), dated as of the date hereof, by Harrah’s Entertainment, Inc., in favor of Harrah’s Atlantic City Propco, LLC

(4)	Amended and Restated Lease Guaranty Agreement (Paris Las Vegas (Hotel)), dated as of the date hereof, by Harrah’s Entertainment, Inc., in favor of Paris Las Vegas Propco, LLC

(5)	Amended and Restated Lease Guaranty Agreement (Paris Las Vegas (Casino)), dated as of the date hereof, by Harrah’s Entertainment, Inc., in favor of Paris Las Vegas Propco, LLC

(6)	Amended and Restated Lease Guaranty Agreement (Rio Properties (Hotel)), dated as of the date hereof, by Harrah’s Entertainment, Inc., in favor of Rio Propco, LLC

(7)	Amended and Restated Lease Guaranty Agreement (Rio Properties (Casino)), dated as of the date hereof, by Harrah’s Entertainment, Inc., in favor of Rio Propco, LLC

(8)	Amended and Restated Lease Guaranty Agreement (Flamingo Las Vegas (Hotel)), dated as of the date hereof, by Harrah’s Entertainment, Inc., in favor of Flamingo Las Vegas Propco, LLC

(9)	Amended and Restated Lease Guaranty Agreement (Flamingo Las Vegas (Casino)), dated as of the date hereof, by Harrah’s Entertainment, Inc., in favor of Flamingo Las Vegas Propco, LLC

(10)	Amended and Restated Lease Guaranty Agreement (Harrah’s Laughlin (Hotel)), dated as of the date hereof, by Harrah’s Entertainment, Inc., in favor of Harrah’s Laughlin Propco, LLC

(11)	Amended and Restated Lease Guaranty Agreement (Harrah’s Laughlin (Casino)), dated as of the date hereof, by Harrah’s Entertainment, Inc., in favor of Harrah’s Laughlin Propco, LLC

SCHEDULE VIA

SCHEDULE VII

PERMITTED FUND MANAGERS

The following entities and their Affiliates:

(a)	Apollo Real Estate Advisors

(b)	Apollo Management, L.P.

(c)	TPG Capital, L.P.

(d)	DLJ Real Estate Capital Partners

(e)	[omitted]

(f)	Capital Trust, Inc.

(g)	Archon Capital, L.P.

(h)	Whitehall Street Real Estate Fund, L.P.

(i)	The Blackstone Group International Ltd.

(j)	Colony Capital, Inc.

(k)	Praedium Group

(l)	J.E. Robert Companies

(m)	Fortress Investment Group LLC

(n)	Lone Star Opportunity Fund

(o)	Clarion Partners

(p)	Walton Street Capital, LLC

(q)	Starwood Financial Trust

(r)	BlackRock, Inc.

SCHEDULE VII

SCHEDULE VIII

ORGANIZATIONAL CHART

[Redacted.]

SCHEDULE VIII

SCHEDULE IX

GAMING LICENSES

[Redacted.]

SCHEDULE IX

SCHEDULE X

RENT ROLL/SPACE LEASES

[Redacted.]

SCHEDULE X

SCHEDULE XI

INTENTIONALLY OMITTED

SCHEDULE XI

SCHEDULE XII

INTENTIONALLY OMITTED

SCHEDULE XII – PAGE 1

SCHEDULE XIII

MORTGAGE BORROWER

1.	Harrah’s Las Vegas Propco, LLC

2.	Harrah’s Atlantic City Propco, LLC

3.	Paris Las Vegas Propco, LLC

4.	Rio Propco, LLC

5.	Flamingo Las Vegas Propco, LLC

6.	Harrah’s Laughlin Propco, LLC

SCHEDULE XIII

SCHEDULE XIV

SECOND MEZZANINE BORROWER

1.	Harrah’s Las Vegas Mezz 2, LLC

2.	Harrah’s Atlantic City Mezz 2, LLC

3.	Paris Las Vegas Mezz 2, LLC

4.	Rio Mezz 2, LLC

5.	Flamingo Las Vegas Mezz 2, LLC

6.	Harrah’s Laughlin Mezz 2, LLC

SCHEDULE XIV

SCHEDULE XV

THIRD MEZZANINE BORROWER

1.	Harrah’s Las Vegas Mezz 3, LLC

2.	Harrah’s Atlantic City Mezz 3, LLC

3.	Paris Las Vegas Mezz 3, LLC

4.	Rio Mezz 3, LLC

5.	Flamingo Las Vegas Mezz 3, LLC

6.	Harrah’s Laughlin Mezz 3, LLC

SCHEDULE XV

SCHEDULE XVI

FOURTH MEZZANINE BORROWER

1.	Harrah’s Las Vegas Mezz 4, LLC

2.	Harrah’s Atlantic City Mezz 4, LLC

3.	Paris Las Vegas Mezz 4, LLC

4.	Rio Mezz 4, LLC

5.	Flamingo Las Vegas Mezz 4, LLC

6.	Harrah’s Laughlin Mezz 4, LLC

SCHEDULE XVI

SCHEDULE XVII

FIFTH MEZZANINE BORROWER

1.	Harrah’s Las Vegas Mezz 5, LLC

2.	Harrah’s Atlantic City Mezz 5, LLC

3.	Paris Las Vegas Mezz 5, LLC

4.	Rio Mezz 5, LLC

5.	Flamingo Las Vegas Mezz 5, LLC

6.	Harrah’s Laughlin Mezz 5, LLC

SCHEDULE XVII

SCHEDULE XVIII

SIXTH MEZZANINE BORROWER

1.	Harrah’s Las Vegas Mezz 6, LLC

2.	Harrah’s Atlantic City Mezz 6, LLC

3.	Paris Las Vegas Mezz 6, LLC

4.	Rio Mezz 6, LLC

5.	Flamingo Las Vegas Mezz 6, LLC

6.	Harrah’s Laughlin Mezz 6, LLC

SCHEDULE XVIII

SCHEDULE XIX

SEVENTH MEZZANINE BORROWER

1.	Harrah’s Las Vegas Mezz 7, LLC

2.	Harrah’s Atlantic City Mezz 7, LLC

3.	Paris Las Vegas Mezz 7, LLC

4.	Rio Mezz 7, LLC

5.	Flamingo Las Vegas Mezz 7, LLC

6.	Harrah’s Laughlin Mezz 7, LLC

SCHEDULE XIX

SCHEDULE XX

EIGHTH MEZZANINE BORROWER

1.	Harrah’s Las Vegas Mezz 8, LLC

2.	Harrah’s Atlantic City Mezz 8, LLC

3.	Paris Las Vegas Mezz 8, LLC

4.	Rio Mezz 8, LLC

5.	Flamingo Las Vegas Mezz 8, LLC

6.	Harrah’s Laughlin Mezz 8, LLC

SCHEDULE XX

SCHEDULE XXI

NINTH MEZZANINE BORROWER

1.	Harrah’s Las Vegas Mezz 9, LLC

2.	Harrah’s Atlantic City Mezz 9, LLC

3.	Paris Las Vegas Mezz 9, LLC

4.	Rio Mezz 9, LLC

5.	Flamingo Las Vegas Mezz 9, LLC

6.	Harrah’s Laughlin Mezz 9, LLC

SCHEDULE XXI

SCHEDULE XXII

CONVENTION CENTER PARCEL

[Redacted.]

SCHEDULE XXII

SCHEDULE XXIII

EXCEPTION REPORT

None.

SCHEDULE XXII

SCHEDULE XXIV

LITIGATION

None.

SCHEDULE XXIV

SCHEDULE XXV

DESCRIPTION OF O’SHEA’S

[Redacted.]

SCHEDULE XXV

SCHEDULE XXVI

Mortgage Lenders

[Redacted.]

SCHEDULE XXVI

SCHEDULE XXVII

Second Mezzanine Lenders

[Redacted.]

SCHEDULE XXVII

SCHEDULE XXVIII

Third Mezzanine Lenders

[Redacted.]

SCHEDULE XXVIII

SCHEDULE XXIX

Fourth Mezzanine Lenders

[Redacted.]

SCHEDULE XXIX

SCHEDULE XXX

Fifth Mezzanine Lenders

[Redacted.]

SCHEDULE XXX

SCHEDULE XXXI

Sixth Mezzanine Lenders

[Redacted.]

SCHEDULE XXXI

SCHEDULE XXXII

Seventh Mezzanine Lenders

[Redacted.]

SCHEDULE XXXII

SCHEDULE XXXIII

Documents Assigned to Collateral Agent

1.	Amended and Restated Pledge and Security Agreement (First Mezzanine Loan), dated as of May 22, 2008, by the Borrower and JPM

2.	Amended and Restated Collateral Assignment of Interest Rate Cap Agreement (First Mezzanine Loan), dated as of May 22, 2008, by and among Borrower and JPM

SCHEDULE XXXIII

EXHIBIT A

FORM OF COMPLETION GUARANTY

THIS GUARANTY OF COMPLETION (the “Guaranty”) is executed as of [                                         ], by [HARRAH’S ENTERTAINMENT, INC., a Delaware corporation, having an address at One Caesars Palace Drive, Las Vegas, Nevada 89109] (whether one or more collectively referred to as “Guarantor”), in favor of each of JPMORGAN CHASE BANK, N.A., a banking association chartered under the laws of the United States of America (together with its successors and assigns, “JPM”), BANK OF AMERICA, N.A., a banking association chartered under the laws of the United States of America (together with its successors and assigns, “BOA”), CITIBANK, N.A., a banking association chartered under the laws of the United States of America (together with its successors and assigns, “Citibank”), MERRILL LYNCH MORTGAGE LENDING, INC., a Delaware corporation (together with its successors and assigns, “Merrill”), CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH (together with its successors and assigns, “CS”), BLACKSTONE SPECIAL FUNDING (IRELAND) (together with its successors and assigns, “BSF”), GOLDMAN SACHS MORTGAGE COMPANY, a New York limited partnership (together with its successors and assigns, “Goldman”) and the other Lenders that may become a party hereto from time to time to the Loan Agreement (as hereinafter defined) (collectively, together with their successors and assigns, and together with JPM, BOA, Citibank, Merrill, CS, BSF and Goldman, “Lender” or “Lenders”, as the context may require).

W I T N E S S E T H :

WHEREAS, Lender and the parties identified on the pages of the Loan Agreement (as hereinafter defined) collectively as “Borrower” are executing and delivering that certain Second Amended and Restated First Mezzanine Loan Agreement dated as of August 31, 2010 (as the same may be amended, restated, replaced, supplemented, or otherwise modified from time to time, the “Loan Agreement”), in connection with a Loan (as defined in the Loan Agreement);

WHEREAS, the Loan is evidenced and/or secured by the Note, the Pledge Agreement and the other Loan Documents (as such terms, together with all other capitalized terms used and not defined herein, are defined in the Loan Agreement);

WHEREAS, Lender is not willing to consent to the performance of a Material Alteration (as defined in the Loan Agreement) unless Guarantor unconditionally guarantees payment and performance to Lender of the Guaranteed Obligations (as herein defined); [define Material Alteration in question with more specificity] and

WHEREAS, Guarantor is the owner of a direct or indirect interest in Borrower, and Guarantor will directly benefit from the agreement of Lender to consent to the performance of the Material Alteration.

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NOW, THEREFORE, as an inducement to Lender to approve the performance of the Material Alteration, and for other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, the parties do hereby agree as follows:

I.

NATURE AND SCOPE OF GUARANTY

Section 1.1 Guaranty of Obligation. Guarantor hereby irrevocably and unconditionally guarantees to Lender and its successors and assigns the payment and performance of the Guaranteed Obligations as and when the same shall be due and payable, whether by lapse of time, by acceleration of maturity or otherwise. Guarantor hereby irrevocably and unconditionally covenants and agrees that it is liable for the Guaranteed Obligations as a primary obligor.

Section 1.2 Definitions. As used herein, the following terms shall have the following meanings ascribed to such terms:

(a) the term “Guaranteed Obligations” shall mean the obligations or liabilities of Borrower to Lender under the Loan Agreement (i) to timely complete the [Material Alteration to be described] in accordance with the terms of the Loan Agreement, and in compliance with all applicable Legal Requirements, Permitted Encumbrances and governmental approvals and free and clear of all Liens; (ii) to pay for all hard costs and for all obligations, liabilities, costs and expenses incurred in connection with the completion of such [Material Alterations]; and (iii) to pay for all soft costs incurred in connection with the operation, construction, maintenance and management of such [Material Alteration];

(b) the term “Officer’s Certificate” shall mean, with respect to a Guarantor that is a corporation, partnership, limited liability company or other entity, a certificate delivered to Lender by such Guarantor, which is signed by an authorized senior officer of such Guarantor, by such Guarantor’s managing member or general partner, as applicable, and with respect to a Guarantor that is a natural person, a certificate signed and delivered to Lender by such Guarantor.

Section 1.3. Nature of Guaranty. This Guaranty is an irrevocable, absolute, continuing guaranty of payment and performance and not a guaranty of collection. This Guaranty may not be revoked by Guarantor and shall continue to be effective with respect to any Guaranteed Obligations arising or created after any attempted revocation by Guarantor. The fact that at any time or from time to time the Guaranteed Obligations may be increased or reduced shall not release or discharge the obligation of Guarantor to Lender with respect to the Guaranteed Obligations. This Guaranty may be enforced by Servicer (on behalf of Lender) and shall not be discharged by the assignment or negotiation of all or part of the Note.

Section 1.4. Guaranteed Obligations Not Reduced by Offset. The Guaranteed Obligations and the liabilities and obligations of Guarantor to Lender hereunder, shall not be reduced, discharged or released because or by reason of any existing or future offset, claim or defense of Borrower, or any other party, against Lender or against payment of the Guaranteed Obligations, whether such offset, claim or defense arises in connection with the Guaranteed Obligations (or the transactions creating the Guaranteed Obligations) or otherwise.

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Section 1.5. Payment By Guarantor. If all or any part of the Guaranteed Obligations shall not be punctually paid when due, whether at demand, maturity, acceleration or otherwise, Guarantor shall, immediately upon demand by Servicer (on behalf of Lender), and without presentment, protest, notice of protest, notice of non-payment, notice of intention to accelerate the maturity, notice of acceleration of the maturity, or any other notice whatsoever, pay in lawful money of the United States of America, the amount due on the Guaranteed Obligations to Servicer, on behalf of Lender, at Servicer’s address as set forth herein. Such demand(s) may be made at any time coincident with or after the time for payment of all or part of the Guaranteed Obligations, and may be made from time to time with respect to the same or different items of Guaranteed Obligations. Such demand shall be deemed made, given and received in accordance with the notice provisions hereof.

Section 1.6. No Duty To Pursue Others. It shall not be necessary for Servicer (on behalf of Lender) (and Guarantor hereby waives any rights which Guarantor may have to require Servicer), in order to enforce the obligations of Guarantor hereunder, first to (a) institute suit or exhaust its remedies against Borrower or others liable on the Loan or the Guaranteed Obligations or any other person, (b) enforce Servicer’s and/or Lender’s rights against any collateral which shall ever have been given to secure the Loan, (c) enforce Servicer’s and/or Lender’s rights against any other guarantor, (d) join Borrower or any others liable on the Guaranteed Obligations in any action seeking to enforce this Guaranty, (e) exhaust any remedies available to Servicer or the Lender against any collateral which shall ever have been given to secure the Loan, or (f) resort to any other means of obtaining payment of the Guaranteed Obligations. Servicer (on behalf of Lender) and the Lender shall not be required to mitigate damages or take any other action to reduce, collect or enforce the Guaranteed Obligations.

Section 1.7. Waivers. Guarantor agrees to the provisions of the Loan Documents, and hereby waives notice of (a) any loans or advances made by any Lender to Borrower, (b) acceptance of this Guaranty, (c) any amendment or extension of the Note, the Loan Agreement or of any other Loan Documents, (d) the execution and delivery by Borrower, Collateral Agent, Servicer and/or the Lender of any other loan or credit agreement or of Borrower’s execution and delivery of any promissory notes or other documents arising under the Loan Documents or in connection with any of the Properties, (e) the occurrence of any breach by Borrower or an Event of Default, (f) Lender’s transfer or disposition of the Guaranteed Obligations, or any part thereof, (g) sale or foreclosure (or posting or advertising for sale or foreclosure) of any collateral for the Guaranteed Obligations, (h) protest, proof of non-payment or default by Borrower and (i) any other action at any time taken or omitted by Servicer (on behalf of the Lender) or any Lender or Collateral Agent, and, generally, all demands and notices of every kind in connection with this Guaranty, the Loan Documents, any documents or agreements evidencing, securing or relating to any of the Guaranteed Obligations.

Section 1.8. Payment of Expenses. In the event that Guarantor should breach or fail to timely perform any provisions of this Guaranty, Guarantor shall, immediately upon demand by Servicer on behalf of the Lender, pay Servicer all reasonable costs and expenses (including court costs and reasonable attorneys’ fees) incurred by Servicer in the enforcement hereof or the preservation of Lender’s rights hereunder. The covenant contained in this Section shall survive the payment and performance of the Guaranteed Obligations.

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Section 1.9. Effect of Bankruptcy. In the event that, pursuant to any insolvency, bankruptcy, reorganization, receivership or other debtor relief law, or any judgment, order or decision thereunder, Lender must rescind or restore any payment, or any part thereof, received by Lender in satisfaction of the Guaranteed Obligations, as set forth herein, any prior release or discharge from the terms of this Guaranty given to Guarantor by Lender shall be without effect, and this Guaranty shall remain in full force and effect. It is the intention of Borrower and Guarantor that Guarantor’s obligations hereunder shall not be discharged except by Guarantor’s performance of such obligations and then only to the extent of such performance.

Section 1.10. Waiver of Subrogation, Reimbursement and Contribution. Notwithstanding anything to the contrary contained in this Guaranty, Guarantor hereby unconditionally and irrevocably waives, releases and abrogates any and all rights it may now or hereafter have under any agreement, at law or in equity (including, without limitation, any law subrogating the Guarantor to the rights of Lender), to assert any claim against or seek contribution, indemnification or any other form of reimbursement from Borrower or any other party liable for payment of any or all of the Guaranteed Obligations for any payment made by Guarantor under or in connection with this Guaranty or otherwise.

Section 1.11. Borrower. The term “Borrower” as used herein shall include any new or successor corporation, association, partnership (general or limited), limited liability company, joint venture, trust or other individual or organization formed as a result of any merger, reorganization, sale, transfer, devise, gift or bequest of Borrower or any interest in Borrower.

II.

EVENTS AND CIRCUMSTANCES NOT REDUCING

OR DISCHARGING GUARANTOR’S OBLIGATIONS

Guarantor hereby consents and agrees to each of the following, and agrees that Guarantor’s obligations under this Guaranty shall not be released, diminished, impaired, reduced or adversely affected by any of the following, and waives any common law, equitable, statutory or other rights (including without limitation rights to notice) which Guarantor might otherwise have as a result of or in connection with any of the following:

Section 2.1. Modifications. Any renewal, extension, increase, modification, alteration or rearrangement of all or any part of the Guaranteed Obligations, the Note, the Pledge Agreement, the Loan Agreement, the other Loan Documents, or any other document, instrument, contract or understanding between or among (as applicable) Borrower, Collateral Agent, Servicer and Lender, or any other parties, pertaining to the Guaranteed Obligations or any failure of Servicer (on behalf of Lenders) or the Lenders (or Collateral Agent or Servicer on behalf of Lenders) to notify Guarantor of any such action.

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Section 2.2. Adjustment. Any adjustment, indulgence, forbearance or compromise that might be granted or given by Lender, Collateral Agent or Servicer (on behalf of the Lender) to Borrower or any Guarantor (as defined in the Loan Agreement).

Section 2.3. Condition of Borrower or Guarantor. The insolvency, bankruptcy, arrangement, adjustment, composition, liquidation, disability, dissolution or lack of power of Borrower, Guarantor or any other party at any time liable for the payment of all or part of the Guaranteed Obligations; or any dissolution of Borrower or Guarantor, or any sale, lease or transfer of any or all of the assets of Borrower or Guarantor, or any changes in the shareholders, partners or members of Borrower or Guarantor; or any reorganization of Borrower or Guarantor.

Section 2.4. Invalidity of Guaranteed Obligations. The invalidity, illegality or unenforceability of all or any part of the Guaranteed Obligations, or any document or agreement executed in connection with the Guaranteed Obligations, for any reason whatsoever, including without limitation the fact that (a) the liability comprising the Guaranteed Obligations, or any part thereof, exceeds the amount permitted by law, (b) the act of creating the Guaranteed Obligations or any part thereof is ultra vires, (c) the officers or representatives executing the Note, the Loan Agreement or the other Loan Documents or otherwise creating the Guaranteed Obligations acted in excess of their authority, (d) the liability comprising the Guaranteed Obligations, or any part thereof, violates applicable usury laws, (e) the Borrower has valid defenses, claims or offsets (whether at law, in equity or by agreement) which render the Guaranteed Obligations wholly or partially uncollectible from Borrower, (f) the creation, performance or repayment of the Guaranteed Obligations (or the execution, delivery and performance of any document or instrument representing part of the Guaranteed Obligations or executed in connection with the Guaranteed Obligations, or given to secure the repayment of the Guaranteed Obligations) is illegal, uncollectible or unenforceable, or (g) the Note, the Loan Agreement or any of the other Loan Documents have been forged or otherwise are irregular or not genuine or authentic, it being agreed that Guarantor shall remain liable hereon regardless of whether Borrower or any other Person be found not liable on the Guaranteed Obligations or any part thereof for any reason.

Section 2.5. Release of Obligors. Any full or partial release of the liability of Borrower on the Guaranteed Obligations, or any part thereof, or of any co-guarantors, or any other person or entity now or hereafter liable, whether directly or indirectly, jointly, severally, or jointly and severally, to pay, perform, guarantee or assure the payment of the Guaranteed Obligations, or any part thereof, it being recognized, acknowledged and agreed by Guarantor that Guarantor may be required to pay the Guaranteed Obligations in full without assistance or support of any other party, and Guarantor has not been induced to enter into this Guaranty on the basis of a contemplation, belief, understanding or agreement that other Persons will be liable to pay or perform the Guaranteed Obligations, or that Lender (or Servicer on behalf of Lender) will look to other Persons to pay or perform the Guaranteed Obligations.

Section 2.6. Other Collateral. The taking or accepting of any other security, collateral or guaranty, or other assurance of payment, for all or any part of the Guaranteed Obligations.

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Section 2.7. Release of Collateral. Any release, surrender, exchange, subordination, deterioration, waste, loss or impairment (including without limitation negligent, willful, unreasonable or unjustifiable impairment) of any collateral, property or security at any time existing in connection with, or assuring or securing payment of, all or any part of the Guaranteed Obligations.

Section 2.8. Care and Diligence. The failure of Lender (or Servicer or Collateral Agent on behalf of Lender) or any other party to exercise diligence or reasonable care in the preservation, protection, enforcement, sale or other handling or treatment of all or any part of such collateral, property or security, including but not limited to any neglect, delay, omission, failure or refusal of Lender (or Servicer or Collateral Agent on behalf of Lender) (a) to take or prosecute any action for the collection of any of the Guaranteed Obligations or (b) to foreclose, or initiate any action to foreclose, or, once commenced, prosecute to completion any action to foreclose upon any security therefor, or (c) to take or prosecute any action in connection with any instrument or agreement evidencing or securing all or any part of the Guaranteed Obligations.

Section 2.9. Unenforceability. The fact that any collateral, security, security interest or lien contemplated or intended to be given, created or granted as security for the repayment of the Guaranteed Obligations, or any part thereof, shall not be properly perfected or created, or shall prove to be unenforceable or subordinate to any other security interest or lien, it being recognized and agreed by Guarantor that Guarantor is not entering into this Guaranty in reliance on, or in contemplation of the benefits of, the validity, enforceability, collectibility or value of any of the collateral for the Guaranteed Obligations.

Section 2.10. Offset. Any existing or future right of offset, claim or defense of Borrower against Lender, Collateral Agent, Servicer (on behalf of Lender) or any other Person, or against payment of the Guaranteed Obligations, whether such right of offset, claim or defense arises in connection with the Guaranteed Obligations (or the transactions creating the Guaranteed Obligations) or otherwise.

Section 2.11. Merger. The reorganization, merger or consolidation of Borrower into or with any other corporation or entity.

Section 2.12. Preference. Any payment by Borrower to Lenders (or any of them) or Servicer or Collateral Agent (in either case, on behalf of Lenders) is held to constitute a preference under bankruptcy laws, or for any reason Lenders (or any of them) or Servicer or Collateral Agent (in either case, on behalf of Lenders) is required to refund such payment or pay such amount to Borrower or someone else.

Section 2.13. Other Actions Taken or Omitted. Any other action taken or omitted to be taken with respect to the Loan Documents, the Guaranteed Obligations, or the security and collateral therefor, whether or not such action or omission prejudices Guarantor or increases the likelihood that Guarantor will be required to pay the Guaranteed Obligations pursuant to the terms hereof, it is the unambiguous and unequivocal intention of Guarantor that Guarantor shall be obligated to pay the Guaranteed Obligations when due, notwithstanding any occurrence, circumstance, event, action, or omission whatsoever, whether contemplated or uncontemplated, and whether or not otherwise or particularly described herein, which obligation shall be deemed satisfied only upon the full and final payment and satisfaction of the Guaranteed Obligations.

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III.

REPRESENTATIONS AND WARRANTIES

To induce Lender to consent to the performance of the Material Alterations, Guarantor represents and warrants to Lender as follows:

Section 3.1. Benefit. Guarantor is an affiliate of Borrower, is the owner of a direct or indirect interest in Borrower, and has received, or will receive, direct or indirect benefit from the making of this Guaranty.

Section 3.2. Familiarity and Reliance. Guarantor is familiar with, and has independently reviewed books and records regarding, the financial condition of the Borrower and is familiar with the value of any and all collateral intended to be created as security for the payment of the Note or Guaranteed Obligations; however, Guarantor is not relying on such financial condition or the collateral as an inducement to enter into this Guaranty.

Section 3.3. No Representation By Lender. Neither Lender nor any other party (including Servicer) has made any representation, warranty or statement to Guarantor in order to induce the Guarantor to execute this Guaranty.

Section 3.4. Guarantor’s Financial Condition. As of the date hereof, and after giving effect to this Guaranty and the contingent obligation evidenced hereby, Guarantor is, and will be, solvent, and has and will have assets which, fairly valued, exceed its obligations, liabilities (including contingent liabilities) and debts, and has and will have property and assets sufficient to satisfy and repay its obligations and liabilities.

Section 3.5. Organization. Guarantor has been duly organized and is validly existing and in good standing with the requisite power and authority to own its property and to transact the business in which it is now engaged.

Section 3.6. Proceedings. Guarantor has taken all necessary action to authorize the execution, delivery and performance of this Guaranty. This Guaranty has been duly executed and delivered by Guarantor and constitutes the legal, valid and binding obligations of Guarantor enforceable against Guarantor in accordance with its terms, subject only to applicable bankruptcy, insolvency and similar laws affecting the rights of creditors generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

Section 3.7. No Conflicts. The execution, delivery and performance of this Guaranty by Guarantor will not conflict with or result in the breach of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of Guarantor pursuant to the terms of any indenture, mortgage, deed of trust, loan agreement, partnership agreement, management

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agreement or other agreement or instrument to which Guarantor is a party or by which any of Guarantor’s property or assets is subject, nor will such action result in any violation of the provisions of any statute or any order, rule or regulation of any Governmental Authority having jurisdiction over Guarantor or any of Guarantor’s properties or assets, and any consent, approval, authorization, order, registration or qualification of or with any such Governmental Authority required for the execution, delivery and performance by Guarantor of this Guaranty has been obtained and is in full force and effect.

Section 3.8. Agreements. Guarantor is not a party to any agreement or instrument or subject to any restriction which might materially and adversely affect Guarantor or Guarantor’s business, properties or assets, operations or condition, financial or otherwise. Guarantor is not in default in any material respect in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement or instrument to which it is a party or by which it is bound.

Section 3.9. Legality. The execution, delivery and performance by Guarantor of this Guaranty and the consummation of the transactions contemplated hereunder do not, and will not, contravene or conflict with any law, statute or regulation whatsoever to which Guarantor is subject or constitute a default (or an event which with notice or lapse of time or both would constitute a default) under, or result in the breach of, any indenture, mortgage, deed of trust, charge, lien, or any contract, agreement or other instrument to which Guarantor is a party or which may be applicable to Guarantor. This Guaranty is a legal and binding obligation of Guarantor and is enforceable in accordance with its terms, except as limited by bankruptcy, insolvency or other laws of general application relating to the enforcement of creditors’ rights.

Section 3.10. Loan Document Representations and Warranties. Guarantor hereby acknowledges, assumes, ratifies and affirms each of the representations and warranties made by Borrower in the Loan Documents with respect to “Guarantor (Recourse Carveouts),” including those set forth in Article IV of the Loan Agreement, as if the same were set forth fully herein as the representations and warranties made by Guarantor herein

Section 3.11. Survival. All representations and warranties made by Guarantor herein shall survive the execution hereof.

IV.

SUBORDINATION OF CERTAIN INDEBTEDNESS

Section 4.1. Subordination of All Guarantor Claims. As used herein, the term “Guarantor Claims” shall mean all debts and liabilities of Borrower to Guarantor, whether such debts and liabilities now exist or are hereafter incurred or arise, or whether the obligations of Borrower thereon be direct, contingent, primary, secondary, several, joint and several, or otherwise, and irrespective of whether such debts or liabilities be evidenced by note, contract, open account, or otherwise, and irrespective of the Person in whose favor such debts or liabilities may, at their inception, have been, or may hereafter be created, or the manner in which they have been or may hereafter be acquired by Guarantor. The Guarantor Claims shall include without limitation all rights and claims of Guarantor against Borrower (arising as a result of subrogation

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or otherwise) as a result of Guarantor’s payment of all or a portion of the Guaranteed Obligations. Upon the occurrence of an Event of Default or Default, Guarantor shall not receive or collect, directly or indirectly, from Borrower or any other party any amount upon the Guarantor Claims.

Section 4.2. Claims in Bankruptcy. In the event of receivership, bankruptcy, reorganization, arrangement, debtor’s relief, or other insolvency proceedings involving Guarantor as debtor, Lender (or Servicer on behalf of Lender) shall have the right to prove its claim in any such proceeding so as to establish its rights hereunder and receive directly from the receiver, trustee or other court custodian dividends and payments which would otherwise be payable upon Guarantor Claims. Guarantor hereby assigns such dividends and payments to Servicer (on behalf of Lender). Should Lender (or Servicer on behalf of Lender) receive, for application upon the Guaranteed Obligations, any such dividend or payment which is otherwise payable to Guarantor, and which, as between Borrower and Guarantor, shall constitute a credit upon the Guarantor Claims, then upon payment to Lender (or Servicer on behalf of the Lender) in full of the Guaranteed Obligations, Guarantor shall become subrogated to the rights of Lender to the extent that such payments to Lender (or Servicer on behalf of the Lender) on the Guarantor Claims have contributed toward the liquidation of the Guaranteed Obligations, and such subrogation shall be with respect to that proportion of the Guaranteed Obligations which would have been unpaid if Lender (or Servicer on behalf of the Lender) had not received dividends or payments upon the Guarantor Claims.

Section 4.3. Payments Held in Trust. In the event that, notwithstanding anything to the contrary in this Guaranty, Guarantor should receive any funds, payment, claim or distribution which is prohibited by this Guaranty, Guarantor agrees to hold in trust for Lender an amount equal to the amount of all funds, payments, claims or distributions so received, and agrees that it shall have absolutely no dominion over the amount of such funds, payments, claims or distributions so received except to pay them promptly to Servicer for the ratable benefit of the Lenders, and Guarantor covenants promptly to pay the same to Servicer for the ratable benefit of the Lenders.

Section 4.4. Liens Subordinate. Guarantor agrees that any liens, security interests, judgment liens, charges or other encumbrances upon Borrower’s assets securing payment of the Guarantor Claims shall be and remain inferior and subordinate to any liens, security interests, judgment liens, charges or other encumbrances upon Borrower’s assets securing payment of the Guaranteed Obligations, regardless of whether such encumbrances in favor of Guarantor or Lender (or Servicer or Collateral Agent for the benefit of the Lenders) presently exist or are hereafter created or attach. Without the prior written consent of Lender, Guarantor shall not (a) exercise or enforce any creditor’s right it may have against Borrower, or (b) foreclose, repossess, sequester or otherwise take steps or institute any action or proceedings (judicial or otherwise, including without limitation the commencement of, or joinder in, any liquidation, bankruptcy, rearrangement, debtor’s relief or insolvency proceeding) to enforce any liens, mortgages, deeds of trust, security interests, collateral rights, judgments or other encumbrances on assets of Borrower held by Guarantor.

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V.

MISCELLANEOUS

Section 5.1. Waiver. No failure to exercise, and no delay in exercising, on the part of Lender (or Servicer on behalf of the Lender), any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right. The rights of Lender and Servicer hereunder shall be in addition to all other rights provided by law. No modification or waiver of any provision of this Guaranty, nor consent to departure therefrom, shall be effective unless in writing and no such consent or waiver shall extend beyond the particular case and purpose involved. No notice or demand given in any case shall constitute a waiver of the right to take other action in the same, similar or other instances without such notice or demand.

Section 5.2. Notices. Any notice, demand, statement, request or consent made hereunder shall be in writing and shall be deemed to be received by the addressee on the third day following the day such notice is deposited with the United States Postal Service first class certified mail, return receipt requested, addressed to the address, as set forth below, of the party to whom such notice is to be given, or to such other address as either party shall in like manner designate in writing. The addresses of the parties hereto are as follows:

If to Guarantor:	One Caesars Palace Drive Las Vegas, Nevada 89109 Attention: Chief Financial Officer Facsimile No.: (702) 407-6081

with a copy to:	One Caesars Palace Drive Las Vegas, Nevada 89109 Attention: General Counsel Facsimile No.: (702) 407-6418

with a copy to:	O’Melveny & Myers LLP Times Square Tower 7 Times Square New York, NY 10036 Attention: Gregory Ezring, Esq. Facsimile No.: (212) 326-2061

If to Lenders, to Servicer on behalf of each Lender:

c/o Bank of America, N.A., as Servicer Capital Markets Servicing Group 900 West Trade Street, Suite 650 Charlotte, North Carolina 28255 Attention: Servicing Manager Facsimile No.: (704) 317-0781

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with a copy to:	Bryan Cave LLP One Wachovia Center 301 S. College Street, Suite 3700 Charlotte, North Carolina 28202 Attention: Geoffrey Ralph Maibohm, Esq. Facsimile No.: (704) 749-9343

with a copy to:	Cadwalader, Wickersham & Taft LLP One World Financial Center New York, New York 10281 Attention: William P. McInerney, Esq. Facsimile No.: (212) 504-6666

Section 5.3. Governing Law. This Guaranty shall be governed by and construed in accordance with the laws of the State of New York and the applicable laws of the United States of America. Any legal suit, action or proceeding against Lender, Servicer or Guarantor arising out of or relating to this Guaranty may at Lender’s or Servicer’s option be instituted in any Federal or State court in the City of New York, County of New York, pursuant to Section 5-1402 of the New York General Obligations Law and Guarantor waives any objections which it may now or hereafter have based on venue and/or forum non conveniens of any such suit, action or proceeding, and Guarantor hereby irrevocably submits to the jurisdiction of any such court in any suit, action or proceeding. Guarantor does hereby designate and appoint:

Corporation Service Company

2711 Centerville Road, Suite 400

Wilmington, DE 19808

as its authorized agent to accept and acknowledge on its behalf service of any and all process which may be served in any such suit, action or proceeding in any Federal or State court in New York, New York, and agrees that service of process upon said agent at said address and written notice of said service mailed or delivered to Guarantor in the manner provided herein shall be deemed in every respect effective service of process upon Guarantor in any such suit, action or proceeding in the State of New York.

Section 5.4. Invalid Provisions. If any provision of this Guaranty is held to be illegal, invalid, or unenforceable under present or future laws effective during the term of this Guaranty, such provision shall be fully severable and this Guaranty shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Guaranty, and the remaining provisions of this Guaranty shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Guaranty, unless such continued effectiveness of this Guaranty, as modified, would be contrary to the basic understandings and intentions of the parties as expressed herein.

Section 5.5. Amendments. This Guaranty may be amended only by an instrument in writing executed by the party or an authorized representative of the party against whom such amendment is sought to be enforced.

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Section 5.6. Parties Bound; Assignment; Joint and Several. This Guaranty shall be binding upon and inure to the benefit of the parties hereto and their respective successors, assigns and legal representatives; provided, however, that an assignment by Lender of all or any part of its interest in the Loan shall not affect the liability of Guarantor hereunder and provided further, that Guarantor may not, without the prior written consent of all Lenders, assign any of its rights, powers, duties or obligations hereunder. If Guarantor consists of more than one person or party, the obligations and liabilities of each such person or party shall be joint and several.

Section 5.7. Headings. Section headings are for convenience of reference only and shall in no way affect the interpretation of this Guaranty.

Section 5.8. Recitals. The recital and introductory paragraphs hereof are a part hereof, form a basis for this Guaranty and shall be considered prima facie evidence of the facts and documents referred to therein.

Section 5.9. Counterparts. To facilitate execution, this Guaranty may be executed in as many counterparts as may be convenient or required. It shall not be necessary that the signature of, or on behalf of, each party, or that the signature of all Persons required to bind any party, appear on each counterpart. All counterparts shall collectively constitute a single instrument. It shall not be necessary in making proof of this Guaranty to produce or account for more than a single counterpart containing the respective signatures of, or on behalf of, each of the parties hereto. Any signature page to any counterpart may be detached from such counterpart without impairing the legal effect of the signatures thereon and thereafter attached to another counterpart identical thereto except having attached to it additional signature pages.

Section 5.10. Rights and Remedies. If Guarantor becomes liable for any indebtedness owing by Borrower to Lender, by endorsement or otherwise, other than under this Guaranty, such liability shall not be in any manner impaired or affected hereby and the rights of Lender (or Servicer for the benefit of the Lender) hereunder shall be cumulative of any and all other rights that Lender may ever have against Guarantor. The exercise by Lender (or Servicer for the benefit of the Lender) of any right or remedy hereunder or under any other instrument, or at law or in equity, shall not preclude the concurrent or subsequent exercise of any other right or remedy.

Section 5.11. Other Defined Terms. Any capitalized term utilized herein shall have the meaning as specified in the Loan Agreement, unless such term is otherwise specifically defined herein.

Section 5.12. Entirety. THIS GUARANTY EMBODIES THE FINAL AND ENTIRE AGREEMENT OF GUARANTOR AND LENDER WITH RESPECT TO GUARANTOR’S GUARANTY OF THE GUARANTEED OBLIGATIONS AND SUPERSEDES ANY AND ALL PRIOR COMMITMENTS, AGREEMENTS, REPRESENTATIONS, AND UNDERSTANDINGS, WHETHER WRITTEN OR ORAL, RELATING TO THE SUBJECT MATTER HEREOF. THIS GUARANTY IS INTENDED BY GUARANTOR AND LENDER AS A FINAL AND COMPLETE EXPRESSION OF THE TERMS OF THIS GUARANTY, AND NO COURSE OF

EXHIBIT A – PAGE 12

DEALING BETWEEN GUARANTOR AND LENDER (OR SERVICER ON BEHALF OF LENDER), NO COURSE OF PERFORMANCE, NO TRADE PRACTICES, AND NO EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OR DISCUSSIONS OR OTHER EXTRINSIC EVIDENCE OF ANY NATURE SHALL BE USED TO CONTRADICT, VARY, SUPPLEMENT OR MODIFY ANY TERM OF THIS GUARANTY. THERE ARE NO ORAL AGREEMENTS BETWEEN GUARANTOR AND LENDER (OR SERVICER ON BEHALF OF LENDER).

Section 5.13. Waiver of Right To Trial By Jury. GUARANTOR HEREBY AGREES NOT TO ELECT A TRIAL BY JURY OF ANY ISSUE TRIABLE OF RIGHT BY JURY, AND WAIVES ANY RIGHT TO TRIAL BY JURY FULLY TO THE EXTENT THAT ANY SUCH RIGHT SHALL NOW OR HEREAFTER EXIST WITH REGARD TO THIS GUARANTY, THE NOTE, THE LOAN AGREEMENT, THE PLEDGE AGREEMENT, OR THE OTHER LOAN DOCUMENTS, OR ANY CLAIM, COUNTERCLAIM OR OTHER ACTION ARISING IN CONNECTION THEREWITH. THIS WAIVER OF RIGHT TO TRIAL BY JURY IS GIVEN KNOWINGLY AND VOLUNTARILY BY GUARANTOR, AND IS INTENDED TO ENCOMPASS INDIVIDUALLY EACH INSTANCE AND EACH ISSUE AS TO WHICH THE RIGHT TO A TRIAL BY JURY WOULD OTHERWISE ACCRUE. LENDER AND SERVICER ARE HEREBY AUTHORIZED TO FILE A COPY OF THIS PARAGRAPH IN ANY PROCEEDING AS CONCLUSIVE EVIDENCE OF THIS WAIVER BY GUARANTOR.

Section 5.14. Reinstatement in Certain Circumstances. If at any time any payment of the principal of or interest under the Note or any other amount payable by the Borrower under the Loan Documents is rescinded or must be otherwise restored or returned upon the insolvency, bankruptcy or reorganization of the Borrower or otherwise, the Guarantor’s obligations hereunder with respect to such payment shall be reinstated as though such payment has been due but not made at such time.

Section 5.15. State Specific Provisions and Waivers.

5.15.1 In the event of any inconsistencies between the other terms and conditions of this Guaranty and this Section 5.15, the terms and conditions of this Section 5.15 shall control and be binding.

5.15.2 With respect to the foregoing provisions contained in this Guaranty, the following shall apply with respect to the State of Nevada:

By executing this Guaranty, Guarantor (A) to the fullest extent permitted by law, waives and relinquishes any defense based on any right of subrogation, reimbursement, contribution or indemnification or any other suretyship defenses it otherwise might or would have under Nevada law or other applicable law (including, to the extent permitted by Nevada Revised Statutes (“NRS”) Section 40.495, any defense or benefit that may be derived from NRS 40.430 and judicial decisions relating thereto, and/or NRS 40.451 et seq., and judicial decisions relating thereto, and/or NRS 40.465 et seq., and judicial decisions relating thereto) and agrees that it will be fully liable under this Guaranty even though Lender (or Servicer or Collateral Agent for the benefit of the Lender) forecloses against any Property as security for the

EXHIBIT A – PAGE 13

Debt or the Guaranteed Obligations; (B) waives any and all defenses now or hereafter arising or asserted by reason of Guarantor’s rights under NRS 104.3605, Guarantor specifically agreeing that such waiver shall constitute a waiver of discharge under NRS 104.3605(9); and (C) to the fullest extent permitted by law, agrees that such Guarantor will not assert any such defense in any action or proceeding which any of the Noteholders may commence to enforce this Guaranty.

Section 5.16. References. For the avoidance of doubt, Guarantor acknowledges and agrees that references in this Guaranty to the terms Servicer and Collateral Agent (as applicable) shall in each case include references to the successors and assigns, and the agents and sub-agents, of each of Servicer and Collateral Agent (as applicable).

[NO FURTHER TEXT ON THIS PAGE]

EXHIBIT A – PAGE 14

EXECUTED as of the day and year first above written.

GUARANTOR:

[HARRAH’S ENTERTAINMENT, INC., a Delaware corporation]

By:
Name:
Title:

EXHIBIT A – PAGE 15

EXHIBIT C

FORM OF ASSIGNMENT AND ASSUMPTION

Reference is made to that certain Second Amended and Restated First Mezzanine Loan Agreement dated as of August 31, 2010 among Harrah’s Las Vegas Mezz 1, LLC, Harrah’s Atlantic City Mezz 1, LLC, Rio Mezz 1, LLC, Flamingo Las Vegas Mezz 1, LLC, Harrah’s Laughlin Mezz 1, LLC, and Paris Las Vegas Mezz 1, LLC, collectively, as Borrower, Bank of America, N.A., as collateral agent, and JPMorgan Chase Bank, N.A., Bank of America, N.A., Citibank, N.A., Credit Suisse AG, Cayman Island Branch (f/k/a Credit Suisse, Cayman Islands Branch), Merrill Lynch Mortgage Lending, Inc., Goldman Sachs Mortgage Company, Blackstone Special Funding (Ireland) and each other lender that may become a party thereto from time to time (the same may be amended and restated, supplemented or otherwise modified from time to time, the “Loan Agreement”). Capitalized terms used in this Assignment and Assumption and not defined herein shall have the meanings set forth in the Loan Agreement.

1. The Assignor identified below hereby sells and assigns, without recourse except as specifically set forth herein, to the Assignee identified below, and the Assignee hereby purchases and assumes, without recourse except as specifically set forth herein, from the Assignor, effective as of the Effective Date set forth below (but not prior to the registration of the information contained herein in the Register maintained by Servicer pursuant to the Loan Agreement), Assignor’s interest in the Loan and Assignor’s rights and obligations under the Loan Agreement, the other Loan Documents, the Co-Lender Agreement and the Intercreditor Agreement (such interests, collectively, the “Assigned Interests”). From and after the Effective Date (i) the Assignee shall be a party to and be bound by the provisions of the Loan Agreement and, to the extent of the interests assigned by this Assignment and Acceptance, have the rights and obligations of a Lender thereunder and under the Loan Documents and (ii) the Assignor shall, to the extent of the interests assigned by this Assignment and Acceptance, relinquish its rights and be released from its obligations under the Loan Agreement.

2. The Assignor (i) warrants that it is the legal and beneficial owner of the interest being assigned hereby free and clear of any adverse claim and that the outstanding balance of its interest in the Loan, without giving effect to assignments thereof which have not become effective, is as set forth in this Assignment and Acceptance; (ii) except as set forth in (i) above, the Assignor makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Loan Agreement, or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Agreement, any other Loan Document or any other instrument or document furnished pursuant thereto, or the financial condition of Borrower or any of its or their Subsidiaries or the performance or observance by Borrower or any of its or their Subsidiaries of any of its obligations under the Loan Agreement, any other Loan Document or any other instrument or document furnished pursuant thereto. [Add additional representations, if applicable]

EXHIBIT C - PAGE 1

3. The Assignee (a) represents and warrants that it is legally authorized to enter into this Assignment and Acceptance; (b) confirms that it has received a copy of the Loan Agreement, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance; (c) agrees that it will, independently and without reliance upon the Assignor, the Collateral Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Agreement, the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto; (d) appoints and authorizes the Collateral Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Loan Agreement, the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto as are delegated to the Collateral Agent by the terms thereof, and (e) agrees that it will be bound by the provisions of the Loan Agreement and will perform in accordance with its terms all the obligations which by the terms of the Loan Agreement are required to be performed by it as a Lender.

4. This Assignment and Acceptance is being delivered to the Servicer together with, if the Assignee is not a United States Person (as defined in Section 7701(a)(30) of the Code), the forms specified in the Loan Agreement, duly completed and executed by such Assignee.

5. This Assignment and Acceptance shall be construed in accordance with and governed by the law of the State of New York without regard to conflicts of law principles that would require the application of the laws of another jurisdiction.

6. Date of Assignment:

7. Legal Name of Assignor:

8. Legal Name of Assignee:

9. Assignee’s Address for Notices:

10. Effective Date of Assignment:

11. Percentage Assigned of Applicable Loan:

Loan	Principal Amount Assigned	Percentage Assigned of Applicable Loan (set forth, to at least 8 decimals, as a percentage of the Loan of all Lenders thereunder)
	$		%

[Signature Page Follows]

EXHIBIT C - PAGE 2

The terms set forth above are hereby agreed to: ____________________ as Assignor

By:
Name:
Title:
____________________ as Assignee

By:
Name: Title:

Accepted: ____________________, as Servicer and Register

By:
Name: Title:

EXHIBIT C - PAGE 3